    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997


                                                      REGISTRATION NO. 333-35111
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                        NORTH FORK BANCORPORATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

           DELAWARE                           6712                          36-3154608
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 844-1004
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JOHN ADAM KANAS
                PRESIDENT, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 844-1004
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                With copies to:

            THOMAS B. KINSOCK, ESQ.                         R. MARK CHAMBERLIN, ESQ.
                                                 MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO,
        GALLOP, JOHNSON & NEUMAN, L.C.                                P.C.
            INTERCO CORPORATE TOWER                           ONE FINANCIAL CENTER
               101 SOUTH HANLEY                            BOSTON, MASSACHUSETTS 02111
           ST. LOUIS, MISSOURI 63105                              (617)542-6000
                (314) 862-1200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement/Prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

             SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-4


FORM S-4 ITEM NUMBER AND CAPTION                               PROXY STATEMENT/PROSPECTUS HEADING
------------------------------------------------------  ------------------------------------------------
INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus................  Cover Page of Registration Statement; Cross
                                                        Reference Sheet; Outside Front Cover Page of
                                                          Proxy Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus....................................  Inside Front Cover Page; Available Information;
                                                        Table of Contents; Incorporation of Certain
                                                          Documents by Reference
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges, and Other Information................  Summary; The Merger; Market Prices and Dividend
                                                          Information;
  4.  Terms of Transaction............................  Summary; The Merger; Description of North Fork
                                                          Capital Stock; Comparison of Shareholder
                                                          Rights
  5.  Pro Forma Financial Information.................  Pro Forma Financial Information
  6.  Material Contacts with the Company Being
        Acquired......................................  Summary; The Merger
  7.  Additional Information Required for Reoffering
        by Persons and Parties Deemed to be
        Underwriters..................................  Not Applicable
  8.  Interests of Named Experts and Counsel..........  Not Applicable
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...................................  Not Applicable
INFORMATION ABOUT THE REGISTRANT
 10.  Information With Respect to S-3 Registrants.....  Available Information; Incorporation of Certain
                                                          Documents by Reference; Summary; The
                                                          Companies-North Fork; The Merger; Information
                                                          About North Fork; Regulatory Considerations
                                                          Applicable to North Fork
 11.  Incorporation of Certain Information by
        Reference.....................................  Incorporation of Certain Documents by Reference
 12.  Information With Respect to S-2 or S-3
        Registrants...................................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference.....................................  Not Applicable
 14.  Information with Respect to Registrants Other
        Than S-2 or S-3 Registrants...................  Not Applicable
INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information With Respect to S-3 Companies.......  Not Applicable
 16.  Information With Respect to S-2 or S-3
        Companies.....................................  Not Applicable
 17.  Information With Respect to Companies Other Than
        S-2 or S-3 Companies..........................  Summary; The Companies-Branford; The Merger;
                                                          Information About Branford
VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or
        Authorizations Are to be Solicited............  Summary; The Special Meeting; The Merger
 19.  Information if Proxies, Consents or
        Authorizations Are Not to be Solicited in an
        Exchange Offer................................  Not Applicable

Branford Savings Bank
45 South Main Street
Branford, Connecticut 06405


                                                                November 7, 1997


To the Shareholders of
Branford Savings Bank


     You are cordially invited to attend a special meeting of shareholders of Branford Savings Bank to be held on December 9, 1997, at 10:00 a.m. local time at Woodwinds, 29 School Ground Road, Branford, Connecticut.


     As described in the enclosed Proxy Statement/Prospectus, at the meeting you will be asked to approve the Agreement and Plan of Merger, dated as of July 24, 1997, as amended (the "Merger Agreement"), by and among North Fork Bancorporation ("North Fork"), an interim Connecticut savings bank newly formed as a wholly-owned subsidiary of North Fork ("Merger Bank") and Branford Savings Bank ("Branford"). Under the Merger Agreement, Merger Bank will be merged with and into Branford (the "Merger"). Upon the Merger, all outstanding shares of the common stock of Branford, including voting common stock and non-voting common stock (collectively "Branford common stock") (other than dissenting shares) will be converted into shares of North Fork common stock, par value $2.50 per share. Each share of Branford common stock will be converted into North Fork common stock having a market value of approximately $5.25, with the precise Exchange Ratio to be determined based on the formula discussed in the enclosed Proxy Statement/Prospectus plus cash to be paid in lieu of fractional shares. It is intended that such conversion will qualify as a tax-free exchange for federal income tax purposes.


     Ostrowski & Company, Inc., Branford's financial advisor in connection with the Merger, has delivered its written opinion to Branford's Board of Directors that, as of the date of the enclosed Proxy Statement/Prospectus, the Merger Agreement, the consideration to be received by the holders of Branford common stock in the Merger was fair to such holders from a financial point of view. The written opinion of Ostrowski & Company, Inc. is reproduced in full as Annex C to the accompanying Proxy Statement/ Prospectus.


     Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by at least two-thirds of the issued and outstanding shares of Branford voting common stock, voting as a class, and at least two-thirds of the issued and outstanding shares of Branford non-voting common stock, voting as a class, and the receipt of certain regulatory approvals.

     YOUR BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                                                 /s/  ROBERT J. MARIANO
                                          --------------------------------------
                                                    ROBERT J. MARIANO
                                          President and Chief Executive Officer

               PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
                      AND MAIL IT PROMPTLY IN THE ENCLOSED
                         POSTAGE-PAID RETURN ENVELOPE.

                             BRANFORD SAVINGS BANK
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 9, 1997


To the Shareholders of
Branford Savings Bank:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Branford Savings Bank (the "Bank") will be held at Woodwinds, 29 School Ground Road, Branford, Connecticut, on December 9, 1997, at 10:00 a.m. local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:


     (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 24, 1997, as amended (the "Merger Agreement"), among North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), an interim Connecticut savings bank newly formed as a wholly-owned subsidiary of North Fork ("Merger Bank"), and the Bank, and the transactions contemplated therein, including, among other things, the following: (i) Merger Bank will be merged with and into the Bank (the "Merger"); and (ii) upon consummation of the Merger, all outstanding shares of the common stock of the Bank, including voting common stock and non-voting common stock (collectively, "Branford Common Stock") (other than certain shares held by the parties to the Merger Agreement and their subsidiaries and shares held by Bank shareholders who exercise dissenters' rights), will be converted into shares of North Fork common stock, par value $2.50 per share ("North Fork Common Stock"). Each share of Branford Common Stock will be converted into North Fork Common Stock having a market value of approximately $5.25, with the precise exchange ratio to be determined based on the average reported closing sales prices of North Fork Common Stock during the 20 consecutive trading-day period immediately preceding the date on which the last bank regulatory approval of the Merger is received, excluding post-approval waiting periods and subject to certain minimum and maximum limits on the exchange ratio. Cash will be paid in lieu of issuance of fractional shares.

     (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, including, without limitation, a motion to adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the Merger.


     The Board of Directors of the Bank has fixed the close of business on October 2, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of Bank shareholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal executive offices of the Bank, located at 45 South Main Street, Branford, Connecticut 06405, for a period commencing two business days after the mailing of this Proxy/Statement Prospectus until the time of the Special Meeting.


     Branford Common Stock is the only security of the Bank whose holders are entitled to vote upon the merger proposal to be presented at the Special Meeting. Holders of both voting common stock and non-voting common stock of the Bank will be entitled to vote upon the merger proposal.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, EVEN THOUGH HE OR SHE NOW PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                                  /s/  GREGORY R. SHOOK
                                          --------------------------------------
                                                     Gregory R. Shook
                                                        Secretary


November 7, 1997

Date

             THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
            THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

               PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
                      AND MAIL IT PROMPTLY IN THE ENCLOSED
                         POSTAGE-PAID RETURN ENVELOPE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION



                 PRELIMINARY PROSPECTUS DATED NOVEMBER 6, 1997


                             BRANFORD SAVINGS BANK
                                PROXY STATEMENT
                            ------------------------

                        NORTH FORK BANCORPORATION, INC.
                                   PROSPECTUS

                        1,736,965 SHARES OF COMMON STOCK


    This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of Branford Savings Bank (the "Bank" or "Branford") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at a special meeting of Bank shareholders (including any adjournments or postponements thereof) to be held on December 9, 1997 (the "Special Meeting"). At the Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 24, 1997, as amended (the "Merger Agreement"), among North Fork Bancorporation, Inc. ("North Fork"), an interim Connecticut savings bank newly formed as a wholly owned subsidiary of North Fork ("Merger Bank"), and the Bank, and the consummation of the transactions contemplated thereby. Pursuant to the Merger Agreement, Merger Bank will be merged with and into the Bank (the "Merger"), with the Bank to continue doing business thereafter as a wholly owned subsidiary of North Fork. The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.



    This Proxy Statement/Prospectus also constitutes a prospectus of North Fork with respect to up to 1,736,965 shares of the common stock, par value $2.50, of North Fork ("North Fork Common Stock") issuable in the Merger to holders of the voting common stock, no par value, of the Bank ("Branford Voting Common Stock") and to holders of the non-voting convertible common stock, no par value, of the Bank ("Branford Non-voting Common Stock"; collectively with Branford Voting Common Stock, "Branford Common Stock"). Upon consummation of the Merger, each outstanding share of Branford Common Stock (other than shares held by dissenting shareholders and certain shares held by the parties to the Merger Agreement and their subsidiaries) will be converted into and exchangeable for a number (the "Exchange Ratio") of shares of North Fork Common Stock equal to the quotient obtained by dividing (x) $5.25 by (y) the average of the closing sales prices of North Fork Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal over a pricing period consisting of the 20 consecutive trading days ending on the trading day immediately preceding the date on which the last required bank regulatory approval of the Merger has been issued, excluding any required waiting period after such approval (the "Average North Fork Price"); provided, however, that (a) if the Average North Fork Price is greater than $26.83, the Exchange Ratio shall remain fixed at 0.1957, or (b) if the Average North Fork Price is less than $19.83, the Exchange Ratio shall remain fixed at 0.2648 unless North Fork waives this fixed exchange ratio (and if no such waiver is made then the Bank may terminate the Merger Agreement).


    The following table illustrates the Exchange Ratio formula:


                                            -------------------------------------------------------------------------
            Average North Fork Price (1)   $19.83 and below           From $19.84 to $26.82          $26.83 and above
                                          -------------------------------------------------------------------------
            Exchange Ratio(2)                  0.2648(3)       $5.25 / Average North Fork Price(4)        0.1957
                                            -------------------------------------------------------------------------


        -----------------------

        NOTES:

        (1) Average of closing sales prices of North Fork Common Stock on the NYSE over 20 trading days preceding date of last required regulatory approval.


        (2) Shares of North Fork Common Stock receivable for each share of Branford Common Stock in the Merger.


        (3) North Fork may waive this fixed ratio and allow the Exchange Ratio to be determined in accordance with the formula set forth in the second column (i.e., $5.25 # Average North Fork Price).


        (4) For example, if the Average North Fork Price is $21.00, the Exchange Ratio is .2500 (5.25 # 21.00); if the Average North Fork Price is $26.00, the Exchange Ratio is .2019 (5.25 # 26.00).

    Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of any fractional shares of North Fork Common Stock. In addition, each share of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to the North Fork Rights Agreement (as defined below). The Merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and is intended to achieve certain federal income tax-deferral benefits for Bank shareholders with respect to shares of North Fork Common Stock received in the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."


    North Fork Common Stock is traded on the New York Stock Exchange under the symbol "NFB." On November 4, 1997, the closing sale price for North Fork Common Stock on the NYSE as reported by The Wall Street Journal was $29.75. Because the market price of North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that Bank shareholders would receive in the Merger may increase or decrease prior to and after the Merger. See "MARKET PRICES AND DIVIDEND INFORMATION."


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE FEDERAL DEPOSIT
INSURANCE CORPORATION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE
 SECURITIES COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

 THE SHARES OF NORTH FORK COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
 AGENCY, ARE NOT GUARANTEED BY ANY BANK OR BANK HOLDING COMPANY, AND THE ENTIRE AMOUNT INVESTED THEREIN IS SUBJECT TO RISK OF LOSS. BRANFORD SHAREHOLDERS ARE
    STRONGLY URGED TO READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                            ------------------------


    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of the Bank on or about November 7, 1997.



        The date of this Proxy Statement/Prospectus is November  , 1997.

     No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by North Fork or Branford. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of North Fork or Branford since the date of this Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein is correct as of any time subsequent to such date. All information contained in this Proxy Statement/Prospectus relating to North Fork and its subsidiaries has been supplied by North Fork and all information contained in this Proxy Statement/Prospectus relating to Branford has been supplied by Branford. Branford shareholders who are not "affiliates" of North Fork within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), will be able to sell the shares of North Fork Common Stock received by them in the Merger without the use of a resale prospectus, although any such shareholders who were affiliates of Branford on the date of the Special Meeting will be required to comply with the terms of Rule 145(d) under the Securities Act in connection with any resale by them of such shares. See "THE
MERGER -- Resales of North Fork Common Stock Received in the Merger."

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................
SUMMARY...............................................................................
THE COMPANIES.........................................................................
  North Fork..........................................................................
  Branford............................................................................
THE SPECIAL MEETING...................................................................
THE MERGER............................................................................
  Effects of the Merger...............................................................
  Exchange Ratio......................................................................
  Branford Warrants...................................................................
  Effective Time......................................................................
  Background of the Merger............................................................
  Recommendation of Branford's Board of Directors and Reasons for the Merger..........
  Reasons for the Merger -- North Fork................................................
  Opinion of Branford's Financial Advisor.............................................
  Interests of Certain Persons in the Merger..........................................
  Employee Matters....................................................................
  Stock Appreciation Rights...........................................................
  Conversion of Securities; Procedures for Exchange of Certificates; Fractional
     Shares...........................................................................
  Conditions to the Merger............................................................
  Regulatory Approvals Required for the Merger........................................
  Conduct of Business Pending the Merger..............................................
  Waiver and Amendment; Termination...................................................
  Resales of North Fork Common Stock Received in the Merger...........................
  Stock Exchange Listing..............................................................
  Anticipated Accounting Treatment....................................................
  Certain Federal Income Tax Consequences.............................................
  Dissenters' Rights..................................................................
  Stock Option Agreement..............................................................
MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER............................
  Board of Directors and Management of the Resulting Bank.............................
  Name and Banking Operations of the Resulting Bank...................................
  Projected Cost Savings and Revenue Enhancements.....................................
  Transaction Costs...................................................................
PRO FORMA FINANCIAL INFORMATION.......................................................
  Comparative Per Share Data (Unaudited)..............................................
  Pro Forma Combined Consolidated Financial Statements (Unaudited)....................

                                                                                        PAGE
                                                                                        ----
INFORMATION ABOUT BRANFORD............................................................
  Description of Business of Branford.................................................
  Description of Property of Branford.................................................
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Year Ended December 31, 1996.......................................
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Six Months Ended June 30, 1997.....................................
  Principal Shareholders..............................................................
  Security Ownership of Management....................................................
  Legal Proceedings...................................................................
  Independent Accountants.............................................................
  Section 16(a) Compliance............................................................
INFORMATION ABOUT NORTH FORK..........................................................
REGULATORY CONSIDERATIONS APPLICABLE TO NORTH FORK....................................
  General.............................................................................
  Payment of Dividends................................................................
  Transactions with Affiliates........................................................
  Holding Company Liability and Cross Guaranties of Commonly Controlled Banks.........
  Capital Adequacy....................................................................
  FDIC Insurance Assessments..........................................................
  Control Acquisitions................................................................
  Interstate Acquisitions.............................................................
  Future Legislation..................................................................
DESCRIPTION OF NORTH FORK CAPITAL STOCK...............................................
  General.............................................................................
  Common Stock........................................................................
  Rights Plan.........................................................................
COMPARISON OF SHAREHOLDER RIGHTS......................................................
  Special Meeting of Shareholders.....................................................
  Shareholder Action by Written Consent...............................................
  Shareholder Nominations and Proposals for Business..................................
  Certain Business Combinations (Not Involving an Interested Shareholder).............
  Business Combinations Involving Interested Shareholders.............................
  Removal of Directors................................................................
  Consideration of Other Constituencies...............................................
  Personal Liability of Directors.....................................................
  Indemnification of Officers and Directors...........................................
  Rights Plans........................................................................
  Appraisal Rights....................................................................
LEGAL MATTERS.........................................................................
EXPERTS...............................................................................
SHAREHOLDER PROPOSALS.................................................................
BRANFORD SAVINGS BANK FINANCIAL STATEMENTS............................................   F-1
ANNEX-A AGREEMENT AND PLAN OF MERGER..................................................   A-1
ANNEX-B STOCK OPTION AGREEMENT........................................................   B-1
ANNEX-C OPINION OF OSTROWSKI & COMPANY................................................   C-1
ANNEX-D DISSENTERS' RIGHTS PROVISIONS UNDER THE CONNECTICUT BUSINESS CORPORATION
ACT...................................................................................   D-1

                             AVAILABLE INFORMATION

     North Fork and Branford are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), in the case of North Fork, and the Federal Deposit Insurance Corporation ("FDIC"), in the case of Branford. The reports, proxy statements and other information filed by North Fork with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http://www.sec.gov." The reports, proxy statements and other information filed by Branford with the FDIC can be inspected and copied at the public reference facilities maintained by the FDIC at the FDIC Registration, Disclosure and Securities Operations Unit, 550 17th Street, N.W., Room F-643, Washington, D.C. 20429. In addition, material filed by North Fork can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and material filed by Branford can be inspected at the offices of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.


     North Fork has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of North Fork Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by North Fork (File No. 1-10458) are incorporated by reference in this Proxy Statement/Prospectus:

          1. North Fork's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 North Fork Form 10-K").

          2. North Fork's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.


          3. North Fork's Current Reports on Form 8-K, dated February 25, 1997, April 10, 1997, April 22, 1997, June 24, 1997, July 25, 1997, October 7,
     1997, and October 31, 1997.


          4. The description of North Fork Common Stock and North Fork Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in North Fork's Registration Statement filed by North Fork pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

          5. The portions of North Fork's Proxy Statement for the Annual Meeting of Shareholders held on April 22, 1997 that have been incorporated by reference in the 1996 North Fork Form 10-K.

     In addition, this Proxy Statement/Prospectus incorporates by reference the following documents filed with the Commission by New York Bancorp, Inc. ("NY Bancorp"):

          1. NY Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

          2. NY Bancorp's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.


          3. NY Bancorp's Current Reports on Form 8-K, dated December 19, 1996, October 7, 1997, and October 27, 1997.



          4. All other documents filed by NY Bancorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since September 30, 1996.



     All documents and reports filed by North Fork (including any documents or reports of Branford filed as exhibits to any such filing by North Fork) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting and all documents and reports filed by NY Bancorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the meetings of the shareholders of North Fork and NY Bancorp at which the NY Bancorp Acquisition (as defined below) is put to a vote (or the earlier termination of the definitive agreement for the NY Bancorp Acquisition) shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.



     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS PREVIOUSLY FILED BY NORTH FORK AND NY BANCORP WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH DOCUMENTS ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS THERETO) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO NORTH FORK, TO NORTH FORK BANCORPORATION, INC., 275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747,
ATTENTION: ANTHONY J. ABATE, SECRETARY, TELEPHONE NUMBER (516) 844-1004, AND IN THE CASE OF DOCUMENTS RELATING TO NY BANCORP, TO NEW YORK BANCORP, INC., 241-02 NORTHERN BOULEVARD, DOUGLASTON, NEW YORK 11362, ATTENTION: STAN I. COHEN, SECRETARY, TELEPHONE NUMBER (718) 631-8100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY DECEMBER 1, 1997. IN ADDITION, THE GOVERNING CORPORATE DOCUMENTS OF BRANFORD AND NORTH FORK (E.G., ARTICLES OF INCORPORATION, BYLAWS) ALSO MAY BE OBTAINED WITHOUT CHARGE FROM THE RESPECTIVE COMPANIES. FOR INFORMATION ON HOW TO OBTAIN SUCH CORPORATE DOCUMENTS SEE "COMPARISON OF SHAREHOLDER RIGHTS."



     THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF BRANFORD AS WELL AS FORWARD-LOOKING STATEMENTS RELATING TO THE BUSINESS OF NORTH FORK GENERALLY. THESE STATEMENTS ARE BASED ON THE BELIEFS, ASSUMPTIONS AND EXPECTATIONS OF THE MANAGEMENTS OF BRANFORD AND NORTH FORK, RESPECTIVELY. WORDS SUCH AS "EXPECTS," "BELIEVES," "SHOULD," "PLANS," "WILL," "ESTIMATES" AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTIES OF FUTURE FINANCIAL CONDITION, PERFORMANCE OR OPERATIONS AND INVOLVE CERTAIN RISKS AND

UNCERTAINTIES THAT ARE DIFFICULT TO QUANTIFY OR, IN SOME CASES, TO IDENTIFY. THEREFORE, ACTUAL OUTCOMES OR RESULTS MAY DIFFER MATERIALLY FROM WHAT IS INDICATED OR FORECASTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, AMONG OTHERS, THE FOLLOWING
POSSIBILITIES: (1) CHANGES IN ECONOMIC OR MARKET CONDITIONS; (2) SIGNIFICANTLY INCREASED COMPETITION IN THE BANKING AND FINANCIAL SERVICES INDUSTRY; (3) CHANGES IN THE INTEREST RATE ENVIRONMENT, WITH REDUCTIONS IN BANK MARGINS; AND
(4) CHANGES IN STATE AND FEDERAL REGULATION OF BANKING INSTITUTIONS. PERSONS READING THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders of the Bank are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms that are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

PARTIES TO THE MERGER

     North Fork. North Fork, with its executive headquarters on Long Island, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). North Fork's primary subsidiary, North Fork Bank, operates 80 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City boroughs of Queens, the Bronx and Manhattan and in Westchester and Rockland Counties north of New York City. The proposed merger with Branford represents North Fork's initial acquisition outside the State of New York.

     At June 30, 1997, North Fork had assets of $6.6 billion, deposits of $4.4 billion and shareholders' equity of $505 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747, and its telephone number is (516) 844-1004.

     The foregoing information does not reflect the impact of the proposed acquisition by North Fork of New York Bancorp, Inc., a savings and loan holding company with total assets of approximately $3.3 billion. See "Recent Developments -- New York Bancorp Acquisition."

     For more information about North Fork, reference is made to "THE
COMPANIES -- North Fork" and to the 1996 North Fork Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Branford. Branford Savings Bank (the "Bank" or "Branford"), a Connecticut-chartered savings bank organized in 1889, is headquartered in Branford, Connecticut. Deposits at the Bank are FDIC insured. The Bank currently serves customers in the towns of Branford, North Branford and East Haven and surrounding communities in New Haven County from its Main Office in Branford, four branch offices and five Tower Teller ATMs. The Bank will be the resulting bank in the merger with Merger Bank.

     At June 30, 1997, the Bank had total assets of $187 million, deposits of $163 million and shareholders' equity of $17 million. The principal executive offices of the Bank are located at 45 South Main Street, Branford, Connecticut 06405, and its telephone number is (203) 481-3471.

     Merger Bank. Merger Bank is being organized as a Connecticut-chartered, interim savings bank under the direction and control of North Fork solely to facilitate the acquisition by North Fork of 100 percent of the outstanding stock of Branford pursuant to the Merger. Merger Bank will never open for business, will be organized with a minimal amount of capital and will have no substantial assets or liabilities upon consummation of the Merger. In the Merger, Merger Bank will merge into Branford and the corporate existence of Merger Bank will cease.

     The principal executive offices of Merger Bank will be located at 45 South Main Street, Branford, Connecticut 06405, and its telephone number will be (203) 481-3471.

RECENT DEVELOPMENTS -- NEW YORK BANCORP ACQUISITION


     On October 7, 1997, North Fork entered into an agreement to acquire New York Bancorp, Inc. ("NY Bancorp"), a Delaware corporation and registered savings and loan holding company under the Home Owners' Loan Act that owns Home Federal Savings Bank, New York, New York. It is intended that this acquisition (the "NY Bancorp Acquisition") will be accounted for under the pooling-of-interests method of accounting. In the transaction, each share of common stock of NY Bancorp will be converted into the right to receive 1.19 shares of North Fork Common Stock, subject to certain limitations and conditions. As of June 30, 1997, NY Bancorp reported total assets of $3.3 billion, total deposits of $1.7 billion, total loans net of earned income of $2 billion and shareholder's equity of $167 million. Consummation of the Merger Agreement between North Fork and Branford is not conditioned upon consummation by North Fork of the NY Bancorp Acquisition. See "PRO FORMA FINANCIAL INFORMATION."


THE SPECIAL MEETING


     The Special Meeting of the Bank's shareholders will be held on December 9, 1997, at 10:00 a.m., at Woodwinds, 29 School Ground Road, Branford, Connecticut. At the Special Meeting, the holders of Branford Common Stock will consider and vote upon: (i) the proposal to approve and adopt the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus, and the consummation of the transactions contemplated thereby and (ii) such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof including, without limitation, a motion to adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the transactions provided for therein or otherwise.


     Only holders of record of Branford Common Stock at the close of business on October 2, 1997 (the "Record Date") will be entitled to vote at the Special Meeting. The approval and adoption of the Merger Agreement by shareholders of the Bank will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Branford Voting Common Stock, voting as a class, and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Branford Non-voting Common Stock, voting as a class.

     As of the Record Date, the directors and executive officers of Branford beneficially owned an aggregate of 345,522 shares of Branford Voting Common Stock (or approximately 6.67% of such class outstanding), and held voting power with respect to 100% of the outstanding shares of Branford Non-voting Common Stock. The directors and executive officers of Branford have indicated a present intention to vote such shares in favor of the Merger Agreement. See "THE SPECIAL MEETING."

     As of the Record Date, Moses Marx, as a certain affiliate of Branford, beneficially owned 1,252,800 shares of Branford Voting Common Stock (or approximately 24.19% of such class outstanding). On July 24, 1997, Mr. Marx entered into a limited shareholder agreement with North Fork in which Mr. Marx agreed to vote all of his shares of Branford Voting Common Stock in favor of the Merger Agreement.

     As of the Record Date, neither North Fork (including its subsidiaries) nor any of the directors and executive officers of North Fork beneficially owned any shares of Branford Common Stock. See "THE SPECIAL MEETING."

EFFECTS OF THE MERGER

     Pursuant to the Merger Agreement, at the Effective Time (as defined below),
(i) Merger Bank will merge with and into the Bank, which will continue doing business thereafter as a wholly-owned subsidiary of North Fork (the Bank after the Merger being sometimes referred to herein as the "Resulting Bank"), and (ii) Bank shareholders will become shareholders of North Fork. See "THE
MERGER -- Effects of the Merger."

EXCHANGE RATIO

     At the Effective Time, each issued and outstanding share of Branford Common Stock, except for (i) certain shares held directly or indirectly by the parties to the Merger Agreement or their subsidiaries and (ii) shares as to which the holders thereof shall have exercised dissenters' rights, will be converted into and become exchangeable for a number (the "Exchange Ratio") of shares of North Fork Common Stock equal to the quotient obtained by dividing (x) $5.25 by (y) the average of the closing sales prices of North Fork Common Stock on the NYSE over a pricing period consisting of the 20 consecutive trading days immediately preceding the date on which the last required bank regulatory approval of the Merger is received, excluding required post-approval waiting periods (the "Average North Fork Price"), provided, however, (A) if the Average North Fork Price is greater than $26.83, the Exchange Ratio will remain fixed at 0.1957 and Bank shareholders will receive North Fork Common Stock having a market value (based on the Average North Fork Price) exceeding $5.25 for each share of Branford Common Stock held by them, or (B) if the Average North Fork Price is less than $19.83, the Exchange Ratio will remain fixed at 0.2648 and Bank shareholders will receive North Fork Common Stock having a market value (based on the Average North Fork Price) less than $5.25 for each share of Branford Common Stock held by them, unless North Fork elects to waive this fixed exchange ratio of 0.2648 and allow the Exchange Ratio to equal the quotient obtained by dividing $5.25 by the Average North Fork Price (and if North Fork fails to make such a waiver, the Bank may terminate the Merger Agreement). A table illustrating the Exchange Ratio is set forth on the cover page of this Proxy Statement/Prospectus. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

EFFECTIVE TIME

     The Merger will become effective (the "Effective Time") at the close of business on the Closing Date. The Closing Date will be the first day which is
(i) the last business day of a month and (ii) at least two business days after the satisfaction or waiver of the latest to occur of those conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by North Fork and the Bank. See "THE MERGER -- Effective Time."

BACKGROUND OF THE MERGER

     For a discussion of the background of the Merger, see "THE
MERGER -- Background of the Merger."

RECOMMENDATION OF BRANFORD'S BOARD OF DIRECTORS; REASONS FOR THE
MERGER -- BRANFORD

     The Branford Board of Directors (the "Branford Board") has approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, Branford and its shareholders. The Branford Board therefore recommends that holders of Branford Common Stock vote to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Branford Board believes that the Merger will enable holders of Branford Common Stock to realize increased value due to the premium over market price as provided by the Exchange Ratio. For a more complete discussion of the factors considered by the Branford Board in approving the Merger Agreement, see "THE MERGER -- Recommendation of Branford's Board of Directors and Reasons for the Merger."

REASONS FOR THE MERGER -- NORTH FORK

     The Board of Directors of North Fork (the "North Fork Board") has approved the Merger Agreement as being in the best interests of North Fork and its shareholders. The North Fork Board believes that the Merger will permit North Fork to achieve a foothold in the New England market through the acquisition of an established banking organization, and ultimately will enhance the ability of North Fork to compete in a broader geographic market. See "THE MERGER -- Reasons for the Merger -- North Fork."

OPINION OF FINANCIAL ADVISOR

     Ostrowski & Company, Inc. ("O&Co.") has rendered a written opinion to the Branford Board, dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Branford Common Stock. As discussed in "THE MERGER -- Recommendation of Branford's Board of Directors and Reasons for the Merger," O&Co.'s opinion and presentation to the Branford Board, together with a review by the Branford Board of the assumptions used by O&Co., were among the factors considered by the Branford Board in reaching its determination to approve the Merger Agreement. The opinion of O&Co. is attached as Annex C to this Proxy Statement/Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by O&Co. in connection therewith. Also see "THE
MERGER -- Opinion of Branford's Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Branford's management and its Board of Directors have interests in the Merger in addition to their interests as shareholders of the Bank generally. These include, among other things, provisions in the Merger Agreement relating to indemnification; the continuation of certain employment and severance plans and arrangements applicable to certain management persons; monetary payments to be received by certain Branford officers, including Mr. Mariano, at the Effective Time pursuant to change-in-control provisions in their current employment agreements; the continuation of Mr. Mariano and two other current members of the Branford Board as directors of the Resulting Bank after the Merger; the agreement of North Fork to offer a new employment agreement to Mr. Mariano with the Resulting Bank after the Merger; and the creation of an advisory committee for the Resulting Bank after the Merger consisting of those current Bank directors who do not continue as directors of the Resulting Bank. The Branford Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- Interests of Certain Persons in the Merger."

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is subject to various conditions, including, among others, approval of the Merger by shareholders of the Bank, receipt of necessary regulatory approvals, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger and certain other matters, and the satisfaction of other customary closing conditions. See "THE
MERGER -- Conditions to the Merger."


     The specific bank regulatory approvals required for consummation of the Merger and the related transactions include the prior approval of the Connecticut Banking Commissioner, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. On September 25, 1997, the Federal Reserve Board approved North Fork's acquisition of Branford. The other bank regulatory approvals are pending. See "THE MERGER -- Regulatory Approvals Required for the Merger."


TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of North Fork and Branford and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by March 31, 1998. In addition, the Merger Agreement provides that Branford may elect to terminate the Merger Agreement if the Average North Fork Price over the pricing period is less than $19.83, unless North Fork waives the fixed exchange ratio that would otherwise apply at or below that price threshold. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

STOCK EXCHANGE LISTING

     North Fork Common Stock is listed under the symbol NFB on the NYSE. North Fork has agreed to use reasonable efforts to cause the shares of North Fork Common Stock issuable in the Merger to be approved for listing on the NYSE. See "THE MERGER -- Stock Exchange Listing." The listing of such shares by the NYSE is one of the conditions to consummation of the Merger. See "THE
MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for by the purchase method of accounting under generally accepted accounting principles. See "THE
MERGER -- Anticipated Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     It is a condition to the obligation of North Fork to consummate the Merger that North Fork shall have received an opinion of its counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to North Fork, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes no gain or loss will be recognized by North Fork, Branford or Merger Bank as a result of the Merger except to the extent Branford may be required to recognize any income due to the recapture of its bad debt reserves (which in any event is not expected to be material). It is a condition to the obligation of Branford to consummate the Merger that Branford shall have received an opinion of its counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Branford, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Branford as a result of the Merger except to the extent Branford may be required to recognize any income due to the recapture of its bad debt reserves (which in any event is not expected to be material), (ii) no gain or loss will be recognized by the shareholders of Branford who exchange all of their Branford Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional share interests in North Fork Common Stock); and
(iii) the aggregate tax basis of North Fork Common Stock received by shareholders of Branford who exchange all of their Branford Common Stock solely for North Fork Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Branford Common Stock surrendered in exchange therefor.



     Bank shareholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "THE MERGER -- Certain Federal Income Tax Consequences" and "-- Conditions to the Merger."


DISSENTERS' RIGHTS

     Under Connecticut law, holders of Branford Common Stock are entitled to dissenters' rights of appraisal in connection with the Merger. A holder of Branford Common Stock electing to exercise dissenters' rights must, subject to the conditions set forth in "THE MERGER -- Dissenters' Rights" and Annex D hereto, (1) file with Branford, before the taking of the vote on the Merger Agreement, a written notice of such holder's intent to demand payment of fair value for such holder's shares, and (2) not vote such shares in favor of adoption of the Merger Agreement.

     Shares of Branford Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly dissented from the Merger pursuant to Section 36a-125(h) and Sections 33-855 to 33-872, inclusively, of the Connecticut General Statutes (the "CGS") (collectively, "Dissenting Shares") shall not be converted into the right to receive shares of North Fork Common Stock, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under the applicable law. If any such shareholder shall fail to perfect or shall have effectively withdrawn or lost such right of payment, the shares of Branford Common Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for shares of North Fork Common Stock at the Effective Time pursuant to the Merger Agreement. See "THE MERGER -- Dissenters' Rights" and Annex D to this Proxy Statement/Prospectus, which set forth the steps to be taken by a holder of Branford Common Stock who wishes to exercise the right to dissent.

STOCK OPTION AGREEMENT

     Execution of a certain Stock Option Agreement, dated as of July 24, 1997 (the "Stock Option Agreement"), by and between Branford and North Fork, was a condition to North Fork's merger proposal. Pursuant to the Stock Option Agreement, Branford granted North Fork an option (the "Option") to purchase 1,030,792 shares of Branford Voting Common Stock, representing approximately 19.9% of the issued and outstanding shares of Branford Voting Common Stock without giving effect to the shares issuable upon exercise of the Option, at an exercise price of $4.75, subject to the terms and conditions set forth therein. The Option may only be exercised upon the occurrence of certain events (none of which has occurred) and will terminate if and when the Merger is consummated. The Stock Option Agreement is attached as Annex B to this Proxy Statement/Prospectus. See "THE MERGER -- Stock Option Agreement."

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might be interested now or at any time prior to the Effective Time in acquiring all or a significant interest in Branford from proposing or undertaking such an acquisition, even if such persons were prepared to pay a higher price per share for Branford Common Stock than the price per share implicit in the Exchange Ratio payable by North Fork under the Merger Agreement.

BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK FOLLOWING THE MERGER

     Pursuant to the terms of the Merger Agreement, at or immediately after the Effective Time, North Fork will cause the Board of Directors of the Resulting Bank to be reduced to seven members. North Fork will appoint four of the seven directors at that time and will cause Mr. Mariano and any two other current directors of Branford, as selected by Branford and approved by North Fork prior to the Merger, to continue as the other three directors of the Resulting Bank. The other current directors of Branford who do not continue as directors of the Resulting Bank will continue for at least two years after the Effective Time to serve as an advisory committee of the Resulting Bank's Board of Directors. In addition, it is expected that Mr. Mariano will continue to serve as President of the Resulting Bank for at least two years after the Effective Time. See "MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER -- Board of Directors and Management of the Resulting Bank" and "THE MERGER -- Interests of Certain Persons in the Merger."

PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS

     North Fork expects to achieve certain cost savings at the Bank subsequent to the Merger. These cost savings will arise from reductions in personnel, utilization of certain services provided by North Fork to its affiliates at efficient prices, and elimination of the expense associated with operating the Bank as a publicly held entity. In addition, North Fork expects that Bank revenues will be enhanced after the Merger, principally as a result of the greater array of banking products and services that will be offered by the North Fork organization to Bank customers. Due to the speculative nature of current estimates of cost savings and revenue enhancement at the Resulting Bank after the Merger and the relative insignificance of any such amounts in comparison to the total operating expenses and operating revenues of North Fork on a consolidated basis, estimates of the actual cost savings and actual revenue enhancement at the Bank that may be realized after the Merger have not been included herein. See "MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE
MERGER -- Projected Cost Savings and Revenue Enhancements."

TRANSACTION COSTS

     Transaction costs of approximately $3.8 million, net of taxes, will be incurred in connection with the transaction and will be accounted for as part of the purchase price for financial reporting purposes. These costs include professional fees, severance and employee related costs, facility and system conversion costs and credit costs resulting from the Merger. See "MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER -- Transaction Costs."

COMPARISON OF SHAREHOLDER RIGHTS

     At the Effective Time, Branford shareholders automatically will become shareholders of North Fork and as such, their rights will be governed by the Delaware General Corporation Law (the "DGCL") and by North Fork's Certificate of Incorporation and By-laws. The rights of North Fork shareholders differ from the rights of Branford shareholders with respect to certain important matters, including, among others, the fact that North Fork maintains a Shareholder Rights Plan under which certain Rights automatically attach to outstanding shares of North Fork Common Stock. For a summary of these differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

                   SELECTED HISTORICAL FINANCIAL INFORMATION


                                  (UNAUDITED)



     The following tables set forth for the periods indicated selected historical consolidated financial information (unaudited) for each of North Fork and Branford for five years ended December 31, 1996 and the six month periods ended June 30, 1997 and 1996. The tables have been derived from, and should be read in conjunction with, the historical financial statements of North Fork and Branford, including the related notes thereto, which are incorporated by reference or included elsewhere in this Proxy Statement/Prospectus, and in conjunction with the unaudited pro forma condensed combined financial statements and related notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. Certain Branford financial information has been reclassified to conform with North Fork. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "BRANFORD SAVINGS BANK FINANCIAL STATEMENTS" and "PRO FORMA FINANCIAL INFORMATION." The financial information for the six month periods ended June 30, 1997 and 1996 for North Fork and Branford reflect, in the opinions of the managements of North Fork and Branford, all adjustments necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results which may be expected for the entire year or any other interim period.

                        NORTH FORK BANCORPORATION, INC.


               SELECTED HISTORICAL FINANCIAL INFORMATION(1)(2)(3)

                                  (UNAUDITED)


                                        SIX MONTHS
                                      ENDED JUNE 30,                               YEARS ENDED DECEMBER 31,
                                 ------------------------    --------------------------------------------------------------------
                                    1997          1996          1996            1995          1994          1993          1992
                                 ----------    ----------    ----------      ----------    ----------    ----------    ----------
                                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
CONSOLIDATED SUMMARY OF
  OPERATIONS:
  Interest Income............... $  233,126    $  194,293    $  405,307      $  332,492    $  295,062    $  289,045    $  329,654
  Interest Expense..............     96,836        84,834       174,361         140,399       112,576       117,153       175,937
                                 ----------    ----------    ----------      ----------    ----------    ----------    ----------
  Net Interest Income...........    136,290       109,459       230,946         192,093       182,486       171,892       153,717
  Provision for Loan Losses.....      3,000         3,400         6,800          11,825         6,825        26,608        34,612
  Non-Interest Income...........     16,521        14,304        29,245          23,010        21,674        21,868        20,161
  Net Securities
    Gains/(Losses)..............      2,235         1,506         1,878           6,734        (9,189)        1,321        10,111
  Other Real Estate Expense.....        118           709           753           1,255         4,929        25,246        17,696
  Merger & Related Restructure
    Charges.....................         --            --        21,613              --        14,338            --         1,200
  SAIF Recapitalization
    Charge......................         --            --         8,350              --            --            --            --
  Other Non-Interest Expense....     60,627        52,666       112,281          91,565        99,338       117,316       101,605
                                 ----------    ----------    ----------      ----------    ----------    ----------    ----------
  Income Before Income Taxes....     91,301        68,494       112,272         117,192        69,541        25,911        28,876
  Provision for Income Taxes....     35,915        27,936        49,830          49,850        26,502        13,015        14,378
                                 ----------    ----------    ----------      ----------    ----------    ----------    ----------
  Net Income.................... $   55,386    $   40,558    $   62,442      $   67,342    $   43,039    $   12,896    $   14,498
                                 ==========    ==========    ==========      ==========    ==========    ==========    ==========
  Weighted Average Common Shares
    Outstanding(4)..............     66,056        65,349        64,278          64,432        62,312        61,126        53,976
  Common Shares Outstanding at
    Period-End(4)...............     65,939        63,280        64,892          64,617        60,932        59,584        54,947
CONSOLIDATED PER SHARE DATA(4):
  Net Income(5)................. $     0.84    $     0.62    $     0.97(6)   $     1.05    $     0.69    $     0.21    $     0.27
  Cash Dividends Declared(7)....       0.275         0.200         0.425           0.275         0.175           --            --
  Stated Book Value at
    Period-End..................       7.65          6.69          7.05            6.59          5.84          5.27          5.15
  Tangible Book Value at
    Period-End..................       6.46          5.33          5.79            6.16          5.48          4.83          4.46
CONSOLIDATED BALANCE SHEET DATA
  AT PERIOD-END:
  Securities.................... $2,881,535    $2,539,353    $2,157,506      $2,235,339    $1,766,235    $1,782,271    $1,454,235
  Loans, Net of Unearned Income
    & Fees......................  3,434,064     2,863,445     3,171,525       2,400,282     2,303,920     2,128,808     2,419,107
  Allowance for Loan Losses.....     55,837        55,988        53,894          56,627        61,247        67,670        84,595
  Intangible Assets.............     78,502        85,879        82,073          27,893        22,208        26,239        38,026
  Total Assets..................  6,613,754     5,790,215     5,750,527       4,890,866     4,258,827     4,268,034     4,178,229
  Deposits......................  4,417,531     4,485,274     4,469,510       3,739,720     3,538,768     3,633,619     3,736,054
  Federal Funds Purchased &
    Securities Sold Under
    Agreements to Repurchase....  1,465,549       783,739       621,789         642,369       246,875       255,643        50,476
  Other Borrowings..............     35,000        35,000        35,000          35,000        75,000        33,000        53,000
  Company-Obligated Mandatorily
    Redeemable Capital
    Securities of Subsidiary
    Trust.......................     99,643            --        99,637              --            --            --            --
  Stockholders' Equity..........    504,589       423,219       457,531         426,129       355,921       314,263       282,886
CONSOLIDATED AVERAGE BALANCE
  SHEET DATA:
  Securities.................... $2,565,528    $2,404,499    $2,386,493      $1,874,624    $1,832,327    $1,675,583    $1,242,146
  Loans, Net of Unearned Income
    & Fees......................  3,288,412     2,560,771     2,778,663       2,358,636     2,313,419     2,288,712     2,581,547
  Total Assets..................  6,211,177     5,355,546     5,518,016       4,470,920     4,417,627     4,315,839     4,360,516
  Deposits......................  4,489,489     4,233,959     4,373,570       3,634,149     3,600,686     3,671,336     3,897,054
  Federal Funds Purchased &
    Securities Sold Under
    Agreements to Repurchase....    994,705       580,902       610,960         350,393       378,198       220,120        82,791
  Other Borrowings..............     35,000        35,000        38,934          36,397        49,044        36,559        55,190
  Stockholders' Equity..........    474,035       429,417       431,376         389,095       338,826       304,108       267,239

                                        SIX MONTHS
                                      ENDED JUNE 30,                               YEARS ENDED DECEMBER 31,
                                 ------------------------    --------------------------------------------------------------------
                                    1997          1996          1996            1995          1994          1993          1992
                                 ----------    ----------    ----------      ----------    ----------    ----------    ----------
                                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
PERFORMANCE RATIOS:
  Return on Average Total
    Assets......................       1.80%         1.52%         1.13%(6)        1.51%         0.97%         0.30%         0.33%
  Return on Average
    Stockholders' Equity........      23.56         18.99         14.48(6)        17.31         12.70          4.24          5.43
  Net Interest Margin...........       4.80          4.41          4.50            4.56          4.38          4.26          3.74
  Total Stockholders' Equity to
    Total Assets (end of
    period).....................       7.63          7.31          7.96            8.71          8.36          7.36          6.77
CAPITAL RATIOS:
  Tier 1 Capital Ratio..........      14.04%        12.45%        15.12%          15.64%        14.44%        12.25%         9.59%
  Risk Adjusted Capital Ratio...      15.29         13.71         16.38           16.90         15.71         13.52         10.85
  Leverage Ratio................       8.13          6.33          8.61            8.25          7.73          6.56          5.79
ASSET QUALITY RATIOS:
  Allowance for Loan Losses to
    Net Loans (end of period)...       1.63%         1.96%         1.70%           2.36%         2.66%         3.18%         3.50%
  Allowance for Loan Losses to
    Non-Performing Loans........        251           184           265             151           109            89            46
  Non-Performing Loans to Total
    Net Loans...................       0.65          1.06          0.64            1.56          2.43          3.58          7.55
  Net Charge-Offs to Average Net
    Loans.......................       0.06          0.57          0.46            0.72          0.59          1.90          1.02
  Non-Performing Assets to Total
    Assets......................       0.38          0.68          0.39            0.92          1.62          2.26          5.02


---------------

(1) North Fork's acquisition of Branford pursuant to the Merger Agreement will not have a material effect on the consolidated operating results or financial position of North Fork. Consummation by North Fork of the recently announced NY Bancorp Acquisition will, however, have a material effect on the consolidated operating results and financial position of North Fork. The two transactions, the Merger and the NY Bancorp Acquisition, are independent of each other. Certain unaudited pro forma financial information, demonstrating the impact on North Fork of both transactions, is set forth elsewhere in the Proxy Statement/Prospectus under the heading "PRO FORMA FINANCIAL INFORMATION."
(2) On December 31, 1996, North Fork completed a business combination with North Side Savings Bank ("North Side") by merging North Side with and into North Fork's subsidiary bank, North Fork Bank. On November 30, 1994, North Fork completed a business combination with Metro Bancshares Inc. ("Metro") by a direct merger of Metro with and into North Fork. These mergers have been accounted for as pooling-of-interests transactions and, accordingly, the consolidated financial results of North Fork for all reported periods preceding such mergers have been retroactively restated to include the financial results of North Side and Metro for such periods. Certain financial information of North Side and Metro has been reclassified to conform with that of North Fork.
(3) In March 1996, North Fork Bank completed the purchase of the domestic commercial banking business of Extebank and ten Long Island branches of First Nationwide Bank. These transactions were accounted for under the purchase method of accounting and, accordingly, North Fork's consolidated results of operations reflect activity of the acquired operations subsequent to the acquisition dates. As a result of these acquisitions, North Fork added approximately $200 million in net loans and $920 million in deposit liabilities. The intangible assets created in the aforementioned transactions aggregated approximately $59 million.
(4) On February 25, 1997, the North Fork Board declared a two-for-one common stock split. The additional shares were issued on May 15, 1997, to shareholders of record on April 25, 1997. Accordingly, all per share data has been retroactively restated.

(5) North Fork's historical earnings per share for the six months ended June 30, 1997 and 1996 and for the five years ended December 31, 1996, were based on weighted average common shares outstanding, as dilution from potentially dilutive common stock equivalents was less than 3% for each period.


(6) Net income per share exclusive of the nonrecurring SAIF Recapitalization Charge and Merger & Related Restructure Charges was $1.33 for the year ending December 31, 1996. The Return on the Average Total Assets and the Return on Average Stockholders' Equity for 1996, as adjusted for the aforementioned charges, would have been 1.55% and 19.85%, respectively.


(7) Cash dividends do not reflect dividends declared by North Side and Metro prior to their respective merger dates.

                             BRANFORD SAVINGS BANK

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)


                                                      SIX MONTHS
                                                         ENDED
                                                       JUNE 30,                       YEARS ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                    1997       1996       1996       1995       1994       1993       1992
                                                  --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
  Interest Income...............................  $  6,977   $  6,775   $ 13,697   $ 13,524   $ 11,710   $ 12,480   $ 16,135
  Interest Expense..............................     3,056      3,078      6,149      5,918      5,289      6,664     10,136
                                                  --------   --------   --------   --------   --------   --------   --------
    Net Interest Income.........................     3,921      3,697      7,548      7,606      6,421      5,816      5,999
  Provision for Loan Losses.....................       150        375        625      1,200      1,517        801      5,847
  Non-Interest Income...........................       280        301        587        641      1,282      1,263      1,267
  Net Security Gains/(Losses)...................        --         --         --         --        (27)        37         81
  Other Real Estate Expense.....................        90        153        232        402      1,663      3,474      1,173
  Other Non-Interest Expense....................     2,849      2,654      5,418      5,485      5,344      6,313      6,727
                                                  --------   --------   --------   --------   --------   --------   --------
    Income/(Loss) Before Income Taxes...........     1,112        816      1,860      1,160       (848)    (3,472)    (6,400)
  Provision for Income Taxes....................        30          9         19          6          6         64         74
                                                  --------   --------   --------   --------   --------   --------   --------
  Net Income/(Loss).............................  $  1,082   $    807   $  1,841   $  1,154   $   (854)  $ (3,536)  $ (6,474)
                                                  ========   ========   ========   ========   ========   ========   ========
  Weighted Average Common Shares Outstanding....     6,858      6,845      6,898      6,772      2,007      1,041        688
  Common Shares Outstanding at Period-End(1)....     6,559      6,559      6,559      6,559      6,559      1,047      1,020
PER SHARE DATA:(1)
  Earnings/(Loss)...............................  $   0.16   $   0.12   $   0.27   $   0.17   $  (0.43)  $  (3.40)  $  (9.41)
  Cash Dividends Declared.......................      0.04         --       0.02         --         --         --         --
  Book Value at Period-End......................      2.64       2.38       2.51       2.26       2.08       3.95       7.10
BALANCE SHEET DATA AT PERIOD-END:
  Securities....................................  $ 53,104   $ 36,770   $ 43,511   $ 28,311   $ 16,111   $  1,432   $  8,309
  Loans, Net of Unearned Income & Fees..........   122,443    126,670    126,553    129,402    139,142    153,566    177,168
  Allowance for Loan Losses.....................     3,742      3,592      3,895      3,628      3,419      3,458      5,201
  Total Assets..................................   186,555    178,121    183,511    173,934    170,464    172,818    206,496
  Deposits......................................   164,972    158,708    160,969    155,368    153,318    161,311    185,813
  Other Borrowings..............................     3,000      3,000      5,000      3,000      3,000      6,825     12,145
  Stockholders' Equity..........................    17,313     15,584     16,478     14,799     13,624      4,132      7,240
AVERAGE BALANCE SHEET DATA:
  Securities....................................  $ 45,014   $ 31,917   $ 35,417   $ 21,607   $  5,525   $  2,407   $  5,943
  Loans, Net of Unearned Income & Fees..........   125,236    127,683    126,940    133,939    146,022    164,642    193,430
  Total Assets..................................   180,673    173,810    175,875    170,965    169,021    188,327    219,609
  Deposits......................................   159,802    154,642    155,972    152,938    156,515    170,688    190,331
  Other Borrowings..............................     2,799      3,000      3,224      3,000      6,223     10,315     19,499
  Stockholders' Equity..........................    16,910     15,196     15,643     14,189      5,474      6,104      8,213
PERFORMANCE RATIOS:
  Return on Average Total Assets................      1.20%      0.93%      1.05%      0.68%     (0.51%)    (1.88%)    (2.95%)
  Return on Average Stockholders' Equity........     12.80      10.62      11.77       8.13     (15.60)    (57.93)    (78.83)
  Net Interest Margin...........................      4.47       4.39       4.40       4.56       3.98       3.32       2.89
  Total Stockholders' Equity to Total Assets
    (end of period).............................      9.28       8.75       8.98       8.51       7.99       2.39       3.51
CAPITAL RATIOS:
  Tier 1 Capital Ratio..........................     16.28%     14.27%     15.00%     13.36%     11.83%      3.13%      4.59%
  Risk Adjusted Capital Ratio...................     17.56      15.55      16.28      14.64      13.10       4.39       5.87
  Leverage Ratio................................      9.51       8.87       9.19       8.57       8.07       2.33       3.48
ASSET QUALITY RATIOS:
  Allowance for Loan Losses to Net Loans (end of
    period).....................................      3.06%      2.84%      3.08%      2.80%      2.46%      2.25%      2.94%
  Allowance for Loan Losses to Non-Performing
    Loans.......................................       145        121        137         81         48         33         32
  Non-Performing Loans to Total Net Loans.......      2.11       2.35       2.24       3.45       5.09       6.78       9.23
  Net Charge-Offs to Average Net Loans..........      0.49       0.65       0.28       0.74       1.07       1.55       4.92
  Non-Performing Assets to Total Assets.........      1.42       2.05       1.92       2.92       4.83       8.52      13.05


---------------

(1) Share information restated to reflect 10 for 1 reverse stock split effective in 1994.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


     The following table sets forth for the periods indicated (i) selected comparative per share data for each of North Fork and Branford on an historical basis and (ii) selected unaudited pro forma comparative per share data, reflecting consummation by North Fork of (a) the Merger and (b) the Merger and the NY Bancorp Acquisition. The unaudited pro forma comparative per share data assume the Merger, and the NY Bancorp Acquisition had been consummated at the beginning of the earliest period presented, with the Merger accounted for under the purchase method of accounting and the NY Bancorp Acquisition accounted for under the pooling-of-interests method of accounting. The Branford pro forma equivalent per share amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the pro forma combined amounts per share of North Fork Common Stock by the assumed Exchange Ratio. The data presented are based upon and derived from, and should be read in conjunction with, the historical financial statements and related notes thereto of each of North Fork, Branford and NY Bancorp, which are incorporated herein by reference or included elsewhere in this Proxy Statement/Prospectus, and the unaudited pro forma financial information included elsewhere herein. Certain assumptions used in the preparation of this table appear in the notes to the pro forma financial information. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "BRANFORD SAVINGS BANK FINANCIAL STATEMENTS," and "PRO FORMA FINANCIAL INFORMATION."



     The unaudited pro forma comparative per share data do not reflect any direct costs, potential savings or revenue enhancements that are expected to result from the consolidation of operations of North Fork, Branford and NY Bancorp, and do not purport to be indicative of the results of future operations. Results of North Fork, Branford and NY Bancorp for the six months ended June 30, 1997 are not necessarily indicative of results expected for the entire year, nor are the pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger and the NY Bancorp Acquisition been consummated at the beginning of the earliest period presented. All adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


                                                                 SIX MONTHS              YEAR
                                                                   ENDED                ENDED
                                                              JUNE 30, 1997(1)   DECEMBER 31, 1996(1)
                                                              ----------------   --------------------
NET INCOME PER SHARE (2):
  North Fork................................................       $ 0.84               $ 0.97
  Branford..................................................         0.16                 0.27
  North Fork/Branford Pro Forma.............................         0.82                 0.95
  North Fork/Branford Pro Forma Equivalent..................         0.16                 0.19
  All Transactions -- North Fork Pro Forma..................         0.87                 1.00
  All Transactions -- Branford Pro Forma Equivalent.........         0.17                 0.20
CASH DIVIDENDS DECLARED PER SHARE (3):
  North Fork................................................        0.275                 0.43
  Branford..................................................        0.040                 0.02
  North Fork/Branford Pro Forma.............................        0.275                 0.43
  North Fork/Branford Pro Forma Equivalent..................        0.050                 0.08
  All Transactions -- North Fork Pro Forma..................        0.275                 0.43
  All Transactions -- Branford Pro Forma Equivalent.........        0.050                 0.08
BOOK VALUE PER SHARE AT PERIOD-END (4):
Stated:
  North Fork................................................         7.65                 7.05
  Branford..................................................         2.64                 2.51
  North Fork/Branford Pro Forma.............................         8.09                 7.51
  North Fork/Branford Pro Forma Equivalent..................         1.58                 1.47
  All Transactions -- North Fork Pro Forma..................         7.49                 7.01
  All Transactions -- Branford Pro Forma Equivalent.........         1.47                 1.37
Tangible:
  North Fork................................................         6.46                 5.79
  Branford..................................................         2.64                 2.51
  North Fork/Branford Pro Forma.............................         6.50                 5.84
  North Fork/Branford Pro Forma Equivalent..................         1.27                 1.14
  All Transactions -- North Fork Pro Forma..................         6.35                 5.81
  All Transactions -- Branford Pro Forma Equivalent.........         1.24                 1.14


---------------

(1) NY Bancorp's annual reporting periods are as of and for the year ended September 30, whereas North Fork and Branford utilize a calendar year basis. All prior full year consolidated financial results combine the entities utilizing their respective reporting periods. NY Bancorp financial results for the six months ended June 30, 1997 have been conformed to the calendar year reporting period of North Fork and Branford.
(2) North Fork/Branford pro forma net income per share amounts are calculated by totalling the historical net income, as adjusted, for North Fork and Branford and dividing the resulting amounts by the average pro forma shares of North Fork and Branford combined. The average pro forma shares of North Fork and Branford combined equals (i) the historical average shares of North Fork, plus (ii) the historical average shares of Branford multiplied by an assumed Exchange Ratio of 0.1957, which would be the applicable

    Exchange Ratio as of October 9, 1997, and is also the minimum Exchange Ratio under the Merger Agreement (see "THE MERGER -- Exchange Ratio"). The North Fork/Branford pro forma equivalent net income per share amounts are computed by multiplying the North Fork/Branford pro forma net income per share amounts by the assumed Exchange Ratio of 0.1957. The All Transactions -- North Fork pro forma net income per share amounts are calculated by totalling the historical net income, as adjusted, for North Fork, Branford and NY Bancorp and dividing the resulting amounts by the average pro forma shares of North Fork, Branford and NY Bancorp combined. The average pro forma shares of North Fork, Branford and NY Bancorp combined equals (i) the historical average shares of North Fork, plus (ii) the historical average shares of Branford multiplied by 0.1957, plus (iii) the historical average shares of NY Bancorp multiplied by 1.19 (the exchange ratio in the NY Bancorp Acquisition). The All Transactions -- Branford pro forma equivalent net income per share amounts are computed by multiplying the All Transactions -- North Fork pro forma net income per share amounts by 0.1957.


     Utilization of a different assumed Exchange Ratio than 0.1957 -- including the maximum possible Exchange Ratio provided under the Merger Agreement of
     0.2648 -- in the calculation of pro forma and pro forma equivalent per share information would not lead to results materially different from those presented in the table above (i.e., the per share information under any such alternative assumption would in no case vary by more than 3 percent from the information presented).


(3) North Fork pro forma cash dividend amounts assume that North Fork would have declared cash dividends per share equal to its historical cash dividends per share had the Merger and the NY Bancorp Acquisition occurred at the assumed dates. The Branford pro forma equivalent cash dividends per share represent the North Fork pro forma cash dividends per share multiplied by an assumed Exchange Ratio of 0.1957 (see Note 2).


(4) North Fork/Branford pro forma stated book value per share amounts are calculated by totalling the stockholders' equity of North Fork and Branford, as adjusted for purchase transaction adjustments, and dividing the resulting amounts by the total pro forma common shares of North Fork and Branford combined. The total pro forma common shares of North Fork and Branford combined equals (i) the historical common shares of North Fork, plus (ii) the historical common shares of Branford multiplied by an assumed Exchange Ratio of 0.1957 (see Note 2). North Fork/Branford pro forma tangible book value per share amounts are computed in an identical manner, except that tangible stockholders' equity of North Fork and Branford is used instead of historical stockholders' equity. The All Transactions -- North Fork pro forma stated and tangible book value per share amounts, respectively, are calculated by totalling the stated and tangible stockholders' equity of North Fork, Branford and NY Bancorp, as adjusted for purchase transaction adjustments, and dividing the resulting amounts by the total pro forma common shares of North Fork, Branford and NY Bancorp combined. The total pro forma common shares of North Fork, Branford and NY Bancorp combined equals
    (i) the historical common shares of North Fork, plus (ii) the historical common shares of Branford multiplied by 0.1957, plus (iii) the historical common shares of NY Bancorp multiplied by 1.19 (see Note 2). The All Transactions -- Branford pro forma equivalent stated and tangible book value per share amounts are computed by multiplying the All Transactions -- North Fork pro forma stated and tangible book value per share amounts, respectively, by the assumed Exchange Ratio of 0.1957.

                     MARKET PRICES AND DIVIDEND INFORMATION

     North Fork Common Stock is listed on the NYSE under the symbol "NFB." Branford Voting Common Stock is listed and traded principally on The Nasdaq Stock Market National Market System under the symbol "BSBC." Branford Non-voting Common Stock is not traded and is held by a single holder of record.

     The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for North Fork Common Stock as reported on the NYSE, the high and low sale prices per share of Branford Voting Common Stock as reported on The Nasdaq Stock Market National Market System, and the quarterly per share cash dividends declared on North Fork Common Stock and Branford Common Stock for the periods indicated.


                                                                 NORTH FORK                 BRANFORD VOTING
                                                               COMMON STOCK(1)               COMMON STOCK
                                                         ---------------------------   -------------------------
                                                          HIGH     LOW     DIVIDENDS   HIGH     LOW    DIVIDENDS(2)
                                                         ------   ------   ---------   -----   -----   ---------
1995
Quarter ended March 31.................................. $ 8.25   $ 6.82    $ 0.063    $2.63   $2.00     $  --
Quarter ended June 30...................................   9.19     8.00      0.063     2.50    2.00        --
Quarter ended September 30..............................  10.38     8.88      0.075     3.13    2.13        --
Quarter ended December 31...............................  12.63    10.38      0.075     3.25    2.50        --

1996
Quarter ended March 31.................................. $12.94   $11.63    $ 0.100    $3.25   $2.63     $  --
Quarter ended June 30...................................  13.06    11.44      0.100     3.50    3.00        --
Quarter ended September 30..............................  16.00    13.07      0.100     3.50    2.88        --
Quarter ended December 31...............................  17.94    15.44      0.125     4.25    3.25      0.02

1997
Quarter ended March 31.................................. $21.25   $17.06    $ 0.125    $4.25   $3.73     $0.02
Quarter ended June 30...................................  23.00    18.13      0.150     4.75    3.63      0.02
Quarter ended September 30..............................  29.00    22.44      0.150     5.50    4.50      0.02
Fourth Quarter (through November 4, 1997)...............  31.25    28.06      xx.xx     6.31    5.25      x.xx


---------------

(1) On February 25, 1997, the North Fork Board declared a two-for-one stock split on North Fork Common Stock, payable as a dividend of one share of North Fork Common Stock for each outstanding share of North Fork Common Stock. The additional shares were issued on May 15, 1997, to shareholders of record on April 25, 1997. North Fork's high and low stock prices and dividends for all prior periods have been restated to reflect the effect of such stock split.
(2) Per share dividends applicable both to Branford Voting Common Stock and Branford Non-voting Common Stock.


     The following table sets forth the closing sales price per share of North Fork Common Stock and Branford Voting Common Stock and the equivalent per share price for Branford Voting Common Stock giving effect to the Merger on (i) July 24, 1997, the last business day preceding public announcement of the proposed Merger, and (ii) November 4, 1997, the last practicable trading day prior to the printing of this Proxy Statement/Prospectus:



                                                                           BRANFORD   EQUIVALENT
                                                              NORTH FORK    VOTING    PRICE PER
                                                                COMMON      COMMON     BRANFORD
                                                                STOCK       STOCK      SHARE(1)
                                                              ----------   --------   ----------
July 24, 1997...............................................    $25.38      $ 5.00      $ 5.25
November 4, 1997............................................     29.75        5.25        5.82


---------------

(1) The equivalent price per share of Branford Voting Common Stock was determined by multiplying the last reported closing sales price of North Fork Common Stock on each specified date by the Exchange Ratio that would apply if such closing sales price were also the Average North Fork Price over the 20-day pricing period in which the Exchange Ratio is to be determined under the Merger Agreement. The listed closing sales price of North Fork Common Stock for July 24, 1997 of $25.38, if it were the Average

    North Fork Price, would yield an Exchange Ratio of 0.2069; the listed closing sales price of North Fork Common Stock for November 4, 1997, which was $29.75, would yield an Exchange Ratio of 0.1957. (See "THE
    MERGER -- Exchange Ratio.").



     Branford and North Fork shareholders are advised to obtain current market quotations for Branford Voting Common Stock and North Fork Common Stock. It is expected that the market price of North Fork Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of North Fork Common Stock to be received by Branford shareholders in the Merger will be fixed at the conclusion of the 20-day pricing period described in the Merger Agreement, on the basis of the Exchange Ratio then established, the value of the shares of North Fork Common Stock that holders of Branford Common Stock would receive in the Merger may increase or decrease prior to the Effective Time in conjunction with any increases or decreases in the market price of North Fork Common Stock during the period from the date the Exchange Ratio is fixed until the Effective Time. No assurance can be given concerning the market price of North Fork Common Stock before or after the Effective Time. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

                                 THE COMPANIES

     North Fork. North Fork, with its executive headquarters located in Melville, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the BHC Act. North Fork's primary subsidiary, North Fork Bank, a New York-chartered, FDIC-insured, commercial bank, operates 80 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, as well as in the New York City boroughs of Queens, Bronx and Manhattan and in Westchester and Rockland Counties north of New York City.


     On December 31, 1996, North Fork Bank acquired North Side Savings Bank by merger. At closing, North Side had $1.6 billion in total assets, $1.2 billion in deposits, $124.4 million in capital and operated 17 full-service banking locations in the New York City boroughs of Bronx and Queens and in Nassau and Suffolk Counties. North Fork issued approximately 7.5 million shares of North Fork Common Stock in the transaction, which was accounted for as a pooling-of-interests.


     In March, 1996, North Fork Bank completed its acquisition of the domestic commercial banking business of Extebank for $47 million in cash. At closing, Extebank had approximately $388 million in assets, $348 million in deposits and $30 million in capital. Also during March, 1996, North Fork Bank consummated the acquisition of ten Long Island branches of First Nationwide Bank, assuming approximately $572 million in deposits for which it paid a deposit premium of 6.35%.


     In July, 1995, North Fork purchased Great Neck Bancorp, the parent company of Bank of Great Neck, a Long Island based commercial bank, and immediately thereafter merged Bank of Great Neck into North Fork Bank. Bank of Great Neck had assets of $91 million, including $49.4 million in net loans, and $90.3 million in deposits.



     In November, 1994, North Fork acquired Metro Bancshares Inc., the parent company of Bayside Federal Savings Bank, with 13 offices in the New York City borough of Queens and Nassau and Suffolk Counties. As part of the acquisition, Bayside Federal was merged into North Fork Bank. At closing, Bayside Federal had approximately $1.0 billion in assets, $.9 billion in deposits and $83.5 million in capital. The transaction was accounted for as a pooling-of-interests.


     North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers throughout its geographic market.


     At June 30, 1997, North Fork had assets of $6.6 billion, deposits of $4.4 billion and shareholders' equity of $505 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-1004.



     The information on North Fork set forth in the preceding paragraphs does not reflect the impact of the recently announced acquisition by North Fork of New York Bancorp, Inc., a savings and loan holding company located in the greater New York City metropolitan area having approximately $3.3 billion in total assets. See "SUMMARY -- Recent Developments -- New York Bancorp Acquisition" and "PRO FORMA FINANCIAL INFORMATION."



     From time to time, North Fork investigates and holds discussions and negotiations in connection with possible business combination transactions with other depository institutions. As of the date of this Proxy Statement/Prospectus, North Fork has not entered into any agreements or understandings with respect to any significant transactions of this type except for the Merger and the New York Bancorp Acquisition. Any additional business combination transaction involving North Fork would be subject to shareholder approval only if required under applicable law or the rules of the NYSE.



     For more information about North Fork, reference is made to the 1996 North Fork Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Branford. Branford, a Connecticut-chartered savings bank organized in 1889, is headquartered in Branford, Connecticut. Deposits at Branford are insured under the Bank Insurance Fund of the FDIC. Branford currently serves customers in the towns of Branford, North Branford and East Haven and the surrounding communities in New Haven County from its Main Office in Branford and four branch offices. Branford is engaged primarily in the business of attracting deposits from the general public within its market area and using those funds and other sources of funds primarily for mortgage loans on residential and commercial real estate, construction loans to builders and developers, as well as secured and unsecured consumer and commercial loans. Branford, as a state-chartered savings bank, is regulated by the Connecticut Banking Commissioner and by the FDIC. See "INFORMATION ABOUT BRANFORD."



     Branford will be the surviving bank in the Merger, and will continue as a state-chartered savings bank wholly owned by North Fork. The name of the Bank may be changed at or after the Effective Time, at the discretion of North Fork, and the management and types of banking products and services offered by the Bank will undergo certain changes. See "MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER."


                              THE SPECIAL MEETING


     General. This Proxy Statement/Prospectus is being furnished to shareholders of Branford in connection with the solicitation of proxies by the Branford Board for use at the special meeting of shareholders of Branford to be held on December 9, 1997, at Woodwinds, 29 School Ground Road, Branford, Connecticut at 10:00 a.m. local time and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the holders of Branford Common Stock will be asked to: (i) approve and adopt the Agreement and Plan of Merger, dated as of July 24, 1997, as amended (the "Merger Agreement"), among North Fork, Merger Bank and Branford and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) act upon such other matters as may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto.


     THE BOARD OF DIRECTORS OF BRANFORD HAS APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BRANFORD AND ITS SHAREHOLDERS. THE BOARD THEREFORE RECOMMENDS THAT BRANFORD'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE
MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF BRANFORD'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER."


     Record Date; Voting; Solicitation and Revocation of Proxies. The Branford Board has fixed October 2, 1997 as the record date (the "Record Date") for the determination of those shareholders entitled to notice of and to vote at the Special Meeting. Holders of record of Branford Voting Common Stock and Branford Non-voting Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each of Branford Voting Common Stock and Branford Non-voting Common Stock will be entitled to vote as a class with respect to the proposal to approve and adopt the Merger Agreement (the "Merger Proposal"). As of the Record Date, there were 5,179,764 shares of Branford Voting Common Stock outstanding and entitled to vote which were held by approximately 1,289 holders of record. Each holder of record of shares of Branford Voting Common Stock on the Record Date is entitled to cast one vote per share on the Merger Proposal and on any other matter properly submitted for the vote of Bank shareholders at the Special Meeting. As of the Record Date, there were 1,379,533 shares of Branford Non-voting Common Stock outstanding and entitled to vote on certain matters only, all of which shares were held of record by one shareholder on such date. Each holder of record of Branford Non-voting Common Stock is entitled to cast one vote per share on the Merger Proposal but may not be entitled to vote on any other matter properly submitted for the vote of Bank shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of each class of Branford Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting for such class. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the Special Meeting.

     The approval and adoption of the Merger Agreement by Bank shareholders will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Branford Voting Common Stock, voting as a class, and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Branford Nonvoting Common Stock, voting as a class. As described in "THE MERGER -- Conditions to the Merger," such shareholder approval is a condition to consummation of the Merger. In determining whether the Merger Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger Proposal.


     As of the Record Date, directors and executive officers of Branford and their affiliates beneficially owned 345,522 shares of Branford Voting Common Stock, or approximately 6.67% of such shares then outstanding, and possessed voting rights with respect to 1,379,533 shares of Branford Non-voting Common Stock or 100 percent of such shares then outstanding. Such persons have informed the Bank that they intend to vote or direct the vote of all such shares of Branford Common Stock "FOR" the Merger Proposal.

     All shares of Branford Common Stock which are entitled to be voted and are represented at the Special Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, (i) such proxies will be voted "FOR" the Merger Proposal, and (ii) if the holder of the shares represented by such proxies possesses voting rights with respect to any other matter properly brought before the Special Meeting (including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise), such proxies will be voted in the discretion of the proxy holders as to such other matters; provided, however, that no proxy which is voted "AGAINST" the Merger Proposal will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and banking laws. Branford does not have any knowledge of any matters to be presented at the Special Meeting other than the matters set forth above under "-- General."

     The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. However, any proxy given by a Bank shareholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of Branford a written notice of revocation bearing a later date than the proxy, (ii) delivering to the Secretary of Branford a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Branford Savings Bank, 45 South Main Street, Branford, Connecticut 06405,
Attention: Gregory R. Shook, Corporate Secretary, or hand delivered to Branford's Corporate Secretary at or before the taking of the vote at the Special Meeting.


     If a quorum is not obtained, or if fewer shares of Branford Voting Common Stock are voted in favor of the proposal for approval of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote "AGAINST" the Merger Proposal. The holders of a majority of the shares present or represented at the Special Meeting would be required to approve any adjournment of the Special Meeting.



     BRANFORD SHAREHOLDERS SHOULD NOT FORWARD ANY BRANFORD COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO BRANFORD SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

     THE REQUIRED VOTE OF THE BRANFORD SHAREHOLDERS WITH RESPECT TO THE MERGER PROPOSAL IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF BRANFORD COMMON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL.


     The Bank will bear all expenses of this solicitation of proxies from the holders of Branford Common Stock, except that the cost of preparing and mailing this Proxy Statement/Prospectus will be borne proportionately by the Bank and North Fork. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Branford in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Bank has retained American Stock Transfer and Trust Company, a proxy soliciting firm, to assist in such solicitation. The fees to be paid to such firm are not expected to exceed $5,000 plus reasonable out-of-pocket costs and expenses. In addition, the Bank will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. Branford's shareholders are urged to read carefully the Merger Agreement.

EFFECTS OF THE MERGER


     Pursuant to the terms of the Merger Agreement, subject to the satisfaction (or waiver, where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof and the approval of the Merger Agreement by the requisite vote of the holders of Branford Common Stock, Merger Bank will be merged with and into the Bank, which will become a wholly-owned subsidiary of North Fork, and Bank shareholders will become shareholders of North Fork. The Bank will be the surviving corporation in the Merger, and will continue its corporate existence as a Connecticut state-chartered savings bank wholly owned by North Fork. Upon consummation of the Merger, the separate corporate existence of Merger Bank will terminate.


     Each outstanding share of North Fork Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Merger.

EXCHANGE RATIO

     At the Effective Time (as defined below), each issued and outstanding share of Branford Common Stock, except for (i) shares held directly or indirectly by Branford or North Fork or their subsidiaries (other than shares held by them in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) and (ii) shares of Branford Common Stock as to which the holder thereof shall have exercised dissenters' rights, will be converted into and become exchangeable for a number (the "Exchange Ratio") of shares of North Fork Common Stock equal to the quotient obtained by dividing (x) $5.25 by
(y) the Average North Fork Price, that is, the average of the closing sales prices of North Fork Common Stock on the NYSE over the 20 consecutive trading days ending on the trading day immediately preceding the date on which the last required bank regulatory approval of the Merger is issued, excluding any required waiting period following such approval (the "Final Regulatory Approval Date"). Notwithstanding the foregoing, (A) if the Average North Fork Price is greater than $26.83, then the Exchange Ratio shall remained fixed at 0.1957, and Bank shareholders will receive North Fork Common Stock having a market value (based on the Average North Fork Price) exceeding $5.25 for each share of Branford Common Stock held by them at the Effective Time, or (B) if the Average North Fork Price is less than $19.83, then the Exchange Ratio shall remain fixed at 0.2648, and Bank shareholders will receive North Fork Common Stock having a market value (based on the Average North Fork Price) of less than $5.25 for each share of Branford Common Stock held by them at the Effective Time, provided, however, that in the latter case North Fork may at its discretion deliver a written notice to the Bank within 5 trading days of the Final Regulatory Approval Date that North Fork irrevocably waives the fixed exchange ratio of 0.2648, in which event the Exchange Ratio will continue to be determined in accordance with the formula set forth in the first sentence of this paragraph. If North Fork fails to deliver notice of such waiver, then the Bank may terminate the Merger Agreement. Each share of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to North Fork's Rights Agreement (see "DESCRIPTION OF NORTH FORK CAPITAL STOCK -- Rights Plan").


     The formula for determining the Exchange Ratio was arrived at through arm's-length negotiations between Branford and North Fork. If after determination of the Exchange Ratio North Fork effects a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of or to North Fork Common Stock or declares a stock dividend on such stock, an appropriate adjustment to the Exchange Ratio will be made.


     It is expected that the market price of North Fork Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of North Fork Common Stock to be received by Bank shareholders in the Merger will be fixed as of the Final Regulatory Approval Date and because market price of North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of Branford Common Stock would receive in the Merger may increase or decrease between the Final Regulatory Approval Date and the Effective Time. No assurance can be given concerning the market price of North Fork Common Stock before or after the Effective Time.

     No fractional shares of North Fork Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, North Fork will make a cash payment to each Bank shareholder who otherwise would be entitled to receive a fractional share.

     Upon consummation of the Merger, any shares of Branford Common Stock that were owned by the Bank as treasury stock or that were held directly or indirectly by North Fork or its subsidiaries (other than Trust Account Shares and DPC Shares) will be canceled and retired and no payment will be made with respect thereto.

BRANFORD WARRANTS

     All outstanding and unexercised warrants to purchase shares of Branford Common Stock, which collectively relate to 700,000 shares of Branford Common Stock (the "Branford Warrants"), are held by one warrant holder. Under the terms of the Warrant Purchase Agreement pursuant to which the Branford Warrants were issued, upon the consummation of a business combination transaction such as the Merger all outstanding Branford Warrants are automatically to be converted into warrants to purchase a number of shares of the surviving corporation in the transaction equal to the product obtained by multiplying (x) the number of shares of Branford Common Stock subject to the Branford Warrants immediately prior to consummation by (y) the exchange ratio applicable to the conversion of outstanding shares of Branford Common Stock into shares of the surviving corporation upon consummation.

     The Merger Agreement as executed contains a provision whereby the Branford Warrants will be converted at the Effective Time into warrants to purchase North Fork Common Stock in accordance with the foregoing formula. The Merger Agreement also specifies that a holder of Branford Warrants will be able to elect to receive cash in lieu of the North Fork warrants otherwise receivable by such holder by sending written notice of such election to North Fork not less than 5 business days prior to the anticipated date of closing. The holder of all 700,000 outstanding Branford Warrants has made such a cash election. As a result, the holder will receive at the Effective Time an amount in cash equal to the difference between "A" and "B", where "A" is equal to the product obtained by multiplying (x) the number of shares of Branford Common Stock subject to such holder's Branford Warrants by (y) the Bank Pre-closing Share Value (as defined below), and where "B" is equal to the aggregate purchase price under such holder's Branford Warrants. The "Bank Pre-closing Share Value" is equal to the product obtained by multiplying (i) the average of the closing sales prices of North Fork Common Stock on the NYSE as reported by The Wall Street Journal for the 5 trading days ending on the trading day immediately preceding the Closing Date by (ii) the Exchange Ratio.


EFFECTIVE TIME


     The Effective Time of the Merger will be the close of business on the Closing Date. The Closing Date will be the first day which is (i) the last business day of a month and (ii) at least two business days after the satisfaction or waiver of the last to occur of the conditions to effectiveness of the Merger as specified in the Merger Agreement, unless another date is agreed to by North Fork and the Bank. See "-- Conditions to the Merger." A period of time may elapse between the Special Meeting and the Effective Time while the parties seek to obtain any required regulatory approvals of the Merger not received on or before the date of the Special Meeting. Currently, management believes that all such required regulatory approvals not heretofore received will be received before or shortly after the Special Meeting, although no assurances can be given on this matter. Also, there can be no assurance that the United States Department of Justice or the Connecticut Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals Required for the Merger." The managements of North Fork and Branford do not currently anticipate that any conditions to consummation of the Merger other than receipt of required regulatory approvals would cause substantial delay between shareholder approval of the Merger at the Special Meeting and the Effective Time. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before March 31, 1998. See "-- Waiver and Amendment; Termination."


BACKGROUND OF THE MERGER


     In the Spring of 1996, Branford's management, upon instructions from the Bank's Board, requested the Bank's financial advisor, O&Co., to prepare a strategic analysis of Branford, including the alternatives of remaining an independent bank or affiliating with a potential third party acquiror. In connection with such process, potential acquirors were contacted and after considering the results of the contacts, the Branford Board decided not to take action.


     In the Spring of 1997, as a result of increased bank merger activity and increased market value for bank stocks, upon instructions from the Executive Committee, the Bank's management contacted several potential acquirors of Branford, of which three indicated an interest in discussing a proposed transaction.


     At the regular meeting of the Branford Board on May 22, 1997, there was a discussion of the responses from the contacted institutions. While allowing for further discussions with certain contacted institutions, based on initial indications of interest it was determined by the Board not to proceed with negotiations with any of such institutions. Shortly after such meeting, Robert
J. Mariano, President and Chief Executive Officer of Branford, was contacted by Peter J. Ostrowski, managing director of O&Co., who indicated that a fourth institution, North Fork, was interested in discussing a proposed transaction. On June 4, 1997, Mr. Mariano and Mr. Ostrowski met with John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork, at which meeting the participants discussed a potential transaction involving North Fork including potential pricing.



     At a regular Branford Board meeting held on June 26, 1997, Mr. Mariano reported to the Board on the June 4 meeting with Mr. Kanas and updated the Board on the status of discussions with the three other financial institutions. At such meeting the Board, on the basis of the North Fork proposal, determined to proceed with negotiations with North Fork.



     In the following three weeks, after the signing of a confidentiality agreement, a number of meetings were held between representatives of Branford and North Fork with respect to the terms of a proposed transaction.

Due diligence reviews were arranged off-site from Bank premises. Discussions were also held between representatives of the Bank and other previously contacted interested acquirors.


     At a special meeting held on July 18, 1997, the Branford Board considered the status of negotiations with respect to a potential acquisition. Mr. Mariano reviewed the status of negotiations with North Fork and discussions with the other interested institutions. The consensus of the meeting was that the North Fork proposal provided shareholders of Branford Common Stock with the highest market value of the proposals received. O&Co. presented a financial review of Branford and of North Fork and Branford separately and combined. The Board then considered various pricing alternatives and received a presentation on a proposed draft merger agreement with North Fork. As a result of their deliberations, the Board authorized Mr. Mariano and Branford's advisors to proceed towards finalizing an agreement with North Fork.


     At a regular meeting of the Board of Directors held on July 24, 1997, the Board considered the negotiated proposal from North Fork. O&Co. presented an updated financial review regarding the proposed transaction. The Bank's legal counsel reviewed the elements of the proposed contract. After consideration by the Board of the current and prospective financial status of Branford, the financial performance of North Fork and the current environment for acquisitions, the Board voted by unanimous vote of the members present to approve the execution and delivery of the Merger Agreement.

RECOMMENDATION OF BRANFORD'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Branford Board has approved the Merger Agreement and the transactions provided for therein and determined that the Merger is fair to, and in the best interests of, Branford and its shareholders. The Branford Board therefore unanimously recommends that holders of Branford Common Stock vote to approve and adopt the Merger Agreement and the transactions contemplated therein.


     The Branford Board believes that the Merger will enable holders of Branford Common Stock to realize increased value due to the 10% premium over market price per share of Branford Common Stock, as represented by the Exchange Ratio formula. The Branford Board also believes that the Merger may enable Branford's shareholders to participate in opportunities for appreciation of North Fork Common Stock. See "-- Background of the Merger" and "-- Opinion of Branford's Financial Advisor." In reaching its decision to approve the Merger Agreement, the Branford Board consulted with its legal advisor regarding the legal terms of the Merger and the Board's fiduciary obligations in its consideration of the proposed Merger; with its financial advisor regarding the financial aspects and fairness of the proposed Merger; and with management of Branford. Without assigning any relative or specific weight, the Branford Board considered the following material factors, many of which are subjective in nature, both from a short-term and long-term perspective:



     (i) the Branford Board's familiarity with, and review of the Bank's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, profitability and the business risks associated therewith;



     (ii) the current and prospective environment in which Branford operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;



     (iii) the potential for appreciation in market value of Branford Common Stock on both a short- and long-term basis, as a stand alone entity, in comparison to the Exchange Ratio formula;



     (iv) information about North Fork derived from publicly available data as well as other financial data provided by North Fork and discussions with North Fork management concerning the business, financial conditions, results of operations and asset quality of North Fork;



     (v) the competitive position and future growth prospects of North Fork following the Merger;



     (vi) the presentations of O&Co. regarding the Merger and the opinion of O&Co. that as of the date of the Merger Agreement, the merger consideration was fair, from a financial point of view, to the holders of Branford Common Stock (see "-- Opinion of Branford's Financial Advisor");

     (vii) the financial terms and other conditions of the Merger Agreement; and



     (viii) the expectation that North Fork will continue to provide quality services to the communities and customers served by Branford and North Fork's capacity, as a larger institution with a larger capital base, to provide a wider range of services and enhanced access to credit to such customers and communities.


REASONS FOR THE MERGER -- NORTH FORK

     At a meeting on July 22, 1997, the North Fork Board unanimously approved the Merger Agreement and the transactions provided for therein. In reaching its decision, the North Fork Board was advised by legal counsel regarding the legal aspects of the transaction, and reviewed with management the key financial components and fairness of the proposed transaction. Without assigning any relative or specific weights, the Board and management considered a number of factors, both from a short-term and a longer term perspective, including the following: (i) North Fork's business, operations, financial condition, earnings and prospects, including, but not limited to, its potential growth and development in areas adjacent to, or more remote from, its current market areas;
(ii) the results of North Fork's in-depth due diligence review of Branford, including its business, operations, earnings and financial condition on an historical and prospective basis, and the enhanced opportunities for growth after North Fork's acquisition of Branford; (iii) a variety of factors affecting and relating to the overall strategic focus of North Fork including, without limitation, utilization of the newly-acquired bank to achieve more widespread and innovative marketing of deposits and other banking products to new target populations; (iv) the current and prospective economic, competitive and regulatory environment facing financial institutions generally, and the need to seek new markets and to explore new modes of delivering products and services;
(v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; (vi) the anticipated revenue enhancement, cost savings and efficiencies in the operation of the Bank expected to be attained after the Merger (see "MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER -- Projected Cost Savings and Revenue Enhancements"); and
(vii) the expectation that the Merger would be treated as a tax-free reorganization.


     The North Fork Board believes that the Merger will give North Fork a solid base in the New England market from which to increase its deposit taking activities and will enhance its ability to compete in the increasingly competitive banking and financial services industry.


OPINION OF BRANFORD'S FINANCIAL ADVISOR

     O&Co. was retained by Branford as its financial advisor to provide, among other services, advice and assistance relating to the evaluation and execution of mergers and acquisitions pursuant to an engagement letter dated February 26, 1996 ("O&Co. Engagement Letter"). Branford selected O&Co. on the basis of its in-depth knowledge of the bank and thrift industry; the qualifications, experience and reputation of its personnel in the banking and investment communities; and its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.


     As part of the advisory services described above, the Board of Directors of Branford requested O&Co.'s opinion as to the fairness, from a financial point of view, of the terms of the Merger Agreement to the holders of Branford Common Stock. Pursuant to the terms of the Merger Agreement, each share of Branford Common Stock will be converted into and become exchangeable for a number of shares of North Fork Common Stock equal to the Exchange Ratio. The Exchange Ratio will equal $5.25 divided by the average reported closing sales prices of North Fork Common Stock during the twenty consecutive trading-day period immediately preceding the date on which the last bank regulatory approval of the Merger is received, excluding post-approval waiting periods and subject to certain minimum and maximum limits on the Exchange Ratio as follows: 0.1957 shares of North Fork Common Stock if the Average North Fork Price is greater than $26.83, and 0.2648 shares of North Fork Common Stock if the Average North Fork Price is less than $19.83, respectively. In the event that the Average North Fork Price falls below $19.83, North Fork may elect to waive the fixed Exchange Ratio of 0.2648 and allow the ratio to continue to be determined in such a manner as to provide a market value of $5.25 to Branford shareholders and if North Fork fails to make such a waiver, the Bank may terminate the Merger Agreement. On July 24, 1997, O&Co. delivered its opinion to the Board of Directors of Branford that, as of such date, the consideration to be received by the holders of Branford Common Stock was fair from a financial point of view. O&Co. confirmed its July 24, 1997 opinion by delivery of a written opinion, dated the date hereof, to the Branford Board (the "O&Co. Opinion"), stating that, as of the date thereof, in the opinion of O&Co. the consideration to be received by Branford shareholders was fair from a financial point of view.



     THE FULL TEXT OF THE O&CO. OPINION IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FAIRNESS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C. HOLDERS OF BRANFORD COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY O&CO. IN CONNECTION THEREWITH. O&CO.'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE ANY RECOMMENDATION TO THE BOARD OF DIRECTORS OF BRANFORD OR TO THE HOLDERS OF BRANFORD COMMON STOCK WITH RESPECT TO ANY VOTE AT THE MEETING.


     In connection with providing its opinion, O&Co. examined and relied upon, among other things, the Merger Agreement, annual reports to shareholders, proxy statements and related audited financial statements for Branford and North Fork for the three fiscal years ended December 31, 1994, 1995, and 1996; certain interim financial reports for Branford and North Fork for the quarters ended March 31, 1997 and June 30, 1997; certain other financial information for Branford and North Fork, including pro forma financial statements and managements' estimates relating to, among other things, earnings, asset quality and capital. O&Co. conducted discussions with executive management of both Branford and North Fork concerning historical financial performance and condition, market area economic conditions, and future business prospects and financial forecasts. O&Co. reviewed stock market prices and trading activity for the common shares of Branford and North Fork. O&Co. also reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with other bank merger and acquisition transactions; and considered such additional financial and other information it deemed relevant.


     In preparing its opinion, O&Co. relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to it by, or on behalf of, Branford and North Fork. O&Co. did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of Branford or North Fork, nor was it furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, O&Co. was advised that they reflected the best currently available estimates and judgment of the executive management of Branford and North Fork. O&Co.'s opinion was necessarily based upon the information available to it and the market, economic and other conditions as they existed, and could be evaluated, as of the date of its opinion.


     In connection with providing its fairness opinion to the Board of Directors of Branford, O&Co. performed a variety of financial analyses. The following is a summary of the material terms of such analyses but does not purport to be a complete description of O&Co.'s analyses or presentations to the Branford Board of Directors. The preparation of a fairness opinion is a complex process involving subjective judgments and does not necessarily lend itself to partial analyses or summary description. O&Co. believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying O&Co.'s opinion.

     In performing its analyses, O&Co. made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which may be more or less favorable than actual results. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in O&Co.'s analyses was identical to Branford or North Fork or to the terms of the Merger Agreement. Because such estimates are inherently subject to uncertainty, O&Co. assumes no responsibility for their accuracy.

  Stock Trading History

     O&Co. examined the history of trading prices for Branford Voting Common Stock and North Fork Common Stock for the period from July 12, 1996 through July 23, 1997. During that time period, Branford Voting Common Stock generally traded in the $3.00 to $4.75 range. In the early part of the period, through mid-November 1996, Branford's stock traded at the low end of the range, at prices at or below $3.50. From mid-November through the early part of June 1997, Branford Voting Common Stock traded primarily within the $3.50 to $4.50 range. From mid-June 1997, the stock generally traded between $4.50 and $4.75. On July 23, 1997, Branford Voting Common Stock closed at $4.75. Branford Non-voting Common Stock and Branford Warrants were issued to a single holder in 1994 and have never traded.

     From July 12, 1996 through July 23, 1997, North Fork Common Stock traded in the $13.19 to $25.06 range. North Fork's stock price rose steadily throughout the period. The closing price for North Fork Common Stock on July 23, 1997 was $25.06.

  Contribution Analysis


     O&Co. prepared a contribution analysis showing the percentage contributed by Branford to the combined company on a pro forma basis of assets and deposits at March 31, 1997. This analysis showed that Branford shareholders would contribute 2.7% of pro forma consolidated assets and 3.4% of pro forma consolidated deposits. Net income contributions were considered based upon quarter ended March 31, 1997 results annualized, Branford annualized results reported on a fully taxable basis, the expected earnings adjustments resulting from the purchase method of accounting for the acquisition of Branford and a range of possible Exchange Ratios. It was further assumed the holder of the Branford Warrants accepts cash for the Warrants. Based on these assumptions, the acquisition of Branford would contribute 1.35% to consolidated pro forma earnings. Branford shareholders would receive approximately 1.91%, 2.05% and 2.57% of the pro forma ownership of the combined company assuming Average North Fork Prices of $26.83, $25.00 and $19.83 and resultant Exchange Ratios of 0.1957, 0.2100 and 0.2648, respectively.


  Comparable Company Analysis


     O&Co. compared the financial condition and operating performance of Branford with a peer group of 12 NASDAQ and exchange-listed thrift institutions headquartered in New England, New York, New Jersey and Pennsylvania with assets between $150 million and $250 million. Branford reported a return on average assets of 1.13% and a return on average equity of 12.46%, based on trailing twelve months earnings as of March 31, 1997, and an equity to assets ratio of 9.52% as of March 31, 1997. Based on trailing twelve months earnings as of March 31, 1997, the peer group reported an average return on average assets of 1.05%; an average return on average equity of 11.63% and an average equity to assets ratio of 9.49% as of March 31, 1997. Branford reported a somewhat better operating performance than the peer group due to the significant positive impact of its utilization of net operating loss carryforwards to offset income tax expense. Branford's equity to assets ratio was approximately equal to the peer group average.


     O&Co. compared the trading level of Branford Voting Common Stock with a peer group of 20 NASDAQ and exchange-listed banks and thrift institutions headquartered in New England, New York, New Jersey and Pennsylvania with assets between $150 and $250 million. At July 23, 1997, Branford's Voting Common Stock price was $4.75, or 16.4 times trailing twelve months earnings per share and 184% of reported March 31, 1997 book value per share, compared to the peer group average of 16.6 times trailing twelve months earnings and 151% of book value. The trading level of Branford Voting Common Stock was slightly below the peer average on an earnings multiple basis, and above the peer average on a book value basis.

     O&Co. compared the financial condition and operating performance of North Fork with a peer group of nine NASDAQ and exchange-listed banks headquartered in New England, New York, New Jersey and Pennsylvania with assets between $3 billion and $10.5 billion. North Fork reported a return on average assets of 1.23% and a return on average equity of 15.79%, based on March 31, 1997 trailing twelve months earnings per share, and an equity to assets ratio of 7.29% as of March 31, 1997. The peer group had an average return on average assets of 1.18%; an average return on average equity of 15.28% and an average equity to assets ratio of 7.93%. North Fork's reported operating performance was better than the peer group, while its equity to assets ratio was below the peer average. North Fork's trailing twelve months earnings include the negative impact of $21.6 million in one-time expenses in 1996 related to a merger and $8.4 million in SAIF recapitalization charges. For the three months ended March 31, 1997, North Fork's annualized return on average assets was 1.77% and its annualized return on average equity was 22.09%, both substantially above the respective peer averages.

  Analysis of Selected Merger Transactions


     O&Co. reviewed certain financial data, as of the date of the announcement, for acquisitions of commercial banks and thrifts in the Northeast announced between January 1996 and July 1997. O&Co. also reviewed acquisitions of commercial banks and thrifts in Connecticut between January 1996 and July 1997. O&Co. calculated the average multiple of price to target's earnings for trailing 12 months, the average percentage of price to book value and the average premium (price in excess of reported equity) as a percentage of deposits, on a quarterly basis beginning January 1, 1996 through June 30, 1997. For transactions announced in the second quarter of 1997, the calculations resulted in the following averages: (i) price as a multiple to earnings for Northeast banks of
15.7 times, Northeast thrifts of 8.3 times, and Connecticut transactions of 11.3 times, compared with the value of the North Fork proposal of 18.1 times Branford's trailing twelve months earnings; (ii) price as a percentage of book value for Northeast banks of 194%, Northeast thrifts of 174%, and Connecticut transactions of 182%, compared with the value of the North Fork proposal of 208% of Branford's book value; (iii) premium as a percentage of deposits for Northeast banks of 10.6%, Northeast thrifts of 11.2%, and Connecticut transactions of 9.2%, compared with the value of the North Fork proposal of 12.6% of Branford's deposits.


  Impact Analysis

     O&Co. analyzed the changes in the amount of earnings per share and book value represented by the issuance of 0.1957, 0.2100 and 0.2648 shares of North Fork Common Stock for each share of Branford Common Stock. The analysis was based upon reported March 31, 1997 balance sheet data and quarter ended March 31, 1997 annualized reported earnings for Branford, and North Fork's March 31, 1997 balance sheet and March 31, 1997 annualized reported earnings on a pro forma basis including Branford's annualized results reported on a fully taxable basis and the estimated earnings adjustments resulting from the purchase method of accounting for the acquisition of Branford and assuming the holder of Branford Warrants accepts cash for the Warrants.

     Using the exchange ratios of 0.1957, 0.2100 and 0.2648 shares of North Fork Common Stock for each share of Branford Common Stock, the respective estimated equivalent 1997 annual earnings per equivalent share of Branford Common Stock would have been $.30, $.32 and $.41, or 95%, 100% and 129% of Branford's estimated 1997 earnings per share; the respective book values per equivalent share of Branford Common Stock as of March 31, 1997, would have been $1.39, $1.49 and $1.88 or 54%, 58% and 73% of Branford's book value per share as of the same date; and the respective annual cash dividends for each equivalent share of Branford Common Stock would have been $.12, $.13 and $.16 per share, or 150%, 163% and 200% of Branford's indicated annual cash dividend of $.08 per share.

  Discounted Cash Flow Analysis.

     O&Co. performed an analysis which estimated the future cash flows to Branford shareholders over a three-year period under various circumstances, assuming Branford performed in accordance with the earnings forecasts of its management. To approximate the terminal value of Branford Common Stock at the end of the three-year period, O&Co. applied price to earnings multiples ranging from 16.0 times to 22.0 times, which resulted in values that equated to percentages of book value ranging from 134% to 184%. The terminal values were then discounted to present values using discount rates ranging from 12.5% to 20.0%, chosen to reflect assumptions regarding rates of return and risk premiums required by holders or prospective holders of Branford Common Stock. This analysis indicated a range of present values per share of $2.49 to $4.04.

  Remaining Independent Scenario

     O&Co. discussed with Branford's management and Board of Directors the various expenses associated with remaining as an independent company while achieving acceptable shareholder returns. In order to survive independently in a highly competitive market, Branford would have to broaden its product and service offerings to attract and retain customers. This strategy would require a near-term investment in Branford through the attraction and retention of additional qualified professionals and a substantial investment in technology. Moreover, the potential benefit of new products and services is long-term with no certainty as to the degree of success and Branford's operating performance could suffer in the short-term with adverse implications to shareholder value.


     Pursuant to the O&Co. Engagement Letter, Branford has agreed to pay O&Co. a fee for its advisory services in connection with the Merger equal to the sum of $75,000 plus 1.5% of the aggregate value of the consideration received by Branford shareholders upon consummation of the Merger in excess of $15.0 million, or approximately $431 thousand based upon an estimated aggregate value of $38.8 million. Branford has agreed to make interim payments to O&Co. during the pendency of the proposed transaction which will be credited against the total advisory fee. Branford has made payments totalling $50,000 as of the mailing of the Proxy Statement/Prospectus. Pursuant to the O&Co. Engagement Letter, Branford has also agreed to reimburse O&Co. for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with its engagement and to indemnify O&Co. and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities.



INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain members of Branford's management and the directors of Branford may be deemed to have interests in the Merger that are in addition to their interests as shareholders of the Bank generally. The Branford Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Pursuant to the terms of the Merger Agreement, at or immediately after the Effective Time North Fork will cause the number of directors of the Resulting Bank to be reduced to seven. North Fork will select four of the seven directors and will cause Mr. Mariano and any two other current directors of Branford, as selected by Branford and approved by North Fork (which approval will not be unreasonably withheld) prior to the Effective Time, to continue as the other three directors of the Resulting Bank at that time. North Fork shall cause the three Branford directors continuing on the board of the Resulting Bank to serve for a period of not less than two years after the Effective Time, if they so consent. Immediately prior to the Effective Time, Branford will cause each Branford director who is not continuing as a director of the Resulting Bank to deliver to North Fork a signed resignation from the Branford Board, which will become effective at the Effective Time. The Branford directors who do not continue as directors of the Resulting Bank will be appointed, unless they decline such appointment, to an advisory committee of the Board of Directors of the Resulting Bank, to serve as members thereof for a period of not less than two years after the Effective Time and to receive advisory director fees for meetings of the advisory committee comparable to the fees received by them as directors of Branford prior to the Effective Time.


     Certain executive officers of Branford, specifically, President and Chief Executive Officer Robert J. Mariano, Executive Vice President Jeffrey C. Clark, Senior Vice President Donald S. Beckwith, Senior Vice President and Secretary Gregory R. Shook, and Senior Vice President and Chief Financial Officer Albert
J. Otto, are currently serving under employment agreements with Branford, which will continue to be binding agreements of the Resulting Bank after the Merger and which North Fork also has agreed to honor. These employment agreements contain change-in-control provisions. Under such provisions, if a change in control of Branford (as defined in the agreements) occurs and within two years thereafter Branford or its successor terminates (other than for cause) the officer's employment or the officer voluntarily terminates his own employment, the officer is entitled to receive a lump-sum severance payment. Under Mr. Mariano's agreement, the severance payment is equal to approximately three times his average base salary for the five taxable years preceding the year in which the change-in-control occurs; for each of the other officers, the severance payment is equal to the officer's last six months' salary before the change-in-control. The Merger will qualify as a change-in-control under these employment agreements. It is anticipated that Mr. Mariano will receive the change-in-control severance payment under his employment agreement, even if he continues to serve as President of the Resulting Bank as is contemplated. Based on the current and historical salaries of the officers serving under such employment agreements and assuming each becomes entitled to receive the change-in-control severance payment provided under his employment agreement after the Effective Time, by virtue of his voluntary or involuntary termination of employment within two years after the Effective Time, it is estimated that the officers would be entitled to receive the following severance payments: Mr. Mariano -- $390,000; Mr. Clark -- $39,250; Mr. Beckwith -- $36,150; Mr.
Shook -- $37,200; and Mr. Otto -- $35,000. The officers serving under employment agreements are also covered employees under Branford's employees severance plan, which will continue in effect following the Merger and provides for lump-sum payments to employees who are involuntarily terminated at any time, with the amount of such payments to be based on their years of service and salary at the time of termination. See "-- Employee Matters," below. Amounts payable under the Branford employee severance plans will be reduced by amounts received by officers having employment agreements with change-in-control provisions. Based on current salary, of the executive officers only Mr. Clark would be entitled to a payment under the severance plan, in the amount of $39,250.



     North Fork has offered Mr. Mariano the position of President of the Resulting Bank after the Merger. In connection therewith, the parties have negotiated a new form of employment agreement which Mr. Mariano may enter into within 20 business days after the Effective Time. Mr. Mariano has indicated to North Fork that he currently anticipates entering into such agreement. The proposed new employment agreement with Mr. Mariano provides for a two-year term at an annual base salary equal to the current base salary of Mr. Mariano as President and Chief Executive Officer of the Bank. Under the terms of the proposed employment agreement, Mr. Mariano also shall be eligible for annual bonuses, commencing as of the first fiscal year-end occurring after the Effective Time unless Mr. Mariano has already received an annual bonus for such year from the Bank. Any such bonuses shall be determined by the Resulting Bank's Board in consultation with the senior management of North Fork. The proposed employment agreement also provides for Mr. Mariano's participation in all of the employee benefit plans maintained for key employees of the Resulting Bank after the Effective Time, including any pension, medical insurance or life insurance plan and all stock option, restricted stock, stock appreciation rights, phantom stock, stock unit or other stock-based plans. Mr. Mariano's agreement with North Fork after the Effective Time to accept such an executive position at the Resulting Bank will not affect his ability to collect amounts due him under the change-in-control provision of his current employment agreement with Branford, discussed above, at the Effective Time.


     The Merger Agreement also contains standard provisions by which North Fork indemnifies the directors and officers of Branford in certain respects. Specifically, the Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of Branford is, or is threatened to be, made a party based in whole or in part on, or pertaining to
(i) the fact that such person was a director, officer or employee of Branford; or (ii) the Merger Agreement or the transactions contemplated thereby, North Fork will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding. In addition, prior to the Effective Time, Branford shall obtain directors' and officers' liability insurance extending for a period of three years following the Effective Time for the benefit of persons serving as officers and directors of Branford immediately prior to the Effective Time with respect to acts or omissions in such capacities occurring prior to the Effective Time, provided that such policy shall be in amounts and on terms and conditions substantially similar to the Bank's policy prior to the Merger.

     Under the Merger Agreement, all stock appreciation rights relating to Branford Common Stock that are outstanding and unexercised at the Effective Time, including any such rights that were not vested immediately prior to the Effective Time but vest at such time because the Merger constitutes a "change in control" thereunder, will be converted into cash pursuant to a formula set forth in the Merger Agreement. Certain executive officers and directors of Branford currently hold such stock appreciation rights, some of which are not vested on the date hereof but will likely become vested at the Effective Time due to the change in control incident to the Merger. Further information regarding such rights held by the executive officers and directors is set forth in "Stock Appreciation Rights," below.


     Other than as set forth above, no director or executive officer of Branford has any direct or indirect material interest in the Merger, except insofar as the ownership of any Branford Common Stock or Branford stock appreciation right by such director or executive officer might be deemed such an interest.


EMPLOYEE MATTERS


     As soon as practicable after the Effective Time, employees of Branford will become entitled to participate in the benefit plans maintained by North Fork for itself and its current subsidiaries on substantially the same terms and conditions as apply to comparable employees of North Fork and its subsidiaries and may be granted credit for service with Branford for certain purposes under certain of such plans. North Fork intends to continue each of the existing Branford employee benefit plans to which there exists a corresponding North Fork employee benefit plan until the date on which the inclusion of Branford employees in North Fork's corresponding plan occurs. In addition, North Fork has agreed to maintain substantially unchanged after the Effective Time certain other employee-related plans or arrangements presently maintained by Branford. In this regard, for at least two years after the Effective Time, North Fork will maintain at the Resulting Bank the current employee severance plan of Branford, under which employees terminated involuntarily (other than for cause) will receive a lump-sum severance payment equal to two weeks' salary for every full year of employment with Branford or its successors up to a maximum of fifty-two weeks' salary. Moreover, the employment agreements currently held by certain Branford officers will continue in effect after the Merger, and North Fork also has agreed to honor such agreements. See "-- Interests of Certain Persons in the Merger," above.


STOCK APPRECIATION RIGHTS

     At the Effective Time, each stock appreciation right relating to Branford Common Stock previously granted by Branford (each a "Branford SAR") that is outstanding and unexercised immediately prior thereto, whether vested or nonvested, shall automatically be converted into and become a right to receive cash in an amount equal to the product of "A" multiplied by "B", where "A" is equal to the number of shares of Branford Common Stock to which the Branford SAR relates immediately prior to the Effective Time, and where "B" is equal to the difference between (x) the Bank Pre-closing Share Value (as defined under
"-- Branford Warrants," above), and (y) the exercise price per share of Branford Common Stock under the Branford SAR.

     As of the date hereof, there are 380,000 Branford SARs outstanding. Mr. Mariano and three other executive officers of Branford hold 180,000 of these Branford SARs, all of which are currently vested or are expected to vest prior to the Effective Time in accordance with their normal vesting schedules. The remaining 200,000 outstanding Branford SARs are held by the eleven current directors of Branford other than Mr. Mariano, in amounts ranging from 10,000 to 23,800 Branford SARs per director, depending upon length of service and numbers of Board meetings attended. The average exercise price for these directors' Branford SARs is $2.14. None of the Branford SARs held by these directors is currently vested but approximately 10,000 are expected to vest prior to the Effective Time under normal vesting schedules.

CONVERSION OF SECURITIES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     As promptly as practicable after the Effective Time, and in no event more than three business days thereafter, a bank or trust company selected by North Fork and reasonably satisfactory to Branford, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Branford Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates previously representing shares of Branford Common Stock ("Branford Stock Certificates") for certificates representing shares of North Fork Common Stock ("North Fork Stock Certificates") and cash in lieu of fractional shares.

     HOLDERS OF BRANFORD COMMON STOCK SHOULD NOT SEND IN THEIR BRANFORD STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND

INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN THEIR BRANFORD STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Upon surrender to the Exchange Agent of one or more Branford Stock Certificates, together with a properly completed letter of transmittal, there will be issued and mailed to the shareholder surrendering such items one or more North Fork Stock Certificates representing the number of shares of North Fork Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The Branford Stock Certificates so surrendered will be canceled.

     No dividend or other distribution declared after the Effective Time with respect to North Fork Common Stock will be paid to the holder of any unsurrendered Branford Stock Certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the Effective Time, there will be no transfers on the stock transfer books of the Bank of shares of Branford Common Stock issued and outstanding immediately prior to the Effective Time. If Branford Stock Certificates are presented for transfer after the Effective Time, they will be canceled and exchanged for North Fork Stock Certificates.

     None of the Exchange Agent, North Fork or the Bank, nor any other person, will be liable to any former holder of Branford Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a Branford Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.


     No fractional shares of North Fork Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Branford Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of North Fork Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of North Fork Common Stock multiplied by the average of the closing sales prices of North Fork Common Stock on the NYSE as reported by The Wall Street Journal over the five consecutive trading day period ending on the day prior to the Effective Date. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share which such holder would otherwise have been entitled to receive.


CONDITIONS TO THE MERGER

     The respective obligations of North Fork and the Bank to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by shareholders of the Bank; (ii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals") (see "-- Regulatory Approvals Required for the Merger"); (iii) the Registration Statement of which this Proxy Statement/Prospectus forms a part having become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose having been initiated or threatened by the Commission; (iv) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of North Fork Common Stock in the Merger; (v) the shares of North Fork Common Stock issuable to holders of Branford Common Stock pursuant to the Merger having been authorized for listing on the NYSE, subject to official notice of issuance; (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") being in effect which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and (vii) no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.


     The obligations of North Fork to effect the Merger are further subject to the satisfaction, or waiver by North Fork, of the following conditions: (i) (x) certain representations and warranties of Branford contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (y) the representations and warranties of Branford contained in the Merger Agreement (including, without limitation, the representation that since March 31, 1997 no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect (as defined below) on Branford) shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i) (y), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Branford; (ii) Branford shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (iv) North Fork shall have received from each Branford Affiliate (as defined below) at least 35 days prior to the Special Meeting a letter in the form set forth as Exhibit D to the Merger Agreement (the "Branford Affiliates" to be those persons identified by Branford as its affiliates for purposes of Rule 145 under the Securities
Act); (v) North Fork shall have received an opinion of its counsel, in form and substance reasonably satisfactory to North Fork, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences" below); and (vi) North Fork shall have received a legal opinion, dated as of the Closing Date, of Branford's counsel in a form acceptable to North Fork as set forth in Exhibit E to the Merger Agreement.



     The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as whole, or (ii) materially impairs the ability of such party to consummate the transactions contemplated by the Merger Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated by the Merger Agreement or (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.



     The obligations of Branford to effect the Merger are further subject to the satisfaction or waiver by Branford of the following conditions: (i) (x) certain representations and warranties of North Fork contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (y) the representations and warranties of North Fork contained in the Merger Agreement (including, without limitation, the representation that since March 31, 1997 no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on North Fork) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i) (y), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on North Fork; (ii) North Fork shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;
(iii) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (iv) Branford shall have received from its counsel an opinion, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by Branford as a result of the Merger; (B) no gain or loss will be recognized by shareholders of the Bank who exchange all of their Branford Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock); and (C) the aggregate tax basis of the North Fork Common Stock received by shareholders who exchange all of their Branford Common Stock solely for North Fork Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Branford Common Stock surrendered in exchange therefor (see "-- Certain Federal Income Tax Consequences" below); and (v) Branford shall have received a legal opinion, dated as of the Closing Date, of North Fork's counsel in a form acceptable to Branford as set forth in Exhibit F to the Merger Agreement.


     If either Branford or North Fork fails to receive from its respective tax counsel an opinion containing substantially those representations set forth in subdivision (v) of the first or third preceding paragraph, respectively, but nevertheless determines to waive its receipt of such an opinion as a condition to its obligation to consummate the Merger, Branford will resolicit its shareholders for approval of the Merger by distributing an amended proxy statement/prospectus.


     No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before March 31, 1998, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either North Fork or Branford unless the failure to effect the Merger by such date is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.


REGULATORY APPROVALS REQUIRED FOR THE MERGER


     Consummation of the Merger and the transactions provided for in the Merger Agreement is subject to receipt of all Requisite Regulatory Approvals including those discussed in the following paragraphs.



     The acquisition by North Fork of Branford by virtue of the Merger is subject to the prior approval of the Federal Reserve Board under Section 3(a) of the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Consummation of the Merger is also subject to the prior approval of the FDIC under the Bank Merger Act.


     The Federal Reserve Board, in reviewing applications under the BHC Act, and the FDIC, in reviewing applications under the Bank Merger Act, must each consider, among other factors, the financial and managerial resources and future prospects of the institutions involved, and the convenience and needs of the communities to be served. In addition, neither agency may approve any transaction that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the United States may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the agency finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the Federal Reserve Board and/or the FDIC may not be consummated until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the respective agency and the U.S. Department of Justice, the waiting period may be reduced to not less than 15 days.

     The acquisition by North Fork of Branford by virtue of the Merger is also subject to the Connecticut Banking Commissioner's prior approval under Sections 36a-125 and 36a-411 of the Connecticut Banking Law and non-disapproval under
Section 36a-184 of the Connecticut Banking Law. Generally, in acting on the parties' applications for approval under these sections, the Connecticut Banking Commissioner will be required to consider the safety and soundness and managerial and financial resources of the Resulting Bank and the effect of the Merger on the convenience and needs of consumers and on competition. The formation of Merger Bank also will require the approval of the Connecticut Banking Commissioner pursuant to section 36a-70 of the Connecticut Banking Law. If the organization of Merger Bank complies with applicable law, the Connecticut Banking Commissioner will approve it conditioned upon the approval of the Merger.

     Under the Community Reinvestment Act of 1977, as amended (the "CRA"), and the comparable provisions of the State Banking Law, the banking agencies also must take into account the record of performance of each of North Fork Bank and Branford in meeting the credit needs of the assessment area, including low and moderate income neighborhoods, of each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

     North Fork and Branford are not aware of any other regulatory approvals that would be required for consummation of the Merger, except for those described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought.


     The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. See "-- Conditions to the Merger" and "-- Waiver and Amendment; Termination." There can be no assurance that all Requisite Regulatory Approvals will be obtained, and if obtained, there can be no assurance as to the date of the last such approval obtained. There can likewise be no assurance that the U.S. Department of Justice or the Connecticut Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.



     By letter dated September 25, 1997, the Federal Reserve Bank of New York, acting under authority delegated by the Board of Governors of the Federal Reserve System, approved North Fork's acquisition of Branford pursuant to the Merger. The remaining regulatory approvals are pending. Currently, North Fork and Branford expect to obtain all other Requisite Regulatory Approvals and are not aware of any issues or circumstances that would have a material adverse effect on the likelihood of obtaining such approvals.


CONDUCT OF BUSINESS PENDING THE MERGER


     Pursuant to the Merger Agreement, Branford has agreed that until the Effective Time, except as otherwise provided in the Merger Agreement, the Stock Option Agreement or with the prior consent of North Fork, Branford will carry on its business in the ordinary course consistent with past practice. In the Merger Agreement, Branford committed to use its reasonable best efforts to (x) preserve its business organization intact, (y) keep available to itself and North Fork the present services of its employees and (z) preserve for itself and North Fork the goodwill of its customers and others with whom business relationships exist.


     The Merger Agreement also contains certain restrictions on the conduct of Branford's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of North Fork, Branford may not, among other things, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount not greater than the most recent quarterly dividend paid in respect of each share of Branford Common Stock, which dividends shall have the same record and payment dates as those for dividends on North Fork Common Stock (such that Bank shareholders shall receive dividends for a given quarter on either Branford Common Stock or North Fork Common Stock but not both); (ii) (a) split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Branford or securities convertible into or exercisable therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, (iv) amend its Certificate of Incorporation, By-laws or other similar governing documents, (v) make any capital expenditures other than such as are in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $10,000 individually and $100,000 in the aggregate, (vi) enter into any new line of business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material to Branford, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law, (ix) change its methods of accounting in effect at December 31, 1996, subject to certain exceptions, (x)
(a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Branford and any of its current or former directors, officers and employees, or (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); (xi), take or cause to be taken any action that would cause the Merger to fail to qualify as a tax-free reorganization under
Section 368(a) of the Code, provided, however that nothing contained in the Merger Agreement will prevent Branford from taking any action required by the Stock Option Agreement, (xii) other than in the ordinary course of business consistent with past practice, dispose or agree to dispose of its material assets, properties or other rights or agreements, (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity, (xiv) file any application to relocate or terminate the operations of any of Branford's banking offices, (xv) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xvi) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which Branford is a party or by which it or its property is bound, (xvii) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Branford's deposits, (xviii) (a) without first consulting with North Fork, enter into, renew or increase any loan or other extension of credit or commit to make any such loan or other extension of credit, to any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment therefor, in an amount in excess of $250,000 or an amount which, when aggregated with any and all existing loans, other extensions of credit or credit commitments to such person or entity, would be in excess of $250,000; (b) lend to any person or entity other than in accordance with the lending policies of Branford as in effect on the date of the Merger Agreement; or (c) without first consulting with North Fork, lend to any person or entity if any of the loans or other extensions of credit by Branford to such person or entity are on Branford's "watch list" or similar internal report in an amount in excess of $250,000; provided, however, that nothing in the Merger Agreement shall prohibit Branford from honoring any contractual obligation in existence on the date of the Merger Agreement, (xix) make or commit to any loan or extension of credit to any director or officer of Branford without giving North Fork five days' notice in advance of Branford's approval of such loan or extension of credit or commitment relating thereto, or
(xx) agree to do any of the foregoing.


     Branford also has agreed in the Merger Agreement that it will not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to the making of any proposal which constitutes a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Branford Board, (i) recommend or endorse any takeover proposal, or (ii) participate in any negotiations or provide third parties with any non-public information, relating to any such inquiry or proposal. Branford has agreed to cease and cause to be terminated any takeover activities, discussions or negotiations previously conducted with any parties other than North Fork with respect to any of the foregoing. Branford will notify North Fork immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Branford, and will promptly inform North Fork in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Branford or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Branford other than the transactions contemplated or permitted by the Merger Agreement and the Stock Option Agreement.

     Pursuant to the Merger Agreement, North Fork has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior written consent of Branford, neither North Fork nor any of its subsidiaries will
(i) solely in the case of North Fork, declare, pay or make any extraordinary or special dividends or distributions in respect of North Fork Common Stock, (ii) subject to certain exceptions, change its method of accounting in effect at December 31, 1996, (iii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law,
(iv) take or cause to be taken any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, except that nothing contained in the Merger Agreement will limit the ability of North Fork to exercise its rights under the Stock Option Agreement, (v) amend its Certificate of Incorporation or Bylaws or other governing instrument in a manner which would adversely affect in any manner the terms of the North Fork Common Stock or the ability of North Fork to consummate the transactions contemplated by the Merger Agreement, or (vi) agree to do any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION


     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of North Fork and Branford provided that, after the approval of the Merger by the shareholders of Branford, the Merger Agreement may not be amended, without further approval of such shareholders, to reduce the amount or change the form of the consideration to be received by Branford shareholders other than as contemplated by the Merger Agreement.



     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the shareholders of Branford, as follows: (i) by the mutual consent of North Fork and Branford if the Boards of Directors of each so determines; (ii) by either North Fork or Branford upon written notice to the other (a) 30 days after the date on which any request or application for a regulatory approval required for consummation of the transactions contemplated by the Merger Agreement is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 30-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either North Fork or Branford in the event that the Merger has not been consummated by March 31, 1998, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either North Fork or Branford (in the case of Branford, provided that it is not in breach of its obligations in the Merger Agreement with respect to the meeting of its shareholders to approve the Merger Agreement) if any approval of the shareholders of Branford required for consummation of the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders; (v) by either North Fork or Branford in the event of a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Effective Time; (vi) by either North Fork or Branford in the event of a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party; (vii) by North Fork if the Branford Board shall have withdrawn, modified or amended in any respect materially adverse to North Fork its recommendation to the shareholders of Branford that they approve and adopt the Merger Agreement; or (viii) by Branford at any time during the period extending from the sixth trading day to the tenth trading day, inclusive, after the Final Regulatory Approval Date, if the Average North Fork Price is less than $19.83 and North Fork shall not have delivered written notice to Branford within five trading days after the Final

Regulatory Approval Date that North Fork irrevocably waives the Fixed Exchange Ratio of 0.2648 such that the Exchange Ratio will continue to be determined in accordance with the formula set forth in the Merger Agreement (see "-- Exchange Ratio" above). In the event that the Branford Board has the option to terminate the Merger Agreement pursuant to (viii) above, the directors would be required to reconsider the initial factors considered in connection with the approval of the Merger in light of then current financial factors, including those factors which resulted in the Average North Fork Price falling below $19.83.


     In the event of the termination of the Merger Agreement by either North Fork or Branford, neither North Fork nor Branford will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses and
(ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement. Notwithstanding the previous sentence, if the Merger Agreement (A) is terminated by North Fork for failure of the Branford Board to recommend in the Prospectus/Proxy Statement that Branford shareholders vote to approve the Merger Agreement or because the Branford Board has withdrawn, modified or amended such recommendation in any respect materially adverse to North Fork, (B) is terminated by North Fork after the occurrence of an Initial Triggering Event or a Subsequent Triggering Event (as defined in the Stock Option Agreement -- see "-- Stock Option Agreement" below) because the Merger was not consummated on or before March 31, 1998, or by either North Fork or Branford because the approval of the Branford shareholders required for the consummation of the Merger shall not have been obtained, and an Acquisition Transaction relating to Branford (as defined in the Stock Option Agreement -- see "-- Stock Option Agreement" below) shall have occurred within twelve months after such termination, or (C) is terminated by either or both parties subsequent to such an Acquisition Transaction, Branford will promptly pay to North Fork $1 million in cash, as reimbursement of North Fork's direct and indirect expenses and costs, including, without limitation, legal, accounting and administrative costs, as well as the opportunity costs to North Fork of business transactions foregone as a result of its efforts to effect the Merger.


RESALES OF NORTH FORK COMMON STOCK RECEIVED IN THE MERGER


     The shares of North Fork Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to (i) any Branford shareholder who may be deemed to be an "affiliate" of Branford for purposes of Rule 145 under the Securities Act, and (ii) affiliates of North Fork. Branford affiliates may not sell their shares of North Fork Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of North Fork Common Stock received in the Merger by persons who may deemed to be affiliates of Branford. Persons who may be deemed to be affiliates of Branford generally include individuals or entities that control, are controlled by or are under common control with Branford, and may include certain officers and directors as well as principal shareholders of Branford.



     Pursuant to the terms of the Merger Agreement, Branford has agreed to use its best efforts to cause each of its affiliates (for purposes of Rule 145 of the Securities Act) to deliver to North Fork at least 35 days before the Special Meeting a written agreement intended to ensure compliance with the Securities Act.


STOCK EXCHANGE LISTING


     North Fork Common Stock is listed on the NYSE. North Fork has agreed to use reasonable efforts to cause the shares of North Fork Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to or at the Effective Time. The obligations of the parties to consummate the Merger are subject to, among other things, approval for listing by the NYSE of such shares. See "-- Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

     Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of the Bank will be recorded in North Fork's consolidated financial statements at their estimated fair value. The amount, if any, by which the purchase price paid by North Fork to Branford shareholders in the Merger exceeds the fair value of the net assets acquired by North Fork through the Merger will be recorded as goodwill. North Fork's consolidated financial statements will include the operations of the Resulting Bank after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Merger. The following is a discussion of certain federal income tax consequences of the Merger to North Fork, Branford and holders of Branford Common Stock. The discussion is based upon the Code, Treasury regulations, rulings of the Internal Revenue Service (the "IRS" or the "Service"), and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that shares of Branford Common Stock are held by the holders thereof as a "capital asset" within the meaning of Section 1221 of the Code (i.e., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Branford Common Stock in light of the holder's particular circumstances or to shareholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained herein and in certificates and representations of North Fork, Branford and certain shareholders of Branford regarding the satisfaction of certain requirements to a reorganization within the meaning of Section 368 of the Code (including the absence of any plan or intention by certain holders of Branford Common Stock to sell, exchange or otherwise dispose of shares of North Fork Common Stock to be received by such person upon consummation of the Merger). Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the IRS and there can be no assurance that the IRS will not take a position contrary to one or more of the positions reflected in such opinions or that such positions will be upheld by the courts if challenged by the IRS. If either Branford or North Fork does not receive the tax opinion from its counsel discussed below, or if the material tax consequences described therein materially differ from those as stated below, Branford will resolicit shareholders for approval of the Merger by distributing a revised proxy statement/prospectus.


     HOLDERS OF BRANFORD COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAW.


     It is a condition to the obligation of North Fork to consummate the Merger that North Fork shall have received an opinion of Gallop, Johnson & Neuman, L.C., counsel to North Fork, dated as of the Closing Date, in form and substance reasonably satisfactory to North Fork, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by North Fork, Branford or Merger Bank as a result of the Merger except to the extent Branford may be required to recognize any income due to the recapture of its bad debt reserves (which in any event is not expected to be material). It is a condition to the obligation of Branford to consummate the Merger that Branford shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Branford, dated as of the Closing Date, in form and substance reasonably satisfactory to Branford, to the effect that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code and that, accordingly, for federal income tax purposes:


          (i) no gain or loss will be recognized by Branford as a result of the Merger except to the extent Branford may be required to recognize any income due to the recapture of its bad debt reserves (which in any event is not expected to be material);

          (ii) no gain or loss will be recognized by the shareholders of Branford who exchange all of their Branford Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock); and

          (iii) the aggregate tax basis of the North Fork Common Stock received by a shareholder of the Bank who exchanges all of his or her Branford Common Stock solely for North Fork Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Branford Common Stock surrendered in exchange therefor.

     Based upon the current ruling position of the Service, cash received by a holder of Branford Common Stock in lieu of a fractional share interest in North Fork Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Branford Common Stock allocable to such fractional share interest. Such gain or loss should be capital gain or loss taxable at the maximum rate of 20% (10% for those in a federal tax bracket of 15% or less) with respect to Branford Common Stock held for more than 18 months and 28% with respect to Branford Common Stock held for more than 1 year but not more than 18 months.

DISSENTERS' RIGHTS

     Holders of shares of Branford Common Stock who follow the procedures set forth in Sections 33-855 to 33-872 of the Connecticut Business Corporation Act (the "Connecticut Dissenters' Law") will be entitled to receive payment for their shares. The following summary of the current provisions of the Connecticut Dissenters' Law is not intended to be a complete statement of such provisions and is qualified in its entirety by reference thereto, the full text of which is set forth as Annex D hereto.

     A holder of shares of Branford Common Stock electing to exercise dissenters' rights (1) must file with Branford, before the taking of the vote on the Merger Agreement, a written notice of such holder's intent to demand payment of fair value for such holder's shares if the Merger is consummated, and (2) must not vote in favor of adoption of the Merger Agreement. Neither a vote against the Merger Agreement nor a proxy directing such vote nor an abstention will satisfy the requirement that a written demand for appraisal be delivered to Branford before the vote on the Merger Agreement. A holder may not dissent as to less than all of the shares as to which such holder has a right to dissent, that is, as to less than all of the shares held of record by such holder that such holder owns beneficially; provided, however, that a record holder may dissent as to less than all the shares registered in such holder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Branford in writing as to the name and address of each such person. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

     A beneficial shareholder may assert dissenters' rights as to shares held on behalf of such holder only if such holder submits to Branford the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights, provided such beneficial holder does so with respect to all shares beneficially owned by such holder or over which such holder has power to direct the vote.

     Within 10 days after the date on which the Merger Agreement is approved and adopted by the shareholders of Branford, Branford must give a written dissenters' notice to each holder who has properly filed a written objection and who did not vote in favor of the Merger Agreement. Such dissenters' notice shall set forth the procedures that the dissenting shareholders must follow as prescribed by the Connecticut Dissenters' Law, including the date by which Branford must receive the payment demand, as described below, which date may not be fewer than thirty nor more than sixty days after the date on which the dissenters' notice is delivered to shareholders.

     Upon receipt of a dissenters' notice, a shareholder must: (1) demand payment; (2) certify whether such holder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice; and (3) deposit such holder's share certificates in accordance with the terms of the dissenters' notice. A shareholder who demands payment and deposits such holder's share certificates will retain all other rights of a

Bank shareholder until such rights are cancelled or modified by the consummation of the Merger. Any shareholder who fails to demand payment or deposit such holder's share certificates will not be entitled to payment for such holder's shares.

     As soon as the Merger is consummated or upon receipt of a payment demand, the Resulting Bank shall pay each dissenter who complied with all the conditions of the Connecticut Dissenters' Law the amount the Resulting Bank estimates to be the fair value of the relevant shares plus accrued interest. In addition thereto, the Resulting Bank shall send to dissenting shareholders (1) the Bank's balance sheet as of the end of the last fiscal year prior to payment, an income statement for such year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements; (2) statement of the Resulting Bank's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment; and (5) a copy of the Connecticut Dissenters' Law.

     If the shareholder believes that the payment amount is less than the fair value of such holder's shares or that the interest thereon was calculated incorrectly, the shareholder may give written notice to the Resulting Bank of such holder's own estimate of the fair value and interest thereon and demand payment of such amount by the Resulting Bank less any amount already received by the shareholder. If such a demand for payment is unsettled, the Resulting Bank must commence a proceeding and petition a court of competent jurisdiction to determine the fair value of the shares and accrued interest thereon. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the issue of fair value. If the court determines that the fair value of the shares and the interest accrued thereon exceeds the amount paid by the Resulting Bank, the shareholder will be entitled to a judgment in the amount of any such difference.


     The court in such appraisal proceeding shall determine all the costs of the proceeding including the reasonable costs and expenses of appraisers appointed by the court. The court shall assess all such costs against the Resulting Bank except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment for their shares. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against the Resulting Bank, and in favor of any or all dissenters if the court finds that the Resulting Bank did not substantially comply with the requirements of the Connecticut Dissenters' Law, or against either the Resulting Bank or a dissenter in favor of the other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.


     If any holder who demands payment for his shares of Branford Common Stock under the Connecticut Dissenters' Law loses such holder's right to appraisal, the shares of such holder will be converted into a right to receive the consideration payable under the Merger Agreement to holders of Branford Common Stock not exercising dissenters' rights. Failure by a shareholder to comply with the provisions of the Connecticut Dissenters' Law for perfecting dissenters' rights may result in the loss of such rights.

     All written notices of intent to demand payment of fair value should be sent or delivered to Gregory R. Shook, Secretary, Branford Savings Bank, 45 South Main Street, Branford, Connecticut 06045. Branford suggests that shareholders use registered or certified mail, return receipt requested, for this purpose.

     HOLDERS OF SHARES OF BRANFORD COMMON STOCK CONSIDERING DEMANDING THE PURCHASE OF THEIR SHARES AT FAIR MARKET VALUE SHOULD KEEP IN MIND THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTIONS 33-855 TO 33-872, INCLUSIVE, COULD BE MORE, THE SAME, OR LESS THAN THE MERGER CONSIDERATION THEY ARE ENTITLED TO RECEIVE PURSUANT TO THE MERGER IF THEY DO NOT DEMAND THE PURCHASE OF THEIR SHARES AT FAIR VALUE.


     THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISION OF THE CONNECTICUT DISSENTERS' LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF SHARES OF BRANFORD COMMON STOCK AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 33-855 THROUGH 33-872, WHICH ARE INCLUDED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF SHARES OF BRANFORD COMMON STOCK INTENDING TO DEMAND THE PURCHASE OF THEIR SHARES AT FAIR VALUE ARE URGED TO REVIEW CAREFULLY THE

PROVISIONS SET FORTH IN ANNEX D AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.


STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Stock Option Agreement, dated as of July 24, 1997 (the "Stock Option Agreement"), by and between Branford and North Fork, which is attached hereto as Annex B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     Execution of the Stock Option Agreement was a condition to North Fork's merger proposal. Pursuant to the Stock Option Agreement, Branford granted to North Fork an option (the "Option") to purchase up to 1,030,792 shares (the "Option Shares") of Branford Voting Common Stock (representing approximately 19.9% of the issued and outstanding shares of Branford Voting Common Stock without giving effect to the shares that may be issued upon exercise of the Option) at an exercise price of $4.75 per share (the "Exercise Price"), subject to the terms and conditions set forth therein.

     The Stock Option Agreement provides that North Fork may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that North Fork shall have sent to Branford written notice of such exercise within 90 days following such Subsequent Triggering Event. The terms Initial Triggering Event and Subsequent Triggering Event generally relate to an acquisition by one or more third parties of a significant interest in or control over Branford, or attempts to acquire such an interest or control. Any exercise of the Option will be deemed to occur on the date written notice of exercise is sent by North Fork.

     For purposes of the Stock Option Agreement:

          (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after July 24, 1997: (i) Branford, without North Fork's prior written consent, shall have entered into an agreement to engage in, or the Branford Board shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement);
     (ii) any person, other than North Fork or any subsidiary of North Fork, shall have acquired beneficial ownership, or the right to acquire beneficial ownership, of 10% of more of the outstanding shares of Branford Voting Common Stock or any person other than North Fork or any subsidiary of North Fork shall have commenced (as such term is defined under the rules and regulations of FDIC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Branford Voting Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Branford Voting Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); (iii) (A) the holders of Branford Common Stock shall not approve the Merger Agreement and the transactions contemplated thereby at the meeting of such shareholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the Branford Board shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to North Fork, its recommendation that the shareholders of Branford approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than North Fork or any subsidiary of North Fork shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or (iv) Branford shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle North Fork to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than North Fork or any subsidiary of North Fork to Branford or its shareholders to engage in an Acquisition Transaction, (B) any person other than North Fork or any subsidiary of North Fork discloses to Branford or its shareholders or publicly discloses its intention to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or
     (C) any person other than North Fork or any subsidiary of North Fork shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction;


          (b) The term "Acquisition Transaction" means (w) a merger or consolidation, or any similar transaction, involving Branford, (x) a purchase, lease or other acquisition of 10% or more of the assets of Branford, or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer, Exchange Offer, share exchange or otherwise) of securities representing 10% or more of the voting power of Branford; and


          (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after July 24, 1997: (i) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Branford Voting Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause
     (a)(i), except that the percentage referred to in subclause (y) of the definition of "Acquisition Transaction" set forth above shall be 25%.


     The Option will expire upon the occurrence of an "Exercise Termination Event," defined as: (i) the Effective Time of the Merger, (ii) termination of the Merger Agreement by mutual consent of Branford and North Fork by written instrument, or by either party upon written notice to the other party that a Requisite Regulatory Approval was denied or withdrawn; (iii) termination of the Merger Agreement other than as provided in clause (ii) above (an "Other Termination") if such Other Termination occurs prior to the occurrence of an Initial Triggering Event; or (iv) the passage of twelve months after any Other Termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event.


     The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals including, without limitation, any approvals required under the BHC Act, provided, however, that if the Option cannot be exercised because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal, as the case may be.

     As of the date of this Proxy Statement/Prospectus, to the best knowledge of North Fork and Branford, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     The number and type of securities subject to the Option and the purchase price of shares will be adjusted for (i) any change in Branford Voting Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) the effect of any of the rights or similar securities that may be issued pursuant to any shareholder rights, poison pill or similar plan of Branford becoming exercisable, such that North Fork will receive (upon exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of Branford Voting Common Stock subject to the Option will also be adjusted in the event Branford issues additional shares of Branford Voting Common Stock such that the number of shares of Branford Voting Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of the Branford Voting Common Stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the Option. In no event will the number of Option Shares for which the Option is exercisable exceed 19.9% of the Branford Voting Common Stock then issued and outstanding, without giving effect to the shares subject to or issuable pursuant to the Option.

     In the event Branford enters into any agreement (i) to merge into or consolidate with any person other than North Fork or one of its subsidiaries such that Branford is not the surviving corporation, (ii) to permit any person, other than North Fork or one of its subsidiaries, to merge into Branford and Branford is the surviving corporation, but, in connection with such merger, the then outstanding shares of Branford Voting Common Stock are changed into or exchanged for stock or other securities of Branford or any other person or cash or any other property or the outstanding shares of Branford Voting Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than North Fork or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option to purchase securities of either the acquiring person, any person that controls the acquiring person or Branford (if Branford is the surviving entity), in all cases at the election of North Fork.

     North Fork has the right to require Branford to repurchase (i) the Option and (ii) any Option Shares acquired pursuant to exercise of the Option of which North Fork has beneficial ownership, upon the occurrence of any of the following circumstances (each a "Repurchase Event"):

          (a) the acquisition by any person or group (other than North Fork or any of its subsidiaries) of beneficial ownership of 50% or more of the then outstanding shares of Branford Voting Common Stock, or

          (b) the consummation of any of the transactions described in clauses
     (i)-(iii) of the preceding paragraph.


     Such repurchase will be at an aggregate price equal to the sum of: (i) the aggregate exercise price paid by North Fork for any shares of Branford Voting Common Stock acquired pursuant to the Option with respect to which North Fork then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Branford Voting Common Stock over (y) the exercise price of the Option, multiplied by the number of shares of Branford Voting Common Stock with respect to which the Option has not been exercised; and
(iii) the excess, if any, of the Applicable Price over the exercise price of the Option paid by North Fork for each share of Branford Voting Common Stock with respect to which the Option has been exercised and with respect to which North Fork then has beneficial ownership, multiplied by the number of such shares. North Fork's right to require such repurchase generally expires 12 months after the first occurrence of a Repurchase Event. The maximum aggregate amount that Branford may pay to North Fork upon exercise of the repurchase right described herein is limited under the Stock Option Agreement to $10,000,000.



     For purposes of the Stock Option Agreement, "Applicable Price" means the highest of (i) the highest price per share of Branford Voting Common Stock paid for any such share by any person or group described in subsection (a) of the second preceding paragraph, (ii) the price per share of Branford Voting Common Stock received by the holders of such common stock in connection with any merger or other business combination referred to in subsection (b) of the second preceding paragraph and (iii) the highest closing sales price per share of Branford Voting Common Stock quoted on NASDAQ (or, if the Branford Voting Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days prior to North Fork's exercise of its right to require Branford to repurchase the Option or the shares acquired upon exercise thereof, except that in the event of a sale of less than all of Branford's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Branford as determined by a nationally recognized investment banking firm selected by North Fork, divided by the number of shares of Branford Common Stock outstanding at the time of such sale.



     Branford has granted North Fork certain registration rights with respect to shares of Branford Voting Common Stock acquired by North Fork upon exercise of the Option. These rights include requiring Branford to file a registration statement under the Securities Act or an equivalent statement under the applicable rules and regulations of the FDIC if requested by North Fork within three years of the date the Option first becomes exercisable (the "Registration Period") provided such registration is necessary in order to permit the sale or other disposition of the shares acquired by North Fork. Any such registration or equivalent statement, and any sale covered thereby, will be at Branford's expense other than allocable underwriting discounts or commissions, brokers' fees and the fees and disbursements of North Fork's counsel related thereto. In addition, in the event that during the Registration Period Branford effects a registration under the Securities Act of Branford Voting Common Stock (other than on Form S-4 or Form S-8 or any form with respect to a dividend reinvestment or similar plan and other than on the equivalent forms of the
FDIC), Branford will allow North Fork to participate in such registration, subject to certain limitations. In connection with any registration described above, Branford and North Fork will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

     Certain rights and obligations of North Fork and Branford under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by North Fork of more than 5% of the outstanding shares of Branford Voting Common Stock.

     Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring Branford or a significant interest in Branford from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Branford Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of Branford or an interest in Branford, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring Branford compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Branford than it might otherwise have proposed to pay. Moreover, following consultation with Branford's independent accountants, the management of Branford believes that the exercise of the Option is likely to prohibit any acquiror of Branford from accounting for any acquisition of Branford using the pooling of interests accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of Branford by certain other banking organizations. The Branford Board took this factor into account before approving the Stock Option Agreement. See "-- Recommendation of Branford's Board of Directors and Reasons for the Merger."

           MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER

BOARD OF DIRECTORS AND MANAGEMENT OF THE RESULTING BANK

     Pursuant to the terms of the Merger Agreement, at or immediately after the Effective Time North Fork will cause the number of directors of Resulting Bank to be reduced to seven. North Fork will select four of the seven directors of the Resulting Bank at that time, and will cause Mr. Mariano and two other current directors of Branford, as selected by Branford and approved by North Fork (which approval will not be unreasonably withheld), to continue at such time as the other three directors of the Resulting Bank.

     In addition, it is expected that Mr. Mariano will continue to serve as President of the Resulting Bank for at least two years after the Effective Time.

     At or immediately after the Effective Time, North Fork will create an advisory committee of the Board of Directors of the Resulting Bank comprising those members of the Branford Board immediately prior to Effective Time who do not continue as directors of the Resulting Bank. See "THE MERGER -- Interests of Certain Persons in the Merger."

NAME AND BANKING OPERATIONS OF THE RESULTING BANK


     At or after the Effective Time, it is expected that North Fork's management will supplement the banking products and services presently offered by Branford with additional banking or bank-related products and services presently being offered to customers by North Fork Bank and its affiliates.


PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS


     North Fork expects to achieve certain cost savings at the Resulting Bank after the Merger. These cost savings will arise from reductions in personnel, utilization by the Resulting Bank of administrative and back office services provided by North Fork to its affiliates on a cost-efficient basis, including data processing services, and elimination of expenses associated with operating the Bank as a publicly held entity. North Fork is considering other strategic options that may serve to further reduce Resulting Bank expenses, including the possible sale of selected branches, but no final decisions have been reached on such matters. Estimates of the actual cost savings that will be realized at the Resulting Bank after the Merger are still highly speculative and in any event would not be material to the financial results achieved by North Fork on a consolidated basis. Thus, such estimates have not been included herein. From the standpoint of revenues, it has been North Fork's experience in its prior acquisitions of savings banks that revenue enhancement will arise from the more diverse array of banking products and services offered by the North Fork organization to customers of the acquired bank after the acquisition. North Fork believes that revenue enhancement of this nature will occur at the Resulting Bank after the Merger, but has not included estimates of enhanced revenue herein due to the speculative nature of current estimates and the relative insignificance of post-merger revenues that might be earned at the Resulting Bank in relation to the total revenues of North Fork on a consolidated basis.


TRANSACTION COSTS


     Transaction costs of approximately $3.8 million, net of taxes, will be incurred upon consummation of the Merger and will be accounted for as part of the purchase price for financial reporting purposes. Such transaction costs are as follows:



        TYPE OF COST
        ---------------------------------------------------------------  EXPECTED COSTS
                                                                         --------------
                                                                         (IN THOUSANDS)
        Professional Fees..............................................      $1,747
        Merger Related Compensation and Severance Costs................       1,791
        Facility and System Costs......................................         859
        Other Merger Related Costs.....................................       1,480
                                                                            -------
        Total Pre-Tax Transaction Costs................................       5,878
        Less: Related Tax Benefits.....................................      (2,052)
                                                                            -------
        Total After-Tax Transaction Costs..............................      $3,826
                                                                         ===========


     Refinements to the foregoing estimates may occur subsequent to the Effective Time.

                        PRO FORMA FINANCIAL INFORMATION

COMPARATIVE PER SHARE DATA (UNAUDITED)


     The following table sets forth for the periods indicated (i) selected comparative per share data for each of North Fork and Branford on an historical basis and (ii) selected unaudited pro forma comparative per share data, reflecting consummation by North Fork of (a) the Merger and (b) the Merger and the NY Bancorp Acquisition. The unaudited pro forma comparative per share data assume the Merger, and the NY Bancorp Acquisition had been consummated at the beginning of the earliest period presented, with the Merger accounted for under the purchase method of accounting and the NY Bancorp Acquisition accounted for under the pooling-of-interests method of accounting. The Branford pro forma equivalent per share amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the pro forma combined amounts per share of North Fork Common Stock by the assumed Exchange Ratio. The data presented are based upon and derived from, and should be read in conjunction with, the historical financial statements and related notes thereto of each of North Fork, Branford and NY Bancorp, which are incorporated herein by reference or included elsewhere in this Proxy Statement/Prospectus, and the unaudited pro forma financial information included elsewhere herein. Certain assumptions used in the preparation of this table appear in the notes to the pro forma financial information. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "BRANFORD SAVINGS BANK FINANCIAL STATEMENTS," and "PRO FORMA FINANCIAL INFORMATION."



     The unaudited pro forma comparative per share data do not reflect any direct costs, potential savings or revenue enhancements that are expected to result from the consolidation of operations of North Fork, Branford and NY Bancorp, and do not purport to be indicative of the results of future operations. Results of North Fork, Branford and NY Bancorp for the six months ended June 30, 1997 are not necessarily indicative of results expected for the entire year, nor are the pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger and the NY Bancorp Acquisition been consummated at the beginning of the earliest period indicated. All adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)


                                                                            SIX
                                                                           MONTHS
                                                                           ENDED        YEAR
                                                                            JUNE       ENDED
                                                                            30,     DECEMBER 31,
                                                                           1997(1)    1996(1)
                                                                           ------   ------------
NET INCOME PER SHARE(2):
  North Fork.............................................................  $ 0.84      $ 0.97
  Branford...............................................................    0.16        0.27
  North Fork/Branford Pro Forma..........................................    0.82        0.95
  North Fork/Branford Pro Forma Equivalent...............................    0.16        0.19
  All Transactions -- North Fork Pro Forma...............................    0.87        1.00
  All Transactions -- Branford Pro Forma Equivalent......................    0.17        0.20
CASH DIVIDENDS DECLARED PER SHARE(3):
  North Fork.............................................................   0.275        0.43
  Branford...............................................................    0.04        0.02
  North Fork/Branford Pro Forma..........................................   0.275        0.43
  North Fork/Branford Pro Forma Equivalent...............................    0.05        0.08
  All Transactions -- North Fork Pro Forma...............................   0.275        0.43
  All Transactions -- Branford Pro Forma Equivalent......................    0.05        0.08
BOOK VALUE PER SHARE AT PERIOD-END(4):
Stated:
  North Fork.............................................................    7.65        7.05
  Branford...............................................................    2.64        2.51
  North Fork/Branford Pro Forma..........................................    8.09        7.51
  North Fork/Branford Pro Forma Equivalent...............................    1.58        1.47
  All Transactions -- North Fork Pro Forma...............................    7.49        7.01
  All Transactions -- Branford Pro Forma Equivalent......................    1.47        1.37
Tangible:
  North Fork.............................................................    6.46        5.79
  Branford...............................................................    2.64        2.51
  North Fork/Branford Pro Forma..........................................    6.50        5.84
  North Fork/Branford Pro Forma Equivalent...............................    1.27        1.14
  All Transactions -- North Fork Pro Forma...............................    6.35        5.81
  All Transactions -- Branford Pro Forma Equivalent......................    1.24        1.14


---------------

(1) NY Bancorp's annual reporting periods are as of and for the year ended September 30, whereas North Fork and Branford utilize a calendar year basis. All prior full year consolidated financial results combine the entities utilizing their respective reporting periods. NY Bancorp financial results for the six months ended June 30, 1997 have been conformed to the calendar year reporting period of North Fork and Branford.

(2) North Fork/Branford pro forma net income per share amounts are calculated by totalling the historical net income, as adjusted, for North Fork and Branford and dividing the resulting amounts by the average pro forma shares of North Fork and Branford combined. The average pro forma shares of North Fork and Branford combined equals (i) the historical average shares of North Fork, plus (ii) the historical average shares of Branford multiplied by an assumed Exchange Ratio of 0.1957, which would be the applicable Exchange Ratio as of October 9, 1997, and is also the minimum Exchange Ratio under the Merger Agreement (see "THE MERGER -- Exchange Ratio"). The North Fork/Branford pro forma equivalent net income per share amounts are computed by multiplying the North Fork/Branford pro forma net income per share amounts by the assumed Exchange Ratio of 0.1957. The All Transactions -- North Fork pro forma net income per share amounts are calculated by totalling the historical net income, as adjusted, for North Fork, Branford and NY Bancorp and dividing the resulting amounts by the average pro forma shares of North Fork, Branford and NY Bancorp combined. The average pro forma shares of North Fork, Branford and NY Bancorp combined equals (i) the historical average shares of North Fork, plus (ii) the historical average shares of Branford multiplied by 0.1957, plus (iii) the historical average shares of NY Bancorp multiplied by 1.19 (the exchange ratio in the NY Bancorp Acquisition). The All Transactions -- Branford pro forma equivalent net income per share amounts are computed by multiplying the All Transactions -- North Fork pro forma net income per share amounts by 0.1957.


     Utilization of a different assumed Exchange Ratio than 0.1957 -- including the maximum possible Exchange Ratio provided under the Merger Agreement of
     0.2648 -- in the calculation of pro forma and pro forma equivalent per share information would not lead to results materially different from those presented in the table above (i.e., the per share information under any such alternative assumption would in no case vary by more than 3 percent from the information presented).


(3) North Fork pro forma cash dividend amounts assume that North Fork would have declared cash dividends per share equal to its historical cash dividends per share had the Merger and the NY Bancorp Acquisition occurred at the assumed dates. The Branford pro forma equivalent cash dividends per share represent the North Fork pro forma cash dividends per share multiplied by an assumed Exchange Ratio of 0.1957 (see Note 2).


(4) North Fork/Branford pro forma stated book value per share amounts are calculated by totalling the stockholders' equity of North Fork and Branford, as adjusted for purchase transaction adjustments, and dividing the resulting amounts by the total pro forma common shares of North Fork and Branford combined. The total pro forma common shares of North Fork and Branford combined equals (i) the historical common shares of North Fork, plus (ii) the historical common shares of Branford multiplied by an assumed Exchange Ratio of 0.1957 (see Note 2). North Fork/Branford pro forma tangible book value per share amounts are computed in an identical manner, except that tangible stockholders' equity of North Fork and Branford is used instead of historical stockholders' equity. The All Transactions -- North Fork pro forma stated and tangible book value per share amounts, respectively, are calculated by totalling the stated and tangible stockholders' equity of North Fork, Branford and NY Bancorp, as adjusted for purchase transaction adjustments, and dividing the resulting amounts by the total pro forma common shares of North Fork, Branford and NY Bancorp combined. The total pro forma common shares of North Fork, Branford and NY Bancorp combined equals
    (i) the historical common shares of North Fork, plus (ii) the historical common shares of Branford multiplied by 0.1957, plus (iii) the historical common shares of NY Bancorp multiplied by 1.19 (see Note 2). The All Transactions -- Branford pro forma equivalent stated and tangible book value per share amounts are computed by multiplying the All Transactions -- North Fork pro forma stated and tangible book value per share amounts, respectively, by the assumed Exchange Ratio of 0.1957.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)



     The following pro forma financial statements set forth certain selected condensed financial information for North Fork, Branford and NY Bancorp on an unaudited combined basis giving effect to (i) the Merger and (ii) the Merger and the NY Bancorp Acquisition as though such transaction or transactions had become effective, in the case of balance sheet information presented, as of the date of such balance sheet (June 30, 1997) and in the case of income statement information, as of the first day of the earliest period for which such information is presented. The pro forma information assumes that the Branford Merger is accounted for under the purchase method of accounting, (see "THE MERGER -- Anticipated Accounting Treatment") and that the NY Bancorp Acquisition is accounted for under the pooling-of-interests method of accounting (see "SUMMARY -- Recent Developments -- New York Bancorp Acquisition").


     NY Bancorp's annual reporting periods are as of and for the year ended September 30, whereas North Fork and Branford utilize a calendar year basis. All prior full year consolidated financial results combine the entities utilizing their respective reporting periods. NY Bancorp financial results for the six months ended June 30, 1997 have been conformed to the calendar year reporting period of North Fork and Branford.

     The pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the Merger with Branford or NY Bancorp (see "MANAGEMENT AND OPERATIONS OF THE BANK FOLLOWING THE MERGER -- Projected Cost Savings and Revenue Enhancements; -- Transaction Costs"), and do not purport to be indicative of the results that would have occurred had the transaction or transactions in question been consummated on June 30, 1997 or at the beginning of the respective periods indicated.

            NORTH FORK BANCORPORATION, INC. -- BRANFORD SAVINGS BANK
                      COMBINED WITH NEW YORK BANCORP INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1997


                                                                           NORTH FORK/                               ALL COMBINED
                                                         PRO FORMA           BRANFORD     NEW YORK    PRO FORMA      TRANSACTIONS
                                  NORTH FORK  BRANFORD  ADJUSTMENTS         PRO FORMA     BANCORP    ADJUSTMENTS      PRO FORMA
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Cash & Due from Banks............ $  132,678  $  6,250    $(2,804)(2)       $  136,124   $   28,413   $      --      $   164,537
Federal Funds Sold...............      3,000     4,775         --                7,775           --          --            7,775
Securities:
  Available-for-Sale.............  1,666,704     7,164         --            1,673,868      585,312      26,885(4)     2,286,065
    Held-to-Maturity.............  1,214,831    45,940         --            1,260,771      603,434          --        1,864,205
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Total Securities.........  2,881,535    53,104          0            2,934,639    1,188,746      26,885        4,150,270
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
Loans, net of Unearned Income &
  Fees...........................  3,434,064   122,443         --            3,556,507    2,024,126          --        5,580,633
  Allowance for Loan Losses......     55,837     3,742         --               59,579       19,613          --           79,192
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Net Loans................  3,378,227   118,701          0            3,496,928    2,004,513           0        5,501,441
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
Premises & Equipment, Net........     64,629     1,921         --               66,550       12,485          --           79,035
Accrued Interest Receivable......     45,691     1,380         --               47,071       23,784          --           70,855
Intangible Assets................     78,502        --     28,709(1)(2)(3)     107,211           --          --          107,211
Other Real Estate................      2,709        60         --                2,769        2,053          --            4,822
Other Assets.....................     26,783       364      2,052(3)            29,199       23,659       3,149(5)        56,007
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Total Assets............. $6,613,754  $186,555    $27,957           $6,828,266   $3,283,653   $  30,034      $10,141,953
                                   =========  ========  ==========         ===========    =========  ==========      ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Demand Deposits.................. $  793,747  $ 11,797    $    --           $  805,544   $   43,079   $      --      $   848,623
Savings N.O.W. & Money Market
  Deposits.......................  1,927,394    65,103         --            1,992,497      994,780          --        2,987,277
Time Deposits....................  1,696,390    88,072         --            1,784,462      662,476          --        2,446,938
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Total Deposits...........  4,417,531   164,972          0            4,582,503    1,700,335           0        6,282,838
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase.......  1,465,549        --         --            1,465,549      913,841          --        2,379,390
Other Borrowings.................     35,000     3,000         --               38,000      433,389          --          471,389
Accrued Expenses & Other
  Liabilities....................     91,442     1,270      5,878(3)            98,590       69,216      37,576(5)       205,382
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Total Liabilities........  6,009,522   169,242      5,878            6,184,642    3,116,781      37,576        9,338,999
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
Company-Obligated Mandatorily
  Redeemable Capital Securities
  of Subsidiary Trust............     99,643        --         --               99,643           --          --           99,643
STOCKHOLDERS' EQUITY
Preferred Stock..................         --        --         --                   --           --          --               --
Common Stock.....................    164,989     1,557      1,652(1)           168,198          295      66,319(4)(6)     234,812
Additional Paid in Capital.......    108,755    31,227      4,956(1)           144,938       66,502    (111,914)(4)(6)      99,526
Retained Earnings................    243,992   (15,476)    15,476(1)           243,992      171,847     (34,427)(5)      381,412
Unrealized Gain on Securities
  Available-for-Sale, net of
  taxes..........................      1,042         5         (5)(1)            1,042          708          --            1,750
Deferred Compensation............    (13,351)       --         --              (13,351)          --          --          (13,351)
Treasury Stock...................       (838)       --         --                 (838)     (72,480)     72,480(4)(6)        (838)
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Total Stockholders'
          Equity.................    504,589    17,313     22,079              543,981      166,872      (7,542)         703,311
                                  ----------  --------  -----------        ------------  ----------  -----------     ------------
        Total Liabilities and
          Stockholders' Equity... $6,613,754  $186,555    $27,957           $6,828,266   $3,283,653   $  30,034      $10,141,953
                                   =========  ========  ==========         ===========    =========  ==========      ===========



                                                                                       NORTH FORK/      ALL COMBINED
                                                                                         BRANFORD       TRANSACTIONS
                                                                       NORTH FORK       PRO FORMA         PRO FORMA
                                                                       -----------     ------------     -------------
SELECTED CAPITAL RATIOS:
Tier 1 Risk Based Capital Ratio....................................        14.04%          13.92%            12.62%
Total Risk Based Capital Ratio.....................................        15.29%          15.17%            13.86%
Tier 1 Leverage Ratio..............................................         8.13%           8.11%             6.91%


 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- BRANFORD SAVINGS BANK
                      COMBINED WITH NEW YORK BANCORP INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997


                                                                     NORTH FORK/
                                                                      BRANFORD                ALL COMBINED
                                                        PRO FORMA        PRO       NEW YORK   TRANSACTIONS
                               NORTH FORK   BRANFORD   ADJUSTMENTS    FORMA(1)     BANCORP    PRO FORMA(6)
                               ----------   --------   -----------   -----------   --------   ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest Income..............   $233,126     $6,977                   $ 240,103    $120,985     $361,088
Interest Expense.............     96,836      3,056                      99,892      59,819      159,711
                               ----------   --------                 -----------   --------   ------------
  Net Interest Income........    136,290      3,921                     140,211      61,166      201,377
Provision for Loan Losses....      3,000        150                       3,150       1,500        4,650
                               ----------   --------                 -----------   --------   ------------
  Net Interest Income after
     Provision for Loan
     Losses..................    133,290      3,771                     137,061      59,666      196,727
Non-Interest Income..........     16,521        280                      16,801      10,560       27,361
Net Security Gains...........      2,235         --                       2,235         430        2,665
Other Real Estate Expense....        118         90                         208         630          838
Non-Interest Expense.........     60,627      2,849          957(2)      64,433      25,081       89,514
                               ----------   --------   -----------   -----------   --------   ------------
  Income before Income
     Taxes...................     91,301      1,112         (957)        91,456      44,945      136,401
Provision for Income Taxes...     35,915         30           --         35,945      17,868       53,813
                               ----------   --------   -----------   -----------   --------   ------------
  Net Income.................   $ 55,386     $1,082        ($957)     $  55,511    $ 27,077     $ 82,588
                                ========     ======    ===========    =========    ========   ==========
Weighted Average Shares
  Outstanding................     66,056      6,858           --         67,340      22,789       94,458
Earnings Per Share...........       0.84       0.16           --           0.82        1.19         0.87


 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- BRANFORD SAVINGS BANK
                      COMBINED WITH NEW YORK BANCORP INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
              FOR THE YEAR ENDED DECEMBER 31, 1996 FOR NORTH FORK
              AND BRANFORD, AND SEPTEMBER 30, 1996 FOR NY BANCORP


                                                                     NORTH FORK/
                                                                      BRANFORD                ALL COMBINED
                                                        PRO FORMA        PRO       NEW YORK   TRANSACTIONS
                               NORTH FORK   BRANFORD   ADJUSTMENTS    FORMA(1)     BANCORP    PRO FORMA(6)
                               ----------   --------   -----------   -----------   --------   ------------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest Income..............   $405,307    $ 13,697                  $ 419,004    $207,491     $626,495
Interest Expense.............    174,361       6,149                    180,510     106,746      287,256
                               ----------   --------                 -----------   --------
  Net Interest Income........    230,946       7,548                    238,494     100,745      339,239
Provision for Loan Losses....      6,800         625                      7,425       1,200        8,625
                               ----------   --------                 -----------   --------
  Net Interest Income after
     Provision for Loan
     Losses..................    224,146       6,923                    231,069      99,545      330,614
Non-Interest Income..........     29,245         587                     29,832      10,321       40,153
Net Security Gains...........      1,878          --                      1,878       4,346        6,224
Other Real Estate Expense....        753         232                        985         463        1,448
SAIF Recapitalization
  Charge.....................      8,350          --                      8,350       9,432       17,782
Merger Related Restructure
  Charge.....................     21,613          --                     21,613          --       21,613
Non-Interest Expense.........    112,281       5,418        1,914(2)    119,613      47,535      167,148
                               ----------   --------   -----------   -----------   --------   ------------
  Income before Income
     Taxes...................    112,272       1,860       (1,914)      112,218      56,782      169,000
Provision for Income Taxes...     49,830          19           --        49,849      24,776       74,625
                               ----------   --------   -----------   -----------   --------   ------------
  Net Income.................   $ 62,442    $  1,841      ($1,914)    $  62,369    $ 32,006     $ 94,375
                                ========     =======   ===========    =========    ========   ==========
Weighted Average Shares
  Outstanding................     64,278       6,858           --        65,562      23,889       93,990
Earnings Per Share...........       0.97        0.27           --          0.95        1.34         1.00


 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- BRANFORD SAVINGS BANK
                      COMBINED WITH NEW YORK BANCORP INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

              FOR THE YEAR ENDED DECEMBER 31, 1995 FOR NORTH FORK


                     AND SEPTEMBER 30, 1995 FOR NY BANCORP



                                                                      NEW YORK      NORTH FORK
                                                      NORTH FORK      BANCORP      PRO FORMA(6)
                                                     ------------   ------------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest Income....................................    $332,492       $196,972       $529,464
Interest Expense...................................     140,399        101,730        242,129
                                                       --------       --------       --------
     Net Interest Income...........................     192,093         95,242        287,335
Provision for Loan Losses..........................      11,825          1,700         13,525
                                                       --------       --------       --------
     Net Interest Income after Provision for Loan
       Losses......................................     180,268         93,542        273,810
Non-Interest Income................................      23,010          7,460         30,470
Net Security Gains/(Losses)........................       6,734           (848)         5,886
Other Real Estate Expense..........................       1,255            883          2,138
Merger Related Restructure Charge..................          --         19,024         19,024
Non-Interest Expense...............................      91,565         48,968        140,533
                                                       --------       --------       --------
     Income before Income Taxes....................     117,192         31,279        148,471
Provision for Income Taxes.........................      49,850         19,717         69,567
                                                       --------       --------       --------
     Net Income....................................    $ 67,342       $ 11,562       $ 78,904
                                                       ========       ========       ========
Weighted Average Shares Outstanding................      64,432         26,656         96,153
Earnings Per Share.................................        1.05           0.43           0.82


 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- BRANFORD SAVINGS BANK


                      COMBINED WITH NEW YORK BANCORP INC.



                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME


                                  (UNAUDITED)


              FOR THE YEAR ENDED DECEMBER 31, 1994 FOR NORTH FORK


                     AND SEPTEMBER 30, 1994 FOR NY BANCORP



                                                                      NEW YORK      NORTH FORK
                                                      NORTH FORK      BANCORP      PRO FORMA(6)
                                                     ------------   ------------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest Income....................................    $295,062       $175,530       $470,592
Interest Expense...................................     112,576         79,948        192,524
                                                       --------       --------       --------
     Net Interest Income...........................     182,486         95,582        278,068
Provision for Loan Losses..........................       6,825          2,650          9,475
                                                       --------       --------       --------
     Net Interest Income after Provision for Loan
       Losses......................................     175,661         92,932        268,593
Non-Interest Income................................      21,674          7,398         29,072
Net Security (Losses)/Gains........................      (9,189)           602         (8,587)
Real Estate Expense................................       4,929            880          5,809
Merger Related Restructure Charge..................      14,338             --         14,338
Other Non-Interest Expense.........................      99,338         50,845        150,183
                                                       --------       --------       --------
     Income before Income Taxes....................      69,541         49,207        118,748
Provision for Income Taxes.........................      26,502         21,740         48,242
                                                       --------       --------       --------
     Income before Cumulative Effect of Accounting
       Changes.....................................    $ 43,039       $ 27,467       $ 70,506
                                                       ========       ========       ========
Weighted Average Shares Outstanding................      62,312         27,220         94,704
Earnings Per Share before Cumulative Effect of
  Accounting Changes...............................        0.69           1.01           0.74



 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)


(1) Reflects the issuance of 1,283,654 shares of North Fork Common Stock, utilizing an assumed Exchange Ratio of 0.1957 shares of North Fork Common Stock for each share of Branford Voting Common Stock and Branford Non-voting Common Stock outstanding at June 30, 1997 (5,179,764 shares and 1,379,533 shares, respectively), and a cash payment to the holder of all outstanding Branford Warrants (who has exercised a cash election right) of $2,803,881, representing the excess of the market price as of October 9, 1997 of the shares of North Fork Common Stock that such holder would receive in the Merger if Branford Warrants were exercised immediately prior to the Effective Time, over the total exercise price of the Branford Warrants.


(2) Reflects the excess of the Merger consideration over the fair value of the net assets acquired, as follows:


    North Fork Common Stock (1,283,654 shares at $30.69 per share).............  $  39,392
    Cash payment for the Branford Warrants.....................................      2,804
    Transaction costs, net of taxes............................................      3,826
                                                                                   -------
    Total consideration........................................................   $ 46,022
    Branford stockholders' equity at June 30, 1997.............................     17,313
                                                                                   -------
    Intangible asset...........................................................   $ 28,709
                                                                                   =======



     The intangible asset will be amortized utilizing the straight line method over a fifteen year period. Included in non-interest expense for the six month period ended June 30, 1997, and for the year ended December 31, 1996, is $957,000 and $1,914,000 respectively, of intangible amortization expense.



(3) Transaction costs of approximately $3.8 million, net of taxes, will be incurred upon consummation of the Merger and will be accounted for as part of the purchase price for financial reporting purposes. Such transaction costs are as follows:


     --------------------


    TYPE OF COST                                                             EXPECTED COSTS
    ----------------------------------------------------------------------  -----------------
                                                                             (IN THOUSANDS)
    Professional Fees.....................................................       $ 1,747
    Merger Related Compensation and Severance Costs.......................         1,792
    Facility and System Costs.............................................           859
    Other Merger Related Costs............................................         1,480
                                                                                 -------
    Total Pre-Tax Transaction Costs.......................................         5,878
    Less: Related Tax Benefit.............................................        (2,052)
                                                                                 -------
    Total Transaction Costs, net of taxes.................................       $ 3,826
                                                                                 =======


     Refinements to the foregoing estimates may occur subsequent to the Effective Time.


(4) Pro forma adjustments to common stock and additional paid-in-capital, at June 30, 1997, reflect the NY Bancorp Acquisition accounted for as a pooling-of-interests through: (a) the reissuance of 800,000 shares of NY Bancorp common stock from NY Bancorp's treasury, with an average cost basis of $9.17, at $33.60 per share (which approximated the market price of NY Bancorp common stock on or about October 9, 1997), with transaction proceeds of $26.9 million assumed to be reinvested in securities available-for-sale;
    (b) the retirement of the remaining 7,102,178 shares of NY Bancorp common stock held in treasury, with an average cost basis of $9.17 as of June 30, 1997; and (c) the exchange of 26,645,584 shares of North Fork Common Stock at June 30, 1997 (based on an exchange ratio of 1.19 as provided in the merger agreement between North Fork and NY Bancorp, dated October 7, 1997) for the 22,391,247 adjusted outstanding shares of NY Bancorp common stock.



(5) The pro forma condensed combined balance sheet for all transactions reflects a non-recurring merger and restructuring charge of approximately $34.4 million, net of taxes, which will be recognized upon consummation of the NY Bancorp Acquisition. Such charge will reduce earnings per share for the period in which such charge is recognized by approximately $.36 (based on pro forma weighted average shares outstanding of 94,458,149 on June 30,
    1997). A summary of the estimated merger and restructuring charge is as follows:

    -------------------


                                 TYPE OF COST                               EXPECTED COSTS
    ----------------------------------------------------------------------  ---------------
                                                                            (IN THOUSANDS)
    Merger Expense........................................................     $   9,700
    Restructuring Charge
      Merger Related Compensation and Severance Costs.....................        15,172
      Facility and System Costs...........................................        11,814
      Other...............................................................           890
                                                                                 -------
    Total Pre-Tax Merger and Restructuring Charge.........................        37,576
    Add: State and Local Tax Bad Debt Recapture, Net of Federal Tax
      Benefit.............................................................         9,000
    Less: Related Tax Benefit.............................................       (12,149)
                                                                                 -------
    Total After-Tax Merger and Restructuring Charge.......................     $  34,427
                                                                                 =======



     Merger expenses consist primarily of investment banking, legal and other professional fees, and expenses associated with shareholder notification. Restructure related compensation and severance costs consist primarily of employee severance, compensation arrangements, transitional staffing and the related employee benefits expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of existing NY Bancorp computer systems.


     The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of June 30, 1997; however, since this charge is non-recurring, it has not been reflected in the pro forma combined statements of income. The pro forma financial information does not give effect to the expected cost savings that may result from the NY Bancorp Acquisition, nor does it include any estimate of revenue enhancements that could be realized as a result of such transaction.


(6) The pro forma weighted average shares outstanding for the six month period ended June 30, 1997, and for the year ended December 31, 1996, reflect the assumed issuance of 1,283,654 shares of North Fork Common Stock for all outstanding shares of Branford Common Stock (all Branford Warrants having been retired under the cash election) and the assumed issuance of 26,645,584 shares of North Fork Common Stock for all outstanding shares of NY Bancorp Common Stock as of the first day of the periods presented.



(7) North Fork is currently reviewing the investment securities portfolios of NY Bancorp to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with North Fork's existing interest-rate risk position. As a result of this review, certain reclassifications of NY Bancorp's investment securities may result. No adjustments have been made to either the available-for-sale or the held-to-maturity portfolios in the accompanying pro forma condensed combined balance sheet to reflect any such reclassification as a final determination has not been made with respect to such matters. Any such reclassification will be accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that securities transferred from held-to-maturity to available-for-sale be transferred at fair value with any unrealized gain or loss, net of taxes, at the date of transfer to be recognized as a separate component of stockholders' equity.



(8) The pro forma condensed combined statement of income for the six-month period ended June 30, 1997 includes NY Bancorp for the six months then ended to conform with the reporting period of North Fork. Summary unaudited operating results for NY Bancorp for the three-month period ended December 31, 1996, which have not been included in the unaudited pro forma condensed combined financial statements, are as follows:



                                                                                   (IN
                                                                               THOUSANDS)
                                                                              -------------
    Interest income.........................................................     $55,417
    Interest expense........................................................      27,538
    Net interest income.....................................................      27,879
    Net income..............................................................      10,264

                           INFORMATION ABOUT BRANFORD

DESCRIPTION OF BUSINESS OF BRANFORD

  General

     Branford was organized in 1889 as a state-chartered mutual savings bank. On November 12, 1986, Branford converted to a Connecticut-chartered capital stock savings bank.

     Branford's role is as a locally-based lender and depository for small to medium-sized businesses and for consumers. The primary sources of funds for Branford's lending and investment activities are deposits, loan interest and principal payments, borrowings, and to a lesser extent, maturing investments and earnings on investments. The Bank's products and services appeal to small to medium-sized businesses, professional organizations and individuals.

     Branford offers a wide variety of commercial and consumer products, predominately secured and limited unsecured commercial loans, construction and permanent commercial mortgages, letters of credit, and mostly secured consumer installment, time and demand loans, guaranteed student and parent loans, credit card services, Savings Bank Life Insurance, checking and NOW accounts, line of credit checking, money market accounts, savings certificates, and IRA accounts. The Bank also offers the "H.E.R.O." line of credit, an adjustable-rate revolving line of credit secured by residential real estate, which has been well received in light of tax law changes limiting the deductibility of consumer interest for loans that are not secured by a first or second home. The Bank also offers night depository and bank-by-mail services, traveler's checks (issued by an independent entity), wire transfers and treasurer's checks. The Bank issues credit cards through a correspondent bank and acts as a merchant depository for cardholder drafts. In addition, Branford offers direct deposit services through the New England Automated Clearing House (NEACH) as well as ATM processing by its own proprietary card (Tower Teller), through NYCE, Honor and Cirrus.

     The Bank is also seeking to expand existing, and to develop additional, fee-based services. Current fee-based product lines include mortgage originations, checking accounts, credit card services, credit life and disability insurance, savings services, money order sales, and safe deposit box rentals.

     Branford's primary market area includes Branford, North Branford and East Haven, Connecticut and, to a lesser extent, their surrounding communities in New Haven and Middlesex Counties, Connecticut. Substantially all of Branford's depositors and borrowers reside in these areas. The Bank's main office is located in the central district of the Town of Branford, Connecticut.

     As a Connecticut-chartered, FDIC-insured savings bank, Branford is subject to regulation and supervision by both the Connecticut Department of Banking and the FDIC and is also subject to various regulatory requirements of the Federal Reserve Board applicable to FDIC-insured financial institutions. Branford's deposit accounts are insured up to $100,000 per insured depositor by the FDIC. Branford's operations, like those of other financial institutions, are significantly influenced by general economic conditions. Branford's operations are further influenced by the policies and regulations of financial institution regulatory authorities such as the FDIC and by the monetary, fiscal, legislative and regulatory policies of the United States government and the State of Connecticut.

     The executive offices of Branford are located at 45 South Main Street, Branford, Connecticut, 06405 and its telephone number is (203) 481-3471.

  Markets

     The Bank services its primary market area through five full-service offices. Substantially all of Branford's depositors reside in these areas. At December 31, 1996, the primary market area contained 9 thrifts and banks and 3 credit unions with 21 offices, representing an aggregate of approximately $928 million in deposits. On such date, the Bank had approximately 26.5% of all banking deposits in Branford, 14.6% in North Branford and 8.4% in East Haven, according to data supplied by Sheshunoff Information Services, Inc.

     The Town of Branford is the site of Branford's main office. The adjoining towns of North Branford and East Haven are the sites of three branch offices. A fourth is located in Branford near the Guilford line. The Bank opened its North Branford office in 1970; its East Haven, Route 80 office in 1981; its East Haven, 263 Hemingway Avenue office in 1989; and its Branford East office in 1989.

     Adding contiguous communities to the primary market area, Branford serves a market area of approximately 797,500 people. Located along the Connecticut coastline, seven miles east of the City of New Haven, Branford's market area is readily accessible by highways I-95 and nearby I-91. It is also served by the primary northeast corridor railway line and by a regional airport. Because of their proximity to New York City, Fairfield County, the City of New Haven, Hartford and the Connecticut shoreline, the towns served by Branford are popular residential communities.

     The character of the three towns comprising Branford's primary market area is residential, commercial, technical, service and light industrial. Each community experienced development of light industrial, technical and office parks which resulted in a significant growth in commerce during the mid 1980's. The economic base of Branford's market area includes the headquarters or plant locations of companies in the automotive parts, turbine components, food products, clothing, precision machinery and mechanical equipment industries, other manufacturing companies, health care institutions, and educational institutions such as Yale University. The largest employer in Branford's primary market area is Echlin, Inc., an automotive parts manufacturer and Fortune 500 company, headquartered in Branford. In the late 1980's the area suffered a contraction. The decline in the local economy limited growth in commercial activity and in the residential real estate market in Branford's primary market area and limited demand for commercial banking services. Currently, however, the residential real estate market is very active for refinancing and first-time buyers. Mortgage loan rates are low and home values recently have improved or at least stabilized. Although there is no way to accurately predict the direction of the local and national economic climates, management believes that continuing improvements in employment levels will be a key element in stabilizing real estate values.

  Lending and Investment Activities

     Authority and Lending Limits. As a Connecticut-chartered savings bank, Branford has statutory authority to invest its funds in a variety of assets, principally loans and investment securities. The lending activities of Branford are heavily influenced by economic trends affecting the availability of funds, and by general interest rate levels. In originating loans, Branford is competing with other banks, savings and loan associations, mortgage companies and other financial intermediaries. The aggregate amount of loans that Branford may make to any one borrower is restricted by state law to a percentage of its capital base that varies according to the amount and type of collateral securing the loans. Subject to certain limited exceptions, unsecured loans to one borrower may not exceed 15% of Branford's capital, surplus, undivided profits and allowance for loan losses (resulting in an unsecured lending limit of $3,056,000 at December 31, 1996), while the limit for fully secured loans to one borrower (other than first mortgage real estate loans) is an additional 10% of the capital base (resulting in a fully secured lending limit for Branford at December 31, 1996, of $5,093,000, less the dollar amount of unsecured loans outstanding). Loans to one borrower secured by a first mortgage on real estate may not exceed 50% of Branford's capital base (or $10,185,000 at December 31, 1996), less the amount of the borrower's other obligations to Branford.

     Loan Portfolio. Branford has a lending policy that emphasizes secured residential, commercial and consumer loans and establishes specific underwriting criteria for construction loans and commercial mortgage loans. Branford's principal lending activities have generally consisted of the origination of both conventional permanent and construction loans on residential real estate. Branford provides first mortgage loans for the purchase and refinancing of residential properties primarily in its service area. Branford also provides commercial mortgage, consumer installment, home equity, guaranteed education, and loans collateralized by deposits or securities.

     Branford's loan portfolio totaled $126 million at December 31, 1996, representing 69% of its total assets. At December 31, 1996, 42% of Branford's loan portfolio consisted of mortgage loans collateralized by residential real estate, 41% were commercial real estate loans, 8% were consumer loans, 1% were construction loans and 8% were other commercial loans.

     The following table sets forth the composition of Branford's loan portfolio at December 31 for each of the years indicated:

                                                1996       1995       1994       1993       1992
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Mortgage....................................  $104,813   $107,729   $112,650   $117,287   $119,728
Construction................................     1,416      1,246      2,139      3,540      4,655
Consumer....................................     9,827     11,262     13,474     15,996     19,590
Education...................................        --         --          5          5        511
Commercial..................................    10,586      9,246     10,969     15,747     27,910
                                              --------   --------   --------   --------   --------
     Total Loans............................  $126,642   $129,483   $139,237   $152,575   $172,394
                                              ========   ========   ========   ========   ========

     The following table shows the maturity of commercial and construction loans outstanding as of December 31, 1996, with all loans divided into fixed and variable rate loans and grouped according to time periods of maturity. It excludes mortgage, consumer and education loans.

                                                                    MATURING
                                                -------------------------------------------------
                                                            AFTER ONE     AFTER FIVE
                                                 WITHIN    BUT WITHIN     BUT WITHIN    AFTER TEN
                                                ONE YEAR   FIVE YEARS     TEN YEARS       YEARS      TOTAL
                                                --------   -----------   ------------   ---------   -------
                                                                      (IN THOUSANDS)
Commercial
  Fixed interest rates........................   $  451      $ 1,042        $1,344       $    --    $ 2,837
  Variable interest rates.....................    7,749           --            --            --      7,749
                                                --------   -----------   ------------   ---------   -------
     Total....................................   $8,200      $ 1,042        $1,344       $    --    $10,586
                                                =======     ========     =========       =======    =======
Construction
  Fixed interest rates........................   $   --      $    --        $  159       $    --    $   159
  Variable interest rates.....................    1,257           --            --            --      1,257
                                                --------   -----------   ------------   ---------   -------
          Total...............................   $1,257      $    --        $  159       $    --    $ 1,416
                                                =======     ========     =========       =======    =======

     Problem Loans and Allowances for Possible Losses. The Bank's policy is to discontinue the accrual of interest on a loan when management believes, after considering economic and business conditions as well as periods of delinquency and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When interest accruals are discontinued, uncollected interest previously credited to income is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

     The following tables show the Bank's past due loans at December 31:

                                                                  PAST DUE
                                                           -----------------------
                                                           30-89       90 DAYS
    TYPE OF LOAN                                            DAYS       OR MORE       NONACCRUAL
    -----------------------------------------------------  ------   --------------   ----------
                                                                    (IN THOUSANDS)
    1996
    Mortgage.............................................  $2,013        $ --          $1,601
    Construction.........................................      --          --              --
    Consumer.............................................     405          --             333
    Education............................................      --          --              --
    Commercial...........................................     262          --             899
                                                           -------     ------          ------
         Total...........................................  $2,680        $ --          $2,833
                                                           =======     ======          ======
    Total loans past due and nonaccrual loans............  $5,513
                                                           =======
    Nonaccrual loans not past due included in above......  $  223
                                                           =======

                                                                  PAST DUE
                                                           -----------------------
                                                           30-89       90 DAYS
    TYPE OF LOAN                                            DAYS       OR MORE       NONACCRUAL
    -----------------------------------------------------  ------   --------------   ----------
                                                                    (IN THOUSANDS)
    1995
    Mortgage.............................................  $2,418        $ --          $2,839
    Construction.........................................      --          --              --
    Consumer.............................................     965          --             448
    Education............................................      --          --              --
    Commercial...........................................     387          --           1,176
                                                           -------     ------          ------
         Total...........................................  $3,770        $ --          $4,463
                                                           =======     ======          ======
    Total loans past due and nonaccrual loans............  $8,233
                                                           =======
    Nonaccrual loans not past due included in above......  $  585
                                                           =======

                                                                  PAST DUE
                                                          ------------------------
                                                           30-89       90 DAYS
    TYPE OF LOAN                                           DAYS        OR MORE       NONACCRUAL
    ----------------------------------------------------  -------   --------------   ----------
                                                                    (IN THOUSANDS)
    1994
    Mortgage............................................  $ 1,584        $ --          $5,884
    Construction........................................       --          --              69
    Consumer............................................      511          --             103
    Education...........................................       --          --              --
    Commercial..........................................    1,144          --           1,022
                                                          -------      ------          ------
         Total..........................................  $ 3,239        $ --          $7,078
                                                          =======      ======          ======
    Total loans past due and nonaccrual loans...........  $10,317
                                                          =======
    Nonaccrual loans not past due included in above.....  $ 1,983
                                                          =======

                                                                       PAST DUE
                                                                   -----------------
                                                                    30-89    90 DAYS
TYPE OF LOAN                                                        DAYS     OR MORE   NONACCRUAL
-----------------------------------------------------------------  -------   -------   ----------
                                                                           (IN THOUSANDS)
1993
Mortgage.........................................................  $ 1,649    $  --     $  7,493
Construction.....................................................       --       --           85
Consumer.........................................................      185       --          343
Education........................................................       --       --           --
Commercial.......................................................    2,547       --        2,487
                                                                   -------   -------   ----------
     Total.......................................................  $ 4,381    $  --     $ 10,408
                                                                   =======   ======     ========
Total loans past due and nonaccrual loans........................  $14,789
                                                                   =======
Nonaccrual loans not past due included in above..................  $ 2,678
                                                                   =======

                                                                       PAST DUE
                                                                   -----------------
                                                                    30-89    90 DAYS
TYPE OF LOAN                                                        DAYS     OR MORE   NONACCRUAL
-----------------------------------------------------------------  -------   -------   ----------
                                                                           (IN THOUSANDS)
1992
Mortgage.........................................................  $ 3,155    $  --     $  7,944
Construction.....................................................       --       --          245
Consumer.........................................................      740       --          846
Education........................................................       --       --           --
Commercial.......................................................    1,753       --        7,325
                                                                   -------   -------   ----------
     Total.......................................................  $ 5,648    $  --     $ 16,360
                                                                   =======   ======     ========
Total loans past due and nonaccrual loans........................  $22,008
                                                                   =======
Nonaccrual loans not past due included in above..................  $ 3,573
                                                                   =======

     The following is an analysis of interest income related to impaired and other nonaccrual loans at December 31, 1996:

                                     MORTGAGE   CONSTRUCTION   CONSUMER    EDUCATION    COMMERCIAL   TOTAL
                                     --------   ------------   --------   -----------   ----------   ------
                                                                 (IN THOUSANDS)
Interest income that would have
  been recognized if loans had been
  current at original contractual
  term.............................   $151.7        $ --        $ 35.2       $  --        $133.8     $320.7
Amount recognized as interest
  income...........................     78.2          --          18.7          --          44.2      141.1
                                      ------        ----         -----        ----        ------     ------
Difference.........................   $ 73.5        $ --        $ 16.5       $  --        $ 89.6     $179.6
                                      ======        ====         =====        ====        ======     ======


     The allowance for loan losses has been set at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses. The allowance for loan losses should not be interpreted as an indication that charge-offs will occur or as an indication of future charge-off trends.

     The following tables set forth a summary of the Bank's loan loss experience for the fiscal years ended December 31:

                                               MORTGAGE   CONSTRUCTION   CONSUMER   COMMERCIAL    TOTAL
                                               --------   ------------   --------   ----------   -------
                                                                    (IN THOUSANDS)
1996
Balance of Allowance for Loan................   $2,700        $100        $  171     $    657    $ 3,628
                                                ------        ----         -----      -------    -------
Losses at Beginning of period Charge-Offs....     (285)         --          (255)        (299)      (839)
Recoveries...................................       49          --            36          396        481
                                                ------        ----         -----      -------    -------
Net Charge-Offs..............................     (236)         --          (219)          97       (358)
Provision for Loan Losses....................      359          --           198           68        625
                                                ------        ----         -----      -------    -------
Balance of Allowance for Loan Losses at End
  of Period..................................   $2,823        $100        $  150     $    822    $ 3,895
                                                ======        ====         =====      =======    =======
Ratio of Net Charge-Offs to Average Net
  Loans......................................                                                       0.29%
                                                                                                 =======
Percent of Categories to Total Loan Loss
  Allowance..................................       72%          3%            4%          21%       100%
                                                ======        ====         =====      =======    =======
1995
Balance of Allowance for Loan Losses at
  Beginning of Period........................   $2,528        $160        $  152     $    579    $ 3,419
                                                ------        ----         -----      -------    -------
Charge-Offs..................................     (639)         --          (216)        (362)    (1,217)
Recoveries...................................       51          --             3          172        226
                                                ------        ----         -----      -------    -------
Net Charge-Offs..............................     (588)         --          (213)        (190)      (991)
Provision for Loan Losses....................      760         (60)          232          268      1,200
                                                ------        ----         -----      -------    -------
Balance of Allowance for Loan Losses at End
  of Period..................................   $2,700        $100        $  171     $    657    $ 3,628
                                                ======        ====         =====      =======    =======
Ratio of Net Charge-Offs to Average Net
  Loans......................................                                                       0.76%
                                                                                                 =======
Percent of Categories to Total Loan Loss
  Allowance..................................       74%          3%            5%          18%       100%
                                                ======        ====         =====      =======    =======
1994
Balance of Allowance for Loan Losses at
  Beginning of Period........................   $2,611        $170        $  119     $    558    $ 3,458
                                                ------        ----         -----      -------    -------
Charge-Offs..................................   (1,067)         --          (122)        (776)    (1,965)
Recoveries...................................      130          --            22          257        409
                                                ------        ----         -----      -------    -------
Net Charge-Offs..............................     (937)         --          (100)        (519)    (1,556)
Provision for Loan Losses....................      854         (10)          133          540      1,517
                                                ------        ----         -----      -------    -------
Balance of Allowance for Loan Losses at End
  of Period..................................   $2,528        $160        $  152     $    579    $ 3,419
                                                ======        ====         =====      =======    =======
Ratio of Net Charge-Offs to Average Net
  Loans......................................                                                       1.09%
                                                                                                 =======
Percent of Categories to Total Loan Loss
  Allowance..................................       74%          5%            4%          17%       100%
                                                ======        ====         =====      =======    =======

                                               MORTGAGE   CONSTRUCTION   CONSUMER   COMMERCIAL    TOTAL
                                               --------   ------------   --------   ----------   -------
                                                                    (IN THOUSANDS)
1993
Balance of Allowance for Loan Losses at
  Beginning of Period........................   $2,507        $391        $  272     $  2,031    $ 5,201
                                                ------        ----         -----      -------    -------
Charge-Offs..................................     (706)        (87)         (169)      (2,124)    (3,086)
Recoveries...................................      102         130            47          263        542
                                                ------        ----         -----      -------    -------
Net Charge-Offs..............................     (604)         43          (122)      (1,861)    (2,544)
Provision for Loan Losses....................      708        (264)          (31)         388        801
                                                ------        ----         -----      -------    -------
Balance of Allowance for Loan Losses at End
  of Period..................................   $2,611        $170        $  119     $    558    $ 3,458
                                                ======        ====         =====      =======    =======
Ratio of Net Charge-Offs to Average Net
  Loans......................................                                                       1.61%
                                                                                                 =======
Percent of Categories to Total Loan Loss
  Allowance..................................       76%          5%            3%          16%       100%
                                                ======        ====         =====      =======    =======
1992
Balance for Allowance of Loan Losses at
  Beginning of Period........................   $3,637        $333        $  819     $  4,090    $ 8,879
                                                ------        ----         -----      -------    -------
Charge-Offs..................................   (4,092)       (387)         (664)      (4,829)    (9,972)
Recoveries...................................      135         118            53          141        447
                                                ------        ----         -----      -------    -------
Net Charge-Offs..............................   (3,957)       (269)         (611)      (4,688)    (9,525)
Provision for Loan Losses....................    2,827         327            64        2,629      5,847
                                                ------        ----         -----      -------    -------
Balance for Allowance of Loan Losses at End
  of Period..................................   $2,507        $391        $  272     $  2,031    $ 5,201
                                                ======        ====         =====      =======    =======
Ratio of Net Charge-Offs to Average Net
  Loans......................................                                                       4.60%
                                                                                                 =======
Percent of Categories to Total Loan Loss
  Allowance..................................       48%          8%            5%          39%       100%
                                                ======        ====         =====      =======    =======

     The risk of non-payment (or deferred payment) of loans is inherent in banking in general. Furthermore, the Bank's marketing focus on small to medium-sized firms may involve certain lending risks not inherent in loans to larger companies. Small companies may have shorter operating histories, less sophisticated internal recordkeeping and financial planning capabilities, and greater debt-to-equity ratios. Consumer and installment loans as well as unsecured commercial loans usually carry a fairly significant amount of risk as compared to the real estate-mortgage loans and some of the commercial loans which are secured by real estate. Many of these consumer and installment loans are either unsecured or are secured by depreciating type of collateral. It is the policy of the Bank to underwrite each loan to minimize credit risks.

     Investment Activities. Savings banks chartered in the State of Connecticut have authority to make a wide range of investments. Subject to various restrictions, they may own federal funds, commercial paper, various notes and other short term securities, and mutual fund shares. The Bank has a written investment policy incorporating liquidity objectives and funding strategies that are periodically reviewed by the Board of Directors and revised as economic conditions or Bank needs dictate. The Bank's Investment Committee, the President and the Chief Financial Officer carry out policy and make adjustments in the portfolio mix when necessary for liquidity, tax or other appropriate purposes.

     The Bank maintains a liquid investment portfolio consisting primarily of U.S. Treasury and federal agency obligations and mortgage-backed securities. At December 31, 1996, 40.0% of Branford's investments in bonds and other debt obligations had maturities or were repricing within one year.

     The following table sets forth the maturities of the Bank's investment portfolio at December 31, 1996, with securities grouped according to the time period of maturity (for fixed rate securities) or of repricing (in the case of adjustable rate securities), and the weighted average yield for each such grouping:

                                                                                            OVER
                                                        1 YEAR        1-5        5-10        10
                                                        OR LESS      YEARS      YEARS      YEARS
                                                        -------     -------     ------     ------
                                                                     (IN THOUSANDS)
U.S. Treasury.........................................  $ 8,250     $ 1,994     $   --     $   --
U.S. Government Obligations:
  Mortgage Backed Securities..........................    1,364       9,839      2,761      6,096
  Other Debt Obligations..............................    6,476       5,983         --         --
                                                         ------      ------      -----      -----
          Total.......................................  $16,090     $17,816     $2,761     $6,096
                                                         ======      ======      =====      =====
Average Yield.........................................     5.91%       6.42%      7.54%      7.17%
                                                         ======      ======      =====      =====

     The following tables set forth the carrying values and market values of securities at December 31, 1996:

                                                                     CARRYING   MARKET    AVERAGE
                                                                      VALUE      VALUE     YIELD
                                                                     --------   -------   -------
                                                                            (IN THOUSANDS)
U.S. Treasury......................................................  $ 10,244   $10,232     5.76%
U.S. Government Obligations:
  Mortgage-Backed Securities.......................................    20,060    20,177     6.87%
  Other Debt Obligations...........................................    12,459    12,498     6.85%
                                                                     --------   -------
          Total....................................................  $ 42,763   $42,907     6.60%
                                                                      =======   =======   ======

     The following table sets forth the maturities of the Bank's investment portfolio at December 31, 1995, with securities grouped according to the time period of maturity (for fixed rate securities) or of repricing (in the case of adjustable rate securities), and the weighted average yield for each such grouping:

                                                         1 YEAR        1-5        5-10      OVER 10
                                                         OR LESS      YEARS      YEARS       YEARS
                                                         -------     -------     ------     --------
                                                                       (IN THOUSANDS)
U.S. Treasury..........................................  $ 4,014     $ 2,230     $   --      $   --
U.S. Government Obligations:
  Mortgage-Backed Securities...........................       --       7,368      3,538          --
  Other Debt Obligations...............................    1,000       7,449         --       1,686
                                                         -------     -------     ------     --------
          Total........................................  $ 5,014     $17,047     $3,538      $1,686
                                                          ======     =======     ======      ======
     Average Yield.....................................     6.12%       6.68%      7.53%       6.16%
                                                          ======     =======     ======      ======

     The following tables set forth the carrying values and market values of securities at December 31, 1995:

                                                                     CARRYING   MARKET    AVERAGE
                                                                      VALUE      VALUE     YIELD
                                                                     --------   -------   -------
                                                                            (IN THOUSANDS)
U.S. Treasury......................................................  $  6,244   $ 6,274     6.31%
U.S. Government Obligations:
  Mortgage-Backed Securities.......................................    12,591    12,783     7.18%
  Other Debt Obligations...........................................     8,450     8,585     6.30%
                                                                     --------   -------
          Total....................................................  $ 27,285   $27,642     6.65%
                                                                      =======   =======   ======

     Of the foregoing securities, $1,247,000 of the U.S. Treasury notes were pledged against treasury, tax and loan accounts and public funds at December 31, 1996. These pledged securities are not included in the liquidity ratios identified in the "Liquidity" section of the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year Ended December 31, 1996," below.

  Deposits and Other Sources of Funds

     Deposits. Deposits have traditionally been Branford's major source of funds for investment. Branford also derives funds from loan amortizations, prepayments, interest and dividend income, sales of assets, and borrowings from the Federal Home Loan Bank (the "FHLB"). Branford offers a wide variety of retail and commercial deposit accounts designed to attract both short- and long-term funds.

     The following table summarizes the average monthly amount of deposits and average rates paid on deposits by type of deposits for the fiscal years ended December 31:

                                                  1996                1995                1994
                                            ----------------    ----------------    ----------------
                                             AMOUNT     RATE     AMOUNT     RATE     AMOUNT     RATE
                                            --------    ----    --------    ----    --------    ----
                                                                 (IN THOUSANDS)
Non-interest bearing demand deposits......  $ 10,249      --    $  9,857      --    $  9,760      --
Interest bearing demand and savings
  deposits................................    53,010    2.35%     53,163    2.41%     60,956    2.44%
Money market..............................     9,116    2.69      10,441    2.68      12,740    2.69
Time deposits.............................    82,545    5.35      78,408    5.25      72,015    4.14
                                            --------            --------            --------
          Total...........................  $154,920    3.74%   $151,869    3.74%   $155,471    3.10%
                                            ========    ====    ========    ====    ========    ====

     Summarized below are the maturities of Branford's time certificates of deposit of $100,000 or more outstanding at December 31:

                                                       1996              1995              1994
                                                  --------------    --------------    --------------
                                                  AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                                  ------    ----    ------    ----    ------    ----
                                                                    (IN THOUSANDS)
Three Months or Less............................  $1,616    5.42%   $1,497    5.42%   $1,462    4.46%
Over Three Months through Six Months............   1,616    5.43     1,498    5.42     1,462    4.46
Over Six Months through Twelve Months...........   1,111    5.27       740    5.29       717    5.37
Over One Year through Five Years................   1,045    5.74     1,245    6.40       703    5.16
                                                  ------            ------            ------
          Total.................................  $5,388    5.45%   $4,980    5.65%   $4,344    4.72%
                                                  ======    ====    ======    ====    ======    ====

     Borrowings. The Bank also utilizes FHLB advances to assist it in managing the "gap" between the repricing characteristics of its assets and the repricing characteristics of its liabilities, primarily by matching the maturities or repricing dates on new FHLB advances to offset the maturities and/or repricing dates on new loans. The following table shows the average balances and weighted average interest rates of FHLB advances taken by the Bank in each of the fiscal years indicated grouped by maturity of the advances, using repricing dates in the case of adjustable rate advances.

                                                       1996              1995              1994
                                                  --------------    --------------    --------------
                                                  AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                                  ------    ----    ------    ----    ------    ----
                                                                    (IN THOUSANDS)
Daily...........................................  $   --      --    $   --      --    $   --      --
1995............................................      --      --        --      --        --      --
1996............................................      --      --     3,000    7.52%    3,000    7.52%
1997............................................   5,000    5.58%       --      --        --      --
                                                  ------    ----    ------    ----    ------    ----
                                                  $5,000    5.58%   $3,000    7.52%   $3,000    7.52%
                                                  ======    ====    ======    ====    ======    ====
Maximum Month End Borrowings During Each
  Period........................................  $5,000            $3,000            $6,825
                                                  ======            ======            ======
Average Balances Outstanding and Weighted
  Average Rates for Each Period.................  $3,224    6.95%   $3,000    7.52%   $6,223    7.37%
                                                  ======    ====    ======    ====    ======    ====

     In accordance with FHLB credit policy, Branford must maintain at all times an amount of "qualified collateral" behind its FHLB advances that is sufficient to satisfy certain collateral maintenance level requirements set by the FHLB. At December 31, 1996, the collateral maintenance level requirement was $5,506,000, based on $5,000,000 in outstanding advances and $506,000 in available lines of credit, and the "qualified collateral" pledged to support FHLB borrowings was comprised of residential mortgages in Branford's portfolio and funds placed in accounts at the FHLB.

  Management of Interest Rate Risk

     The Bank's asset/liability management strategies are designed to match more closely interest rate-sensitive assets to interest rate-sensitive liabilities in order to minimize the impact of interest rate fluctuations on future earnings. A major aspect of this strategy has been the retention of adjustable-rate mortgages in the portfolio while originating fixed-rate mortgages primarily for sale in the secondary market. The Bank has also emphasized the origination of more interest rate sensitive commercial and consumer loans, and the attraction of short to medium-term deposit accounts. At December 31, 1996, the Bank had a one-year positive GAP position (i.e., the ratio of rate-sensitive assets to rate sensitive liabilities, each repricing or maturing in a one-year time frame) of $4.7 million (2.57% of total assets). It is the intention of the Bank to keep the one-year GAP as close to a balanced or zero position as possible. As required pursuant to Section 305 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the FDIC has issued regulations which include an interest rate risk component as part of the capital evaluation criteria for regulatory examinations. The FDIC has indicated that in the future it will issue regulations setting forth an explicit minimum capital charge for interest rate risk.

     The following table presents for the periods indicated (i) average assets, liabilities and shareholders' equity, (ii) interest income and expense, (iii) average yields on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest spread, and (v) the net interest income as a percentage of interest-earning assets (net interest margin) on a tax equivalent basis whenever applicable. Nonaccrual loans have been included in the average balances.

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1996                            1995                            1994
                                    -----------------------------   -----------------------------   -----------------------------
                                    AVERAGE                YIELD    AVERAGE                YIELD    AVERAGE                YIELD
                                    BALANCE    INTEREST   RATE(a)   BALANCE    INTEREST   RATE(a)   BALANCE    INTEREST   RATE(a)
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                           (IN THOUSANDS)
ASSETS
INTEREST EARNING ASSETS:
Loans, net of allowance for loan
  losses(b)(d)....................  $123,232   $ 10,926    8.87%    $130,256   $ 11,419    8.77%    $142,916   $ 11,018    7.71%
Interest Bearing Deposits.........         7         --     4.24           3         --     4.62           2         --     3.06
Federal Funds Sold................     9,309        484     5.20      11,184        650     5.81       9,762        401     4.11
Investment Securities
  Taxable.........................    34,624      2,236     6.46      20,589      1,384     6.72       4,483        210     4.68
  Nontaxable......................        --         --       --          --         --       --          --         --       --
  Dividends (e)...................        --         --       --          --         --       --          --          1     6.67
Dividends-FHLB Stock(c)...........       800         51     6.38       1,027         71     6.91       1,027         80     7.79
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
Total Investment Securities(e)....    35,424      2,287     6.46      21,616      1,455     6.73       5,510        291     5.27
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
Total Interest Earning
  Assets(e).......................   167,972   $ 13,697    8.15%     163,059   $ 13,524    8.29%     158,190   $ 11,710    7.40%
                                                =======   =======               =======   =======               =======   =======
NONINTEREST EARNING ASSETS:
Cash and Due from Banks...........     3,661                           3,118                           3,130
Premises and Equipment............     2,076                           2,200                           2,433
Other Real Estate Owned...........       727                             958                           3,596
Other Assets......................     1,439                           1,630                           1,672
                                    --------                        --------                        --------
Total Noninterest Earning
  Assets..........................     7,903                           7,906                          10,831
                                    --------                        --------                        --------
Total Assets......................  $175,875                        $170,965                        $169,021
                                    ========                        ========                        ========

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1996                            1995                            1994
                                    -----------------------------   -----------------------------   -----------------------------
                                    AVERAGE                YIELD    AVERAGE                YIELD    AVERAGE                YIELD
                                    BALANCE    INTEREST   RATE(a)   BALANCE    INTEREST   RATE(a)   BALANCE    INTEREST   RATE(a)
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                           (IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS
  EQUITY
INTEREST BEARING LIABILITIES:
Deposits
  Demand-Interest Bearing and
    Savings.......................  $ 53,010   $  1,247    2.35%    $ 53,163   $  1,281    2.41%    $ 60,956   $  1,489    2.44%
    Money Market..................     9,116        245     2.69      10,441        280     2.68      12,740        343     2.69
    Time..........................    82,545      4,417     5.35      78,408      4,113     5.25      72,015      2,983     4.14
Advances From Borrowers...........     1,052         16     1.52       1,069         15     1.40       1,044         14     1.34
FHLBB Advances....................     3,224        224     6.95       3,000        229     7.63       6,223        459     7.36
Obligations Under Capital
  Leases..........................        --         --       --          --         --       --          12          1     8.33
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
Total Interest Bearing
  Liabilities.....................   148,947   $  6,149    4.12%     146,081   $  5,918    4.05%     152,990   $  5,289    3.46%
                                                =======   =======               =======   =======               =======   =======
Noninterest Bearing Liabilities:
  Demand Deposits.................    10,249                           9,857                           9,760
  Other Liabilities...............     1,036                             838                             797
                                    --------                        --------                        --------
Total Noninterest Bearing
  Liabilities.....................    11,285                          10,695                          10,557
                                    --------                        --------                        --------
Total Liabilities.................   160,232                         156,776                         163,547
Shareholders' Equity..............    15,643                          14,189                           5,474
                                    --------                        --------                        --------
Total Liabilities and
  Shareholders' Equity............  $175,875                        $170,965                        $169,021
                                    ========                        ========                        ========
Net Interest Income...............             $  7,548                        $  7,606                        $  6,421
                                                =======                         =======                         =======
Net Yield on Earning Assets(f)....                          4.49%                           4.66%                           4.05%
                                                          =======                         =======                         =======
Net Interest Spread(g)............                          4.03%                           4.24%                           3.94%
                                                          =======                         =======                         =======

---------------

(a) Represents tax equivalent yields for tax advantaged investments at the applicable rates for each respective year.
(b) Nonaccrual loans are included in the average balances for calculation purposes. Average balances for these loans were approximately $3.3 million, $6.1 million, and $8.9 million, respectively for the years ended 1996, 1995, and 1994.
(c) Dividends on FHLB stock qualify for a 67.9% dividend exclusion for state income tax purposes but are fully taxable for federal income tax purposes. No tax was paid on the dividends in 1996, 1995, and 1994 for state income tax purposes due to the net operating loss carryforwards. No tax was paid on dividends for 1996 and 1995 for federal income tax purposes due to the net operating loss carryforwards. This is reflected in the tax equivalent yields.
(d) Interest income on loans includes loan fees of $185,401, $121,930, and $131,254, respectively, for the years ended 1996, 1995 and 1994.
(e) Average balances listed are net of unrealized appreciation (depreciation) on available-for-sale securities. Yields are calculated using aggregate costs. Average unrealized appreciation on available-for-sale securities was $7,000, $9,000 and $15,000 for the years ended 1996, 1995 and 1994, respectively.
(f) Net interest income (including loan fees) divided by average earning assets.
(g) Yield on earning assets (including loan fees) less interest paid on average interest-bearing liabilities.

     The following tables set forth for the periods indicated a summary of the changes between periods in interest earned and interest paid resulting from changes in volume and changes in rate:

                                                                        1996 COMPARED TO 1995
                                                                         INCREASE (DECREASE)
                                                                              DUE TO (1)
                                                                        ----------------------
                                                                        VOLUME   RATE     NET
                                                                        ------   -----   -----
                                                                            (IN THOUSANDS)
Interest earned on:
  Loans, including fees(2)............................................  $(622)   $ 129   $(493)
  Investment securities...............................................    893      (61)    832
  Other(3)............................................................   (102)     (64)   (166)
                                                                        ------   -----   -----
          Total Interest Earning Assets...............................  $ 169    $   4   $ 173
                                                                        ======   =====   =====

Interest paid on:
  Deposits & Escrow...................................................  $ 106    $ 130   $ 236
  FHLBB Advances......................................................     16      (21)     (5)
  Other(3)............................................................     --       --      --
                                                                        ------   -----   -----
          Total Interest Bearing Liabilities..........................  $ 122    $ 109   $ 231
                                                                        ======   =====   =====
          Net Interest Income.........................................  $  47    $(105)  $ (58)
                                                                        ======   =====   =====

---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) The amount applicable to loan fees included in the loan calculations is a net increase of approximately $70,661 from 1995 levels.
(3) Other earning assets include federal funds and interest bearing deposits. Other interest bearing liabilities represent obligations under capital leases.

                                                                        1995 COMPARED TO 1994
                                                                         INCREASE (DECREASE)
                                                                             DUE TO (1)
                                                                      -------------------------
                                                                      VOLUME     RATE     NET
                                                                      -------   ------   ------
                                                                           (IN THOUSANDS)
Interest earned on:
  Loans, including fees(2)..........................................  $(1,030)  $1,431   $  401
  Investment securities.............................................    1,063      101    1,164
  Other(3)..........................................................       65      184      249
                                                                      -------   ------   ------
          Total Interest Earning Assets.............................  $    98   $1,716   $1,814
                                                                      =======   ======   ======

Interest paid on:
  Deposits & Escrow.................................................  $  (124)  $  984   $  860
  FHLBB Advances....................................................     (246)      16     (230)
  Other(3)..........................................................       (1)      --       (1)
                                                                      -------   ------   ------
          Total Interest Bearing Liabilities........................  $  (371)  $1,000   $  629
                                                                      =======   ======   ======
          Net Interest Income.......................................  $   469   $  716   $1,185
                                                                      =======   ======   ======

---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) The amount applicable to loan fees included in the loan calculations is a net decrease of approximately $9,324 from 1994 levels.
(3) Other earning assets include federal funds and interest bearing deposits. Other interest bearing liabilities represent obligations under capital leases.

  Return on Equity and Assets

     The following table sets forth the Bank's return on average assets and return on average equity for each of the past three fiscal years, as well as average equity to average assets for each such year.

                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1996           1995           1994
                                                            ------------   ------------   ------------
Return on average assets..................................       1.05%         0.68%          (0.51)%
Return on average equity..................................      11.77%         8.13%         (15.60)%
Average equity to average assets..........................       8.89%         8.30%           3.24%

  Capital Resources

     At December 31, 1996, Branford's leverage capital ratio (Tier 1 equity to average assets) was 9.19%, compared to 8.57% as of December 31, 1995. Depending on the FDIC's rating of Branford's overall performance, the minimum leverage capital requirement is 3.00% for the highest rated banks, and 4.00% to 5.00% or higher for all other banks. The FDIC also requires banks to meet supplemental capital adequacy standards which measure qualifying Tier 1 and total capital against risk-weighted assets plus off-balance sheet items such as outstanding loan commitments and letters of credit. Under the FDIC's capital requirements, the minimum Tier 1 risk-based capital ratio is 4.0% and the minimum total risk-based capital ratio is 8.0%. At December 31, 1996, Branford's Tier 1 risk-based capital ratio was 15.00% and its total risk-based capital ratio was 16.28%.

     During the year ended December 31, 1996, Branford paid dividends of $.02 per share, representing a dividend payout ratio of 7%. Branford paid no cash dividends in either fiscal 1995 and or fiscal 1994.

  Competition

     In general, competition in the financial services industry in Connecticut is strong. Numerous commercial banks, savings banks and savings and loan associations maintain offices in the central Connecticut area although their numbers have been decreasing recently through consolidations as is discussed further below. Commercial banks, savings banks, savings and loan associations, mortgage brokers, finance companies, credit unions, insurance companies, investment firms and private lenders compete with the Bank for deposits, loans and employees. Many of these competitors have far greater resources than the Bank and are able to conduct more intensive and broader based promotional efforts to reach both commercial and individual customers.

     Changes in the financial services industry resulting from fluctuating interest rates, technological changes and deregulation have resulted in an increase in competition, cost of funds, merger activity and customer awareness of product and services differences among competitors.

     In the last few years, the banking industry experienced increased consolidation as a result of acquisitions of banks by other banks and financial institutions. A number of federal and state statutes have been enacted in the past six years which have increased the ability of bank holding companies and banks to acquire bank holding companies and banks and to establish branches in other states. The effect of such legislation has been, on the one hand, to increase consolidation on a regional basis and thereby increase the average size of competitors of the Bank, and, on the other, to increase the ease of entry into the Bank's geographic market. Although it is not possible to predict, the consolidation of financial institutions will likely continue and at the same time competitive pressures will likely continue to build at all levels of banking.

  Regulation

     As a Connecticut-chartered savings bank whose deposits are insured by the FDIC, the Bank is subject to extensive regulation and supervision by both the Connecticut Department of Banking and the FDIC. The Bank is also subject to various regulatory requirements of the Federal Reserve Board applicable to FDIC-insured financial institutions. Such governmental regulation is primarily intended to protect depositors, not shareholders.

     Connecticut Regulation. As a state-chartered capital stock savings bank, the Bank is subject to the applicable provisions of Connecticut law and the regulations adopted thereunder by the Connecticut Banking Commissioner. The Connecticut Banking Commissioner administers Connecticut banking laws, which contain comprehensive provisions for the regulation of savings banks. The Bank derives its lending and investment powers from these laws, and is subject to periodic examination by and reporting to the Connecticut Department Banking.

     Savings banks in Connecticut are empowered by statute, subject to limitations expressed therein, to accept savings and time deposits, to accept checking accounts, to pay interest on such deposits and accounts, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and debt obligations of banks and corporations, to issue credit cards, to establish an insurance department to issue (but not underwrite) life insurance and sell (not underwrite) annuities directly or through an affiliate, and to offer various other banking services to their customers.

     Under applicable Connecticut law, a Connecticut savings bank may invest, subject to certain rating requirements, up to 25% of its assets in debt obligations. In addition, a Connecticut savings bank may invest, subject to certain limitations, up to 25% of its total assets in equity investment securities of corporations incorporated and doing a major portion of their business in the United States, and up to 8% of its total assets in any investments, except securities of banks, out-of-state banks and bank holding companies, provided the investment is prudent in the opinion of the bank. A Connecticut savings bank also has authority to invest in 10% or more of the equity securities of banks, bank holding companies and certain corporations. Certain of the investment powers authorized under Connecticut law have been restricted by federal law to permit only investments that would be permissible for national banks.

     As of March 19, 1990, the Connecticut Interstate Banking Act permitted Connecticut banks and bank holding companies, with the approval of the Connecticut Banking Commissioner, to engage in stock acquisitions of banks and bank holding companies in other states with reciprocal legislation.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became federal law in October 1994. The Interstate Banking Act authorized a number of interstate banking transactions and activities, including, among other things, the following: (i) since October 1995 (the first anniversary of the Interstate Banking Act's effectiveness), bank holding companies have been permitted to acquire banks located in states outside of the holding company's home state, without regard to state law; and (ii) effective June 1, 1997 (or earlier if allowed by state law), insured banks have been permitted to acquire banks located outside of the acquiring bank's home state unless the state of the target bank passed a law before June 1, 1997 prohibiting such transactions with out-of-state banks (only Texas and Montana did so); and (iii) an insured bank is able to establish new branches in states outside of the bank's home state if the state in which the bank desires to establish a branch has a law permitting out-of-state banks to establish branches.

     The Connecticut legislature passed an Act Concerning Interstate Banking and Branching in June 1995. This act changed Connecticut's interstate banking law in response to the passage of the Interstate Banking Act, specifically opting in to the interstate branching provisions in the federal law. Significant changes include: (i) authorizing out-of-state banks to directly establish de novo branches in Connecticut without first acquiring an existing whole bank or branch, with the Connecticut Banking Commissioner's approval; (ii) adopting a five-year age requirement for in-state targets of in-state and interstate mergers, consolidations and acquisitions, including acquisitions of branches and a substantial part of a bank's assets; and (iii) a 30% limit on the resulting concentration of deposits in such in-state and interstate mergers, consolidations and acquisitions.

     FDIC Regulation. The deposit accounts of the Bank are insured by the FDIC to a maximum of $100,000 for each insured depositor. As an insured bank, the Bank is subject to extensive supervision and examination by the FDIC, and also is subject to FDIC regulations regarding many aspects of its business, including types of deposit instruments offered, permissible methods for acquisition of funds, and activities of subsidiaries and affiliates of the Bank. The FDIC periodically makes its own examination of insured institutions.

     Capital Requirements. In April 1990, the FDIC adopted the minimum capital requirements which require a minimum leverage capital ratio (calculated using Tier 1 capital, as defined below, compared to average total assets for the previous quarter) of 3% for certain banks which have high examination ratings and that are not anticipating or experiencing significant growth. All other banks that are not highly rated or which are anticipating or experiencing significant growth must maintain a minimum capital ratio at least 100 to 200 basis points above 3%, with a minimum of 4%. As of December 31, 1996, the Bank's leverage capital ratio was 9.19%.

     In addition, the FDIC has issued regulations providing for capital guidelines based upon the ratio of a bank's capital to total assets adjusted for risk. Under such FDIC regulations, a bank's risk-based capital ratio is calculated by dividing (i) its qualifying total capital base (being the numerator of the ratio) by (ii) its risk-weighted assets (being the denominator of the ratio).

     The elements which comprise the qualifying total capital base are: (1) Tier 1 capital elements (which include shareholders' equity, certain preferred stock, and minority interests in equity capital accounts of consolidated subsidiaries); and (2) Tier 2 capital elements (which include certain preferred stock, a limited amount of allowances for loan and lease losses, convertible debt securities and subordinated debt, subject to certain adjustments). At least 50% of the qualifying total capital must consist of Tier 1 capital.

     Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar amount in each category is then multiplied by the risk weight assigned to that category and the amounts aggregated resulting in total risk-weighted assets. Banks are required to meet a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least one-half should be in the form of Tier 1 capital. The Bank's Tier 1 risk-based capital ratio was 15.00% and its total risk-based capital ratio was 16.28% as of December 31, 1996.

     FDICIA requires each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of non-traditional activities, and reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC has published a final rule, effective September 1, 1995, for the purpose of revising its risk-based capital standards. Such rules amend the capital standards to specify that the FDIC will include in its evaluations of the Bank's capital adequacy an assessment of the exposure to declines in the economic value of the Bank's capital due to changes in interest rates. This rule does not codify a measurement framework for assessing the level of the Bank's interest rate risk exposure. The FDIC has stated that it will at some future date issue a proposed rule which will establish an explicit minimum capital charge for interest rate risk, based on the level of the Bank's measured interest rate risk exposure. Such rule could further increase the regulatory capital requirements which are applicable to the Bank.

     FDICIA. FDICIA, which was enacted on December 19, 1991, recapitalized the Bank Insurance Fund ("BIF") and imposed a number of regulatory reforms on insured banks and savings associations, including reductions in insurance coverage for certain kinds of deposits, increases in consumer-oriented requirements, such as truth-in-savings disclosures on deposit accounts similar to existing truth-in-lending disclosure requirements, the establishment of risk-based premiums for deposit insurance, increased financial reporting requirements and related requirements and responsibilities of directors' audit committees, and major revisions in the supervision and examination processes. FDICIA also mandated the adoption of new regulations concerning capital, internal controls, safety and soundness standards, prompt regulatory corrective action (including placing severely undercapitalized institutions into conservatorship or receivership), real estate lending standards and foreign banks. Many of these regulations have been, or are in the process of being, adopted by the federal banking agencies, and in some cases have resulted in increased compliance expense for the Bank. Some of the particular areas of bank regulation affected by FDICIA are discussed in more detail below.

          BROKERED DEPOSITS. Under FDICIA, a bank cannot accept, renew or roll over brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank is defined to be well capitalized for purposes of this restriction if it maintains a leverage capital ratio of at least 5.00%, a Tier 1 risk-based capital ratio of 6.00%, and a total risk-based capital ratio of at least 10.00% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. In addition, a bank that is "undercapitalized" may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. Undercapitalized is defined as any institution which fails to meet the minimum capital requirement prescribed by its appropriate federal banking agency. Currently, the Bank is deemed "well capitalized" for purposes of these restrictions.

          FEDERAL RESERVE BORROWINGS. Loans to undercapitalized depository institutions are severely restricted by FDICIA. A Federal Reserve Bank may not make advances to an undercapitalized institution (including institutions with the lowest regulatory rating) for more than 60 days in any 120-day period without a viability certification by a federal banking agency or by the Chairman of the Federal Reserve Board (after an examination by the Federal Reserve Board). If an institution is deemed critically undercapitalized, an extension of Federal Reserve Bank credit cannot continue for five days without demand for payment unless the Federal Reserve Board is willing to accept responsibility for any resulting loss to the FDIC.

          SAFETY AND SOUNDNESS STANDARDS. Section 39 of the FDIA, which was added by FDICIA, required each federal banking agency to institute certain safety and soundness standards by regulation or guideline for all insured depository institutions. Specifically, the agencies were directed to establish three types of standards: (i) operational and managerial standards, (ii) compensation standards and (iii) standards relating to asset quality, earnings, and stock valuation. Operational and managerial standards were to address internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure and asset growth. Compensation standards were required to address unsafe and unsound practices in connection with employment contracts, compensation or benefit agreements, fee arrangements, perquisites, stock option plans, post-employment benefits and other compensatory arrangements that would provide any executive officer, employee, director or principal shareholder of the institution with excessive compensation, fees or benefits or could lead to material financial loss to the institution.

          On July 10, 1995, the federal banking agencies adopted a final rule ratifying Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines"). The Guidelines addressed all standards required by Section 39 except for those relating to asset quality and earnings. On August 26, 1996, the FDIC issued final regulations setting forth guidelines for the monitoring of asset quality and earnings.

          FDICIA also required each federal banking agency to adopt uniform regulations prescribing standards for extensions of credit (i) secured by real estate, or (ii) made for the purpose of financing the construction of improvements on real estate. In prescribing these standards, the banking agencies were directed to consider the risk posed to the deposit insurance funds by real estate loans, the need for safe and sound operation of insured depository institutions and the availability of credit. The FDIC and the other federal banking agencies promulgated uniform regulations, effective March 19, 1993. The regulations require each bank to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. These standards must also be consistent with the FDIC's guidelines, which include maximum loan-to-value ratios for certain types of real estate loans as follows: raw land (65%); land development (75%); nonresidential construction (80%); and improved property (85%). One-to-four family mortgages and home equity loans do not have maximum loan-to-value ratio limits, but any such loans having a greater than 90% loan-to-value ratio at origination are expected to be backed by private mortgage insurance or readily marketable collateral. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are appropriately reviewed and justified. The FDIC's guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

          RESTRICTION ON ACTIVITIES. FDICIA also generally limited the activities and equity investments of FDIC-insured, state-chartered banks to those that are permissible for national banks. In 1992 and 1993, the FDIC issued regulations to implement the statutory restrictions on activities and on equity investments. Under these regulations, an insured state bank generally may not engage as principal in any activity or acquire or retain any equity investment of a type or in an amount that is not permissible for a national bank. In September 1997, the FDIC issued for public comment a series of proposed regulations that update and clarify but do not by themselves significantly alter the range of activities or equity investments permitted to FDIC-insured, state-chartered institutions. Under FDICIA, insured state banks were given a limited exception to the prohibition on equity investments for certain pre-existing equity investments. Specifically, under this "grandfathering" provision, an insured state bank was authorized to retain and acquire common or preferred stock of corporations listed on a national securities exchange or shares in registered mutual funds to the extent that the aggregate amount of such investments did not exceed 100% of the bank's capital, if such bank (i) was located in a state which, as of September 30, 1991, allowed such investments, (ii) maintained an investment in such securities during the period beginning September 30, 1990 and ending November 26, 1991, (iii) applied for and received approval from the FDIC, subject to whatever conditions or restrictions the FDIC determined were necessary or appropriate. The Bank applied to the FDIC under this grandfathering provision to retain certain equity investments and received approval of its waiver request on March 15, 1993. The Bank's permission to continue to hold any such grandfathered equity investments may expire upon the change in control of the Bank that will occur as a result of the Merger.

          AUDIT REQUIREMENTS. Pursuant to FDICIA, on February 21, 1996, the FDIC promulgated final regulations requiring that insured depository institutions in excess of $500 million in assets have an annual audit by an independent public accountant and establish an independent audit committee made up of outside directors. Such institutions must also establish and maintain internal control systems and procedures to ensure compliance with laws and regulations concerning safety and soundness. Independent auditors would also be required to attest to a report separately on assertions in management's reports by using audit procedures set by regulators for determining the extent of compliance with laws and regulations concerning safety and soundness.

          DEPOSIT PREMIUMS. As mandated by FDICIA and revised by regulations adopted by the FDIC on November 26, 1996, the FDIC established a system of risk-based deposit insurance assessments. Both BIF and SAIF insured institutions pay between .0% and .27% of domestic-insured deposits for deposit insurance based on their risk classification. The risk-based assessment system is based on capital ratios and on supervisory evaluations of the risk posed by the institution to the FDIC insurance fund. Institutions are assigned to one of three capital groups, "well capitalized", "adequately capitalized" and "undercapitalized," which categories correspond to those defined under the prompt corrective action regulations described below. Each of these three groups is then divided into three subgroups based on supervisory examinations by the FDIC. Insured institutions are thus classified in one of nine risk categories, ranging from a 1A, the lowest risk, to a 3C, the highest risk. The FDIA authorizes the Financing Corporation ("FICO") to assess fees based on deposits of insured institutions. Such fees are not tied to the risk based classification system and for BIF insured institutions will be 1.296 basis points of deposits for fiscal 1997.

          The FDIC may terminate the deposit insurance of any insured depository institution if, among other things, it determines, after notice and a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed by, or under an agreement with, the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.

          PROMPT CORRECTIVE ACTION. The prompt corrective action requirements of FDICIA provide for the classification of banks into one of five categories according to capital levels. With respect to banks not meeting their minimum capital levels, and depending on the extent to which a bank is undercapitalized, federal bank regulators are required to take certain enumerated corrective actions against such undercapitalized banks, ranging from requiring an acceptable capital restoration plan to placing a bank into conservatorship or receivership in the case of a "critically undercapitalized" institution. A bank will be categorized as "critically undercapitalized" if its tangible capital to total assets ratio is below 2%. In general, all undercapitalized banks are subject to restrictions on asset growth, acquisitions, branching and business expansion and are subject to increased monitoring by the appropriate regulator. The regulators may, or, as a bank's capital ratio decreases, are required, to take further actions, including imposing restrictions on rates of interest paid on deposits, transactions with affiliates, engaging in material transactions not in the ordinary course of business, or payments to senior officers or requiring an institution to raise additional capital, hold new elections for directors, dismiss directors or officers, accept an acquisition offer, or divest any subsidiaries.

          COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act of 1977 ("CRA") was enacted to encourage every financial institution to help meet the credit needs of its entire community, including low and moderate income neighborhoods, consistent with the institution's safe and sound operation. Under the CRA, state and federal regulators are required, when examining financial institutions and when considering applications for approval of certain merger, acquisition or other transactions, to take into account the institution's record in helping to meet the needs of the entire community, including low and moderate income neighborhoods. Under the new CRA regulations, effective July 1, 1995, state and federal regulators, in evaluating an institution's CRA record, will take into account the results of various performance tests. These performance tests include evaluations of the following criteria: (i) lending, (ii) investment, (iii) service, and
     (iv) community development. In addition, an institution may elect to have its performance evaluated on the basis of a preapproved strategic plan. Following its most recent CRA examination as of May 13, 1996, the Bank received a "satisfactory" rating regarding its compliance with CRA.

          Federal Reserve Board. The Federal Reserve Board has adopted regulations that require the Bank to maintain reserves against its transaction accounts and certain non-personal time deposits. These regulations generally require that reserves of 3% must be maintained against amounts in transaction accounts up to a threshold level of $49,300,000 and that a reserve of 10% must be maintained against amounts in such accounts exceeding $49,300,000. As of December 27, 1990, the Federal Reserve Board eliminated the requirements that a reserve of 3% be maintained on non-personal time deposits with original maturities of less than one and one-half years. The effect of such elimination has resulted in increased liquidity for the Bank. However, as the amount of non-personal time deposits with original maturities of less than one and one-half years at the Bank is small, such increased liquidity has not been substantial. These amounts and percentages are subject to adjustment by the Federal Reserve Board.

          Under federal statutes the Bank has authority to borrow from the Federal Reserve Board's discount window.

DESCRIPTION OF PROPERTY OF BRANFORD

     The following tables set forth the location of Branford's offices and other related information at June 30, 1997:

                                                                                            LEASE
                                                                                          EXPIRATION
PROPERTY                                           LOCATION             OWNED OR LEASED      DATE
--------------------------------------  ------------------------------  ----------------  ----------
Banking Offices
Main Office...........................  45 South Main Street                 Owned             --
                                        Branford, CT 06405
North Branford(a).....................  Route 80                             Leased          2000
                                        North Branford, CT 06471
East Haven(a).........................  Route 80                             Leased          2001
                                        East Haven, CT 06513
East Haven Center(a)..................  263 Hemingway Street                 Leased          2003
                                        East Haven, CT 06512
Branford East(a)(b)...................  568 East Main Street                 Leased          2008
                                        Branford, CT 06405
Other Properties
Operations Office(a)..................  19 South Main Street                 Leased          1998
                                        Branford, CT 06405
Parking Area(a).......................  19 South Main Street                 Leased          1998
                                        Branford, CT 06405

---------------

(a) Current annual lease payments on the Bank's leased premises are as follows:
    North Branford office -- $28,980; East Haven (Foxon) office -- $31,132; East Haven Center office -- $28,800; Branford East office -- $25,486; Operations Office -- $14,400; and Parking Area -- $9,488. The Bank leases the Parking Area for the main office and operations office. The Bank sublet the second floor of the Branford East office to a third party (in June, 1995) for 5 years (with a five-year renewal option) at $49,000 annually. These properties in general are considered to be in good condition and adequate for the purposes for which they are used.
(b) Land lease.

     The Bank's operating lease expire at various dates through 2008.

     Net rental expense under the above operating leases was $85,376, $81,887 and $81,194 for 1996, 1995 and 1994, respectively. Future minimum payments under non-cancelable operating leases having initial or remaining terms in excess of one year as of December 31, 1996 were as follows:

                1997..............................................  $132,756
                1998..............................................    90,409
                1999..............................................    92,618
                2000..............................................    92,618
                2001..............................................    77,052
                Later years.......................................   235,402
                                                                    --------
                                                                     720,855
                Less: Sublease rentals............................  (167,417)
                                                                    --------
                          Total...................................  $553,438

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --
  YEAR ENDED DECEMBER 31, 1996


FINANCIAL CONDITION

  General

     The Bank reported net income of $1,841,000, or $.27 per weighted average share (fully diluted), for the year ended December 31, 1996, as compared to net income of $1,154,000 or $.17 per weighted average share (fully diluted), for the same period in 1995. The increase in net income in 1996 was mainly due to a reduction in noninterest expenses as well as a reduction in the provision for loan loss due to continuing decreases in non-performing loans and an increase in loan loss recoveries.

     Non-performing assets continued to show decreases throughout 1996, decreasing 31% for the year after 34% and 48% decreases in the previous two years. During 1996, writedowns on foreclosed real estate were $85,000, and loan chargeoffs equaled $839,000. During 1995, writedowns on foreclosed real estate totaled $203,000 and loan chargeoffs equaled $1.2 million. At December 31, 1996, nonperforming assets totaled $3.5 million, consisting of $2.8 million in nonaccrual loans and $684,000 in foreclosed real estate. This compared to nonperforming assets at December 31, 1995 of $5.1 million, consisting of $4.5 million in nonaccrual loans and $621,000 in foreclosed real estate.

     Total assets increased by approximately $9.6 million to $183.5 million at December 31, 1996 from $173.9 million at December 31, 1995. Increases in funding included a $5.6 million increase in deposits and a $2.0 million increase in FHLB advances. Loan demand in the Bank's market area continued to be soft, and excess funds were invested in the securities portfolio, which accounts for the 34% increase in interest income on securities.

     In November 1995, the FDIC voted to reduce the insurance premiums paid on deposits covered by the BIF. Under the new rates, the highest rated institutions insured by the BIF need only pay the statutory annual minimum fee. As a result, the Bank's FDIC premium expense for 1996 was $2,000 as compared to $391,000 for the same period in 1995.

     After having suspended the payment of dividends since February 1990, the Board of Directors declared a $.02 per share dividend in November 1996.

  Liquidity

     Liquidity is the ability to meet expected and unexpected deposit withdrawals and increased loan demand of a short term nature with a minimum loss of principal. The Bank's principal source of liquidity includes cash receipts from deposits, loan principal and interest payments, sales or maturities of securities, as well as the availability of advances from the FHLB. The current principal uses of funds include disbursements to fund securities, loan originations, payments of interest on deposits and advances, payments of dividends, and payments to meet operating expenses. The Bank considers the following short-term assets, along with cash on hand, as liquid: Federal Funds Sold, interest-bearing deposits with other banks, securities maturing within one year, and U.S Treasury and agency securities. At December 31, 1996, the Bank's liquidity ratio was 33.39% as compared to 26.98% at December 31, 1995 and 18.27% at December 31, 1994.

     At December 31, 1996, the Bank had approximately $5.4 million outstanding in certificates of deposits in denominations of $100,000 or more as compared to $5.0 million at December 31, 1995. At December 31, 1996, approximately 30% of these deposits had scheduled maturities of three months or less, and the withdrawal of a significant portion could have an adverse impact on the Bank's liquidity.

     At December 31, 1996, the Bank had $5.0 million in FHLB advances due to mature within one year. These advances are reviewed on a regular basis by the Asset/Liability Committee, which recommends either renewal or payment using excess liquidity.

     The Bank believes that it has sufficient liquidity in ordinary circumstances to meet current and future loan demand and expected and unexpected deposit withdrawals, especially with its borrowing capacity through the FHLB advance program.

  Capital Resources

     Capital increased at December 31, 1996 by approximately $1.7 million, or 11.4%, over total capital at December 31, 1995 as a result of the net income for 1996, partially offset by dividends paid and a net unrealized loss on available-for-sale securities. This brought the Bank's leverage capital ratio to 9.19% at December 31, 1996 as compared to 8.57% at December 31, 1995. The Bank's Tier 1 and total risk-based capital ratios at December 31, 1996 were 15.00% and 16.28%, respectively, compared to 13.36% and 14.64%, respectively, at December 31, 1995.

  Loans

     Continued low demand for loans in the Bank's market area contributed to a 2.2% decrease in gross loans at December 31, 1996. Gross loans totaled $126.6 million at December 31, 1996, down from $129.5 million at December 31, 1995. The factors contributing to this decrease were loan chargeoffs of $839,000, transfers of $1.0 million of impaired and other nonaccrual loans to foreclosed real estate, and loan payments and pay-offs outpacing originations.

     The Bank views as nonperforming loans those loans on which it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan (impaired loans) and other loans on which it has stopped accruing interest (nonaccrual loans). Interest income generally is not recognized on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance. The Bank takes into income interest received on other nonaccrual loans on a cash basis or applies such interest as a reduction to the principal amount of the loan. The Bank's policy is to discontinue the accrual of interest on a loan when management believes, after considering economic and business conditions as well as periods of delinquency and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful.

     The majority of 90 days or more past due loans are transferred to nonaccrual status. Nonaccrual status generally continues until the loan becomes current and has demonstrated continued current payments and an ability to continue future payments. Management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal balance and accrued interest. The Bank had no loans past due 90 days or more on which it was still accruing interest at December 31, 1996 or at December 31, 1995. Total past due, impaired, and other nonaccrual loans at December 31, 1996 was $5,874,000 as compared to $8,611,000 at December 31, 1995.
Of the year-end 1996 total, approximately $3.6 million, or 65.6%, was secured by real estate.

     At December 31, 1996 and 1995, the Bank had loans amounting to approximately $2,211,000 and $3,369,000, respectively, that were specifically classified as impaired. The average balance of these loans amounted to $2,423,000 and $4,258,000 for the years ended December 31, 1996 and 1995, respectively. The allowance for loan losses relating to these loans amounted to approximately $275,000 and $406,000 at December 31 1996 and 1995, respectively. Cash receipts on these loans amounted to $135,000 for the year ended December 31, 1996 and was applied $62,000 to reduce principal balances and $73,000 as interest income. Cash receipts on impaired loans amounted to $327,000 for the year ended December 31, 1995 and was applied $297,000 to reduce principal balances and $30,000 as interest income. At year-end 1996 and 1995, the Bank had no commitments to loan additional funds to any of the borrowers having impaired or nonaccrual loans.

     The adequacy of the Bank's allowance for loan losses is evaluated on a regular basis by management and the Board of Directors in relation to the Bank's delinquency status, economic and portfolio trends and the inherent risk in the portfolio. In assessing such risk, potential loss exposure on significant credit is evaluated, as are concentrations of credit within the portfolio. The provision for loan loss charged to operating expense in any quarter is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loan losses are charged against the allowance on a quarterly basis when management believes the collectibility of principal is unlikely.

     For the year ended December 31, 1996, the Bank booked a provision for loan loss of $625,000, compared to $1.2 million for the year ended December 31, 1995. After chargeoffs of $358,000 (net of recoveries) for 1996, the allowance for loan losses at year-end stood at $3,895,000, or 3.1% of gross loans, compared to $3,628,000, or 2.8% of gross loans, at December 31, 1995. The coverage ratio (i.e., the ratio of the allowance for loan losses to nonaccrual loans) at December 31, 1996 was 137.5% compared to 81.3% at December 31, 1995. This increase was due to the above mentioned decrease in nonaccruing loans and to the increase in the allowance for loan losses.

     Management believes that the current allowance for loan loss is adequate given the decrease in nonperforming assets, previous loan experience, the decrease in gross loans, the Bank's review of specific problem loans and potential problem loans, and the current economic conditions. However, the allowance is based on estimates, appraisals and judgments that may change with changing economic conditions and the effect thereof on borrowers' collateral values. Additional provision, chargeoffs and writedowns may be necessary as a result of further deterioration in the loan portfolio or, if required, as a result of regulatory examinations.

     Property acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as "foreclosed real estate" until such time as it is sold or reclassified. These properties are recorded at the lower of the carrying value of the loan plus related costs or fair value of the real estate less estimated selling costs. Costs relating to the subsequent development or improvement of the property are capitalized and holding costs are charged to expense. Foreclosed real estate was $684,000 at December 31, 1996 as compared to $621,000 at December 31, 1995. Sales of $899,000 and writedowns of $85,000 were offset by $1.0 million of new foreclosed properties during 1996.

  Securities and Other Assets

     As previously mentioned, due to low loan demand, the Bank invested its excess liquidity in the securities portfolio. During 1996, the Bank purchased approximately $27.5 million of U.S. Government Agency bonds and mortgage-backed securities. Securities maturing in 1996 totaled $9.0 million. As outlined in the Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), the Bank is required to identify, at time of purchase, whether a security is available-for-sale or held-to-maturity. It is the Bank's intent that all securities purchased will be suitable for holding to maturity, but certain securities purchased will be placed in the available-for-sale category for liquidity purposes.

     At December 31, 1996, the Bank's securities portfolio consisted of U.S. Treasury Notes, U.S. Government Agency bonds and mortgage-backed securities. Of the total dollar amount in the portfolio, 78.1% was classified as held-to maturity and 21.9% was classified as available-for-sale.

     At December 31, 1995, the Bank's securities portfolio also consisted of U.S. Treasury Notes, U.S. Government Agency bonds and mortgage-backed securities. On that date, 79.1% of the portfolio was classified as held-to-maturity and 20.9% as available-for-sale.

     Other assets, consisting mainly of prepaid expenses and miscellaneous receivables, increased $37,000, or 21.0%, at December 31, 1996, over the level at December 31, 1995. This increase was mainly due to an increase in prepaid expenses for insurance and pension funding, offset by a decrease in miscellaneous receivables.

  Deposits and Advances

     Deposits increased at December 31, 1996 by approximately $5.6 million over December 31, 1995. At December 31, 1996, deposits totaled $159.3 million as compared to $153.7 million at December 31, 1995. More competitive rates and an aggressive marketing effort accounted for this increase. FHLB advances increased at December 31, 1996 to $5.0 million from $3.0 million at December 31, 1995. The additional borrowing was a result of leveraging the Bank in order to take advantage of excess capital.

  Shareholders' Equity

     The Bank's shareholders' equity increased to $16.5 million at December 31, 1996 due to the net income reported for the year of $1,841,000, which was partially offset by the payment of a $.02 per share dividend in November 1996 and by a net unrealized loss on available-for-sale securities. Shareholders' equity at December 31, 1995 was $14.8 million.

     Book value per share at December 31, 1996 was $2.51 based on 6,559,297 shares outstanding, compared to $2.26 at December 31, 1995.

RESULTS OF OPERATIONS: COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     General. The Bank reported net income of $1,841,000, or $.27 per weighted average share (fully diluted), for fiscal year 1996, as compared to net income of $1,154,000, or $.17 per weighted average share (fully diluted), for fiscal year 1995. This increase in income resulted from a reduction in noninterest expenses and a reduction in the provision for loan loss.

     Interest Income. Interest income on loans in 1996 decreased 4.3% from the previous year. Even though average balances of loans decreased throughout 1996, the average yield on loans increased from 8.76% in 1995 to 8.85% in 1996. Treasury rates, the index used for residential mortgage loans, increased during the first half of 1996, then showed a steady decrease through the second half of the year. Prime rate, the index used for most commercial loans, declined a quarter of a point in February 1996. The return of nonperforming assets to performing status also contributed to offsetting the net decrease in the loan portfolio.

     Interest income on Federal Funds Sold and the securities portfolio, including dividends, increased $666,000, or 31.6% in 1996 over 1995, reflecting a proportionate increase in the securities portfolio itself. High levels of liquidity throughout 1996 coupled with low loan demand produced a 32.2% increase in the levels of Federal Funds Sold and the securities portfolio at year-end 1996 compared to year-end 1995.

     Interest Expense. Interest expense on deposits and advances from lenders increased $236,000, or 4.1%, in 1996 as compared to 1995. Higher levels of deposits and a slight increase in prevailing market rates contributed to this increase. Deposits increased 3.6% in 1996 while average interest paid on certificates of deposit equaled 5.32% in 1996 as compared to 5.23% in 1995. Interest expense on borrowed funds was approximately the same in 1996 as in the prior year. The $3.0 million FHLB advance, outstanding as the end of 1995, matured in September 1996 and was renewed at lower, current rates. This reduction in rate was offset by an increase in advances outstanding at the end of the year.

     Net Interest Income. As a result of the previously mentioned factors (slightly higher deposit rates and low demand for loans), net interest income decreased $58,000, or 0.8% in 1996 over that of the previous year. The Bank's net interest margin decreased to 4.49% in 1996 from 4.66% in 1995, while the net interest spread decreased to 4.03% in 1996 from 4.24% in 1995.

     Provision for loans. The provision made by the Bank to the allowance for loan losses decreased to $625,000 in 1996 from $1,200,000 in 1995, as discussed in "Loans" above. The decrease in loans charged-off, the increase in recoveries and the reductions in nonaccrual loans accounted for the decrease in the provision.

     Noninterest Income. Total noninterest income in 1996 decreased $54,000, or 8.4%, over 1995. This decrease was mainly due to a decrease in service fees collected on deposits.

     Noninterest Expenses. Noninterest expenses, which consist of salaries and employee benefits, net occupancy and equipment costs, foreclosed real estate expense, collection expense, and other operating expenses, decreased $237,000, or 4.0%, in 1996 from the previous year due mainly to the reduction in FDIC premium expense and the decrease in foreclosed real estate expense, offset in part by an increase in employee benefits expense.

     Salaries and employee benefits increased $320,000, or 11.9%, due mainly to an increase in the market value of the stock appreciation rights that were issued to directors and executive officers in 1994. Stock appreciation rights are similar to stock options except that upon the exercise of stock appreciation rights the holder purchases no shares of stock but instead receives the amount by which the market value of the shares as to which the stock appreciation rights are being exercised exceeds the exercise price thereof. Due to a $1.00 increase in the market value of Branford Voting Common Stock from December 31, 1995 to December 31, 1996, the Bank expensed $345,000 in 1996 compared to $161,000 in 1995, an increase of $184,000. Average raises of 4.00% for all employees and an increase in the bonuses for executive officers accounted for the remainder of the 1996 increase in salaries and employee benefits.

     Occupancy and equipment expense increased $65,000, or 5.5%, in 1996 over 1995. An increase in building maintenance expense due to increased snow removal and an architectural study of the Bank's main office for compliance with the American with Disabilities Act accounted for the increase in occupancy expense. An upgrade to the Bank's computer network produced higher depreciation expense and accounted for most of the increase in equipment expense.

     Foreclosed real estate expense decreased $170,000, or 42.3%, for 1996 from the previous year. Writedowns on foreclosed properties totaled $85,000 for 1996 as compared to $203,000 for 1995. Sales of foreclosed properties produced a net loss of approximately $1,000 in 1996 as compared to a net gain in 1995 of $52,000. Maintenance and upkeep of the properties decreased $105,000 in 1996 as compared to 1995.

     Collection expense decreased $113,000, or 50.5%, in 1996 from that of 1995 reflecting the decrease in nonaccrual loans, as described in "Loans" above.

     The Bank's FDIC premium expense decreased from $391,000 to $2,000, or almost 100%, in 1996 as compared to 1995. In November 1995, the FDIC voted to reduce the insurance premiums paid on deposits covered by the BIF. Under the new rates, the highest rated institutions insured by the BIF need only pay the statutory annual minimum fee, or $2,000.

     Other operating expenses increased $50,000, or 5.0% in 1996 over that in 1995. Directors' fees were reinstituted in July 1995, with the result that such fees in 1996 were approximately twice the level of 1995. Continued aggressive marketing efforts to attract new depositors and loan customers accounted for a $28,600 increase in advertising expense and a $20,000 increase in printing and office supplies. New programs for training and re-energizing employees increased education expense by $11,000. Legal and professional fees decreased $30,000. Appraisal fee expense increased $18,000. Miscellaneous expense decreased $48,000 due to a settlement in 1995 paid to a former employee regarding an employment contract issue.

     Income Taxes. Because of the Bank's net loss carryforwards, it accrued only the minimum Connecticut corporate tax and $10,000 of Federal income tax for 1996.

RESULTS OF OPERATIONS: COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

     General. The Bank reported net income of $1,154,000, or $.17 per weighted average share (fully diluted), for fiscal year 1995, as compared to a loss of $854,000, or $.43 per weighted average share (fully diluted), experienced in fiscal year 1995. Improved net income in 1995 primarily resulted from increases to the securities portfolio mainly due to the investing of capital raised in the 1994 rights offering and decreases in overhead expense related to foreclosed real estate.

     Interest Income. Interest income on loans in 1995 increased 3.6% from the previous year. Even though average balances of loans decreased 8.9% in 1995 from the 1994 level, the average yield on loans increased to 8.76% in 1995 from 7.70% in 1994, an increase of 106 basis points or 13.8% This increase in yield can be attributed to the success in the reduction of nonaccrual loans throughout 1995, as well as a delayed reaction to the increase in prevailing market rates in 1994 as variable rate mortgages repriced higher. Declining loan rates in 1995 began showing their effect on the loan portfolio toward the end of the year. Lost income on impaired and other nonaccrual loans totalled $326,000 in 1995. Lost income on nonaccrual loans in 1994 totalled $337,000.

     Interest income on federal funds sold and the securities portfolio increased 204.2% in 1995 over that of the previous year based on average balances in the portfolio increasing 114.8% and increases to the average short term yields in 1995 over 1994. In November 1994, when the funds were received from the rights offering, the money was invested in short term U.S. Treasury Notes until a long-term investment strategy was developed. During 1995, as the Treasury Notes matured, the money was invested into various U.S. Treasury and Government Agency bonds as well as mortgage-backed securities. An increase in deposits, together with low loan demand, also contributed to the increase in the securities portfolio.

     Interest Expense. Interest expense on deposits and advances from borrowers increased 17.8% in 1995 as compared to 1994. Even though average balances on interest bearing liabilities decreased 4.5% in 1995 as compared to 1994, average rates paid on time deposits increased 26.3%. The Bank experienced a shifting of deposits from savings accounts to certificates of deposit during 1995, contributing to the increase in average rates paid. Interest expense on borrowed funds and capital leases decreased 50.2% in 1995 as compared to 1994 due mainly to the decrease of FHLB advances and expiration of leases.

     Net Interest Income. As a result of the previously mentioned factors, net interest income increased 18.5% in 1995 over that of the previous year. The Bank's net interest margin increased to 4.66% in 1995 from 4.05% in 1994, while the net interest spread increased to 4.24% in 1995 from 3.94% in 1994.

     Provision for Loan Losses. The provision made by the Bank to the allowance for loan losses decreased to $1,200,000 in 1995 from $1,517,000 in 1994. The decrease in the amount of loans charged-off in 1995 and the reduction of nonaccrual loans attributed for the decrease in the provision for 1995. The coverage ratio (the amount of the allowance for loan losses divided by nonaccrual loans) increased to 81.3% at December 31, 1995 from 48.3% at December 31, 1994.

     Noninterest Income. Total noninterest income in 1995 decreased 48.9% over 1994 due mainly to the sale of the Bank's Trust Department in June 1994. Income received from the Trust Department in 1994 prior to the sale thereof amounted to $222,000 and the gain on the sale amounted to $429,000. Offsetting some of this Trust Department-related income in 1994 was a loss in 1994 on the sale of a mutual fund held in the securities portfolio. Noninterest income, without regard to the Trust Department income and sales on securities, equaled $631,000 for 1995 as compared to $640,000 in 1994.

     Noninterest Expenses. Noninterest expenses, which consist of salaries and employee benefits, net occupancy and equipment costs, foreclosed real estate expense, collection expense, and other operating expenses, decreased $1.1 million, or 15.9% in 1995 compared to the previous year due mainly to a decrease in foreclosed real estate expense, particularly in writedowns on these properties.

     Salaries and employee benefits increased $285,000 or 11.9% over 1994 levels. At the end of 1994, the directors and executive officers were issued stock appreciation rights which entitle each holder to the market value appreciation of the Bank's stock over the life of the stock appreciation right, payable in cash. Based on the market value of Bank Voting Common Stock, at December 31, 1995, the Bank expensed $161,000 on stock appreciation rights for 1995. Average raises for all employees of 4.0% and additional personnel accounted for a $92,000 increase in salaries, and a $40,000 increase in expense for postretirement benefits accounted for the remainder of the increase in salaries and benefits.

     Occupancy and equipment expense decreased $143,000 or 10.7%. Renegotiation of the Bank's data center contract for computer services accounted for a $79,000 decrease in equipment expense, while reductions in depreciation expense on the Bank's building and furniture and equipment accounted for a $47,000 decrease in occupancy expense. Miscellaneous maintenance expense on the Bank's properties also decreased $14,000 due mainly to less snow removal during the 1994-95 winter.

     Foreclosed real estate expense decreased $1.3 million or 75.8% due mainly to a decrease in writedowns on these properties. Writedowns on foreclosed real estate for 1995 totaled $203,000, down from $1,131,000 for 1994. Sales of foreclosed real estate produced a gain of $52,000 during 1995 as compared to a loss of $122,000 in 1994. Maintenance and upkeep of foreclosed properties decreased between 1994 and 1995 in proportion to the decrease in the balance of foreclosed real estate.

     Collection expense decreased $132,000 or 37.1% in 1995 reflecting the decrease in nonaccrual loans. Nonaccrual loans decreased 37.0% to $4,463,000 at December 31, 1995 from $7,078,000 at December 31, 1994.

     The Bank's FDIC premiums decreased $99,000 or 20.2% in 1995. The FDIC reduced the premiums paid by banks in 1995, when the BIF became fully funded. This reduction in premiums, along with a rebate of approximately $30,000 associated with the reduction in premiums, accounted for the decrease in total premiums paid for 1995.

     Other operating expenses increased $230,000 or 30.1% in 1995. Increased coverage under the directors' and officers' liability insurance policy increased the premium expense by approximately $40,000. Legal and professional fees increased $89,000. Marketing efforts to attract new deposits and loan customers accounted for a $19,000 increase in advertising and public relations expense. Directors' fees which were discontinued in 1991 due to the losses incurred were reinstated in 1995 and totaled $30,000. A settlement of $50,000 was paid in 1995 to a former employee regarding an employment contract issue.

     Income Taxes. Because of the Bank's net loss carryforwards, it accrued no federal income tax for 1995 and only the minimum Connecticut corporate tax.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- SIX MONTHS ENDED JUNE 30, 1997

RESULTS OF OPERATIONS

     Branford reported net income of $1,082,000, or $.16 per weighted average share, assuming dilution, for the first six months of 1997, a 34.1% increase over the same period the previous year. Net income for the six months ended June 30, 1996 was $807,000, or $.12 per weighted average share, assuming dilution. The increase in net income between the comparable periods is mainly attributable to a reduction in the provision for loan losses and an increase in interest received from investment securities.

     Net interest income increased $224,000, or 6.1%, for the six months ended June 30, 1997 as compared to the same period in the previous year. The investment of excess liquidity resulting from increased deposit levels into the securities portfolio produced an increase in interest and dividends on securities of $328,000, or 25.5%, for the six months ended June 30, 1997, compared to the same period in 1996.

     The provision for loan losses for the first six months of 1997 was $150,000 as compared to $375,000 for the first six months of 1996, a decrease of 60.0%. A reduction in nonperforming loans of 27.6% between June 30, 1996 and June 30, 1997 contributed to the decrease in the loan loss provision.

     Non-interest income decreased $21,000, or 7.0%, for the six months ended June 30, 1997, as compared to the same period in 1996, due mainly to reductions in service fees collected on deposits.

     Non-interest expense increased $132,000, or 4.7%, for the six months ended June 30, 1997, as compared to the same period in 1996. Salaries and employee benefits increased $194,000, or 13.5%, for the six months ended June 30, 1997, over the same period in the previous year. An increase of $131,000 in the value of stock appreciation rights and an average 4.00% salary increase resulting from performance reviews accounted for these increases. An increase in occupancy and equipment expense of $16,000 for the six months ended June 30, 1997 was due mainly to increases in maintenance expense of $8,000, depreciation expense of $8,000, telephone expense of $5,000, and equipment contracts of $5,000, offset by a decrease in computer center service fees of $14,000. Net foreclosed real estate expense decreased $63,000, or 41.2%, for the six months ended June 30, 1997, as compared to the same period in 1996. These decreases can be mainly attributed to reductions in maintenance costs of $14,000, net gains and losses of sales of $8,000, and valuation allowances of $40,000. Collection expense decreased $35,000, or 56.5%, for the six months ended June 30, 1997, respectively, over the same period in 1996. These decreases are due mainly to the above mentioned 27.6% reduction in nonperforming loans. An increase in FDIC insurance premiums of $9,000 for the six months ended June 30, 1997 is a result of premiums paid to fund the Financing Corporation Bank Insurance Fund. An increase in other operating expenses of $11,000 for the six months ended June 30, 1997 may be attributed to increases in advertising of $14,000 and education and training of $6,000, offset by a decrease in insurance of $12,000.

FINANCIAL CONDITION

     Liquidity. Liquidity is the ability to meet expected and unexpected deposit withdrawals and increased loan demand of a short-term nature with a minimum loss of principal. The Bank's principal sources of liquidity include cash receipts from deposits, loan principal and interest payments, earnings, investment principal and interest payments, and sales or maturities of investments as well as advances from the FHLB. The current principal uses of funds include disbursements to fund investments and loan originations, payments of interest on deposits and advances, payment of dividends, and payments to meet operating expenses. The Bank considers the following short-term assets, along with cash on hand, as liquid: Federal funds sold, interest-bearing deposits with other banks, investment securities maturing in one year or less, marketable equity, and U.S. Treasury and agency securities. At June 30, 1997, the Bank's liquidity ratio was 37.35% as compared to 33.39% at December 31, 1996 and 30.59% at June 30, 1996.

     At June 30, 1997, the Bank had approximately $6.2 million of outstanding certificates of deposit in denominations of $100,000 or more. The Bank believes that it has sufficient liquidity in ordinary circumstances to meet current and future loan demand and expected and unexpected deposit withdrawals.

     Capital Resources. At June 30, 1997, the Bank's leverage capital ratio was 9.58% as compared to 9.19% at December 31, 1996 and 8.87% at June 30, 1996. The Bank's Tier 1 and total risk-based capital ratios at June 30, 1997 were 16.28% and 17.56%, respectively, as compared to 15.00% and 16.28%, respectively, at December 31, 1996 and 14.27% and 15.55%, respectively, at June 30, 1996.

     Loans. Continued low loan demand in the Bank's market area and early payoffs of loans has caused a 3.2% decrease in gross loans in the first six months of 1997.

     For a discussion of the Bank's general policies and procedures with respect to impaired, nonaccrual and 90 days past due loans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year Ended December 31, 1996", above.

     At June 30, 1997, the Bank had loans amounting to $2,082,000 that were specifically classified as impaired as compared to $2,211,000 at December 31, 1996 and $2,100,000 at June 30, 1996. The allocation for allowances for loan loss reserves relating to impaired loans totaled $228,000 at June 30, 1997, as compared to $275,000 at December 31, 1996 and $221,000 at June 30, 1996. Other nonaccrual loans totaled $862,000 at June 30, 1997, as compared to $982,000 at December 31, 1996 and $1,255,000 at June 30, 1996. At June 30, 1997, the Bank
had no loans past due 90 days or more on which it was still accruing interest. The same was true at December 31, 1996.

     For a discussion of the Bank's general policies and procedures regarding its allowance for loan losses and provisions thereto, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year Ended December 31, 1996", above.

     The Bank booked a provision for loan losses of $150,000 for the six months ended June 30, 1997, as compared to $375,000 for the same period in 1996. After charge-offs, net of recoveries, of $303,000 for the first six months of 1997, the allowance for loan losses stood at $3,742,000 at June 30, 1997 as compared to $3,895,000 at December 31, 1996 and $3,592,000 at June 30, 1996. The coverage ratio (the amount of allowance for loan losses divided by nonaccrual loans) at June 30, 1997 was 144.53% as compared to 137.49% at December 31, 1996, and 120.66% at June 30, 1996.

     Management believes that the current allowance for loan loss is adequate given the decrease in nonperforming loans, previous loan experience, the decrease in gross loans, the Bank's review of specific problem loans and potential problem loans, and the current economic conditions. However, the allowance is based on estimates, appraisals, and judgments that may change with changing economic conditions and the effect thereof on borrowers and collateral values. Additional provisions, charge-offs and writedowns may be necessary as a result of further deterioration in the loan portfolio or, if required, as a result of regulatory examinations.

     For a discussion of the Bank's general policy and procedures on real estate foreclosure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Year Ended December 31,

1996", above. Foreclosed real estate at June 30, 1997 totaled $60,000 as compared to $684,000 at December 31, 1996 and $680,000 at June 30, 1996. The sales of foreclosed real estate during the first six months of 1997 totaled $774,000 while the additions to foreclosed real estate totaled $167,000. Writedowns on foreclosed real estate for the first six months of 1997 totaled $17,000 as compared to $58,000 for the same period in 1996.

     Securities and Other Assets. During the first six months of 1997, the Bank purchased $20,922,000 worth of securities classified as held-to-maturity and $1,001,000 worth of securities classified as available-for-sale. During this same period, $6,250,000 worth of securities classified as held-to-maturity and $4,000,000 worth of securities classified as available-for-sale had matured. At June 30, 1997 the Bank's portfolio consisted mainly of short term U.S. Treasury notes, U.S. Government Agency bonds, and mortgage-backed securities.

     Other assets consisted mainly of prepaid expenses and miscellaneous receivables. Other assets at June 30, 1997, increased $151,000, or 70.9%, over the level at December 31, 1996, due to an increase in miscellaneous prepaid expenses and miscellaneous receivables.

     Deposits and Advances. Deposits increased by $4,039,000, or 2.5% at June 30, 1997 compared to December 31, 1996. An aggressive marketing effort by the Bank and recent customer dislocation resulting from consolidations of other banks accounted for this increase. FHLB advances decreased $2,000,000 at June 30, 1997 from December 31, 1996. During the first six months of 1997 $5,000,000 in advances was repaid at maturity while $3,000,000 of new advances was taken.


PRINCIPAL SHAREHOLDERS


     The following table shows, as of the Record Date, each person (including any "group" as that term is used in section 13(d)(3) of the Exchange Act) known to Branford to be the beneficial owner of more than 5% of the outstanding shares of Branford Voting Common Stock or Branford Non-voting Common Stock. In preparing the following table, Branford has relied on information furnished by such persons either directly or in their Forms F-11 and F-11A, as filed with the FDIC.

                                                                 AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP       CLASS
---------------------------------------------------------------  --------------------     ----------
VOTING COMMON STOCK:
Moses Marx.....................................................        1,252,800             24.19%
160 Broadway
New York, New York 10038
NON-VOTING COMMON STOCK:
First Fidelity, Inc., an affiliate of
First Union Corporation........................................        1,379,533               100%
301 South College Street
Charlotte, N.C. 28288

     On July 24, 1997, Mr. Marx entered into a limited shareholder agreement with North Fork in which Mr. Marx agreed to vote all of his shares of Branford Voting Common Stock in favor of the Merger Agreement.


     Pursuant to a Voting Agreement dated November 1, 1994 between Branford and First Fidelity, Inc., an affiliate of First Union Corporation, Charlotte, North Carolina, Branford directors Robert J. Mariano and George S. Warburg have sole voting power with respect to all issued and outstanding shares of Branford Non-voting Common Stock, to the extent such shares are required by law to possess voting power in certain matters (and the Merger Agreement is such a matter).


SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows as of the Record Date, the number and percentage of outstanding shares of Branford Voting Common Stock beneficially owned by each director and executive officer of Branford and the directors and executive officers of Branford as a group. Except as indicated in the notes following the table below, the directors and executive officers had sole voting and investment power of the Branford Voting Common Stock listed as being beneficially owned by them.

                                                                  BRANFORD VOTING COMMON STOCK
                                                          --------------------------------------------
                                                          AMOUNT AND NATURE
                                                            OF BENEFICIAL              PERCENT
NAME OF BENEFICIAL OWNER                                    OWNERSHIP(1)        BENEFICIALLY OWNED*(A)
--------------------------------------------------------  -----------------     ----------------------
Richard W. Kahl, Director...............................         4,706                    .09%
Edward L. Marcus, Director..............................       141,441(b)                2.73
George S. Warburg, Director.............................        97,500                   1.88
Patricia M. Widlitz, Director...........................            --                    .00
William C. Brierley, Director...........................            10                    .00
Vincent J. Della Rocca, Director........................            --                    .00
Alan R. House, Director.................................        25,100                    .48
Donald Press, Director..................................        49,000(c)                 .95
Robert J. Mariano, Director and President...............         7,011(d)                 .14
Bernard H. Page, Director...............................           753(e)                 .01
Bruce E. Storm, Director................................            --                    .00
David M. Trout Jr., Director............................        27,011(d)                 .52
Directors & Executive Officers as a Group (16
  Persons)..............................................       345,522                   6.67%

---------------

  * In accordance with applicable FDIC regulations, percentages are calculated on the basis of the amount of outstanding voting securities, i.e., outstanding shares of Branford Voting Common Stock.
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Branford Voting Common Stock (1) over which such person has or shares voting or investment power, or (2) of which such person has the right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.
(a) The directors and executive officers do not own any shares of the Branford Non-voting Common Stock.
(b) Includes 6,500 shares owned jointly with spouse and 5,000 shares owned by spouse as to which Mr. Marcus disclaims beneficial ownership.
(c) Includes 33,000 shares indirectly owned through retirement plan.
(d) Includes 7,011 shares owned by the Bank's 401(k) Plan, of which Mr. Mariano and Mr. Trout serve as co-trustees.
(e) Includes 127 shares owned jointly with spouse.


     Pursuant to a Voting Agreement dated November 1, 1994 between Branford and First Fidelity, Inc., an affiliate of First Union Corporation, Charlotte, North Carolina, Branford directors Robert J. Mariano and George S. Warburg have sole voting power with respect to all issued and outstanding shares of Branford Non-voting Common Stock, to the extent such shares are required by law to possess voting power in certain matters (and the Merger Agreement is such a matter).


LEGAL PROCEEDINGS

     Branford is not a party to any material litigation, other than routine litigation incidental to the ordinary course of business. Management does not expect that Branford's ultimate liability, if any, arising out of such litigation, will have a material adverse effect on its financial condition.

INDEPENDENT ACCOUNTANTS

     A representative of Branford's independent auditors, Seward & Monde, is expected to be present at the Special Meeting to respond to shareholders' questions and to make a statement if he or she desires to do so.

SECTION 16(a) COMPLIANCE

     Section 16(a) of the Exchange Act requires Branford's officers and directors, and persons who own more than ten percent of a registered class of Branford's equity securities, to file reports of ownership and changes in ownership with the FDIC. Officers, directors and greater than ten percent shareholders are required by FDIC regulation to furnish Branford with copies of all Section 16(a) forms they file. Based solely on its review of the copies of Forms F-7, F-8 and F-8A furnished to it, or written representations from certain reporting persons that no such forms were required for those persons, Branford believes that during fiscal 1996 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that director Patricia Widlitz filed a form on April 2, 1997, reporting purchases made by her husband of Branford Common Stock on August 4, 1995, August 7, 1995, August 11, 1995, September 3, 1996 and February 13, 1997. Ms. Widlitz also filed a form on September 25, 1997, reporting sales by her husband on July 30, 1997 and August 6, 1997.


                          INFORMATION ABOUT NORTH FORK


     Certain information regarding North Fork, including information about its business operations, management, shareholders and the market price of North Fork Common Stock, and certain financial statements of North Fork, have been incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     On October 7, 1997, North Fork announced it had entered into a definitive agreement to acquire NY Bancorp, a savings and loan holding company located in the greater New York City metropolitan area having total assets of approximately $3.3 billion. See "SUMMARY -- Recent Developments -- New York Bancorp Acquisition" and "PRO FORMA FINANCIAL INFORMATION." Consummation of the Merger is not conditioned upon the NY Bancorp Acquisition. Certain information regarding NY Bancorp, including financial statements, also has been incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Set forth below is a discussion of particular regulatory considerations applicable to North Fork and its banking subsidiary, North Fork Bank.

               REGULATORY CONSIDERATIONS APPLICABLE TO NORTH FORK

GENERAL

     North Fork is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Because as a result of the Merger, North Fork will become the owner of 100 percent of the outstanding voting shares of the Bank, North Fork must obtain the prior approval of the Federal Reserve Board before consummating the Merger.

     The Bank, as a Connecticut-chartered stock-form savings bank, is subject to the supervision, regulation, and examination by the Connecticut Department of Banking and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of the

Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of the Bank. The deposits of the Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company shareholders or creditors.

     The following description summarizes some of the legal and bank regulatory restrictions applicable to North Fork and its subsidiaries, including North Fork Bank. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

     North Fork is a legal entity separate and distinct from its subsidiaries. The principal current source of North Fork's cash revenues is dividends from North Fork Bank. There are various legal and regulatory limitations under federal and state law on the extent to which a banking subsidiary may finance or otherwise supply funds to its holding company and on the extent to which a bank holding company may pay dividends to its shareholders.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies.

     In addition, dividends from a state-chartered bank, such as North Fork Bank (and Branford, if the Merger is completed), are typically limited by state banking law and the regulations issued thereunder by the relevant state banking authorities.

     At the level of the holding company, Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

     The relevant federal and state bank regulatory agencies also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. Under particular circumstances, the payment of dividends by a financial institution might be deemed by regulators to constitute such an unsafe or unsound practice and thus prohibited, even if such payment would otherwise comply with applicable laws and regulations.

     In addition, under the provisions of a certain Note Purchase Agreement between North Fork and Allstate Life Insurance Company, North Fork is subject to certain limitations on the amount of dividends it may declare and pay from time to time. Currently, these limitations do not impede the ability of North Fork to declare and pay dividends on North Fork Common Stock in accordance with past practice, nor is it anticipated that they will impede North Fork's ability to pay such dividends in the future absent substantial deterioration in financial performance. There can be no assurances, however, as to the future payment of dividends by North Fork.

TRANSACTIONS WITH AFFILIATES

     Any FDIC-insured bank is subject to restrictions under federal law on certain transactions between the bank and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. These restrictions currently apply to transactions between North Fork Bank and its non-bank affiliates, including North Fork (and after the Merger would apply to transactions between the Resulting Bank and its non-bank affiliates, including North Fork). Such transactions by a bank with any one affiliate are limited in amount to ten percent of the bank's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of such bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money, must be on terms and conditions that are offered (or in good faith would be offered) to nonaffiliated companies.

HOLDING COMPANY LIABILITY AND CROSS GUARANTIES OF COMMONLY CONTROLLED BANKS

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. A bank holding company in certain circumstances may be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Under the so-called "cross guaranty" provision of federal banking law, if the FDIC incurs a loss in connection with the default of an insured bank or thrift institution or in connection with providing assistance to a bank or thrift institution in danger of default, any other commonly-controlled insured depository institution may be required to reimburse the FDIC for the loss.

CAPITAL ADEQUACY

     The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. Federal bank regulators have issued standards for banks and thrifts that are similar but not identical to the standards for bank holding companies.

     In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing then categories with lower credit risks. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

     Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must consist of so-called Tier 1 capital, comprising common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, plus certain items such as goodwill and certain other intangible assets. The remainder may consist of socalled "Tier 2" capital, defined as qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 Capital and a limited amount of loan and lease loss reserves.

     In addition to the risk-based standard, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets less goodwill and certain other intangibles (the "Leverage Ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies, including expansion-oriented holding companies, generally are required to maintain a Leverage Ratio of at least 4% to 5%. Neither North Fork nor its banking subsidiary, North Fork Bank, has been advised by its primary banking regulator of any specific Leverage Ratio applicable to it.

     The Federal Reserve Board has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk and certain risks arising from nontraditional activities as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

     The FDIC has also established risk-based and leverage capital guidelines which state non-member banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork and North Fork Bank are provided in the chart below.

     The federal banking agencies have adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     Pursuant to FDICIA, as enacted in 1991, the federal banking agencies were required to implement a capital classification system for insured institutions under which banks would be ranked in one of five capital categories ranging from "well capitalized" to "critically undercapitalized," depending on their capital strength. See the discussion of this classification system, and the potential consequences for banks that fall into one of the lower capital categories, in "INFORMATION ABOUT BRANFORD -- Regulation," above.

     As of June 30, 1997, both North Fork and North Fork Bank exceeded by wide margins the required capital ratios for classification as "well capitalized." These required ratios are provided in the chart below, as well as the actual risk-based and leverage capital ratios of North Fork and North Fork Bank on June 30, 1997. Also included in the chart are the pro forma risk based capital ratios and the leverage capital ratio of North Fork, assuming consummation of the Merger on June 30, 1997.

                     LEVERAGE AND RISK-BASED CAPITAL RATIOS


                                                                                  RISK-BASED RATIOS
                                                                                 -------------------
                                                                    LEVERAGE     TIER 1       TOTAL
                       AS OF JUNE 30, 1997                           RATIO       CAPITAL     CAPITAL
------------------------------------------------------------------  --------     -------     -------
North Fork........................................................    8.13%       14.04%      15.29%
North Fork Bank...................................................    6.43        11.30       12.56
North Fork/Branford Pro Forma(1)..................................    8.11        13.92       15.17
All Combined Transactions Pro Forma(2)............................    6.91        12.62       13.86
Minimum required ratio............................................     3.0(3)       4.0         8.0
"Well capitalized" minimum ratio..................................     5.0          6.0        10.0


---------------
(1) Assuming consummation of the Merger on June 30, 1997.


(2) Assuming consummation of the Merger and the NY Bancorp Acquisition on June 30, 1997.



(3) For all but the most highly-rated bank holding companies and banks, the minimum required leverage ratio is 3% plus an additional percentage of at least 100 to 200 basis points; expansion-oriented institutions also are subjected to higher minimum leverage ratios.


FDIC INSURANCE ASSESSMENTS

     The deposits of North Fork Bank are primarily insured by the BIF. In addition, certain deposits of North Fork Bank that are related to the bank's prior acquisitions of a savings association and branches of a federal savings bank are insured by the FDIC's Savings Association Insurance Fund (the "SAIF").

     The FDIC has adopted a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities. Under this risk based insurance system, BIF- and SAIF-insured deposits are currently assessed at a rate within the range of 0 to

27 cents per $100 of eligible deposits, with BIF-insured deposits generally being assessed at lower rates than SAIF-insured deposits.

     In 1996, Congress enacted legislation that, among other things, was intended to eliminate the deposit insurance premium disparity between BIF- and SAIF-insured deposits by utilizing BIF assessments to help fund debt service on certain Financing Corporation (FICO) bonds, resulting in higher insurance premiums for certain BIF-insured deposits and lower insurance premiums for SAIF-insured deposits. Institutions with SAIF-insured deposits such as North Fork Bank were subject to a one-time special assessment on their SAIF-assessable deposits. In connection with this assessment, North Fork recognized a one-time charge for the quarter ended September 30, 1996 of approximately $5.0 million, net of taxes.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company such as North Fork unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of such holding company.

INTERSTATE ACQUISITIONS

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") authorized adequately capitalized and adequately managed bank holding companies, with Federal Reserve Board approval, to acquire banking institutions located in states other than the acquiring holding company's home state without regard to whether the transaction is prohibited under the law of either state. In addition, under the Riegle-Neal Act, effective June 1, 1997, national and state banks located in different states were permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of either bank had passed legislation prior to that date expressly prohibiting interstate mergers (and only Texas and Montana did so).


     Under the interstate merger provisions of the Riegle-Neal Act and the applicable banking laws of New York and Connecticut, North Fork Bank and Branford would be permitted to merge and form a single bank with one home office and a common name and branches in both states. However, the managements of North Fork and Branford have not proposed this as part of the transaction in question and currently have no plans to merge the two banks.


FUTURE LEGISLATION

     Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.

                    DESCRIPTION OF NORTH FORK CAPITAL STOCK

GENERAL

     The authorized capital stock of North Fork consists of 200,000,000 shares of North Fork Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("North Fork Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the North Fork Board determines. As of June 30, 1997, 66,051,463 shares of North Fork Common Stock (including 56,004 shares of treasury stock) and no shares of North Fork Preferred Stock had been issued.

     As of June 30, 1997, approximately 1,827,502 shares of North Fork Common Stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans and 865,604 shares of North Fork Common Stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plan and 401(k) plan. In addition, 1,000,000 shares of a series of North Fork Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred"), were reserved for issuance as provided in the Rights Plan described below.

     The following description contains a summary of all the material features of the capital stock of North Fork but does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law (the "Delaware Corporation Law") and is qualified in its entirety by reference to the Certificate of Incorporation of North Fork (the "North Fork Certificate"), the Bylaws of North Fork ("North Fork Bylaws") and the terms of the Rights Agreement (the "North Fork Rights Agreement"), between North Fork and North Fork Bank, as Rights Agent, dated as of February 28, 1989, described below.

COMMON STOCK

     The outstanding shares of North Fork Common Stock are fully paid and nonassessable. Holders of North Fork Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and have no preemptive rights. Holders of North Fork Common Stock are not entitled to cumulative voting rights with respect to the election of directors. The North Fork Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences applicable to any shares of North Fork Preferred Stock outstanding at the time, holders of North Fork Common Stock are entitled to dividends when and as declared by the North Fork Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     The North Fork Certificate and the North Fork Bylaws provide that the North Fork Board is to be divided into three classes which shall be as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the shareholders. In addition, the North Fork Bylaws provide that the power to fill vacancies is vested in the North Fork Board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork Board and the election of designated nominees to fill such newly created vacancies. Other than the provisions providing for the implementation of a classified board of directors, the authority of the North Fork Board to fill vacancies on the board, and the North Fork rights plan discussed in the following section, there are no anti-takeover provisions applicable to North Fork or North Fork Common Stock.

RIGHTS PLAN

     On February 28, 1989, the North Fork Board declared a dividend distribution of one right (a "Right") for each outstanding share of North Fork Common Stock to shareholders of record at the close of business on March 13, 1989. Each Right entitles the registered holder to purchase from North Fork a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred at a Purchase Price of $70 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the North Fork Rights Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the North Fork Rights Agreement.

     Initially, the Rights will be attached to all North Fork Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the North Fork Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of North Fork Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of North Fork Common Stock or (iii) 10 days after the North Fork Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of North Fork Common Stock which such directors determine to be substantial (which amount shall in no event be less than 10% of the shares of North Fork Common Stock outstanding) and such directors, after reasonable inquiry and investigation, including consultation with such persons as such directors shall seem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause North Fork to repurchase the North Fork Common Stock beneficially owned by such person or to cause pressure on North Fork to take action or enter into a transaction or series of transactions intended to provide such person with financial gain under circumstances where the North Fork Board determines that the best interests of North Fork and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of North Fork's ability to maintain its competitive position) on the business or prospects of North Fork (any such person being referred to herein and in the North Fork Rights Agreement as an "Adverse Person"). Pursuant to the North Fork Rights Agreement, North Fork reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 1999, unless earlier redeemed by North Fork as described below.

     In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of North Fork Common Stock (except pursuant to an offer for all outstanding shares of North Fork Common Stock which the independent directors determine to be fair to and otherwise in the best interests of North Fork and its shareholders) or (ii) the North Fork Board determines that a person is an Adverse Person (any of such events being referred to herein as a "Flip-in Event"), each holder of a Right will thereafter have the right to receive, upon exercise, North Fork Common Stock (or, in certain circumstances, cash, property or other securities of North Fork) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by North Fork as set forth below.

     In the event that, at any time following the Stock Acquisition Date or the date on which the North Fork Board determines that a person is an Adverse Person, (i) North Fork is acquired in a merger or other business combination transaction in which North Fork is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of North Fork's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of Units of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (ii) if holders of the Series A Preferred are granted certain rights or warrants to subscribe for Series A Preferred or convertible securities at less than the current market price of the Series A Preferred, or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred on the last trading date prior to the date of exercise.

     In general, at any time until ten days following the Stock Acquisition Date, North Fork may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, North Fork Common Stock or other consideration deemed appropriate by the North Fork Board). Under certain circumstances set forth in the North Fork Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as defined below). North Fork may not redeem the Rights if the North Fork Board has previously declared a person to be an Adverse Person. Immediately upon the action of the North Fork Board ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     The term "Continuing Directors" means any member of the North Fork Board who was a member of the North Fork Board prior to the date of the North Fork Rights Agreement, and any person who is subsequently elected to the North Fork Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, an Adverse Person, or an affiliate or associate of an Acquiring Person or an Adverse Person, or any representative of the foregoing entities.

     At any time after the occurrence of a Flip-in Event, the North Fork Board may exchange the Rights (other than Rights owned by an Acquiring Person or an Adverse Person, which have become void), in whole or in part, at an exchange ratio of one share of North Fork Common Stock per Right, subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of North Fork, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders of North Fork or to North Fork, shareholders of North Fork may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for North Fork Common Stock (or other consideration) of North Fork or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the North Fork Rights Agreement may be amended by the North Fork Board prior to the Distribution Date. After the Distribution Date, the provisions of the North Fork Rights Agreement may be amended by the North Fork Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the North Fork Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire North Fork in a manner which causes the Rights to become exercisable unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of North Fork and its shareholders as determined by the North Fork Board or willing to negotiate with the North Fork Board. The Rights should not interfere with any merger or other business combination approved by the North Fork Board since the North Fork Board may, at its option, at any time until ten days following the Stock Acquisition Date (unless the North Fork Board has previously declared a person to be an Adverse Person), redeem all but not less than all of the then outstanding Rights at the redemption price.

                        COMPARISON OF SHAREHOLDER RIGHTS

     North Fork is incorporated under the laws of the State of Delaware and the Bank is a Connecticut-chartered stock form savings bank governed under the Connecticut Banking Law and the Connecticut Business Corporation Law ("Connecticut Corporation Law"). If the Merger is consummated, the holders of Branford Common Stock, whose rights as shareholders are currently governed by the Connecticut Banking Law and the Connecticut Corporation Law, Branford's Certificate of Incorporation (the "Branford Certificate") and the Bylaws of Branford (the "Branford Bylaws") will, upon the exchange of their Branford Common Stock pursuant to the Merger Agreement, become holders of shares of North Fork Common Stock and their rights as such will be governed by the Delaware Corporation Law, the North Fork Certificate and the North Fork Bylaws. The material differences between the rights of holders of Branford Common Stock and the rights of holders of North Fork Common Stock, resulting from the differences in their governing documents and the differences in the state law applicable thereto, are summarized below.


     The following summary does not purport to be a complete statement of the rights of holders of North Fork Common Stock under applicable Delaware Corporation Law, the North Fork Certificate and the North Fork Bylaws or a comprehensive comparison with the rights of the holders of Branford Common Stock under the applicable Connecticut Banking Law and the Connecticut Corporation Law, the Branford Certificate and the Branford Bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Delaware Corporation Law and the governing corporate instruments of North Fork (including the North Fork Rights Agreement) and to the Connecticut Banking Law and the Connecticut Corporation Law and the governing corporate instruments of the Branford, to which the holders of Branford Common Stock are referred. Copies of such governing corporate instruments of North Fork and Branford are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered on written or oral request in the case of documents relating to North Fork, to North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, Attention: Anthony J. Abate, Secretary, telephone number (516) 844-1004, and in the case of documents relating to Branford, to Branford Savings Bank, 45 South Main Street, Branford, Connecticut 06405, Attention: Gregory R. Shook, Secretary, telephone number (203) 481-3471. In order to insure timely delivery of the documents, requests should be received by December 1, 1997.


SPECIAL MEETING OF SHAREHOLDERS

     North Fork. Under the Delaware Corporation Law, special shareholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the North Fork Bylaws, special meetings of North Fork shareholders may be called by the North Fork Board, by the Chairman or by the President.

     Branford. Under the Branford Certificate and Branford Bylaws, special meetings of Branford shareholders may be called at any time but only by the President or Board of Directors of the corporation or by a written request of one-third of the issued and outstanding shares entitled to vote at a meeting of the shareholders.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     North Fork. Under the Delaware Corporation Law, unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The North Fork Certificate does not contain any provision to the contrary.

     Branford. Under the Branford Certificate, any action required or permitted to be taken by the shareholders must be taken at a duly called annual or special meetings and may not be effected by any consent in writing.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

     North Fork. The North Fork Bylaws establish procedures that must be followed for shareholders to nominate individuals to the North Fork Board or to propose business at an annual meeting of shareholders.

     In order to nominate individuals to the North Fork Board, a shareholder must provide timely notice of such nomination in writing to the Secretary of North Fork. A shareholder's notice must set forth (a) as to each person whom the shareholder proposed to nominate for election as a director (i) the name, age, business address and residence address of each person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of North Fork held by the person, and (iv) any other information relating to the person that is required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (b) as to the shareholder giving such notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of North Fork which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice, and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     In order to properly propose that an item of business come before the annual meeting of shareholders, a shareholder must provide timely notice in writing to the Secretary of North Fork, which notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address, class and number of shares of North Fork capital stock beneficially owned by the shareholder giving such notice, (iii) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     To be timely, a shareholder's notice of a nominee or proposed item of business to the Secretary must be delivered to or mailed and received at the principal executive offices of North Fork not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     Branford. The Branford Bylaws establish procedures similar to those provided in the North Fork Bylaws (see the first and third preceding paragraphs) that must be followed by any shareholder who wishes to nominate an individual to the Branford Board. Neither the Branford Bylaws nor the Branford Certificate establishes specific procedures for a shareholder to propose business at an annual meeting of shareholders.

     Pursuant to the Exchange Act, in order to properly propose that an item of business come before the annual meeting of shareholders, an eligible shareholder (one holding 1% or $1,000 in market value of shares for at least one year) may propose an item of business if timely and in proper form. To be timely for an annual meeting, the proposal must be received at Branford's executive offices not less than 120 days in advance of the month and day that the Bank released its proxy statement to shareholders in connection with the previous year's annual meeting, except if the annual meeting was not held the prior year or the date of the current year's meeting is changed by more than 30 days from the prior year's date, the proposal must be received by Branford within a reasonable time before solicitation is made.

     To be in proper form, a proposal must provide the shareholder's name, address, the number of shares held by the shareholder, the date(s) the shares were acquired, and documentary support for any claim of beneficial ownership. In addition, the proposal and any statement in support must be less than 500 words in the aggregate. Finally, a shareholder may submit only one proposal for a shareholder meeting.

CERTAIN BUSINESS COMBINATIONS (NOT INVOLVING AN INTERESTED SHAREHOLDER)

     North Fork. The Delaware Corporation Law generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of shareholders by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. Except as set forth below in "-- Business Combinations Involving Interested Shareholders," the North Fork Certificate does not contain such a provision.

     Branford. The Connecticut Banking Law requires that the merger or consolidation of a stock savings bank such as Branford must be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of each class of capital stock.

BUSINESS COMBINATIONS INVOLVING INTERESTED SHAREHOLDERS

     North Fork. The Delaware Corporation Law prohibits a corporation from engaging in any "business combination" with an interested shareholder (defined as a 15% shareholder) for a period of three years after the time that shareholder became an interested shareholder unless (i) before that time, the board of directors of the corporation approved the business combination or the transaction transforming the shareholder into an interested shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans), or (iii) on or after the time the shareholder became "interested," the business combination gained the approval of both the corporation's directors and two-thirds of the outstanding voting shares not owned by the interested shareholder voted at a meeting and not by written consent. A Delaware corporation may negate this provision through an amendment to the certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. North Fork has not adopted any such amendment. A "business combination" for purposes of the statute includes mergers, consolidations and sales of substantially all assets.

     Branford. Pursuant to the Connecticut Corporation Law and the Branford Certificate, any business combination, including but not limited to any merger, consolidation or share exchange of Branford, with an interested shareholder (a 10% shareholder) must first be approved by the Branford Board and then be approved by the affirmative vote of (i) the holders of at least eighty percent of the voting power of the then outstanding shares of voting stock of Branford; and (ii) the holders of at least two-thirds of the voting power of the then outstanding shares of voting stock, exclusive of any shares held by such interested shareholder. Such voting requirements do not apply if the business combination is (1) approved by the Branford Board at a time prior to the time that the interested shareholder first became an interested shareholder or (2) certain fair price and procedure requirements are satisfied.

REMOVAL OF DIRECTORS

     North Fork. The Delaware Corporation Law provides that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified (as is the North Fork Board), shareholders may remove a director only for cause by a vote of the majority of the then-outstanding shares of the corporation entitled to vote thereon. Further, shareholders may not remove a director without cause. The North Fork Certificate does not contain any provisions concerning the removal of directors.

     Branford. Under the Branford Certificate and Branford Bylaws, a director may be removed from office, without cause, only by the affirmative vote of the holders of not less than eighty percent of the issued and outstanding shares entitled to vote, at any meeting of shareholders called for that purpose; provided, however, that if there is an interested shareholder (a 10% shareholder), such eighty percent vote must include the affirmative vote of not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote thereon held by shareholders other than the interested shareholder. Any director may be removed from office, with cause, only by the affirmative vote of two-thirds of the members of the Branford Board other than the person being considered for removal, or by the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote, at any meeting of shareholders called for that purpose.

CONSIDERATION OF OTHER CONSTITUENCIES

     North Fork. The North Fork Certificate does not contain any provision specifically relating to the ability of the North Fork Board to consider the interests of any constituencies of North Fork other than its shareholders in considering whether to approve or oppose any corporate action, including without limitation any proposal to acquire North Fork by means of a merger, tender offer or similar business combination. However, pursuant to case law interpreting the provisions of the Delaware Corporation Law, the board of directors of a Delaware corporation such as North Fork generally may consider the impact of such a proposal on North Fork's other constituencies, provided that doing so bears some reasonable relationship to general shareholder interests.

     Branford. The Connecticut Corporation Law provides that a director of a corporation (including a stock savings bank such as Branford) shall consider, in determining the best interests of the corporation for an issue before the corporation, (1) the long-term as well as the short-term interests of the corporation, (2) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the corporation, (3) the interests of the corporation's employees, customers, creditors and suppliers, and (4) community and societal considerations including those of any community in which any office or other facility of the corporation is located. A director may also in his discretion consider any other factors he reasonably considers appropriate in determining what he reasonably believes to be in the best interests of the corporation.

PERSONAL LIABILITY OF DIRECTORS

     North Fork. The North Fork Certificate provides, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in the Delaware Corporation Law, that the personal liability of each of its directors to North Fork or its shareholders for monetary damages for breach of his fiduciary duty as a director is limited to $25,000 per occurrence. The Delaware Corporation Law allows a corporation, through its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

     Branford. The Branford Certificate provides that no director shall be personally liable to Branford or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that to the extent required by applicable law, this provision shall not eliminate or limit the liability of a director (a) to an amount that is less than the compensation received by the director for serving as a director during the year of the breach and (b) for any breach that (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate to receive an improper personal economic gain, (iii) showed a lack of good faith and conscious disregard for the duty of the director to the Bank under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Bank, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Bank, or (v) created liability under Section 36-9 of the Connecticut General Statutes. The liability of a director of Branford shall, in addition to the limitation of personal liability provided herein, be limited or eliminated to the fullest extent permitted by such laws, as from time to time amended.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     North Fork. The Delaware Corporation Law provides that directors and officers as well as other employees and agents of a Delaware corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, suit or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The North Fork Bylaws provide that North Fork shall indemnify, to the fullest extent permitted by law, any director or officer who may be indemnified pursuant to the Delaware Corporation Law.

     Branford. The Connecticut Corporation Law provides that a Connecticut corporation (including a stock savings bank such as Branford) may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and
(B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     The Branford Bylaws provide that the Bank shall provide indemnification to its officers, directors and employees to the full extent permitted or required of corporations under Connecticut law and to such other persons as may be specified in the law.

RIGHTS PLANS

     North Fork. On February 28, 1989, the North Fork Board declared a dividend distribution of one Right for each outstanding share of North Fork Common Stock to shareholders of record at the close of business on March 13, 1989, pursuant to the North Fork Rights Agreement. For a description of the Rights and the North Fork Rights Agreement, see "DESCRIPTION OF NORTH FORK CAPITAL
STOCK -- Rights Plan."

     Branford.  Branford has not adopted a shareholder protection rights plan.

APPRAISAL RIGHTS

     North Fork. Under the Delaware Corporation Law, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its shareholders is required to approve the merger under the Delaware Corporation Law. In addition, unless otherwise provided in the corporation's certificate of incorporation, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange (as North Fork currently is) or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 shareholders, unless such shareholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares of such stock; or
(iv) any combination thereof. The North Fork Certificate has no provisions regarding appraisal rights.

     Branford. The Connecticut Corporation Law provides for dissenters' rights for shareholders of Connecticut corporations (including Connecticut savings banks such as Branford), in connection with certain transactions such as mergers and consolidations. The proposed Merger is such a transaction giving rise to dissenters' rights. See "THE MERGER -- Dissenters' Rights.

                                 LEGAL MATTERS

     The validity of the shares of North Fork Common Stock which will be issued in the Merger and certain other legal matters will be passed upon for North Fork by Gallop, Johnson & Neuman, L.C.

     Legal matters in connection with the Merger will be passed upon for Branford by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

     See "THE MERGER -- Certain Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of North Fork and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, included in North Fork's 1996 Form 10-K incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in North Fork's 1996 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to various changes in accounting as discussed in the notes to these statements.

     The consolidated financial statements of NY Bancorp as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996, incorporated by reference in NY Bancorp's 1996 Form 10-K and incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors incorporated by reference in NY Bancorp's 1996 Form 10-K and, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Branford as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, included herein have been included herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part in reliance upon the report of Seward & Monde, independent auditors, also included herein and in such Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     It is possible that Branford will hold a 1998 Annual Meeting of its Shareholders prior to consummation of the Merger or in the event the Merger is abandoned or terminated. Any shareholder who wishes to submit a proposal for presentation to such annual meeting, and for inclusion, if appropriate, in Branford's proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the FDIC then in effect and must submit such proposal to the Corporate Secretary of Branford. Any shareholder proposal must be received by Branford not less than 90 days before the anniversary date of Branford's proxy statement released to shareholders for the previous year's Annual Meeting. In the event that Branford's Annual Meeting date has been changed by more than 30 days from the date of the previous year's Annual Meeting, any shareholder proposal must be received by Branford within a reasonable time before the solicitation of proxies for such Annual Meeting is made.

     After the Merger is consummated, any North Fork Shareholder, including former shareholders of Branford, may submit a proposal for presentation at the next annual shareholder meeting of North Fork (the "1998 Meeting"). To be considered for inclusion in North Fork's proxy materials for the 1998 Meeting, a shareholder proposal must be received in writing by the Secretary of North Fork at North Fork's principal executive office no later than November 18, 1997. Such proposals also must meet the other requirements established by the Securities and Exchange Commission for stockholder proposals.

                   BRANFORD SAVINGS BANK FINANCIAL STATEMENTS

                                     INDEX

FINANCIAL STATEMENTS (AUDITED)
Independent Auditors' Report.........................................................    F-2
Statements of Condition
Years ended December 31, 1996 and 1995...............................................    F-3
Statements of Income
Years ended December 31, 1996, 1995 and 1994.........................................    F-4
Statements of Changes in Shareholders' Equity
Years ended December 31, 1996, 1995 and 1994.........................................    F-5
Statements of Cash Flows
Years ended December 31, 1996, 1995 and 1994.........................................    F-6
Notes to Financial Statements........................................................    F-7

FINANCIAL STATEMENTS (UNAUDITED)
Statements of Condition (Unaudited) --
June 30, 1997 and December 31, 1996..................................................   F-25
Statements of Income (Unaudited) --
Three Months Ended June 30, 1997 and 1996............................................   F-26
Statements of Income (Unaudited) --
Six Months Ended June 30, 1997 and 1996..............................................   F-27
Statements of Changes in Shareholders' Equity (Unaudited) --
Six Months Ended June 30, 1997 and 1996..............................................   F-28
Statements of Cash Flows (Unaudited) --
Six Months Ended June 30, 1997 and 1996..............................................   F-29
Notes to Financial Statements (Unaudited)............................................   F-30

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Branford Savings Bank
Branford, Connecticut

     We have audited the accompanying statements of condition of Branford Savings Bank as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Branford Savings Bank. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Branford Savings Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Seward and Monde

North Haven, Connecticut
January 20, 1997

                             BRANFORD SAVINGS BANK

                            STATEMENTS OF CONDITION
                                 (IN THOUSANDS)

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1996           1995
                                                                       --------       --------
                                            ASSETS
Cash and due from banks..............................................  $  4,990       $  4,460
Federal funds sold...................................................     8,125         11,205
Securities:
  Available-for-sale, at market value................................     9,357          5,700
  Held-to-maturity, at amortized cost (market value $33,550 and
     $21,942)........................................................    33,406         21,585
Federal Home Loan Bank stock.........................................       748          1,026
Loans, net...........................................................   122,658        125,774
Real estate and equipment............................................     1,996          2,102
Accrued interest receivable..........................................     1,334          1,285
Foreclosed real estate, net..........................................       684            621
Other assets.........................................................       213            176
                                                                       --------       --------
                                                                       $183,511       $173,934
                                                                       ========       ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits.............................................................  $159,353       $153,749
Advances from borrowers for taxes and insurance......................     1,616          1,619
Federal Home Loan Bank advances......................................     5,000          3,000
Other liabilities....................................................     1,064            767
                                                                       --------       --------
                                                                        167,033        159,135
                                                                       --------       --------
Commitments and Contingencies (Note 19)

SHAREHOLDERS' EQUITY
Series A preferred stock, no par value; authorized 30,000 shares;
  none issued and outstanding........................................        --             --
Serial preferred stock, no par value; authorized 970,000 shares; none
  issued and outstanding.............................................        --             --
Common stock, no par value; authorized 30,000,000 shares; issued and
  outstanding 5,179,864 shares in 1996 and 1995......................     1,557          1,557
Non-voting convertible common stock, no par value; authorized
  2,000,000 shares; issued and outstanding 1,379,533 in 1996 and
  1995...............................................................        --             --
Paid-in capital......................................................    31,227         31,227
Net unrealized gains (losses) on securities available-for-sale.......       (10)            21
Retained earnings (deficit)..........................................   (16,296)       (18,006)
                                                                       --------       --------
     Total shareholders' equity......................................    16,478         14,799
                                                                       --------       --------
                                                                       $183,511       $173,934
                                                                       ========       ========

                       See notes to financial statements.

                             BRANFORD SAVINGS BANK

                              STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Interest income:
  Interest and fees on loans..................................  $10,926     $11,419     $11,018
  Interest and dividends on securities:
     Interest.................................................    2,720       2,034         612
     Dividends................................................       51          71          80
                                                                -------     -------     -------
          Total interest income...............................   13,697      13,524      11,710
                                                                -------     -------     -------
Interest expense:
  Interest on deposits........................................    5,909       5,674       4,815
  Interest on advances from borrowers.........................       16          15          14
  Interest on borrowed funds..................................      224         229         460
                                                                -------     -------     -------
          Total interest expense..............................    6,149       5,918       5,289
                                                                -------     -------     -------
          Net interest income.................................    7,548       7,606       6,421
Provision for loan losses.....................................      625       1,200       1,517
                                                                -------     -------     -------
     Net interest income after provision for loan losses......    6,923       6,406       4,904
                                                                -------     -------     -------
Noninterest income:
  Service fees charged on deposits............................      440         496         495
  Securities losses...........................................       --          --         (27)
  Gain on sale of Trust Department............................       --          --         429
  Other operating income......................................      147         145         358
                                                                -------     -------     -------
          Total noninterest income............................      587         641       1,255
                                                                -------     -------     -------
Noninterest expenses:
  Salaries and employee benefits..............................    3,006       2,686       2,401
  Occupancy and equipment.....................................    1,256       1,191       1,334
  Foreclosed real estate expense, net.........................      232         402       1,663
  Collection expense..........................................      111         224         356
  FDIC deposit insurance premium..............................        2         391         490
  Other operating expenses....................................    1,043         993         763
                                                                -------     -------     -------
          Total noninterest expenses..........................    5,650       5,887       7,007
                                                                -------     -------     -------
          Income (loss) before income taxes...................    1,860       1,160        (848)
Income tax expense............................................       19           6           6
                                                                -------     -------     -------
  Net income (loss)...........................................  $ 1,841     $ 1,154     $  (854)
                                                                =======     =======     =======
Earnings (loss) per share:
  Primary.....................................................  $   .28     $   .18     $  (.43)
                                                                =======     =======     =======
  Fully diluted...............................................  $   .27     $   .17     $  (.43)
                                                                =======     =======     =======

                       See notes to financial statements.

                             BRANFORD SAVINGS BANK

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                NET UNREALIZED
                                                                GAINS (LOSSES)      RETAINED
                                         COMMON    PAID-IN      ON SECURITIES       EARNINGS
                                         STOCK     CAPITAL    AVAILABLE-FOR-SALE    (DEFICIT)    TOTAL
                                         ------    -------    ------------------    --------    -------
Balance at December 31, 1993...........  $1,557    $20,881           $ --           $(18,306)   $ 4,132
  1994 net loss........................     --          --             --               (854)      (854)
  Proceeds from rights offering, net...     --      10,346             --                 --     10,346
                                         ------    -------           ----           --------    -------
Balance at December 31, 1994...........  1,557      31,227             --            (19,160)    13,624
  1995 net income......................     --          --             --              1,154      1,154
  Change in net unrealized gains
     (losses) on securities
     available-for-sale................     --          --             21                 --         21
                                         ------    -------           ----           --------    -------
Balance at December 31, 1995...........  1,557      31,227             21            (18,006)    14,799
  1996 net income......................     --          --             --              1,841      1,841
  Dividends paid.......................     --          --             --               (131)      (131)
  Change in net unrealized gains
     (losses) on securities
     available-for-sale................     --          --            (31)                --        (31)
                                         ------    -------           ----           --------    -------
Balance at December 31, 1996...........  $1,557    $31,227           $(10)          $(16,296)   $16,478
                                         ======    =======           ====           ========    =======

                       See notes to financial statements.

                             BRANFORD SAVINGS BANK

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED DECEMBER 31,
                                                                   ------------------------------------
                                                                     1996          1995          1994
                                                                   --------      --------      --------
OPERATING ACTIVITIES:
  Net income (loss).............................................   $  1,841      $  1,154      $   (854)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Provision for loan losses...................................        625         1,200         1,517
    Provision for losses on foreclosed real estate..............         85           203         1,131
    Provision for depreciation..................................        288           264           311
    Amortization of premiums and (accretion) of discounts on
       securities, net..........................................        (46)         (159)          (14)
    Amortization of net deferred loan fees......................        (39)          (14)          (45)
    Securities losses...........................................         --            --            27
    Realized loss (gain) on sale of foreclosed real estate......          1           (52)          122
    Decrease (increase) in accrued interest receivable..........        (49)           16          (277)
    Decrease (increase) in other assets.........................        (37)          178            92
    Increase in other liabilities...............................        294           261            18
                                                                   --------      --------      --------
         Net cash provided by operating activities..............      2,963         3,051         2,028
                                                                   --------      --------      --------
INVESTING ACTIVITIES:
  Principal collected on mortgage-backed securities.............      3,090         1,190            --
  Proceeds from sale of securities available-for-sale...........         --            --           279
  Purchase of securities held-to-maturity.......................    (19,549)      (24,670)      (17,971)
  Purchase of securities available-for-sale.....................     (8,004)       (8,640)           --
  Maturities of securities available-for-sale...................      4,000         3,000            --
  Maturities of securities held-to-maturity.....................      5,000        17,100         3,000
  Net decrease in loans.........................................      1,482         7,095        10,547
  Purchase of real estate and equipment.........................       (182)          (68)          (57)
  Sale of FHLB stock............................................        278            --            --
  Proceeds from sales of foreclosed real estate.................        899         2,050         4,275
  Proceeds from sales of fixed assets...........................         --            --            12
                                                                   --------      --------      --------
         Net cash provided (used) by investing activities.......    (12,986)       (2,943)           85
                                                                   --------      --------      --------
FINANCING ACTIVITIES:
  Increase (decrease) in deposits...............................      5,604         2,034        (8,000)
  Proceeds of FHLB advances.....................................      5,000            --            --
  Repayment of FHLB advances....................................     (3,000)           --        (3,825)
  Repayment of capital lease obligations........................         --            --           (39)
  Proceeds of rights offering...................................         --            --        10,346
  Dividends paid................................................       (131)           --            --
                                                                   --------      --------      --------
         Net cash provided (used) by financing activities.......      7,473         2,034        (1,518)
                                                                   --------      --------      --------
         Increase (decrease) in cash and cash equivalents.......     (2,550)        2,142           595
  Cash and cash equivalents -- January 1........................     15,665        13,523        12,928
                                                                   --------      --------      --------
  Cash and cash equivalents -- December 31......................   $ 13,115      $ 15,665      $ 13,523
                                                                   ========      ========      ========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for:
    Interest expense............................................   $  6,144      $  5,918      $  5,313
    Income taxes................................................         34             9             4
  Non-cash investing activities:
    Addition to foreclosed real estate..........................      1,047         1,608         1,233

                       See notes to financial statements.

                             BRANFORD SAVINGS BANK

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A.  Nature of Operations.

     The Bank provides a variety of financial services to individuals and corporate customers through its headquarters in Branford, Connecticut and four branch offices. The Bank serves the towns of Branford, North Branford and East Haven, Connecticut and their surrounding communities in New Haven County. The Bank's primary deposit products are savings accounts and certificates of deposit. Its primary lending products are residential and commercial real estate loans.

  B.  Use of Estimates.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

     The Bank's loans receivable consist primarily of residential and commercial real estate loans located within its primary market area in New Haven County, Connecticut. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for loan losses and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

  C.  Securities.

     Securities that may be sold as part of the Bank's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes, as a separate component of shareholders' equity. Securities that the Bank has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost.

     The amortization of premiums and accretion of discounts is recorded over the life of the security using a method which approximates the interest method. Realized gains and losses on the sales of all securities are reported in income and computed using the specific identification cost basis.

  D.  Federal Home Loan Bank Stock.

     The investment in Federal Home Loan Bank of Boston stock is stated at cost.

                             BRANFORD SAVINGS BANK

  E.  Loans and Allowance for Loan Losses.

     Loans are stated at the amount of unpaid principal, reduced by unearned discount, unamortized nonrefundable fees and an allowance for loan losses.

     Loan origination fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan using a method which approximates the interest method.

     Effective January 1, 1995 the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" ("SFAS 118"). The Bank evaluates the collectibility of both contractual interest and contractual principal of all loans when assessing the need for a loss accrual. When a loan is impaired, the Bank measures impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, less estimated selling costs, if the loan is collateral-dependent and foreclosure is probable. The Bank recognizes an impairment by creating a valuation allowance. A loan is impaired when, based on current information, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan.

     The allowance for loan losses is increased through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans, overall portfolio quality, the review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

     Income on loans is recognized over the term of the loans using applicable interest rates applied to outstanding principal balances. Interest income generally is not recognized on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. The Bank takes into income any further interest received on other nonaccrual loans on a cash basis or applies such interest as a reduction to the principal amount of the loan. The Bank's policy is to discontinue the accrual of interest on a loan when management believes, after considering economic and business conditions as well as periods of delinquency and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. Any unpaid interest previously accrued on nonaccrual loans is reversed from income.

  F.  Real Estate and Equipment.

     Real estate and equipment are stated at cost less an allowance for depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method.

  G.  Foreclosed Real Estate.

     Real estate acquired through foreclosure is recorded at the lower of the carrying value of the loan or fair value less estimated selling costs. Costs relating to the subsequent development or improvement of the property are capitalized and holding costs are charged to expense. If subsequent economic conditions warrant further decreases in the fair value of the foreclosed real estate, management adjusts the values through a provision for losses charged to expense.

                             BRANFORD SAVINGS BANK

  H.  Income Taxes.

     Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  I.  Cash and Cash Equivalents.

     Cash and cash equivalents include cash on hand, deposits at other financial institutions and federal funds sold.

  J.  Reclassifications.

     Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

2.  SECURITIES

     Securities classified available-for-sale (carried at market value) are as follows:

                                                                DECEMBER 31, 1996
                                                --------------------------------------------------
                                                                GROSS          GROSS
                                                AMORTIZED     UNREALIZED     UNREALIZED     MARKET
                                                  COST          GAINS          LOSSES       VALUE
                                                ---------     ----------     ----------     ------
                                                                  (IN THOUSANDS)
    U.S. Treasury.............................   $ 6,007         $  1           $ (8)       $6,000
    U.S. Government agency obligations:
      Mortgage-backed securities..............     1,366           --             (2)        1,364
      Other...................................     1,994           --             (1)        1,993
                                                                   --
                                                  ------                        ----        ------
              Totals..........................   $ 9,367         $  1           $(11)       $9,357
                                                  ======           ==           ====        ======

                                                                DECEMBER 31, 1995
                                                --------------------------------------------------
                                                                GROSS          GROSS
                                                AMORTIZED     UNREALIZED     UNREALIZED     MARKET
                                                  COST          GAINS          LOSSES       VALUE
                                                ---------     ----------     ----------     ------
                                                                  (IN THOUSANDS)
    U.S. Treasury.............................   $ 4,000         $ 14           $ --        $4,014
    U.S. Government agency obligations:
      Mortgage-backed securities..............     1,679            7             --         1,686
                                                   -----          ---            ---        ------
              Totals..........................   $ 5,679         $ 21           $ --        $5,700
                                                   =====          ===            ===        ======

                             BRANFORD SAVINGS BANK

     Securities classified held-to-maturity (carried at amortized cost) are as follows:

                                                                DECEMBER 31, 1996
                                               ---------------------------------------------------
                                                               GROSS          GROSS
                                               AMORTIZED     UNREALIZED     UNREALIZED     MARKET
                                                 COST          GAINS          LOSSES        VALUE
                                               ---------     ----------     ----------     -------
                                                                 (IN THOUSANDS)
    U.S. Treasury............................   $ 4,244         $  4           $(15)       $ 4,233
    U.S. Government agency obligations:
      Mortgage-backed securities.............    18,696          147            (30)        18,813
      Other..................................    10,466           47             (9)        10,504
                                                -------         ----           ----        -------
              Totals.........................   $33,406         $198           $(54)       $33,550
                                                =======         ====           ====        =======

                                                                DECEMBER 31, 1995
                                               ---------------------------------------------------
                                                               GROSS          GROSS
                                               AMORTIZED     UNREALIZED     UNREALIZED     MARKET
                                                 COST          GAINS          LOSSES        VALUE
                                               ---------     ----------     ----------     -------
                                                                 (IN THOUSANDS)
    U.S. Treasury............................   $ 2,230         $ 30           $ --        $ 2,260
    U.S. Government agency obligations:
      Mortgage-backed securities.............    10,905          219            (27)        11,097
      Other..................................     8,450          135             --          8,585
                                                -------         ----           ----        -------
              Totals.........................   $21,585         $384           $(27)       $21,942
                                                =======         ====           ====        =======

     The amortized cost and market value of debt securities classified available-for-sale and held-to-maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   DECEMBER 31,
                                                   ---------------------------------------------
                                                           1996                     1995
                                                   --------------------     --------------------
                                                   AMORTIZED     MARKET     AMORTIZED     MARKET
                                                     COST        VALUE        COST        VALUE
                                                   ---------     ------     ---------     ------
                                                                  (IN THOUSANDS)
    Available-for-sale:
      Within one year............................   $ 8,001      $7,993      $ 4,000      $4,014
      Due after ten years........................     1,366       1,364        1,679       1,686
                                                     ------      ------       ------      ------
              Totals.............................   $ 9,367      $9,357      $ 5,679      $5,700
                                                     ======      ======       ======      ======

                                                                  DECEMBER 31,
                                                 -----------------------------------------------
                                                         1996                      1995
                                                 ---------------------     ---------------------
                                                 AMORTIZED     MARKET      AMORTIZED     MARKET
                                                   COST         VALUE        COST         VALUE
                                                 ---------     -------     ---------     -------
                                                                 (IN THOUSANDS)
    Held-to-maturity:
      Within one year..........................   $ 5,251      $ 5,256      $ 1,000      $ 1,000
      Due after one year through five years....    19,298       19,362       17,047       17,309
      Due after five years through ten years...     2,761        2,813        3,538        3,633
      Due after ten years......................     6,096        6,119           --           --
                                                   ------       ------       ------       ------
              Totals...........................   $33,406      $33,550      $21,585      $21,942
                                                   ======       ======       ======       ======

                             BRANFORD SAVINGS BANK

     During 1996 and 1995 there were no sales of securities from the available-for-sale or held-to-maturity classifications, only maturities of bonds.

     During 1994, proceeds from the sale of the mutual bond fund, which was classified as available-for-sale, was sold for $279,000, resulting in a loss of $27,000. There were no sales of held-to-maturity securities in 1994.

3.  LOANS

     Loans receivable at December 31 are summarized as follows:

                                                                   1996         1995
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        First mortgage loans:
          Residential real estate..............................  $ 53,529     $ 53,178
          Secured by other properties..........................    51,284       54,551
          Construction loans...................................     1,416        1,246
        Home equity and second mortgage........................     9,003       10,427
        Consumer...............................................       824          835
        Commercial.............................................    10,586        9,246
                                                                 --------     --------
                                                                  126,642      129,483
        Less:
          Allowance for loan losses............................    (3,895)      (3,628)
          Unamortized nonrefundable fees.......................       (89)         (81)
                                                                 --------     --------
             Loans, net........................................  $122,658     $125,774
                                                                 ========     ========

     At December 31, 1996 and 1995, the Bank had loans amounting to approximately $2,211,000 and $3,369,000, respectively, that were specifically classified as impaired. The average balance of these loans amounted to approximately $2,423,000 and $4,258,000 for the years ended December 31, 1996 and 1995, respectively. The allowance for loan losses relating to these loans amounted to approximately $275,000 and $406,000 at December 31, 1996 and 1995, respectively. The following is a summary of cash receipts on these loans and how they were applied:

                                                                        1996     1995
                                                                        ---- (IN ----
                                                                         THOUSANDS)
        Cash receipts applied to reduce principal balance.............  $ 62     $297
        Cash receipts recognized as interest income...................    73       30
                                                                        ----     ----
                  Total cash receipts.................................  $135     $327
                                                                        ====     ====

     In addition, at December 31, 1996 and 1995, the Bank had other nonaccrual loans of approximately $982,000 and $1,473,000, respectively for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $53,000 in 1996 and $122,000 in 1995.

     Prior to the adoption of SFAS 114, interest income would have increased approximately $337,000 for the year ending December 31, 1994 for loans on which the accrual of interest had been discontinued.

     The Bank has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

     Included in loans receivable at December 31, 1995 are loans with a carrying value of $1,103,000 the terms of which have been modified in a troubled debt restructuring. The Bank recognized interest income on troubled debt restructurings in 1995 and 1994 aggregating $78,000 and $102,000, respectively, whereas under the original terms, the Bank would have recognized interest income of $95,000 and $169,000, respectively.

                             BRANFORD SAVINGS BANK

     During 1994, the Bank sold foreclosed real estate and issued below market interest rate loans to certain buyers. At December 31, 1996 and 1995, the face amount of these loans totaled $2,386,000 and $2,405,000, respectively and the unamortized discount was $119,000 and $156,000, respectively, which results in an effective interest rate of 8%.

     Changes in the allowance for loan losses during the years ended December 31 were as follows:

                                                          1996       1995        1994
                                                         ------     -------     -------
                                                                 (IN THOUSANDS)
        Balance, beginning of year.....................  $3,628     $ 3,419     $ 3,458
        Provision charged to operations................     625       1,200       1,517
        Loan recoveries................................     481         226         409
        Loans charged off..............................    (839)     (1,217)     (1,965)
                                                         ------     -------     -------
        Balance, end of year...........................  $3,895     $ 3,628     $ 3,419
                                                         ======     =======     =======

4.  REAL ESTATE AND EQUIPMENT

     Real estate and equipment at December 31 are summarized as follows:

                                                                     1996        1995
                                                                    -------     ------
                                                                      (IN THOUSANDS)
        Land......................................................  $   210     $  210
        Buildings.................................................    1,363      1,363
        Improvements..............................................      267        267
        Furniture and equipment...................................    2,150      2,263
        Leasehold improvements....................................    1,753      1,750
                                                                    -------     -------
             Total -- at cost.....................................    5,743      5,853
        Less, Accumulated depreciation............................   (3,747)    (3,751)
                                                                    -------     -------
             Net..................................................  $ 1,996     $2,102
                                                                    =======     =======

     Depreciation expense amounted to $287,848, $263,815 and $310,838 in 1996, 1995 and 1994, respectively.

5.  FORECLOSED REAL ESTATE

     Foreclosed real estate at December 31 is summarized as follows:

                                                                        1996     1995
                                                                        ---- (IN ----
                                                                         THOUSANDS)
        Residential land and buildings................................  $503     $663
        Commercial land and buildings.................................   266       --
                                                                        ----     ----
                                                                         769      663
          Less, Allowance for losses..................................   (85)     (42)
                                                                        ----     ----
             Net realizable value.....................................  $684     $621
                                                                        ====     ====

                             BRANFORD SAVINGS BANK

     The components of foreclosed real estate expense are summarized as follows:

                                                              1996     1995      1994
                                                              ----     ----     ------
                                                                   (IN THOUSANDS)
        Expenses of holding foreclosed real estate, net of
          rental income.....................................  $146     $251     $  410
        Loss (gain) on sale of foreclosed real estate,
          net...............................................     1      (52)       122
        Provision for estimated losses......................    85      203      1,131
                                                              ----     ----     ------
             Net expense....................................  $232     $402     $1,663
                                                              ====     ====     ======

     The following summarizes the activity in the allowance for estimated losses:

                                                            1996     1995       1994
                                                            ----     -----     -------
                                                                  (IN THOUSANDS)
        Balance, beginning of year........................  $ 42     $ 473     $ 1,296
        Provision for estimated losses charged to
          operations......................................    85       203       1,131
        Sale of foreclosed real estate....................   (42)     (634)     (1,954)
                                                            ----     -----     -------
        Balance, end of year..............................  $ 85     $  42     $   473
                                                            ====     =====     =======

6.  DEPOSITS

     Deposits at December 31 consisted of the following:

                                                                 1996           1995
                                                               --------       --------
                                                                   (IN THOUSANDS)
        Non-interest-bearing demand deposits.................  $ 11,408       $ 10,653
        Interest-bearing demand and savings accounts.........    54,312         52,026
        Interest-bearing money market checking accounts......     9,423          9,025
        Interest-bearing certificates of deposit.............    84,210         82,045
                                                               --------       --------
                                                               $159,353       $153,749
                                                               ========       ========

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $5,388,000 and $4,980,000 at December 31, 1996 and
1995, respectively.

     At December 31, 1996, scheduled maturities of certificates of deposit were as follows:

WEIGHTED AVERAGE
STATED INTEREST      YEAR ENDING
      RATE           DECEMBER 31,         AMOUNT
----------------     ------------     --------------
                                      (IN THOUSANDS)
      5.24%             1997             $ 68,649
      5.49              1998               10,252
      5.56              1999                2,321
      6.09              2000                1,449
      6.09              2001                1,449
      5.83           Thereafter                90
          Total                          $ 84,210

                             BRANFORD SAVINGS BANK

     Interest expense on deposits for the years ended December 31 is summarized as follows:

                                                            1996       1995       1994
                                                           ------     ------     ------
                                                                  (IN THOUSANDS)
        Demand and savings...............................  $1,247     $1,281     $1,489
        Money market checking............................     245        280        343
        Certificates of deposit..........................   4,417      4,113      2,983
                                                            -----      -----     ------
                                                           $5,909     $5,674     $4,815
                                                            =====      =====     ======

7.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                      1996     1995     1994
                                                                      ----     ----     ----
                                                                          (IN THOUSANDS)
    Current:
      Federal.......................................................  $10       --       --
      State.........................................................    9      $ 6      $ 6
                                                                      ---       --       --
    Income taxes....................................................  $19      $ 6      $ 6
                                                                      ===       ==       ==

     A reconciliation of the income tax provision to that computed using the statutory federal tax rate for the years ended December 31 is as follows:

                                                                 1996      1995      1994
                                                                 -----     -----     -----
                                                                      (IN THOUSANDS)
    Federal income tax (benefit) at statutory rates............  $ 629     $ 394     $(288)
    Connecticut corporation tax, net...........................      9         6         6
    Bad debt allowance.........................................     91        71       (13)
    Tax benefits of net operating loss carryforwards...........   (837)     (513)       --
    Tax benefits of net operating loss carryforwards not
      currently realizable.....................................     --        --       204
    Other, net.................................................    127        48        97
                                                                 -----     -----     -----
                                                                 $  19     $   6     $   6
                                                                 =====     =====     =====

                             BRANFORD SAVINGS BANK

     The components of the Bank's net deferred tax asset at December 31 is as follows:

                                                         1996                    1995
                                                  -------------------     -------------------
                                                  FEDERAL      STATE      FEDERAL      STATE
                                                  -------     -------     -------     -------
                                                                (IN THOUSANDS)
    Deferred tax assets:
      Net operating loss carryforwards..........  $ 3,045     $ 1,462     $ 3,742     $ 1,988
      Bad debt deduction........................    1,188         370       1,107         345
      Accrued compensation and pension
         expense................................      141          44          10           3
      Deferred loan fees........................       27           8          25           8
      Real estate and equipment.................      103          32          --          --
      Other.....................................       71          22         141          44
                                                  -------     -------     -------     -------
         Total deferred tax assets..............    4,575       1,938       5,025       2,388
    Valuation reserve...........................   (4,575)     (1,938)     (5,025)     (2,388)
                                                  -------     -------     -------     -------
    Net deferred tax asset......................  $    --     $    --     $    --     $    --
                                                  =======     =======     =======     =======

     The change in the total valuation allowance for the years ended December 31 is as follows:

                                                               1996       1995        1994
                                                              ------     -------     ------
                                                                     (IN THOUSANDS)
    Balance, beginning of year..............................  $7,413     $ 9,589     $9,224
    (Decrease) Increase in allowance........................    (900)     (2,176)       365
                                                              ------      ------     ------
    Balance, end of year....................................  $6,513     $ 7,413     $9,589
                                                              ======      ======     ======

     The Bank will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not, and accordingly, the December 31, 1996 and 1995 net deferred tax asset was reduced by a 100% valuation reserve.

     Net operating losses available for application against future taxable income are as follows:

                                                                      FEDERAL
                                                       -------------------------------------
        YEAR OF                                             BEFORE               AFTER
        EXPIRATION                          STATE      OWNERSHIP CHANGE     OWNERSHIP CHANGE
        ----------------------------------  ------     ----------------     ----------------
                                                             (IN THOUSANDS)
        1997..............................  $8,885              --                   --
        1998..............................   5,470              --                   --
        1999..............................   1,031              --                   --
        2005..............................      --          $1,125                   --
        2006..............................      --             125                   --
        2007..............................      --             125               $2,303
        2008..............................      --              --                5,393
        2009..............................      --              --                  961

     In May 1992 the Bank underwent an "ownership change", as defined under the Internal Revenue Code, as a result of a rights offering. The ability of the Bank to utilize its federal net operating loss carryforwards incurred prior to the "ownership change" is limited to approximately $125,000 annually.

8.  OBLIGATIONS UNDER LEASES

     The Bank has operating leases for certain of its facilities under leases which expire at various dates through 2008.

                             BRANFORD SAVINGS BANK

     Net rental expense under the above operating leases was $85,376, $81,887 and $81,194 for 1996, 1995 and 1994, respectively. Future minimum payments under noncancelable operating leases having initial or remaining terms in excess of one year are as follows:

                1997.............................................  $ 132,756
                1998.............................................     90,409
                1999.............................................     92,618
                2000.............................................     92,618
                2001.............................................     77,052
                Later years......................................    235,402
                                                                   ---------
                                                                     720,855
                Less: Sublease rentals...........................   (167,417)
                                                                   ---------
                                                                   $ 553,438
                                                                   =========

9.  FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Boston ("FHLBB")consisted of the following at December 31:

        INTEREST RATE                                      MATURITY      1996       1995
        -------------------------------------------------  --------     ------     ------
                                                                         (IN THOUSANDS)
        7.52%............................................    1996           --     $3,000
        5.39 to 5.78.....................................    1997       $5,000         --
                                                                        ------     ------
                                                                        $5,000     $3,000
                                                                        ======     ======

     In accordance with the Credit Policy of the FHLBB, the Bank must maintain at all times an amount of Qualified Collateral that is sufficient to satisfy the Collateral Maintenance Level requirements set by the FHLBB. At December 31, 1996 the Collateral Maintenance Level requirement was $5,506,000, based on $5,000,000 in outstanding advances and $506,000 in available lines of credit, and the Qualified Collateral was comprised of residential mortgages in the Bank's loan portfolio and funds placed in accounts at the FHLBB.

10.  RETIREMENT PLANS

     The Bank maintains a non-contributory defined benefit pension plan which covers substantially all its employees. Plan benefits are based primarily on years of service and average compensation. It is the Bank's policy to fund the plan at levels sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Bank may determine to be appropriate from time to time. Plan assets consist principally of money market, bond and equity funds.

                             BRANFORD SAVINGS BANK

     The funded status of the plan at December 31 was as follows:

                                                                 1996           1995
                                                              ----------     ----------
        Actuarial present value of benefit obligations:
          Vested benefit obligation.........................  $1,031,422     $  946,780
                                                              ==========     ==========
          Accumulated benefit obligation....................  $1,160,261     $1,000,281
                                                              ==========     ==========
          Projected benefit obligation......................  $1,341,536     $1,304,400
        Plan assets at fair value...........................   1,236,366      1,063,381
                                                              ----------     ----------
        Plan assets less than projected benefit
          obligation........................................    (105,170)      (241,019)
        Unrecognized net loss...............................      25,149         83,984
        Prior service cost not yet recognized in net
          periodic pension cost.............................     124,418        125,438
                                                              ----------     ----------
        Prepaid/(accrued) pension costs included in other
          assets/ (liabilities).............................  $   44,397     $  (31,597)
                                                              ==========     ==========

     Pension cost includes the following components:

                                                     1996         1995          1994
                                                   --------     ---------     ---------
        Service cost -- benefits earned during
          the period.............................  $ 90,242     $  69,634     $ 104,455
        Interest cost on projected benefit
          obligation.............................   103,248        96,926        94,185
        Actual return on plan assets.............   (21,135)     (109,939)       48,601
        Net amortization and deferral............   (68,388)        7,504      (172,451)
                                                   --------     ---------     ---------
             Net pension expense.................  $103,967     $  64,125     $  74,790
                                                   ========     =========     =========

     Assumptions used in the accounting for pension cost are as follows:

                                                                1996     1995     1994
                                                                ----     ----     ----
        Discount rate.........................................  8.0%     8.0%     8.0%
        Average wage increase.................................  3.0%     3.0%     3.0%
        Expected long-term rate of return.....................  8.0%     8.0%     8.0%

     The Bank maintained an Employee Stock Ownership Plan (ESOP) for the benefit of all eligible employees who have completed twelve months of service with the Bank and who have attained age 21. During 1995 the ESOP plan was merged into the employees' retirement plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to defer a portion of their income on a pre-tax basis. The Bank contribution, which is discretionary, is determined as a percentage of the employee contribution. There was no contribution made for these plans in 1996, 1995 or 1994.

11.  RETIREMENT BENEFITS

     The Bank provides certain health care insurance benefits for retired employees. Participants become eligible for the benefits if they retire after attaining specified age and service requirements while they worked for the Bank. The Bank does not fund this plan. The expected cost of these postretirement benefits is charged to expense during the years that the employees render service.

                             BRANFORD SAVINGS BANK

     The following table sets forth the plan's funded status with the amount reflected in the Bank's balance sheet at December 31:

                                                                 1996          1995
                                                               ---------     ---------
        Accumulated postretirement benefit obligation:
          Retirees...........................................  $(140,130)    $(139,488)
          Other active participants..........................   (157,501)     (126,726)
        Unrecognized actuarial gain..........................   (305,377)     (329,799)
        Unrecognized transition obligation...................    370,492       393,648
                                                               ---------     ---------
        Accrued postretirement benefit cost included in other
          liabilities........................................  $(232,516)    $(202,365)
                                                               =========     =========

     For the years ended December 31, net postretirement benefit cost included the following components:

                                                        1996         1995        1994
                                                      --------     --------     -------
        Service cost................................  $ 19,471     $ 29,870     $ 3,574
        Interest cost on accumulated postretirement
          benefit obligation........................    21,297       47,948      33,908
        Amortization of transition obligation over
          20 years..................................    23,156       23,156      23,156
        Amortization of gain........................   (23,285)          --          --
                                                      --------     --------     -------
        Net postretirement benefit cost.............  $ 40,639     $100,974     $60,638
                                                      ========     ========     =======

     The discount rate used in determining the accumulated postretirement benefit obligation was 8%.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Bank to disclose estimated fair value for its financial instruments.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

  Cash and due from banks, Federal funds sold, Federal Home Loan Bank stock, Accrued interest receivable:

     The carrying amount is a reasonable estimate of fair value.

  Securities:

     Securities classified as available-for-sale are carried at fair value. Fair values for securities classified as available-for-sale and held-to-maturity are based on quoted market prices.

  Loans:

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage, construction, commercial, consumer, and home equity lines of credit and by performing and nonperforming categories. The mortgage portfolio is further segmented into fixed and adjustable rate interest terms.

     The fair value of performing loans is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. Fair value for nonperforming loans is based on specific loan evaluations, some of which include appraisals.

                             BRANFORD SAVINGS BANK

  Deposits:

     The fair value of deposits with no stated maturity, such as demand deposits, savings and money market accounts is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using rates currently offered for deposits of similar remaining maturities.

  Federal Home Loan Bank advances:

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

  Financial Instruments with Off-Balance Sheet Risk:

     The fair values of commitments to extend credit were estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties. The fair value of items with off-balance sheet risk was approximately $9,405,000 at December 31, 1996 and approximately $7,478,000 at December 31, 1995.

     Financial instruments are summarized as follows:

                                                    DECEMBER 31, 1996         DECEMBER 31, 1995
                                                  ---------------------     ---------------------
                                                  CARRYING       FAIR       CARRYING       FAIR
                                                   AMOUNT       VALUE        AMOUNT       VALUE
                                                  --------     --------     --------     --------
                                                                  (IN THOUSANDS)
Financial Assets:
  Cash and due from banks.......................  $  4,990     $  4,990     $  4,460     $  4,460
  Federal funds sold............................     8,125        8,125       11,205       11,205
  Securities available-for-sale.................     9,357        9,357        5,700        5,700
  Securities held-to-maturity...................    33,406       33,550       21,585       21,942
  Federal Home Loan Bank stock..................       748          748        1,026        1,026
  Loans, net of allowance for loan losses.......   122,658      122,473      125,774      127,549
  Accrued interest receivable...................     1,334        1,334        1,285        1,285
Financial Liabilities:
  Deposits......................................   159,353      159,464      153,749      153,979
  Federal Home Loan Bank advances...............     5,000        5,000        3,000        3,039

13.  EARNINGS (LOSS) PER SHARE

     Primary per share amounts have been calculated by dividing net earnings by the weighted average number of common shares outstanding during each period.

     Fully diluted per share amounts are similarly computed, but include the incremental shares attributed to the assumed conversion of an outstanding warrant to purchase 700,000 shares of common stock.

     The weighted average number of shares used in computing earnings (loss) per share are as follows:

                                                      1996          1995          1994
                                                    ---------     ---------     ---------
        Primary...................................  6,559,297     6,559,297     1,965,640
        Fully diluted.............................  6,898,000     6,772,340     2,006,816

                             BRANFORD SAVINGS BANK

14.  STOCK OPTIONS

     At a Special Meeting of Shareholders on November 21, 1991, the Bank's 1986 Stock Option and Incentive Plan (the "1986 Plan") was terminated, except with respect to outstanding options, and was replaced with a 1991 Stock Option Plan (the "1991 Plan").

     Under the 1991 Plan, as with the 1986 Plan, incentive and nonqualified stock options and stock appreciation rights (SARs) may be granted to officers and other key employees by a Nominating, Pension, Options and Compensation Committee of the Board of Directors. In addition, under the 1991 Plan, nonqualified stock options and SARs may be granted to consultants of the Bank. SARs are similar to stock options except that upon the exercise of SARs the holder purchases no shares of stock, but instead receives the amount by which the market value of the shares as to which SARs are exercised exceeds the exercise price.

     The 1991 Plan provides that the exercise price of any SARs must not be less than 100% of the fair market value of the Bank's Common Stock on the date of grant or, in the case of SARs granted in tandem with options, the exercise price of the related option.

     In September of 1994 the Board of Directors amended the 1991 Plan to clarify that SARs granted not in tandem with options may be granted in an amount up to the economic equivalent of 500,000 shares of Bank Common Stock. These SARs are not exercisable until two to three years from the date of grant unless certain events take place.

     During 1996, all outstanding options under the 1986 Plan and the 1991 Plan were cancelled. The number of SARs outstanding at December 31, 1996 under the 1991 Plan is summarized as follows:

                                                                                  OUTSTANDING
                                               DATE                               DECEMBER 31,
                                              GRANTED      PRICE      GRANTED         1996
                                             ---------     ------     -------     ------------
    Directors..............................  Nov. 1994     $ 2.00      80,000         80,000
    Employees..............................  Nov. 1994       2.00     202,000        202,000
    Directors..............................   May 1995      2.375     100,000        100,000
    Directors..............................  Aug. 1995       2.75      10,000         10,000
    Directors..............................  Oct. 1996       3.50      10,000         10,000

15.  CAPITAL

     At the 1994 annual meeting of stockholders on October 20, 1994, the Bank's shareholders approved the following amendments to the Certificate of Incorporation to permit the Bank to conduct a rights offering to raise additional capital:

     A) To provide for a reverse stock split pursuant to which ten shares of Bank Common Stock outstanding was changed into one new fully paid and nonassessable share of Bank Common Stock. All references in the financial statements to number of shares and per share amounts of the Bank's Voting Common Stock were restated to reflect the reverse stock split.

     B) Authorized a new class of 2,000,000 shares of Non-Voting Convertible Common Stock. At any time after five years following the issuance of any share of Non-Voting Common Stock, each holder may convert their shares into Series A Preferred Stock at a conversion rate, initially set at .02 share of Series A Preferred Stock for each share of Non-Voting Common Stock.

     In addition, in 1994 the Board of Directors amended the Certificate of Incorporation to authorize 30,000 shares of Series A Preferred Stock. The Series A Preferred Stock has no voting rights, except to the extent required by law. The dividends on this preferred stock are not cumulative and would be subject to prior

                             BRANFORD SAVINGS BANK
approval by Bank regulatory authority. In the event of any liquidation of the Bank the preferred stockholders would receive full preferential payments prior to any payments to holders of any class of common stock.

     On September 16, 1994 the Bank granted to each of its shareholders of record non-transferable subscription rights to subscribe to 5,512,500 shares at a price of $2.00 per share. Each eligible shareholder received one right for each share of the Bank's outstanding common stock owned after the reverse stock split described above. Each right entitled the holder to purchase 5.264 shares and included an oversubscription privilege.

     In November 1994, the Bank successfully completed the rights offering. Shares sold totaled 5,512,500 and the Bank received net proceeds of $10,346,000.

     In addition, in consideration of an investor's commitment to purchase shares in the offering the Bank issued to the investor a warrant to purchase an additional 700,000 shares of voting shares for a purchase price of $2.00 per share. The warrant has a ten year term and is subject to certain restrictions and conditions.

16.  LOANS TO RELATED PARTIES

     The Bank has granted loans to certain of its principal shareholders, Officers and Directors and to their associates. Related party loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and do not involve more than normal risk of collectibility. The aggregate dollar amounts of these loans was approximately $1,784,000 and $804,000 at December 31, 1996 and 1995, respectively.

     Loan activity for the periods ended December 31 are as follows:

                                                                   1996      1995     1994
                                                                  ------     ----     ----
                                                                       (IN THOUSANDS)
    Balance, beginning of year..................................  $  804     $822     $832
    Additions...................................................   1,037       --       35
    Payments and deletions......................................     (57)     (18)     (45)
                                                                  ------     ----     ----
    Balance, end of year........................................  $1,784     $804     $822
                                                                  ======     ====     ====

17.  REGULATORY MATTERS AND ENVIRONMENT

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to average assets (average total assets for the most recent quarter). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage

                             BRANFORD SAVINGS BANK
ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                            DECEMBER 31, 1996
                                  ----------------------------------------------------------------------
                                                                                        TO BE WELL
                                                                                     CAPITALIZED UNDER
                                                               FOR CAPITAL           PROMPT CORRECTIVE
                                         ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                  ---------------------    --------------------    ---------------------
                                    AMOUNT       RATIO       AMOUNT       RATIO      AMOUNT       RATIO
                                  -----------    ------    -----------    -----    -----------    ------
                                  (DOLLARS IN              (DOLLARS IN             (DOLLARS IN
                                  THOUSANDS)               THOUSANDS)              THOUSANDS)
Total Risk-Based Capital (to
  Risk-Weighted Assets).........    $17,882      16.28%      $ 8,787      8.00%      $10,983      10.00%
Tier 1 Capital (to Risk-Weighted
  Assets).......................    $16,478      15.00%      $ 4,393      4.00%      $ 6,590       6.00%
Tier 1 Capital (to Average
  Assets).......................    $16,478       9.19%      $ 7,171      4.00%      $ 8,963       5.00%

                                                            DECEMBER 31, 1995
                                  ----------------------------------------------------------------------
                                                                                        TO BE WELL
                                                                                     CAPITALIZED UNDER
                                                               FOR CAPITAL           PROMPT CORRECTIVE
                                         ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                  ---------------------    --------------------    ---------------------
                                    AMOUNT       RATIO       AMOUNT       RATIO      AMOUNT       RATIO
                                  -----------    ------    -----------    -----    -----------    ------
                                  (DOLLARS IN              (DOLLARS IN             (DOLLARS IN
                                  THOUSANDS)               THOUSANDS)              THOUSANDS)
Total Risk-Based Capital (to
  Risk-Weighted Assets).........    $16,211      14.64%      $ 8,861      8.00%      $11,077      10.00%
Tier 1 Capital (to Risk-Weighted
  Assets).......................    $14,799      13.36%      $ 4,431      4.00%      $ 6,646       6.00%
Tier 1 Capital (to Average
  Assets).......................    $14,799       8.57%      $ 6,911      4.00%      $ 8,638       5.00%

18.  OTHER NONINTEREST INCOME AND EXPENSE

     Other noninterest income and expense amounts are summarized as follows for the years ended December 31:

                                                                   1996      1995     1994
                                                                  ------     ----     ----
                                                                       (IN THOUSANDS)
    Other noninterest income:
      Banking service charges and fees..........................  $  144     $140     $131
      Trust department fees.....................................      --       --      222
      Other.....................................................       3        5        5
                                                                   -----     ----     ----
                                                                  $  147     $145     $358
                                                                   =====     ====     ====
    Other noninterest expense:
      Fees and services.........................................  $  302     $292     $172
      Office expense and supplies...............................     201      181      170
      Insurance.................................................     214      225      192
      Advertising...............................................     111       82       64
      Other.....................................................     215      213      165
                                                                   -----     ----     ----
                                                                  $1,043     $993     $763
                                                                   =====     ====     ====

                             BRANFORD SAVINGS BANK

19.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

     The following table summarizes these financial instruments at December 31, 1996 and 1995:

                                                                      1996       1995
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Commitments to extend credit:
          Outstanding construction mortgages.......................  $1,623     $1,163
          Unused lines of credit...................................   5,437      5,526
          Commitments to fund loans................................   1,765         --
        Standby letters of credit..................................     565        767

     The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer and generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.

     Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                             BRANFORD SAVINGS BANK

                         UNAUDITED FINANCIAL STATEMENTS

                             BRANFORD SAVINGS BANK

                            STATEMENTS OF CONDITION
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                                     JUNE 30,       DECEMBER 31,
                                                                       1997             1996
                                                                     --------       ------------
                                             ASSETS
Cash and due from banks............................................  $  6,250         $  4,990
Federal funds sold.................................................     4,775            8,125
Securities:
  Available-for-Sale, at market value..............................     6,351            9,357
  Held-to-Maturity (market value $45,942 and $33,550)..............    45,940           33,406
Loans, net.........................................................   118,701          122,658
Real estate and equipment..........................................     1,921            1,996
Accrued interest receivable........................................     1,380            1,334
Federal Home Loan Bank stock, at cost..............................       813              748
Foreclosed real estate, net........................................        60              684
Other assets.......................................................       364              213
                                                                     --------         --------
          TOTAL ASSETS.............................................  $186,555         $183,511
                                                                     ========         ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits...........................................................  $163,392         $159,353
Accrued interest payable on deposits...............................         7               --
Advances from borrowers for taxes and insurance....................     1,580            1,616
Federal Home Loan Bank advances....................................     3,000            5,000
Other liabilities..................................................     1,263            1,064
                                                                     --------         --------
Total Liabilities..................................................   169,242          167,033
                                                                     --------         --------
SHAREHOLDERS' EQUITY
Series A Preferred Stock, no par value; Authorized 30,000 shares;
  none issued and outstanding......................................        --               --
Serial Preferred Stock, no par value; Authorized 970,000 shares;
  none issued and outstanding......................................        --               --
Common stock, no par value; authorized 30,000,000 shares; issued
  and outstanding 5,179,864 shares in 1997 and 1996................     1,557            1,557
Non-voting Convertible Common Stock, no par value; Authorized
  2,000,000 shares; issued and outstanding 1,379,533 shares in 1997
  and 1996.........................................................        --               --
Paid-in capital....................................................    31,227           31,227
Net unrealized gain (loss) on available-for-sale securities........         5              (10)
Retained deficit...................................................   (15,476)         (16,296)
                                                                     --------         --------
     Total Shareholders' Equity....................................    17,313           16,478
                                                                     --------         --------
          TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.................  $186,555         $183,511
                                                                     ========         ========

                  See notes to unaudited financial statements.

                             BRANFORD SAVINGS BANK

                              STATEMENTS OF INCOME
                                   UNAUDITED
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNT)

                                                                       THREE MONTHS ENDED JUNE
                                                                                 30,
                                                                      -------------------------
                                                                        1997            1996
                                                                      ---------       ---------
Interest income:
  Interest and fees on loans........................................  $   2,677       $   2,736
  Interest and dividends on securities:
     Interest.......................................................        839             663
     Dividends......................................................         13              12
                                                                      ---------       ---------
       Total interest income........................................      3,529           3,411
                                                                      ---------       ---------
Interest expense:
  Interest on deposits..............................................      1,500           1,468
  Interest on advances from borrowers...............................          4               5
  Interest on borrowed funds........................................         37              57
                                                                      ---------       ---------
       Total interest expense.......................................      1,541           1,530
                                                                      ---------       ---------
          Net interest income.......................................      1,988           1,881
Provision for loan losses...........................................         50             175
                                                                      ---------       ---------
          Net interest income after provision for loan losses.......      1,938           1,706
                                                                      ---------       ---------
Noninterest income:
  Service fees charged on deposits..................................        105             111
  Other operating income............................................         34              35
                                                                      ---------       ---------
       Total noninterest income.....................................        139             146
                                                                      ---------       ---------
Noninterest expenses:
  Salaries and employee benefits....................................        895             754
  Occupancy and equipment...........................................        311             303
  Foreclosed real estate expense, net...............................         30              59
  Collection expense................................................         14              28
  FDIC deposit insurance premiums...................................          6              --
  Other operating expenses..........................................        269             280
                                                                      ---------       ---------
       Total noninterest expenses...................................      1,525           1,424
                                                                      ---------       ---------
       Income before income taxes...................................        552             428
Income tax expense..................................................         15               6
                                                                      ---------       ---------
          Net income................................................  $     537       $     422
                                                                      =========       =========
Earnings per weighted average share
  Basic.............................................................  $     .08       $     .06
                                                                      =========       =========
  Diluted...........................................................  $     .08       $     .06
                                                                      =========       =========
Weighted Average Shares Outstanding
  Basic.............................................................  6,559,397       6,559,397
                                                                      =========       =========
  Diluted...........................................................  6,858,032       6,844,582
                                                                      =========       =========

                  See notes to unaudited financial statements.

                             BRANFORD SAVINGS BANK

                              STATEMENTS OF INCOME
                                   UNAUDITED
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNT)

                                                                      SIX MONTHS ENDED JUNE 30,
                                                                      -------------------------
                                                                        1997            1996
                                                                      ---------       ---------
Interest income:
  Interest and fees on loans........................................  $   5,361       $   5,487
  Interest and dividends on securities:
     Interest.......................................................      1,591           1,261
     Dividends......................................................         25              27
                                                                      ---------       ---------
       Total interest income........................................      6,977           6,775
                                                                      ---------       ---------
Interest expense:
  Interest on deposits..............................................      2,969           2,956
  Interest on advances from borrowers...............................          7               8
  Interest on borrowed funds........................................         80             114
                                                                      ---------       ---------
       Total interest expense.......................................      3,056           3,078
                                                                      ---------       ---------
          Net interest income.......................................      3,921           3,697
  Provision for loan losses.........................................        150             375
                                                                      ---------       ---------
          Net interest income after provision for loan losses.......      3,771           3,322
                                                                      ---------       ---------
Noninterest income:
  Service fees charged on deposits..................................        207             224
  Other operating income............................................         73              77
                                                                      ---------       ---------
       Total noninterest income.....................................        280             301
                                                                      ---------       ---------
Noninterest expenses:
  Salaries and employee benefits....................................      1,634           1,440
  Occupancy and equipment...........................................        648             632
  Foreclosed real estate expense, net...............................         90             153
  Collection expense................................................         27              62
  FDIC deposit insurance premiums...................................         10               1
  Other operating expenses..........................................        530             519
                                                                      ---------       ---------
       Total noninterest expenses...................................      2,939           2,807
                                                                      ---------       ---------
       Income before income taxes...................................      1,112             816
  Income tax expense................................................         30               9
                                                                      ---------       ---------
          Net income................................................  $   1,082       $     807
                                                                      =========       =========
Earnings per weighted average share
  Basic.............................................................  $     .16       $     .12
                                                                      =========       =========
  Diluted...........................................................  $     .16       $     .12
                                                                      =========       =========
Weighted Average Shares Outstanding
  Basic.............................................................  6,559,397       6,559,397
                                                                      =========       =========
  Diluted...........................................................  6,858,032       6,844,582
                                                                      =========       =========

                  See notes to unaudited financial statements.

                             BRANFORD SAVINGS BANK

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                                     NET
                                                                  UNREALIZED
                                                                     GAIN      RETAINED       TOTAL
                                               COMMON   PAID-IN     (LOSS)     EARNINGS   SHAREHOLDERS'
                                               STOCK    CAPITAL   SECURITIES   (DEFICIT)     EQUITY
                                               ------   -------   ----------   --------   -------------
Balance as of December 31, 1995..............  $1,557   $31,227      $ 21      $(18,006)     $14,799
Net income for the six months ended June 30,
  1996.......................................                                       807          807
Change in net unrealized gain (loss) on
  available-for-sale securities..............                         (22)                       (22)
                                               ------   -------       ---      --------      -------
Balance as of June 30, 1996..................  $1,557   $31,227      $ (1)     $(17,199)      15,584
                                               ======   =======       ===      ========      =======
Balance as of December 31, 1996..............  $1,557   $31,227      $(10)     $(16,296)     $16,478
Net income for the six months ended June 30,
  1997.......................................                                     1,082        1,082
Dividends Paid...............................                                      (262)        (262)
Change in net unrealized gain (loss) on
  available-for-sale securities..............                          15                         15
                                               ------   -------       ---      --------      -------
Balance as of June 30, 1997..................  $1,557   $31,227      $  5      $(15,476)     $17,313
                                               ======   =======       ===      ========      =======

                  See notes to unaudited financial statements.

                             BRANFORD SAVINGS BANK

                            STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                       -----------------------
                                                                         1997           1996
                                                                       --------       --------
Operating Activities:
Net income...........................................................  $  1,082       $    807
Adjustments to reconcile net income to net cash provided (used) by operating activities:
  Provision for loan losses..........................................       150            375
  Provision for losses on foreclosed real estate.....................        17             58
  Provision for depreciation.........................................       143            135
  Amortization and accretion of securities premiums and discounts,
     net.............................................................       (21)           (28)
  Amortization of net deferred loan fees.............................       (30)           (19)
  Realized loss on sale of foreclosed real estate....................         5             13
  Decrease in accrued interest receivable............................       (46)           (22)
  Increase in other assets...........................................      (151)           (18)
  Increase in other liabilities......................................       170             73
                                                                       --------       --------
          Net cash provided (used) by operating activities...........     1,319          1,374
                                                                       --------       --------
Investing Activities:
  Principal collected on mortgage-backed securities..................     2,181          1,325
  Purchase of securities, available-for-sale.........................    (1,001)        (1,005)
  Purchase of securities, held-to-maturity...........................   (20,922)       (12,051)
  Maturities of securities, available-for-sale.......................     4,000          2,000
  Maturities of securities, held-to-maturity.........................     6,250          1,000
  Net decrease in loans..............................................     3,664          1,756
  Purchase of real estate and equipment..............................       (68)          (117)
  Sale of FHLB Stock.................................................        --            278
  Purchase of FHLB Stock.............................................       (64)            --
  Proceeds from sale of foreclosed real estate.......................       774            454
                                                                       --------       --------
          Net cash provided (used) by investing activities...........    (5,186)        (6,360)
                                                                       --------       --------
Financing Activities:
  Increase in deposits...............................................     4,039          3,329
  Proceeds from FHLB Advances........................................     3,000             --
  Repayment of FHLB Advances.........................................    (5,000)            --
  Dividends Paid.....................................................      (262)            --
                                                                       --------       --------
          Net cash provided (used) by financing activities...........     1,777          3,329
                                                                       --------       --------
          Increase (decrease) in cash and cash equivalents...........    (2,090)        (1,657)
Cash and cash equivalents, January 1.................................    13,115         15,665
                                                                       --------       --------
Cash and cash equivalents, June 30...................................  $ 11,025       $ 14,008
                                                                       ========       ========
Supplemental Disclosures:
  Cash paid during the period for:
     Interest........................................................  $  3,058       $  3,070
     Income taxes....................................................        79             26
  Non-cash investing activities:
     Addition to foreclosed real estate..............................       167            584

                  See notes to unaudited financial statements.

                             BRANFORD SAVINGS BANK

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim information and the instructions to the F-4 and should be read with the audited financial statements and notes thereto included in the Bank's 1996 annual report. In the opinion of management of Branford Savings Bank, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

NOTE B -- COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not present in the accompanying financial statements. These commitments are summarized as follows:

                                                               JUNE 30,       DECEMBER 31,
                                                                 1997             1996
                                                               --------       ------------
                                                                     (IN THOUSANDS)
        Outstanding construction mortgages...................   $  992           $1,623
        Unused lines of credit...............................    5,549            5,437
        Commitments to fund loans............................    2,306            1,765
        Standby letters of credit............................      630              565

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                        NORTH FORK BANCORPORATION, INC.,
                                  MERGER BANK
                                      AND
                             BRANFORD SAVINGS BANK
                           DATED AS OF JULY 24, 1997

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I  THE MERGER................................................................   A-1
   1.1.  The Merger..................................................................   A-1
   1.2.  Effective Time..............................................................   A-1
   1.3.  Effects of the Merger.......................................................   A-1
   1.4.  Conversion of Bank Common Stock.............................................   A-1
    1.5  Conversion of Warrants......................................................   A-2
   1.6.  Conversion of Stock Appreciation Rights.....................................   A-3
   1.7.  Merger Bank Common Stock....................................................   A-3
   1.8.  Certificate of Incorporation, etc. of Resulting Bank........................   A-3
   1.9.  By-Laws of Resulting Bank...................................................   A-3
  1.10.  Directors of Resulting Bank.................................................   A-3
  1.11.  Tax Consequences............................................................   A-3
ARTICLE II  EXCHANGE OF SHARES.......................................................   A-3
   2.1.  Parent to Make Shares Available.............................................   A-3
   2.2.  Exchange of Shares..........................................................   A-4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BANK..................................   A-5
   3.1.  Corporate Organization......................................................   A-5
   3.2.  Capitalization..............................................................   A-6
   3.3.  Authority; No Violation.....................................................   A-7
   3.4.  Consents and Approvals......................................................   A-7
   3.5.  Regulatory Reports; Examinations............................................   A-7
   3.6.  Financial Statements........................................................   A-7
   3.7.  Broker's Fees...............................................................   A-8
   3.8.  Absence of Certain Changes or Events........................................   A-8
   3.9.  Legal Proceedings...........................................................   A-8
  3.10.  Taxes.......................................................................   A-9
  3.11.  Employee Benefits...........................................................   A-9
  3.12.  FDIC Reports................................................................  A-11
  3.13.  Bank Information............................................................  A-11
  3.14.  Compliance with Applicable Law..............................................  A-11
  3.15.  Certain Contracts...........................................................  A-11
  3.16.  Agreements with Regulatory Agencies.........................................  A-11
  3.17.  Investment Securities.......................................................  A-13
  3.18.  Property....................................................................  A-13
  3.19.  Equity and Real Estate Investments..........................................  A-13
  3.20.  Environmental Matters.......................................................  A-13
  3.21.  Derivative Transactions.....................................................  A-14
  3.22.  Takeover Laws...............................................................  A-14
  3.23.  Loan Portfolio..............................................................  A-14
  3.24.  Reorganization..............................................................  A-14
  3.25.  Fairness Opinion............................................................  A-14

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT.................................  A-15
   4.1.  Corporate Organization......................................................  A-15
   4.2.  Capitalization..............................................................  A-15
   4.3.  Authority; No Violation.....................................................  A-15
   4.4.  Consents and Approvals......................................................  A-16

                                                                                       PAGE
                                                                                       ----
   4.5.  Financial Statements........................................................  A-17
   4.6.  Broker's Fees...............................................................  A-17
   4.7.  Absence of Certain Changes or Events........................................  A-17
   4.8.  Legal Proceedings...........................................................  A-17
   4.9.  Compliance with Applicable Law..............................................  A-17
  4.10.  SEC Reports.................................................................  A-18
  4.11.  Parent Information..........................................................  A-18
  4.12.  Ownership of Bank Voting Common Stock.......................................  A-18
  4.13.  Employees...................................................................  A-18
  4.14.  Agreements with Regulatory Agencies.........................................  A-18
  4.15.  Reorganization..............................................................  A-18
  4.16.  Reserve for Losses..........................................................  A-18
  4.17.  Loans.......................................................................  A-19
  4.18.  Environmental Matters.......................................................  A-19

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS.................................  A-19
   5.1.  Covenants of Bank...........................................................  A-19
   5.2.  Covenants of Parent.........................................................  A-22

ARTICLE VI  ADDITIONAL AGREEMENTS....................................................  A-22
   6.1.  Regulatory Matters..........................................................  A-23
   6.2.  Access to Information.......................................................  A-23
   6.3.  Shareholder Meeting.........................................................  A-23
   6.4.  Legal Conditions to Merger..................................................  A-24
   6.5.  Stock Exchange Listing......................................................  A-24
   6.6.  Certain Agreements and Arrangements.........................................  A-24
   6.7.  Indemnification.............................................................  A-24
   6.8.  Subsequent Financial Statements.............................................  A-25
   6.9.  Additional Agreements.......................................................  A-25
  6.10.  Advice of Changes, Failure of Conditions....................................  A-25
  6.11.  Current Information.........................................................  A-26
  6.12.  Merger Bank.................................................................  A-26
  6.13.  Board of Directors of Resulting Bank; Advisory Directors....................  A-26
  6.14.  Accountants' Letters........................................................  A-26
  6.15.  Parent Rights Agreement.....................................................  A-26
  6.16.  Affiliates' Letters.........................................................  A-26

ARTICLE VII  CONDITIONS PRECEDENT....................................................  A-27
   7.1.  Conditions to Each Party's Obligation To Effect the Merger..................  A-27
         (a) Shareholder Approval....................................................  A-27
         (b) NYSE Listing............................................................  A-27
         (c) Other Approvals.........................................................  A-27
         (d) S-4.....................................................................  A-27
         (e) No Injunctions or Restraints; Illegality................................  A-27
   7.2.  Conditions to Obligations of Parent.........................................  A-27
         (a) Representations and Warranties..........................................  A-27
         (b) Performance of Obligations of Bank......................................  A-27
         (c) Consents Under Agreements...............................................  A-28
         (d) No Pending Governmental Actions.........................................  A-28
         (e) Federal Tax Opinion.....................................................  A-28
         (f) Legal Opinion...........................................................  A-28
         (g) Affiliates' Letters.....................................................  A-28

                                                                                       PAGE
                                                                                       ----
   7.3.  Conditions to Obligations of Bank...........................................  A-28
         (a) Representations and Warranties..........................................  A-28
         (b) Performance of Obligations of Parent....................................  A-28
         (c) No Pending Governmental Actions.........................................  A-28
         (d) Federal Tax Opinion.....................................................  A-28
         (e) Legal Opinion...........................................................  A-29

ARTICLE VIII  TERMINATION AND AMENDMENT..............................................  A-29
   8.1.  Termination.................................................................  A-29
   8.2.  Effect of Termination; Expenses.............................................  A-30
   8.3.  Amendment...................................................................  A-30
   8.4.  Extension; Waiver...........................................................  A-30

ARTICLE IX  GENERAL PROVISIONS.......................................................  A-31
   9.1.  Closing.....................................................................  A-31
   9.2.  Alternative Structure.......................................................  A-31
   9.3.  Nonsurvival of Representations, Warranties and Agreements...................  A-31
   9.4.  Expenses....................................................................  A-31
   9.5.  Notices.....................................................................  A-31
   9.6.  Interpretation..............................................................  A-32
   9.7.  Counterparts................................................................  A-32
   9.8.  Entire Agreement............................................................  A-32
   9.9.  Governing Law...............................................................  A-32
  9.10.  Enforcement of Agreement....................................................  A-33
  9.11.  Severability................................................................  A-33
  9.12.  Publicity...................................................................  A-33
  9.13.  Assignment; No Third Party Beneficiaries....................................  A-33

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 24, 1997, by and among North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), a Connecticut interim bank to be formed as a direct wholly owned subsidiary of Parent ("Merger Bank"), and Branford Savings Bank, a Connecticut-chartered stock form savings bank ("Bank").

     WHEREAS, the Boards of Directors of Parent and Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein, in which the Bank will merge with and into Merger Bank subject to the terms and conditions set forth herein (the "Merger"); and

     WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Banking Law of Connecticut (the "CBL"), at the Effective Time (as defined in Section 1.2 hereof), Bank shall merge with and into Merger Bank. The resulting bank in the Merger shall be Merger Bank which shall continue its corporate existence under the laws of the State of Connecticut. Upon consummation of the Merger, the separate corporate existence of Bank shall terminate.

     1.2. EFFECTIVE TIME. The Merger shall become effective at the close of business on the date determined in accordance with the provisions of Section 9.1 hereof as the date of the Closing (as defined therein), provided such date shall be on or after the date of the filing of this Merger Agreement and the approval of the Merger by the Banking Commissioner of the State of Connecticut (the "State Commissioner") in the office of the Connecticut Secretary of State. The term "Effective Time" shall be the date and time when the Merger becomes effective.

     1.3. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 125(g) of the CBL.

     1.4. CONVERSION OF BANK COMMON STOCK. (a) At the Effective Time, subject to Section 2.2(e) and the last sentence of this Section 1.4(a), each share of the voting Common Stock, no par value, of Bank ("Bank Voting Common Stock") and each share of the Non-voting Convertible Common Stock, no par value, of Bank ("Bank Non-voting Common Stock"; Bank Voting Common Stock and Bank Non-voting Common Stock are referred to hereinafter collectively as "Bank Common Stock") issued and outstanding immediately prior to the Effective Time (other than (x) shares of Bank Common Stock held (1) in the treasury of Bank or (2) directly or indirectly by Bank or Parent or any Subsidiary thereof (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) and (y) Dissenting Shares (as defined in Section 1.4(c) hereof), if any) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and become exchangeable for a number of shares (rounded to the nearest ten-thousandth of a share) (the "Exchange Ratio") of the Common Stock, par value $2.50 per share, of Parent associated therewith) equal to the quotient obtained by dividing (x) $5.25 (the "Base Share Price") by (y) the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange ("NYSE") as reported by The Wall Street Journal (or, if not reported thereby, by another authoritative source) for the twenty trading days ending on the trading day immediately preceding the date (the "Final Regulatory Approval Date") on which the final approval required to be given or issued by a bank regulatory authority in order for the Merger to be consummated has been given or issued, excluding any required waiting periods after such approval (the "Average Parent Share Price"); provided, however, that (A) if the Average Parent Share Price is less than $19.83 then the Exchange Ratio shall be equal to 0.2648 unless Parent has made a Fixed Exchange Ratio Waiver (as defined and further described in Section 8.1(h)), and (B) if the Average Parent Share Price is greater than $26.83, then the Exchange Ratio shall be equal to 0.1957. All shares of Bank Common Stock that are converted at the Effective Time into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Bank Common Stock shall thereafter represent only the right to receive the consideration into which such shares have been converted pursuant to this Section 1.4(a) and
Section 2.2(e) hereof. Certificates previously representing shares of Bank Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio determined under Section 1.4(a)(i) above shall be adjusted accordingly.

     (b) At the Effective Time, all shares of Bank Common Stock that are owned by Bank as treasury stock or that are owned directly or indirectly by Bank or Parent or any Subsidiary thereof (other than shares of Bank Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and any shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Bank or Parent or any Subsidiary thereof, being referred to herein as "Trust Account Shares") and (y) held by Bank or Parent or any Subsidiary thereof in respect of a debt previously contracted (any such shares of Bank Common Stock, and any shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Bank or Parent or any Subsidiary thereof, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Notwithstanding anything in this Agreement to the contrary, if (and to the extent required by law) dissenters rights are available to holders of Bank Common Stock, then any shares of Bank Common Stock that are outstanding immediately prior to the Effective Time and are held by shareholders who shall not have voted such shares in favor of the Merger and shall have timely delivered to Bank a written notice of their intention to demand payment for their shares in the manner provided in Sections 33-861 to 33-872, inclusive, of the Connecticut Business Corporation Act (the "Dissenters' Rights Law") shall not be converted into the right to receive, or be exchangeable for, the consideration provided for in Section 1.4(a) hereof, but, instead, the holders of such shares ("Dissenting Shares") shall be entitled to payment of the fair value thereof in accordance with the provisions of the Dissenters' Rights Law. Bank shall (x) notify Parent promptly in writing of the receipt by Bank of any notice from a shareholder of his intent to demand payment for his shares, (y) not settle or offer to settle any such demand without the prior written consent of Parent and (z) not, without the prior written consent of Parent, waive any failure by any shareholder to timely deliver a written notice of dissent or otherwise comply with any provision of the Dissenters' Rights Law.

     1.5 CONVERSION OF WARRANTS. At the Effective Time, each warrant to purchase one or more shares of Bank Voting Common Stock (each a "Bank Warrant") issued and outstanding immediately prior thereto shall automatically be converted pursuant to its terms into and become a warrant (a "Parent Warrant") to purchase a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Bank Voting Common Stock subject to the Bank Warrant immediately prior thereto by (y) the Exchange Ratio (with all other material terms and conditions of such Parent Warrant, including the aggregate purchase price, to be identical or substantially identical to the material terms and conditions of such Bank Warrant immediately prior thereto); provided, however, that any holder of a Bank Warrant may elect to receive cash consideration in lieu of the Parent Warrant into which such holder's Bank Warrant would otherwise be converted in the Merger by complying with the election procedures set forth in the second succeeding sentence. Any holder of a Bank Warrant who elects to receive cash in lieu of the Parent Warrant otherwise receivable by such holder shall receive, in respect of each such Bank Warrant, an amount in cash equal to the difference between "A" and "B", where "A" is equal to the product obtained by multiplying (x) the number of shares of Bank Voting Common Stock subject to the Bank Warrant by (y) the Bank Pre-closing Share Value (as defined below), and where "B" is equal to the purchase price under such Bank Warrant. The "Bank Pre-closing Share Value" is equal to the product obtained by multiplying (x) the average of the closing sales price of Parent Common Stock on the NYSE as reported by The Wall Street Journal (or, if not reported thereby, by another authoritative source) for the five trading days ending on the day immediately preceding the date on which the Effective Time shall occur (the "Parent Pre-closing Share Price") by (y) the Exchange Ratio. Any holder of a Bank Warrant wishing to exercise the cash election right set forth above must send written notice of such election ("Cash Election Notice") to Parent not less than 5 business days prior to the anticipated date of Closing ("Expected Closing Date"), which Expected Closing Date will be communicated in writing by Parent to each holder of a Bank Warrant not less than 20 business days prior to the Effective Time.

     1.6. CONVERSION OF STOCK APPRECIATION RIGHTS. At the Effective Time, each stock appreciation right relating to Bank Voting Common Stock granted by Bank (each a "Bank SAR") that is outstanding and unexercised immediately prior thereto shall automatically be converted into and become the right to receive cash in an amount equal to the product of "A" multiplied by "B", where "A" is equal to the number of shares of Bank Voting Common Stock to which the Bank SAR relates immediately prior to the Effective Time, and where "B" is equal to the difference between (x) the Bank Pre-closing Share Value and (y) the exercise price per share of Bank Voting Common Stock under the Bank SAR.

     1.7. MERGER BANK COMMON STOCK. Each share of common stock, no par value, of Merger Bank, issued and outstanding immediately prior to the Effective Time, which shall be the only shares of capital stock of Merger Bank outstanding prior to the Effective Time and all of which shall be owned by Parent, shall remain issued, outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the resulting bank in the Merger. (Merger Bank sometimes being referred to hereinafter as "Resulting Bank" at and after the Effective Time).

     1.8. CERTIFICATE OF INCORPORATION, ETC. OF RESULTING BANK. The Certificate of Incorporation of Merger Bank immediately prior to the Effective Time, as set forth in Exhibit A-1, shall continue as the Certificate of Incorporation of Resulting Bank at and after the Effective Time, amended (if amended) at the Effective Time as provided in Exhibit A-2. The name and authorized capital stock of Resulting Bank at and after the Effective Time shall be as set forth in Exhibit A-1, amended (if amended) at the Effective Time as provided in Exhibit A-2. The main office of Resulting Bank shall be in Branford, Connecticut.

     1.9. BY-LAWS OF RESULTING BANK. At and after the Effective Time, the By-Laws of Merger Bank shall continue as the By-Laws of Resulting Bank, amended (if amended) at the Effective Time as provided in Exhibit B attached hereto.

     1.10. DIRECTORS OF RESULTING BANK. In accordance with Section 6.13 hereof, at the Effective Time the Board of Directors of Merger Bank immediately prior thereto shall continue as the Board of Directors of Resulting Bank, with such changes to be effected in the Board of Directors of Resulting Bank at or as soon as possible after the Effective Time as is specified in Section 6.13.

     1.11. TAX CONSEQUENCES. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1. PARENT TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the "Exchange Agent") selected by Parent and reasonably satisfactory to Bank, for the benefit of the holders of Certificates,

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for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and cash (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Bank Common Stock.

     2.2. EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the consideration into which the shares of Bank Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock to which such holder of Bank Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional share, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable as consideration for Bank Common Stock or on unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate previously representing Bank Common Stock until the holder thereof shall have surrendered such Certificate in accordance with this Article II. After the surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate representing shares of Bank Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the consideration issuable with respect thereto as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates formerly representing Bank Common Stock, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Bank who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (x) the Parent Pre-closing Share Price by (y) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to
Section 1.4 hereof.

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

     (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bank for six months after the Effective Time shall be paid to Parent. Any shareholders of Bank who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of the consideration due them under this Agreement, including, if appropriate, unpaid dividends and distributions on any Parent Common Stock deliverable to them under this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Resulting Bank, Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate consideration issuable pursuant to this Agreement in respect of the shares of Bank Common Stock formerly represented thereby.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BANK

     Bank hereby represents and warrants to Parent as follows:

     3.1. CORPORATE ORGANIZATION. (a) Bank is a savings bank duly organized and validly existing under the laws of the State of Connecticut. The deposit accounts of Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Bank. Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Bank. The Amended and Restated Certificate of Incorporation and Bylaws of Bank, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or Bank, as the case may be, any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries (as defined below), taken as whole, or Bank, respectively, or (ii) materially impairs the ability of Parent and it Subsidiaries, including Merger Bank, or Bank, respectively, to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby and (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     (b) Bank has no Subsidiaries.

     (c) The minute books of Bank contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of the shareholders and Board of Directors of Bank (including committees of the Board of Directors).

     3.2. CAPITALIZATION. The authorized capital stock of Bank consists of 30,000,000 shares of Bank Voting Common Stock, 2,000,000 shares of Bank Non-Voting Common Stock, and 1,000,000 shares of serial preferred stock, no par value ("Bank Preferred Stock"), 30,000 of which shares of Bank Preferred Stock have

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

been designated as Series A. As of the date of this Agreement, there are (i) 5,179,864 shares of Bank Voting Common Stock issued and outstanding (subject to minimal adjustments in connection with rounding of shares incident to exchanges of new stock certificates for old stock certificates pre-dating the 1994 reverse stock split), 1,379,533 shares of Bank Non-Voting Common Stock issued and outstanding, and no shares of Bank Preferred Stock issued and outstanding, (ii) no shares of Bank Common Stock or Bank Preferred Stock held in Bank's treasury, and (iii) no shares of Bank Common Stock or Bank Preferred Stock reserved for issuance except for 1,030,792 shares of Bank Voting Common Stock reserved for issuance upon exercise of the option issued to Parent pursuant to the Stock Option Agreement, dated as of the date hereof, between Parent and the Bank (the "Option Agreement"). All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in
Section 3.2(a) of the Disclosure Schedule which is being delivered by Bank to Parent concurrently herewith (the "Bank Disclosure Schedule") and except for the Option Agreement, Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock, Bank Preferred Stock or any other equity security of Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock, Bank Preferred Stock or any other equity security of Bank.
Section 3.2(a) of the Bank Disclosure Schedule sets forth the names of the holders of all Bank SARs and Bank Warrants issued and outstanding as of the date hereof, together with, for each such Bank SAR and Bank Warrant, the date of grant thereof, the number of shares subject thereto, the expiration date thereof, and the current exercise or purchase price thereunder.

     3.3. AUTHORITY; NO VIOLATION. (a) Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bank. The Board of Directors of Bank has directed that this Agreement and the transactions contemplated hereby be submitted to Bank's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of Bank's shareholders, no other corporate proceedings on the part of Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The only approval by shareholders of the Bank required under applicable law, the Amended and Restated Certificate of Incorporation or Bylaws of Bank or otherwise, in order to effect the Merger and other transactions provided for herein is (i) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Bank Voting Common Stock and (ii) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Bank Non-voting Common Stock, and no higher percentage of either such class and no affirmative vote or consent of any other class of equity securities of Bank is required. This Agreement has been duly and validly executed and delivered by Bank and (assuming due authorization, execution and delivery by each of Parent and Merger Bank) constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 3.3(b) of the Bank Disclosure Schedule, neither the execution and delivery of this Agreement by Bank, nor the consummation by Bank of the transactions contemplated hereby, nor compliance by Bank with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Certificate of Incorporation or By-Laws of Bank, or
(ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank is a party, or

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

by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Bank.

     3.4. CONSENTS AND APPROVALS. (a) Except for (i) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (ii) the filing of a merger application with the State Commissioner and approval of such application, (iii) the filing with the FDIC of a proxy statement in definitive form relating to the meeting of Bank's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, which shall be in the form of a prospectus for the shares of Parent Common Stock issuable in connection with the Merger (the "Prospectus/Proxy Statement"), (iv) the approval of this Agreement by the requisite vote of the shareholders of Bank, (v) review of this Agreement and the transactions contemplated hereby by the U.S. Department of Justice ("DOJ") under federal antitrust laws, and (vi) such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the Bank Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each a "Governmental Entity"), or with any third party are necessary on behalf of Bank in connection with (1) the execution and delivery by Bank of this Agreement and (2) the consummation by Bank of the Merger and the other transactions contemplated hereby.

     (b) As of the date hereof, Bank is not aware of any reasons relating to Bank (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

     3.5. REGULATORY REPORTS; EXAMINATIONS. Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1993, with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Bank and except as set forth in Section 3.5 of the Bank Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Bank, investigation into the business or operations of Bank since December 31, 1993. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Bank.

     3.6. FINANCIAL STATEMENTS. Bank has previously delivered to Parent copies of (a) the statements of condition of Bank as of December 31 for the fiscal years 1995 and 1996, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Bank's Annual Report on Form F-2 for the fiscal year ended December 31, 1996 filed with the FDIC pursuant to the rules and regulations of the FDIC, in each case accompanied by the audit report of Seward and Monde, independent public accountants with respect to Bank, and (b) the unaudited statement of condition of Bank as of March 31, 1997 and the related unaudited statements of income, changes in shareholders' equity and cash flows for the three-month period then ended as reported in Bank's Quarterly Report on Form F-4 for the period ended March 31, 1997 filed with the FDIC pursuant to the rules and regulations of the FDIC. The December 31, 1996 statement of condition of Bank (including the related notes, where applicable) fairly presents the financial position of Bank as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section
6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Bank for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during

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

the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form F-4. The books and records of Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7. BROKER'S FEES. Neither Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that Bank has engaged, and will pay a fee to, Ostrowski & Company, Inc. ("O & Co."), in accordance with the terms of a letter agreement between Bank and O & Co., a true, complete and correct copy of which has been previously delivered by Bank to Parent.

     3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as may be set forth in Section 3.8(a) of the Bank Disclosure Schedule, (i) since March 31, 1997, Bank has not incurred any material liability, except in the ordinary course of its business consistent with its past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since March 31, 1997, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Bank, and (iii) for the period from March 31, 1997 up until the date of this Agreement, Bank has carried on its business in the ordinary course consistent with its past practices (excluding the execution of this Agreement and related matters).

     (b) Except as set forth in Section 3.8(b) of the Bank Disclosure Schedule, since December 31, 1996, Bank has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1996 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1996 as listed in Section 3.8(b) of the Bank Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

     3.9. LEGAL PROCEEDINGS. (a) Except as set forth in Section 3.9 of the Bank Disclosure Schedule, Bank is not a party to any, and there are no pending or, to the best of Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank (i) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Bank or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Bank or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Bank.

     3.10. TAXES. (a) Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, Bank has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects and, to the extent required, Bank has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes (as hereinafter defined) within the meaning of Section 6662 of the Code, and (ii) paid in full or made adequate provision in the financial statements of Bank (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of Bank, threatened against or with respect to Bank. Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, (i) there are no liens for Taxes upon the assets of Bank except for statutory liens for current Taxes not yet due, (ii) Bank has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Bank, the federal and state income Tax Returns of Bank have not been audited by the Internal Revenue Service or appropriate other tax authorities or

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

the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) Bank has not filed or been included in a combined, consolidated or unitary income Tax Return nor is it subject to any actual or contingent liability for the Taxes of any person under Regulation sec. 1.1502-6 under the Code (or any similar provision of state law), (v) Bank is not a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation sec. 1.1552-1(a)(1) under the Code), (vi) Bank is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) Bank has not filed a consent pursuant to
Section 341(f) of the Code, (viii) Bank has not made any payment nor will it be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code, and (ix) none of the assets of Bank directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     (b) Except as set forth in Section 3.10(b) of the Bank Disclosure Schedule, Bank does not own, directly or indirectly (including, without limitation, through partnerships, corporations, trusts or other entities), interests in real property ("Real Property Interests") situated in (A) Connecticut, which by reason of the Merger would be subject to the tax imposed under Sections 12-638a through 12-638p of the Connecticut General Statutes on the sale or transfer of a controlling interest in the corporation owning such Real Property Interests, or
(B) any state other than Connecticut which by reason of the Merger would be subject to any similar taxes imposed under the laws of such state. For purposes of this Section 3.10(b) and Section 3.18, Real Property Interests include, without limitation, titles in fee, leasehold interests, beneficial interests, encumbrances, development rights or any other interests with the right to use or occupy real property or the right to receive rents, profits or other income derived therefrom, or any options or contracts to purchase real property.


     (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, as applicable, including, but not limited to income, excise, property, sales, use, transfer, franchise, gross receipts, payroll, withholding, estimated, social security, unemployment insurance, stamp, workers' compensation or other taxes, including any interest, penalties or additions attributable thereto.


     (d) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.11. EMPLOYEE BENEFITS. (a) Section 3.11 of the Bank Disclosure Schedule lists all employee benefit plans, arrangements and agreements to which Bank is a party or by which it is bound, legally or otherwise (collectively, the "Plans" and each individually a "Plan"), including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement (specifically including the 1997 special severance arrangement (the "1997 Severance Arrangement")), (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Bank has delivered to Parent true and complete copies of each Plan (including a summary description of any such Plan, including the 1997 Severance Arrangement, not otherwise in writing) and all related documents, including but not limited to (i) all summary plan descriptions (if applicable) relating to the Plan, (ii) the actuarial report for the Plan (if applicable) for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for the Plan, and (iv) in the case of any and all such severance Plans, a listing setting forth the total dollar amount payable to each current employee of Bank under such Plans currently in effect based on the various assumptions set forth in such list. Except as set forth in
Section 3.11 of the Bank Disclosure Schedule, there are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by the Plans. Except as set forth in Section
3.11 of the Bank Disclosure

Schedule, Bank is in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws, rules and regulations applicable with respect to all Plans that are subject to ERISA. Bank has performed all of its material obligations under all the Plans, including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise, except where such nonperformance would not have a Material Adverse Effect on Bank. To the best knowledge of Bank, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such Plans or their assets, or arising out of such Plans, and, to the best knowledge of Bank, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such Plans. Except as specified in Section 3.11 of the Bank Disclosure Schedule, each Plan can be terminated by Bank within a period of not more than 60 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits payable thereunder. With respect to each such Plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (within the meaning of Section 4975(c) of the Code).

     (b) Section 3.11 of the Bank Disclosure Schedule separately identifies all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code (each a "Qualified Plan"). Each such Qualified Plan has been duly authorized by the Board of Directors of Bank and is qualified in form and operation under Section 401(a) of the Code and each trust under each such Qualified Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or related trust under such Sections. No event has occurred that will or could subject any such Qualified Plan to tax under Section 511 of the Code. In addition to those documents deliverable under Section 3.11(a), Bank has delivered to Parent for each such Qualified Plan copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including, if required under applicable law, all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the consolidated statement of assets and liabilities of such Qualified Plan as of its most recent valuation date, and
(iii) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Qualified Plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each such Qualified Plan as of such dates, in accordance with GAAP. Except as disclosed on Schedule 3.11, with respect to each Qualified Plan subject to
Section 412 of the Code maintained for employees of Bank or any of its ERISA Affiliates (as defined below), there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code. "ERISA Affiliate", as applied to any person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Code of which that person is a member, and
(iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     (c) Section 3.11 of the Bank Disclosure Schedule also separately identifies each Plan that is also subject to Title IV of ERISA. With respect to each such Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) in which Bank or any ERISA Affiliate participates or has participated, except as disclosed in Section 3.11 of the Bank Disclosure Schedule or in any actuarial report for such Plan delivered to Parent, (i) neither Bank nor any ERISA Affiliate has withdrawn from such Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (ii) neither Bank nor any ERISA Affiliate has filed a notice of intent to terminate any such Plan or adopted any amendment to treat any such Plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such Plan, (iv) no other event or condition has occurred which might constitute grounds

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under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan, (v) no accumulated funding deficiency, whether or not waived, exists with respect to any such Plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan, (vi) all required premium payments to the PBGC have been paid when due, (vii) no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Plan, (viii) no excise taxes are payable under the Code and (ix) no amendment with respect to which security is required under
Section 307 of ERISA has been made or is reasonably expected to be made, except for any of the foregoing which is disclosed in Section 3.11 of the Bank Disclosure Schedule, or which individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on such Plan or the Bank. Except as listed in Section 3.11 of the Bank Disclosure Schedule, all costs of any such Plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Section 3.11 of the Bank Disclosure Schedule identifies for each such Plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its "benefit liabilities" (within the meaning of Section 4001 of ERISA). Except as disclosed in Section 3.11 of the Bank Disclosure Schedule, since the last valuation date for each such Plan, there has been no amendment or change to such Plan that would increase the amount of benefits thereunder and, to the best knowledge of Bank, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed in Section 3.11 of the Bank Disclosure Schedule to be reduced or the amount by which benefit liabilities exceed assets as listed in Section 3.11 of the Bank Disclosure Schedule to be increased. In addition to the documents provided pursuant to other provisions of this Section 3.11, Bank has delivered to Parent for each such Plan copies of the following documents: (i) the Form PBGC-1 filed in each of the most recent three plan years, and (ii) the actuarial reports as of the two most recent valuation dates. Each such actuarial report fairly presents the financial condition and the results of operations of such Plan as of such date, in accordance with GAAP.

     (d) No Plan listed in Section 3.11 of the Bank Disclosure Schedule is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Bank has never contributed to or had an obligation to contribute to any multiemployer plan. No ERISA Affiliate has withdrawn from any such multiemployer plan in a complete or partial withdrawal under Subtitle E of Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof, or received notice from any such multiemployer plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 or ERISA.

     (e) All Plans that are group health plans of Bank and any ERISA Affiliate have been operated in material compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code or as otherwise disclosed in
Section 3.11 of the Bank Disclosure Schedule, Bank does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

     (f) There has been no act or omission by Bank or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related changes under Section 502(c), (i) or (1) Section 4071 of ERISA or Chapter 43 of the Code.

     3.12. FDIC REPORTS. Bank has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Bank with the FDIC pursuant to the Exchange Act or the rules and regulations of the FDIC (the "Bank Reports") and (b) communication mailed by Bank to its shareholders since January 1, 1994, and no such Bank Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Bank has timely filed all Bank Reports and other documents required to be filed by it pursuant to the Exchange Act on the rules and regulations of the FDIC, and, as of their respective dates, all Bank Reports complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

     3.13. BANK INFORMATION. The information relating to Bank to be contained (whether directly or incorporated by reference) in the Prospectus/Proxy Statement and the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 to be prepared and filed by Parent with the Securities and Exchange Commission (the "SEC") registering the shares of Parent Common Stock issuable in connection with the Merger, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.


     3.14. COMPLIANCE WITH APPLICABLE LAW. Bank holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under and pursuant to each, and, except as disclosed in Section 3.14 of the Bank Disclosure Schedule, has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Bank, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Bank, and Bank does not know of, and has received no notice of, any material violations of any of the above.


     3.15. CERTAIN CONTRACTS. (a) Except as set forth in Section 3.15(a) of the Bank Disclosure Schedule, Bank is not a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Bank, or Resulting Bank to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Bank Reports, (iv) which is an agreement, not otherwise described by clause (iii) hereof, involving the payment by Bank of more than $100,000, per annum, (v) which materially restricts the conduct of any line of business by Bank, or (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Bank Disclosure Schedule, is referred to herein as a "Bank Contract." Bank has previously delivered to Parent true, complete and correct copies of each Bank Contract and any amendments or modifications thereof.

     (b) Except as set forth in Section 3.15(b) of the Bank Disclosure Schedule,
(i) each Bank Contract is valid and binding and in full force and effect, (ii) Bank has in all material respects performed all obligations required to be performed by it to date under each Bank Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Bank, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Bank under any such Bank Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Bank and (iv) no other party to such Bank Contract is, to the best knowledge of Bank, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Bank.

     3.16. AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in Section
3.16 of the Bank Disclosure Schedule, Bank is not subject to any cease-and-desist or other order issued by, and is not a party to any written agreement, consent agreement or memorandum of understanding with, and is not a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by or a recipient of any extraordinary supervisory letter from, and has not adopted any board resolutions at the request of (each of the foregoing, whether or not set forth on Section 3.16 of the Bank Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17. INVESTMENT SECURITIES. Section 3.17 of the Bank Disclosure Schedule sets forth the book and market value as of June 30, 1997 of the investment securities, mortgage backed securities and securities held for sale of Bank.
Section 3.17 of the Bank Disclosure Schedule sets forth an investment securities report as of June 30, 1997 which includes security descriptions, CUSIP numbers, original and current face values, book values, coupon rates and current market values. Section 3.17 of the Bank Disclosure Schedule sets forth all securities pledged by Bank for any purpose as of June 30, 1997, if any.

     3.18. PROPERTY. Bank has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the Real Property Interests and personal property and assets, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of Bank as of December 31, 1996 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions thereof and encumbrances thereon for adequate consideration in the ordinary course of business. All leases pursuant to which Bank, as lessee, leases real or personal property which, individually or in the aggregate, are material are valid and enforceable in accordance with their respective terms and neither Bank nor, to the best knowledge of Bank, any other party thereto is in default in any material respect thereunder. Section 3.18 of the Bank Disclosure Schedule identifies the book value on the books of Bank as of June 30, 1997, of all Real Property Interests of Bank, together with the dollar amounts of accumulated depreciation and amortization with respect thereto.

     3.19. EQUITY AND REAL ESTATE INVESTMENTS.  Except as set forth in Section
3.19 of the Bank Disclosure Schedule, Bank has no (i) equity investments, or
(ii) investments in real estate, other than assets classified as "other real estate owned" and set forth in Section 3.23 of the Bank Disclosure Schedule, or real estate development projects.

     3.20. ENVIRONMENTAL MATTERS. Except as set forth in Section 3.20 of the Bank Disclosure Schedule:

          (a) Neither the conduct nor operation of Bank nor any condition of any property presently or previously owned, leased or operated by it violates or violated Environmental Laws (as defined below) and no condition has existed or event has occurred with respect to Bank or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws, except for any violations or conditions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Bank;

          (b) No litigation, claim or other proceeding under any Environmental Law is pending before any court or governmental agency (and, to the best of Bank's knowledge, no such litigation, claim or other proceeding has been threatened) alleging noncompliance with or violation of any Environmental Laws by Bank, and neither Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any federal or state governmental agency or authority charged with monitoring or enforcing any Environmental Laws, and Bank has not been advised by any such regulatory authority charged with monitoring or enforcing any Environmental Laws that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement or memorandum of understanding (all of the above, collectively "Environmental Legal Matters"), except for any Environmental Legal Matter which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Bank;

          (c) Bank has not received any notice from any person or entity that
     (i) Bank is or was in violation of, or (ii) the operation or condition of any property at any time owned, leased, operated, held as collateral or held as a fiduciary by Bank is or was in violation of or is or has been alleged to give rise to liability on the part of Bank under, any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials (collectively, "Hazardous Materials") at, on, beneath, or originating from any such property, except for any of the above which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Bank; and

          (d) For purposes of this Section 3.20, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, and all regulations promulgated thereunder, and all state law counterparts thereof.

     3.21. DERIVATIVE TRANSACTIONS. Except as set forth in Section 3.21 of the Bank Disclosure Schedule, Bank has not engaged in transactions in or involving, and does not own or hold and has no exposure to, any forwards, futures, options on futures, swaps or other derivative instruments except for any such transactions entered into by Bank as agent on the order and for the account of others, or as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments.

     3.22. TAKEOVER LAWS. (a) No transaction contemplated by this Agreement or the Option Agreement is subject to the requirements imposed by any applicable antitakeover law or regulation, including "business combination", "moratorium", "control share", or other similar law or regulation, federal or state, including without limitation, the laws of the State of Connecticut.

     (b) The provisions of Article Seventh, Section 1, of Bank's Amended and Restated Certificate of Incorporation will not apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

     3.23. LOAN PORTFOLIO. (a) Except as set forth in Section 3.23 of the Bank Disclosure Schedule, Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of Bank's knowledge, greater than five percent shareholder of Bank, or to the best knowledge of Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.23 of the Bank Disclosure Schedule sets forth (i) all of the Loans of Bank that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Bank that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Bank that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Bank.

     3.24. REORGANIZATION. As of the date hereof, Bank has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     3.25. FAIRNESS OPINION. Bank has received a written opinion from O & Co. on or prior to the date of the Agreement, to the effect that, subject to the terms, conditions and qualifications set forth in such opinion and as of the date thereof, the consideration to be received by the shareholders of Bank pursuant to this Agreement is fair to such shareholders from a financial point of view (the "O & Co. Opinion"), and the O & Co. Opinion has not been amended or rescinded as of the date of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Bank as follows:

     4.1. CORPORATE ORGANIZATION. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been delivered to Bank, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Upon its formation, Merger Bank will be a savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. The sole banking Subsidiary of Parent as of the date of this Agreement is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     4.2. CAPITALIZATION. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of June 30, 1997, there were 65,939,455 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding, and 56,004 shares of Parent Common Stock held in Parent's treasury. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for 624,763 shares of Parent Common Stock reserved for issuance pursuant to Parent's dividend reinvestment and stock purchase plans, 1,623,708 shares of Parent Common Stock reserved for issuance upon the exercise of stock options pursuant to Parent's 1989 Executive Stock Option Plan, 1994 Key Employee Stock Plan, and Secondary Stock Option Plan and stock option plans of predecessors of Parent (collectively, the "Parent Stock Plans"), 240,841 shares of Parent Common Stock reserved for issuance under Parent's 401(k) plan, and 500,000 shares of Parent Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to a Rights Agreement, dated as of February 28, 1989, between Parent and Bank, as Rights Agent (the "Parent Rights Agreement"). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Disclosure Schedule which is being delivered by Parent to Bank herewith (the "Parent Disclosure Schedule") and the Parent Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when so issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all Subsidiaries of Parent as of the date of this Agreement.

     4.3. AUTHORITY; NO VIOLATION. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. No other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Bank) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Upon its formation, Merger Bank will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Merger Bank and by Parent as the sole shareholder of Merger Bank, and, upon such approval, no other corporate proceedings on the part of Merger Bank will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Merger Bank and (assuming due authorization, execution and delivery by Bank) will constitute a valid and binding obligation of Merger Bank, enforceable against Merger Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 4.3(c) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or by Merger Bank, nor the consummation by Parent or Merger Bank, as the case may be, of the transactions contemplated hereby, nor compliance by Parent or Merger Bank, as the case may be, with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

     4.4. CONSENTS AND APPROVALS. Except for (i) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act for approval of the acquisition by Parent directly or indirectly of 100 percent of the stock of Bank (the "Federal Reserve Application"), and approval thereof, (ii) the filing of an application with the FDIC under the Bank Merger Act and approval thereof, (iii) the filing with the State Commissioner of (A) an application for a temporary savings bank charter for Merger Bank, (B) an application for approval of the Merger, (C) an application for the indirect acquisition by Parent of Bank, and (D) an acquisition statement relating to such acquisition, and the granting of such charter and the approval of or non-objection to such applications and acquisition by the State Commissioner, (iv) the filing with the SEC of a Registration Statement on Form S-4 under the Securities Act, registering the shares of Parent Common Stock issuable to holders of Bank Voting Common Stock at the Effective Time pursuant to this Agreement (the "S-4"), and effectiveness of the S-4, (v) review of this Agreement and the transactions contemplated hereby by the DOJ under federal antitrust laws, (vi) the filing of an application with the NYSE to list the Parent Common Stock to be issued in the Merger on the NYSE and the approval of such application, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (viii) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent or Merger Bank in connection with (1) the execution and delivery by Parent and Merger Bank of this Agreement, and (2) the consummation by Parent and Merger Bank of the Merger and the other transactions contemplated hereby.

     4.5. FINANCIAL STATEMENTS. Parent has previously delivered to Bank copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1997 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month period then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.6. BROKER'S FEES. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement.

     4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as may be set forth in
Section 4.7 of the Parent Disclosure Schedule, since March 31, 1997, neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of business consistent with their past practices.

     4.8. LEGAL PROCEEDINGS. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims or actions challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement.

     4.9. COMPLIANCE WITH APPLICABLE LAW. Each of Parent and its principal banking Subsidiary holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or such Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent, and Parent does not know of, and has received no notice of violation of, any material violations of any of the above.

     4.10. SEC REPORTS. Parent has previously made available to Bank an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1997, and no such Parent Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.11. PARENT INFORMATION. The information relating to Parent and its Subsidiaries to be contained in (whether directly or incorporated by reference) the Prospectus/Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.12. OWNERSHIP OF BANK VOTING COMMON STOCK. Except for the Option Agreement and as set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Bank (other than Trust Account Shares and DPC Shares).

     4.13. EMPLOYEES. Section 4.13 of the Parent Disclosure Schedule sets forth a true and complete list of each retirement plan qualified under Section 401(a) of the Code that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or any ERISA Affiliate.

     4.14. AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in Section
4.14 of the Parent Disclosure Schedule, neither Parent nor its principal banking Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.14 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or such Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

     4.15. REORGANIZATION. Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.16. RESERVE FOR LOSSES. All reserves or other allowances for possible losses reflected in Parent's financial statements referred to in Section 4.5 hereof as of December 31, 1996 complied with all applicable laws, rules and regulations and are adequate under GAAP. Neither Parent nor its principal banking Subsidiary has been notified by the FDIC or its independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Parent or its principal banking Subsidiary in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC or its independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of parent. All OREO held by Parent or its principal banking Subsidiary is recorded in accordance with GAAP.

     4.17. LOANS.  As of the date hereof:

          (a) All loans owned by Parent or its principal banking Subsidiary or in which Parent or its principal banking Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (b) All loans owned by Parent or its principal banking Subsidiary, or in which Parent or its principal banking Subsidiary has an interest, have been made or acquired thereby in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans in Parent's financial statements at December 31, 1996 referred to in Section 4.5 hereof. Parent or its principal banking Subsidiary holds the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All loans purchased or originated by Parent or its principal banking Subsidiary and subsequently sold by Parent or its principal banking Subsidiary have been sold without recourse to Parent or its principal banking Subsidiary and without any liability under any yield maintenance or similar obligations.

          (c) Parent and its principal banking Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by them.

     4.18. ENVIRONMENTAL MATTERS. (a) Parent and its principal banking Subsidiary are in compliance in all material respects with all Environmental Laws.

     (b) There is no suit, claim, action, proceeding, investigation or notice pending or to the knowledge of Parent or its principal banking Subsidiary threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Parent or its principal banking Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by parent.

     (c) To the knowledge of Parent or its principal banking Subsidiary, during the period of Parent's or its principal banking Subsidiary's ownership or operation of any of their respective properties, there has not been any material release of Hazardous Material in, on, under or affecting any such property.

     (d) To the knowledge of Parent or its principal banking Subsidiary, neither Parent nor its principal banking Subsidiary has made or participated in any loan or any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the material release or the material threatened release into the environment of any Hazardous Materials at a site owned, leased or operated by such person on any property securing such loan.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. COVENANTS OF BANK. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of Parent, Bank shall carry on its business in the ordinary course consistent with

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

past practice. Bank will use its reasonable best efforts to (x) preserve its business organization intact, (y) keep available to itself and Parent the present services of the employees of Bank and (z) preserve for itself and Parent the goodwill of the customers of Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Bank Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, Bank shall not:

          (a) declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, other than normal quarterly dividends in an amount not in excess of the most recent quarterly dividend paid in respect of each share of Bank Common Stock, which dividends shall have the same record and payment dates as the record and payment dates relating to dividends on Parent Common Stock, it being the intention of the parties that the shareholders of Bank receive dividends for any particular quarter on either Bank Common Stock or Parent Common Stock but not both;

          (b) (i) split, combine or reclassify any shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
     Section 1.4(b) hereof) any shares of the capital stock of Bank, or any securities convertible into or exercisable for any shares of the capital stock of Bank;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Bank Common Stock pursuant to the exercise of Bank Warrants outstanding as of the date hereof, if and as permitted pursuant to the terms of such Bank Warrants as of the date hereof, or (ii) pursuant to the Option Agreement;

          (d) amend its Amended and Restated Certificate of Incorporation, By-laws or other similar governing documents; (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to the making of any proposal which constitutes, a "takeover proposal" (as defined below), or
     (i) recommend or endorse any takeover proposal (subject to the fiduciary duties of Bank's Board of Directors as advised in writing by outside counsel to Bank), or (ii) participate in any negotiations or provide third parties with any nonpublic information relating to any such inquiry or proposal. Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. Bank will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first clause of this Section 5.1(e) of the obligations undertaken in this Section 5.1(e). Bank will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Bank, and Bank will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Bank other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

          (f) make any capital expenditures other than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $10,000 individually and $100,000 in the aggregate;

          (g) enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Bank, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at December 31, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred in by Bank's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Bank and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan as in effect as of the date hereof (including without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall prevent Bank from taking any action required by the Option Agreement;

          (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) file any application to relocate or terminate the operations of any banking office;

          (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (q) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Bank is a party or by which Bank or its properties is bound;

          (r) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Bank's deposits;

          (s) (i) without first consulting with Parent, enter into, renew or increase any loan or other extension of credit (including guaranties and standby letters of credit), or commit to make any such loan or other extension of credit, to any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment therefor (collectively, "Lend to") in an amount in excess of $250,000 or in an amount which, when aggregated with any and all existing loans, other extensions of credit or credit commitments to such person or entity, would be in excess of $250,000; (ii) Lend to any person or entity other than in accordance with the lending policies of Bank as in effect on the date hereof; or (iii) without first consulting with Parent, Lend to any person or entity if any of the loans or other extensions of credit by Bank to such person or entity are on Bank's "watch list" or similar internal report of Bank in an amount in excess of $250,000; provided, however, that nothing in this Section 5.1(s) shall prohibit Bank from honoring any contractual obligation in existence on the date of this Agreement;

          (t) Lend to (as defined in Section 5.1(s)) any director or officer of Bank without giving Parent five days' notice in advance of Bank's approval of such loan or other extension of credit or commitment relating thereto; or

          (u) agree to do any of the foregoing.

     5.2. COVENANTS OF PARENT. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Bank, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a) declare or pay any extraordinary or special dividends on, or make any extraordinary or special distributions in respect of, Parent Common Stock;

          (b) change its method of accounting in effect at December 31, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred in by Parent's independent auditors;

          (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

          (d) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement; or

          (e) amend its Certificate of Incorporation or By-laws or other governing instruments in a manner which would adversely affect in any manner the terms of the Parent Common Stock or the ability of Parent to consummate the transactions contemplated hereby; or

          (f) agree to do any of the foregoing.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1. REGULATORY MATTERS. (a) The parties shall cooperate with respect to the preparation of the Prospectus/Proxy Statement and the S-4 and shall promptly file such documents with the FDIC and the SEC, as applicable. Each of Bank and Parent shall use all reasonable efforts to have the S-4 declared effective by the SEC under the Securities Act and the Prospectus/Proxy Statement authorized for use by the FDIC under the Exchange Act as promptly as practicable after the respective filing thereof, and Bank and Parent shall thereafter cooperate in mailing the Prospectus/Proxy Statement to the shareholders of Bank. Parent shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Bank shall furnish all information concerning Bank and the holders of Bank Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by Parent or any of its Subsidiaries shall not violate this covenant). Bank and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Bank or Parent, including its Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Each of Parent and Bank shall, upon request, furnish the other with all information concerning Parent and Bank, respectively, its directors, officers and equity holders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Bank or Parent or any affiliate thereof to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     6.2. ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Bank shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Bank shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Bank is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bank's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of a certain letter agreement, dated June 3, 1997, between Parent and O & Co., acting as agent for Bank (the "Confidentiality Agreement").

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Bank, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for Bank to fulfill its obligations pursuant to this Agreement to prepare the portions of the Prospectus/Proxy Statement for which it bears principal responsibility or as may be reasonably necessary for Bank to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Except as specifically required otherwise by applicable law or to the extent such information shall have become publicly available (other than through the direct or indirect actions of Bank or its employees, representatives or agents), Bank will hold all such information in strictest confidence.

     (c) No investigation by either Parent or Bank or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     6.3. SHAREHOLDER MEETING. Bank shall take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 is declared effective by the SEC and the Prospectus/Proxy Statement contained therein is authorized for use by the FDIC for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Board of Directors of Bank hereby does and (subject to the fiduciary duties of Bank's Board of Directors, as advised by outside counsel to Bank) will recommend that shareholders of Bank vote to approve this Agreement and the Merger and the other transactions contemplated hereby and (subject to such duties) will use best efforts to obtain any vote of such

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

shareholders that is necessary to authorize the Merger and such transactions. Bank shall coordinate and cooperate with Parent with respect to the scheduling of the special meeting of its shareholders.

     6.4. LEGAL CONDITIONS TO MERGER. Each of Bank and Parent shall, and Parent shall cause its Subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on Bank or on Parent or its Subsidiaries, respectively, in regard to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Bank or Parent or any of Parent's Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

     6.5. STOCK EXCHANGE LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

     6.6. CERTAIN AGREEMENTS AND ARRANGEMENTS. (a) Within 20 business days after the Effective Time, if Robert J. Mariano so elects, Parent, Resulting Bank and Mr. Mariano shall enter into an employment agreement in the form attached as Exhibit C hereto. The provisions of this Section 6.6(a) are intended to be for the benefit of, and shall be enforceable by, Mr. Mariano.

     (b) At the Effective Time, Resulting Bank shall succeed to and shall thereafter be bound by and shall perform all obligations of Bank under all severance and change-in-control contracts, plans and arrangements previously entered into or adopted or established by Bank and in effect immediately prior thereto, specifically including the 1997 Severance Arrangement, and with respect to any such plan or arrangement that by its terms might otherwise be terminable or might be modified or amended by Bank acting unilaterally, Parent specifically covenants that, for a period of two years after the Effective Time, neither it nor Resulting Bank nor any successor to all or a significant portion of the business of Resulting Bank will amend, modify or alter the terms of any such plan or arrangement, specifically including the 1997 Severance Arrangement, in any way detrimental to any of the persons covered thereunder. The provisions of this Section 6.6(b) are intended to be for the benefit of, and shall be enforceable by, the persons covered under or subject to such contracts, plans or arrangements immediately prior to the Effective Time, and their heirs and representatives.

     6.7. INDEMNIFICATION. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Bank or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense, the Indemnified Parties may retain counsel reasonably satisfactory to them after

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

consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.7 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.7 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Bank shall act prior to the Effective Time, after consultation with Parent, to obtain directors' and officers' liability insurance coverage extending for a period of three years following the Effective Time for acts or omissions occurring prior to the Effective Time by persons who are currently covered by Bank's existing directors' and officers' liability insurance policy, in amounts and on terms and conditions substantially similar to Bank's existing policy. Resulting Bank shall take all appropriate action after the Effective Time to preserve the coverage thus obtained for the designated period.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

     (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8. SUBSEQUENT FINANCIAL STATEMENTS. Parent will deliver to Bank simultaneously with its filing thereof with the SEC any Quarterly or Annual Report of Parent on Form 10-Q or 10-K, respectively, filed by Parent with the SEC under the Exchange Act between the date hereof and the Effective Time, and Bank will deliver to Parent simultaneously with its filing thereof with the FDIC any Quarterly or Annual Report of Bank on Form F-4 or F-2, respectively, filed by Bank with the FDIC under the Exchange Act between the date hereof and the Effective Time.

     6.9. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Resulting Bank with full title to all properties, assets, rights, approvals, immunities and franchises of Bank, the proper officers and directors of Bank shall take all such necessary action as may be reasonably requested by Parent.

     6.10. ADVICE OF CHANGES, FAILURE OF CONDITIONS. Each of Parent and Bank shall promptly advise the other party of any change or event which it believes has caused or constitutes, or is reasonably likely to cause or constitute, a material breach of any of its representations, warranties or covenants contained herein or is reasonably likely to cause any condition in Article VII to the other party's obligation to consummate the Merger not to be satisfied. From time to time prior to the Effective Time (and on the day prior to the Closing), each party will promptly supplement or amend the Disclosure Schedules delivered by it in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Bank or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.11. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Bank will cause one or more of its designated representatives to confer on a regular and frequent basis (not less often than monthly) with representatives of Parent and to report the general status of the ongoing operations of Bank. Bank will promptly notify Parent of its receipt of any governmental complaints or the initiation of any governmental investigations or hearings (or communications indicating that the same may be contemplated) or institution or threat of significant litigation involving it, and thereafter will keep Parent fully informed of such events.

     6.12. MERGER BANK. Parent shall cause Merger Bank to be duly organized and to execute and deliver this Agreement and any Related Agreement and take all necessary action to complete the transactions contemplated hereby and thereby, subject to the terms and conditions hereof.

     6.13. BOARD OF DIRECTORS OF RESULTING BANK; ADVISORY DIRECTORS. At or immediately after the Effective Time, Parent shall cause the number of directors of Resulting Bank, which shall be as set forth in the Certificate of Incorporation of Merger Bank attached hereto as Exhibit A-1, to be fixed at seven (7) members and shall appoint or cause to be appointed as three members of such Board at such time Robert J. Mariano and any two other current directors of Bank who may be selected by Bank and approved by Parent (which approval shall not be unreasonably withheld) as nominees prior to the Effective Time (such three persons, the "Nominees"), with the other four members of the Board of Directors of Resulting Bank at such time to be appointed by Parent. Parent shall cause each such Nominee, if the Nominee so consents, to serve as director of Resulting Bank for a period of not less than two years after the Effective Time. Those directors of Bank immediately prior to the Effective Time who are not Nominees shall be appointed at or immediately after the Effective Time, unless they decline such appointment, as advisory directors of Bank, each to serve in such capacity for a period of not less than two years after the Effective Time and to receive advisory director fees for meetings of the advisory directors (which meetings will be held not less often than quarterly) comparable to directors' fees received by them as Bank directors for meetings of the Bank's Board of Directors prior to the Effective Time.

     6.14. ACCOUNTANTS' LETTERS. Each of Parent and Bank shall use its reasonable efforts to cause to be delivered to the other party a letter of its respective independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Auditing Standards No. 72.

     6.15. PARENT RIGHTS AGREEMENT. Parent agrees that any Parent Rights issued pursuant to the Parent Rights Agreement shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Parent Rights Agreement prior to the Effective Time, as well as to take all action necessary or advisable to enable the holder of each such share of Parent Common Stock to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

     6.16. AFFILIATES' LETTERS. As soon as practicable after the date hereof, Bank shall deliver a letter to Parent identifying each person who is as of the date hereof, or who may reasonably be expected to be as of the anticipated date of the special meeting of the Bank shareholders called to consider and vote upon the Merger, an "affiliate" of Bank for purposes of Rule 145 under the Securities Act (each a "Bank Affiliate"), which identification shall be updated by Bank not more than five days prior to the mailing of the Prospectus/Proxy Statement for the special meeting. Bank shall use best efforts to cause each Bank Affiliate thus identified to execute and deliver to Parent, on or prior to the date of the mailing of the Prospectus/Proxy Statement, a letter agreement (each an "Affiliate Letter") containing certain written undertakings in the form of the agreement attached hereto as Exhibit D.

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

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the Merger provided for herein shall have received all required approvals by the shareholders of Bank.

          (b) NYSE LISTING. The shares of Parent Common Stock which shall be issued to the shareholders of Bank upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act, and Parent shall have received all state securities laws or "Blue Sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Parent Common Stock in connection with the Merger, and neither the S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

          (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     7.2. CONDITIONS TO OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (I) The representations and warranties of Bank set forth in Sections 3.2 and 3.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and (II) the representations and warranties of Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Bank. Parent shall have received a certificate signed on behalf of Bank by the Chief Executive Officer and the Chief Financial Officer of Bank to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF BANK. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of Bank by the Chief Executive Officer and the Chief Financial Officer of Bank to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by Resulting Bank pursuant to the Merger to any obligation, right or interest of Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or

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

     instrument to which Bank is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

          (d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) FEDERAL TAX OPINION. Parent shall have received an opinion of Gallop, Johnson & Neuman, L.C., counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Parent, Bank or Merger Bank as a result of the Merger except to the extent Bank or Merger Bank may be required to recognize any income due to the recapture of bad debt reserves of Bank. In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, Bank and others.

          (f) LEGAL OPINION. Parent shall have received a legal opinion, dated as of the Effective Time, of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. ("Bank's Counsel"), substantially in the form attached hereto as Exhibit E. In rendering such opinion, Bank's Counsel may rely upon representations and covenants contained in certificates of officers of Parent, Bank and others.

          (g) AFFILIATES' LETTERS. Each Bank Affiliate shall have executed and delivered to Parent an Affiliate Letter at least 35 days prior to the special meeting of Bank shareholders called to consider and vote upon the Merger.

     7.3. CONDITIONS TO OBLIGATIONS OF BANK. The obligation of Bank to effect the Merger is also subject to the satisfaction or waiver by Bank at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (I) The representations and warranties of Parent set forth in Sections 4.2 and 4.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and (II) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby). Bank shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bank shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (d) FEDERAL TAX OPINION. Bank shall have received an opinion of Bank's Counsel, in form and substance reasonably satisfactory to Bank, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with

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

     the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

             (i) No gain or loss will be recognized by Bank as a result of the Merger, except to the extent Bank may be required to recognize any income due to the recapture of bad debt reserves;

             (ii) No gain or loss will be recognized by the shareholders of Bank who exchange all of their Bank Voting Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

             (iii) The aggregate tax basis of the Parent Common Stock received by shareholders who exchange all of their Bank Voting Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Bank Voting Common Stock surrendered in exchange therefor.

          (e) LEGAL OPINION. Bank shall have received a legal opinion, dated as of the Effective Time, of Parent's Counsel, in substantially the form attached hereto as Exhibit F. In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, Bank and others.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Bank of the matters presented in connection with the Merger:

          (a) by mutual consent of Bank and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Parent or Bank upon written notice to the other party
     (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Parent or Bank if the Merger shall not have been consummated on or before March 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Parent or Bank (provided that the terminating party shall not be in material breach of any of its obligations under Section 6.3 and any related obligations hereunder) if the approval of the shareholders of Bank required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

          (e) by either Parent or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Bank) or Section 7.3(a) (in the case of a breach of a representation or warranty by Parent);

          (f) by either Parent or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto;

          (g) by Parent, if the Board of Directors of Bank shall fail to recommend in the Prospectus/Proxy Statement and any accompanying letters and releases that shareholders of the Bank vote to approve this Agreement and the Merger and other transactions provided for herein, or if, having made such recommendation, the Board of Directors of Bank shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent;

          (h) by Bank, at any time during the period (the "Bank Election Period") extending from the sixth trading day to the tenth trading day, inclusive, after the Final Regulatory Approval Date, if the Average Parent Share Price (calculated pursuant to Section 1.4(a)) is less than $19.83 and Parent shall not have delivered written notice to Bank within five trading days after the Final Regulatory Approval Date that Parent irrevocably waives the fixed Exchange Ratio of 0.2648 and that the Exchange Ratio will continue to be determined in accordance with the formula set forth in the first clause of Section 1.4(a)(i) (such notice a "Fixed Exchange Ratio Waiver"); or

          (i) by Bank, prior to the first mailing or delivery of the definitive Prospectus/Proxy Statement to shareholders of Bank, if the O & Co. Opinion has been amended, withdrawn or rescinded prior to such time.

     8.2. EFFECT OF TERMINATION; EXPENSES. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of each of Sections 6.2(a) and 6.2(b), this Sections 8.2 and Section 9.4 shall survive any termination of this Agreement and (ii) no party shall be relieved or released, as a result of such termination, from any liabilities or damages arising out of its willful breach of any provision of this Agreement, provided, however, that if this Agreement (A) is terminated by Parent pursuant to Section 8.1(g), (B) is terminated after the occurrence of an Initial Triggering Event or a Subsequent Triggering Event (as defined in the Option Agreement) by Parent pursuant to 8.1(c), by either party pursuant to Section 8.1(d), or by Bank pursuant to
Section 8.1(i), and an Acquisition Transaction (as defined in the Option Agreement) shall have occurred within 12 months after such termination, or (C) is terminated subsequent to an Acquisition Transaction, Bank will promptly pay to Parent, as reimbursement of Parent's direct and indirect expenses and costs, including, without limitation legal, accounting and administrative costs, as well as the opportunity cost to Parent of business transactions foregone as a result of its efforts to effect the Merger, an amount in cash equal to $1 million.

     8.3. AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the shareholders of Bank of the Merger and the transactions provided for herein; provided, however, that after any approval of this Agreement by Bank's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Bank shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies

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

in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. CLOSING. Subject to the terms and conditions of this Agreement, including Section 1.2 hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (or, if such date shall occur prior to expiration of the Bank Election Period (as defined in Section 8.1(h)) in circumstances where Bank has the right to terminate the Agreement under Section 8.1(h) on the first day after expiration of the Bank Election Period), unless another time or date after such satisfaction or waiver (and after expiration of the Bank Election Period, if applicable) is agreed to in writing by the parties hereto. The Closing will occur at the main office of Parent, unless another place is agreed to in writing by the parties.

     9.2. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger such that Bank shall in some other manner become a wholly-owned subsidiary of Parent at the Effective Time; provided, however, that any such revised structure must (i) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) not subject any shareholders of Bank to adverse tax consequences or change the amount of consideration to be received by such shareholders, and (iii) not materially delay the Closing. This Agreement and any Related Agreement and any other related documents shall be appropriately amended in order to reflect any such revised structure.

     9.3. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreement, which shall terminate only as provided therein) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.4. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
         (a) if to Parent, to:

            North Fork Bancorporation, Inc.
            275 Broad Hollow Road
            Melville, New York 11747
            Attention: Mr. John Adam Kanas
            Chairman, President and CEO

             with a copy to:

            Gallop, Johnson & Neuman
            101 South Hanley Road
            St. Louis, Missouri 63105
            Attention: Thomas B. Kinsock, Esq.

         and

         (b) if to Bank, to:

             Branford Savings Bank
             45 South Main Street
             Branford, Connecticut 06405
             Attention: Mr. Robert J. Mariano
             President and CEO

             with a copy to:

             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             One Financial Center
             Boston, Massachusetts 02111
             Attn: R. Mark Chamberlin, Esq.

     9.6. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof " and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 24, 1997.

     9.7. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.8. ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Option Agreement and any Related Agreement as may be entered into by two or more of the parties hereto.

     9.9. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

     9.10. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 6.2(a) and 6.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(a) and of
Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12. PUBLICITY. Except as otherwise required by law or the rules of the NYSE or NASDAQ, so long as this Agreement is in effect, neither Parent nor Bank shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent, Bank and Merger Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS

                                            ------------------------------------
                                            Name: John Adam Kanas
                                            Title: Chairman, President and CEO

Attest:

/s/ ANTHONY J. ABATE
--------------------------------------
Name: Anthony J. Abate
Title: Sr. V.P. and Secretary

                                          BRANFORD SAVINGS BANK

                                          By: /s/ ROBERT J. MARIANO

                                            ------------------------------------
                                            Name: Robert J. Mariano
                                            Title: President & CEO

Attest:

/s/ R. MARK CHAMBERLIN
--------------------------------------
Name: R. Mark Chamberlin
Title:

                                          MERGER BANK


                                          By:


                                            ------------------------------------

                                            Name:


                                            Title:


Attest:

--------------------------------------

Name:

Title:

     IN WITNESS WHEREOF, the undersigned, constituting a majority of the directors of Bank, have executed this Agreement as of the date and year first above written.


                                                             /s/ EDWARD L. MARCUS
---------------------------------------------    ---------------------------------------------
                  Richard W. Kahl                              Edward L. Marcus

                                                            /s/ PATRICIA M. WIDLITZ
---------------------------------------------    ---------------------------------------------
                 George S. Warburg                            Patricia M. Widlitz

                                                          /s/ VINCENT J. DELLA ROCCA
---------------------------------------------    ---------------------------------------------
                William C. Brierley                         Vincent J. Della Rocca

              /s/ ALAN R. HOUSE                                /s/ DONALD PRESS
---------------------------------------------    ---------------------------------------------
                   Alan R. House                                 Donald Press

            /s/ ROBERT J. MARIANO                             /s/ BERNARD H. PAGE
---------------------------------------------    ---------------------------------------------
                 Robert J. Mariano                              Bernard H. Page

             /s/ BRUCE E. STORM                             /s/ DAVID M. TROUT, JR.
---------------------------------------------    ---------------------------------------------
                  Bruce E. Storm                              David M. Trout, Jr.

     IN WITNESS WHEREOF, the undersigned, constituting a majority of the proposed initial directors of Merger Bank, have executed this Agreement as of the date and year first above written.

                                          --------------------------------------

                                          Name:


                                          Title:


                                          --------------------------------------

                                          Name:


                                          Title:

                                AMENDMENT NO. 1

     AMENDMENT, dated as of August 21, 1997, by and among North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), a Connecticut-chartered savings bank to be formed as a direct wholly owned subsidiary of Parent ("Merger Bank"), and Branford Savings Bank, a Connecticut-chartered stock form savings bank ("Bank"), to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 24, 1997, by and among Parent, Merger Bank and Bank. Capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

     WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the parties desire to revise the structure of the Merger so that Merger Bank will merge with and into Bank, with the understanding that the Merger as thus restructured will continue to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, specifically under
Section 368(a)(2)(E); and

     WHEREAS, the parties hereto desire to amend the Merger Agreement in certain respects in order to reflect such revised structure.

     NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Section 1.1 is hereby amended in its entirety to read as follows:

             "1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Banking Law of Connecticut (the "CBL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Bank shall merge with and into Bank. The resulting bank in the Merger shall be Bank (sometimes referred to hereinafter as "Resulting Bank" at and after the Effective Time), which shall continue its corporate existence under the laws of the State of Connecticut. Upon consummation of the Merger, the separate corporate existence of Merger Bank shall terminate."

          2. Section 1.7 is hereby amended in its entirety to read as follows:

             "1.7. MERGER BANK COMMON STOCK. At the Effective Time, each share of common stock, no par value, of Merger Bank, issued and outstanding immediately prior thereto, which shall be the only shares of capital stock of Merger Bank outstanding prior to the Effective Time and all of which shall be owned by Parent, shall be converted into and become one share of the common stock of the Resulting Bank, and such shares shall thereafter constitute all of the issued and outstanding shares of capital stock of the Resulting Bank."

          3. Section 1.8 is hereby amended in its entirety to read as follows:

             "1.8. CERTIFICATE OF INCORPORATION, ETC. OF RESULTING BANK. The Certificate of Incorporation of Bank immediately prior to the Effective Time, as set forth in Exhibit A-1, shall continue as the Certificate of Incorporation of Resulting Bank at and after the Effective Time, amended (if amended) at the Effective Time as provided in Exhibit A-2. The name and authorized capital stock of Resulting Bank at and after the Effective Time shall be as set forth in Exhibit A-1, amended (if amended) at the Effective Time as provided in Exhibit A-2. The main office of Resulting Bank shall be in Branford, Connecticut."

          4. Section 1.9 is hereby amended in its entirety to read as follows:

             "1.9. BY-LAWS OF RESULTING BANK. At and after the Effective Time, the By-Laws of Bank shall continue as the By-Laws of Resulting Bank, amended (if amended) at the Effective Time as provided in Exhibit B attached hereto."

          5. Section 1.10 is hereby amended in its entirety to read as follows:


             "1.10. DIRECTORS OF RESULTING BANK.  In accordance with Section
        6.13 hereof, at the Effective Time the Board of Directors of Bank immediately prior thereto shall continue as the Board of Directors of Resulting Bank, with such changes to be effected in the Board of Directors of Resulting Bank at or immediately after the Effective Time as is specified in Section 6.13."

          6. The first sentence of Section 6.6(b) is hereby amended in its entirety to read as follows:

             "At and after the Effective Time, Resulting Bank shall continue to be bound by and shall perform all of its obligations under all severance and change-in-control contracts, plans and arrangements previously entered into or adopted or established by Bank and in effect immediately prior thereto, specifically including the 1997 Severance Arrangement, and with respect to any such plan or arrangement that by its terms might otherwise be terminable or might be modified or amended by Bank acting unilaterally, Parent specifically covenants that, for a period of two years after the Effective Time, neither it nor Resulting Bank nor any successor to all or a significant portion of the business of Resulting Bank will amend, modify or alter the terms of any such plan or arrangement, specifically including the 1997 Severance Arrangement, in any way detrimental to any of the persons covered thereunder."

          7. Section 6.12 is hereby amended in its entirety to read as follows:

             "6.12. MERGER BANK. Parent shall cause Merger Bank to be duly organized and to execute and deliver this Agreement and any amendments to this Agreement or other agreements related to this Agreement ("Related Agreements") and take all necessary action to complete the transactions contemplated hereby and thereby, subject to the terms and conditions hereof."

          8. Section 6.13 is hereby amended in its entirety to read as follows:

             "6.13. BOARD OF DIRECTORS OF RESULTING BANK; ADVISORY
        DIRECTORS. (a) At or immediately after the Effective Time, Parent shall cause the number of directors of Resulting Bank to be reduced to seven. Three of the directors of Bank at the Effective Time, consisting of Robert J. Mariano and any two other current directors of Bank who may be designated by Bank and approved by Parent (which approval shall not be unreasonably withheld) prior to the Effective Time (the "Continuing Bank Directors"), shall continue as three of the seven directors of Resulting Bank at and after such reduction, with the other four members of the Board of Directors of Resulting Bank at such time to be appointed by Parent. Parent shall cause the three Continuing Bank Directors to continue to serve, if they consent to serve, as directors of Resulting Bank for a period of not less than two years after the Effective Time.

             "(b) Bank shall cause each director of Bank immediately prior to the Effective Time who has not been designated and approved as a Continuing Bank Director to deliver to Parent prior to the Effective Time a signed resignation as a director of Bank which shall become effective at the Effective Time. Parent shall cause such resigning directors of Bank to be appointed at or immediately after the Effective Time, unless they decline such appointment, as advisory directors of Resulting Bank, each to serve in such capacity for a period of not less than two years after the Effective Time and to receive advisory director fees for meetings of the advisory directors (which meetings will be held not less often than quarterly) comparable to directors' fees received by them as Bank directors for meetings of the Bank's Board of Directors prior to the Effective Time."

          9. All references to "this Agreement" in the Merger Agreement shall mean the Merger Agreement as amended hereby.

          10. Each of Parent and Bank represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and, subject to the receipt of all Requisite Regulatory Approvals, to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and, except for the approval of the Merger Agreement as amended by this Amendment by the shareholders of Bank, no other corporate proceedings on the part of such party are necessary in connection with such Amendment and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          11. Except as expressly amended by this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects. Simultaneously with the amendments provided for above, the Exhibits to the Merger Agreement, as previously in effect, shall be amended, if and as necessary, solely to reflect the changed structure of the Merger provided for herein.

          12. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          13. This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law provisions.

     IN WITNESS WHEREOF, Parent, Merger Bank and Bank have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS

                                            ------------------------------------
                                            Name: John Adam Kanas
                                            Title: Chairman, President and Chief
                                                   Executive Officer

                                          BRANFORD SAVINGS BANK

                                          By: /s/ ROBERT J. MARIANO

                                            ------------------------------------
                                            Name: Robert J. Mariano
                                            Title: President and Chief Executive
                                              Officer

                                          MERGER BANK

                                          By:

                                            ------------------------------------

                                            Name:


                                            Title:

     IN WITNESS WHEREOF, the undersigned, constituting a majority of the directors of Bank, have executed this Amendment as of the date and year first above written.

                                                  /s/ EDWARD L. MARCUS
---------------------------------------------     ---------------------------------------------
Richard W. Kahl                                   Edward L. Marcus

/s/ GEORGE S. WARBURG
---------------------------------------------     ---------------------------------------------
George S. Warburg                                 Patricia M. Widlitz

/s/ WILLIAM C. BRIERLEY                           /s/ VINCENT J. DELLA ROCCA
---------------------------------------------     ---------------------------------------------
William C. Brierley                               Vincent J. Della Rocca

/s/ ALAN R. HOUSE                                 /s/ DONALD PRESS
---------------------------------------------     ---------------------------------------------
Alan R. House                                     Donald Press

/s/ ROBERT J. MARIANO                             /s/ BERNARD H. PAGE
---------------------------------------------     ---------------------------------------------
Robert J. Mariano                                 Bernard H. Page

                                                  /s/ DAVID M. TROUT, JR.
---------------------------------------------     ---------------------------------------------
Bruce E. Storm                                    David M. Trout, Jr.

     IN WITNESS WHEREOF, the undersigned, constituting a majority of the proposed initial directors of Merger Bank, have executed this Amendment as of the date and year first above written.

---------------------------------------------     ---------------------------------------------
Name: Daniel M. Healy                             Name: Anthony J. Abate
Title: Proposed Initial Director                  Title: Proposed Initial Director

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of July 24, 1997 (the "Agreement"), by and between Branford Savings Bank, a Connecticut-chartered stock form savings bank ("Issuer"), and North Fork Bancorporation, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of Issuer with and into a wholly owned subsidiary of Grantee; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,030,792 shares (subject to adjustment as set forth herein) (the "Option Shares") of Voting Common Stock, no par value, of Issuer ("Issuer Voting Common Stock") at a purchase price (subject to adjustment as set forth herein) of $4.75 per Option Share (the "Purchase Price"), provided that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Voting Common Stock without giving effect to any shares subject to or issued pursuant to the Option. (Issuer Voting Common Stock and the Non-voting Common Stock, no par value, of Issuer are referred to collectively hereinafter as "Issuer Common Stock.")

     3. EXERCISE OF OPTION. (a) Provided that (i) Grantee is not in material breach of the agreements or covenants contained in the Merger Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of the Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (d) of this Section
3) within 90 days following such Subsequent Triggering Event; and provided further, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Banking Law of Connecticut; and provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an Exercise Termination Event: (i) the Effective Time;
(ii) termination of the Merger Agreement in accordance with Section 8.1(a) or 8.1(b) of the Merger Agreement, (iii) termination of the Merger Agreement other than as provided in clause (ii) above (any such transaction, an "Other Termination") if such Other Termination occurs prior to the occurrence of an Initial Triggering Event; or (iv) the passage of 12 months after any Other Termination of the Merger Agreement where such Other Termination follows the occurrence of an Initial Triggering Event. The rights set forth in Section 8 hereof shall terminate at the time set forth in Section 8.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than Grantee or any of its Subsidiaries) or Issuer, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer, (x) a purchase, lease or other acquisition of 10% or more of the assets of Issuer (other than in the ordinary course of business), or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer or Exchange Offer (as such terms are hereinafter defined), share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer;

          (ii) Any person other than Grantee or any Subsidiary of Grantee shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Voting Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC")), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Voting Common Stock such that, upon consummation of such offer, such person might own or control 10% or more of the then outstanding shares of Issuer Voting Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

          (iii) (A) The shareholders of Issuer shall not have approved the Merger Agreement and the transactions contemplated thereby at the meeting of such shareholders called and held for the purpose of considering and voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or
     (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction,
     (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

          (iv) Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than Grantee or any Subsidiary of Grantee to Issuer or its shareholders to engage in an Acquisition Transaction, (B) any person other than Grantee or any Subsidiary of Grantee discloses to Issuer or its shareholders, or publicly discloses, its intention to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or (C) any person other than Grantee or any Subsidiary of Grantee shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Issuer Voting Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 3, except that the percentage referred to in clause (y) shall be 25%.

     As used in this Agreement, "Person", shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) In the event Grantee is entitled under the terms of this Agreement to exercise and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Option Closing") of such purchase (the "Option Closing Date"). If prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall cooperate in good faith with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period shall have passed.

     4. PAYMENT AND DELIVERY OF CERTIFICATES. (a) On each Option Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Option Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

     (b) At each Option Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Voting Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Voting Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Option Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

              THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ARISING UNDER THE FEDERAL SECURITIES LAWS AND STATE AND FEDERAL BANKING LAWS AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 24, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificates without such legend if Grantee shall have delivered to Issuer a copy of (i) a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of outside counsel reasonably satisfactory to Issuer in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act") and (ii) a letter from the staff of each of the relevant regulatory authorities, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required under applicable state or federal banking laws.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) DUE AUTHORIZATION. Issuer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will
     (i) violate any provision of the Amended and Restated Certificate of Incorporation or By-Laws of Issuer or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of Option Shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound or affected.

          (c) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Voting Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Voting Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Voting Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Voting Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Voting Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to
     Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever (except any such lien or encumbrance created by Grantee), including any preemptive rights of any shareholder of Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) DUE AUTHORIZATION. Grantee has corporate power and authority to enter into this Agreement and, subject to any required regulatory approvals or consents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) PURCHASE NOT FOR DISTRIBUTION. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and applicable state and federal banking laws.

     7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event (i) of any change in Issuer Voting Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Voting Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Voting Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Voting Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Voting Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Voting Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Voting Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Voting Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of any of (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation or (III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Voting Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Voting Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets.

          (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (III) "Assigned Value" shall mean the highest of (i) the price per share of Issuer Voting Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Voting Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Voting Common Stock quoted on National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ") (or if Issuer Voting Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement referred to in Section 7(c) hereof, provided, however, that in the event of a sale of all or substantially all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee or by a Grantee Majority (as defined below), divided by the number of shares of Issuer Voting Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Voting Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Voting Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock may be restricted securities, as defined in Rule 144 under the Securities Act) than other shares of common stock issued by the Substitute Option Issuer).

     (h) The provisions of Sections 8, 9 and 10 shall apply to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Voting Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

     8. REPURCHASE AT THE OPTION OF GRANTEE. (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Voting Common Stock theretofore purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Voting Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Voting Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Voting Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Voting Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Voting Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8 or to require that Issuer (a) deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option and/or Option Shares it is then prohibited from repurchasing, and Grantee shall have the right (x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or
(y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (ii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause (i) above, then Grantee's rights under this
Section 8 shall terminate 12 months after such date of termination.

     (c) For purposes of this Agreement, the term "Applicable Price" means the highest of (i) the highest price per share of Issuer Voting Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof,
(ii) the price per share of Issuer Voting Common Stock received by holders of Issuer Voting Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) the highest closing sales price per share of Issuer Voting Common Stock quoted on NASDAQ (or if Issuer Voting Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Voting Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any of its Subsidiaries) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) (other than Grantee or any Subsidiary of Grantee) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Voting Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

     (e) Notwithstanding anything herein to the contrary, the aggregate amount payable to Grantee pursuant to this Section 8 shall not exceed $10,000,000.

     9. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within three years of the date on which the Option first becomes exercisable, provided that such period of time shall be extended by the number of days, if any, by which Issuer shall delay the registration of the Issuer Voting Common Stock pursuant to the proviso contained at the end of this sentence, as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary, or a registration or equivalent statement under the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC") (or in any event a suitable disclosure statement for federal securities law purposes if no such registration is required under the Securities Act or the applicable rules and regulations of the FDIC) in order to permit the sale or other disposition of any or all shares of Issuer Voting Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that Issuer may delay for a period not to exceed 90 days filing a registration or equivalent statement if Issuer shall in good faith determine that (i) any such registration would adversely affect an offering or contemplated offering of securities by Issuer or
(ii) the filing of such registration or equivalent statement would, if not so delayed, materially and adversely affect a then proposed or pending financial project, acquisition, merger or corporate reorganization; and provided further, that nothing contained herein shall limit or adversely affect in any manner Grantee's rights contained in the fifth following sentence hereof. Issuer shall use its best efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration or similar statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions and brokers' fees allocable to the sale of Issuer securities by or on behalf of Grantee and the fees and disbursements of Grantee's counsel related thereto. In no event shall Issuer be required to effect more than one registration under the first sentence of this Section 9. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration or similar statement to be filed under this
Section 9. If during the time periods referred to in the first sentence of this
Section 9, Issuer effects a registration under the Securities Act or the rules and regulations of the FDIC of Issuer Voting Common Stock for its own account or for any other shareholder of Issuer (other than on Form S-4 or Form S-8 or any successor forms or any form with respect to a dividend reinvestment or similar plan, and other than on the equivalent forms of the FDIC), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect a registration statement for Grantee under the first sentence of this Section 9; provided, however, that, if the managing underwriters of such an offering initiated by Issuer in which Grantee is participating should advise Issuer in writing that in their opinion the number of shares of Issuer Voting Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Voting Common Stock proposed to be included in such registration, exceeds the number that can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option Shares pursuant to this Section 9 (i) prior to the occurrence of a Purchase Event, (ii) under the first sentence of this Section 9 within 90 days after the effective date of a registration referred to in the second preceding sentence pursuant to which Grantee was afforded the opportunity to register Option Shares and such shares were registered as requested, (iii) unless a request therefor is made to Issuer by a Grantee or Grantees which hold at least 25% of the aggregate number of Option Shares (including shares of Issuer Voting Common Stock upon exercise of the Option) then outstanding and (iv) under the first sentence of this Section 9 on more than one occasion by reason of the fact that there may be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to Section 11 hereof.

     10. LISTING. If Issuer Voting Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on NASDAQ or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Voting Common Stock or other securities to be acquired upon exercise of the Option on NASDAQ or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

     11. DIVISION OF OPTION. Upon the occurrence of a Purchase Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Voting Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12. RIGHTS AGREEMENT. Issuer shall not approve, adopt or amend, or propose the approval and adoption or amendment of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that Grantee is the Beneficial Owner of shares of Issuer Voting Common Stock (x) of which Grantee was the Beneficial Owner on July 24, 1997, (y) acquired or acquirable pursuant to the grant or exercise of this Option and (z) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed to the extent such Rights relate to the shares of Issuer Voting Common Stock described in clause (a) of this Section 12. This covenant shall survive for so long as Grantee is the Beneficial Owner of the shares of Issuer Voting Common Stock described in clause (a) of this Section 12.

     13. MISCELLANEOUS. (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Voting Common Stock as provided in Section 3 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


         If to Grantee to:


           North Fork Bancorporation, Inc.
           275 Broad Hollow Road
           Melville, NY 11747
           Attention: Chief Executive Officer

         with a copy to:

           Gallop, Johnson & Neuman, L.C.
           101 South Hanley Road
           St. Louis, Missouri 63105
           Attention: Thomas B. Kinsock, Esq.


         If to Issuer to:


           Branford Savings Bank
           45 South Main Street
           Branford, Connecticut 06405
           Attention: Robert J. Mariano

         with a copy to:
           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           One Financial Center
           Boston, Massachusetts 02111
           Attention: R. Mark Chamberlin, Esq.

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Subsequent Triggering Event Grantee may assign its rights under this Agreement to one or more third parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          BRANFORD SAVINGS BANK

                                          By: /s/ ROBERT J. MARIANO

                                            ------------------------------------
                                            Name: Robert J. Mariano
                                            Title: President & CEO

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS

                                            ------------------------------------
                                            Name: John Adam Kanas
                                            Title: Chairman, President and CEO

                                                                         ANNEX C

                                                                           DRAFT


                           OSTROWSKI & COMPANY, INC.
                            BANK AND THRIFT ADVISORS

ONE WORLD TRADE CENTER                                    WESTGATE OFFICE CENTER
SUITE 2135                                               700 WEST JOHNSON AVENUE
NEW YORK, NY 10048-0202                                  CHESHIRE, CT 06410-1135
212-432-0055                                                        203-699-1445
FAX: 212-432-1254                                              FAX: 203-699-1447


                                                                November 7, 1997


Board of Directors
Branford Savings Bank
45 South Main Street
Branford, CT 06405

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the terms of an Agreement and Plan of Merger dated July 24, 1997 (the "Merger Agreement"), by and among North Fork Bancorp, Inc. ("NFB"), Merger Bank, a Connecticut-chartered savings bank to be formed as a direct wholly-owned subsidiary of NFB and Branford Savings Bank "Branford"), to the holders of Branford Voting Common Stock, no part value, and Branford Non-voting Common Stock, no par value (collectively, "Branford Shareholders" and "Branford Common Stock").

     Pursuant to the terms of the Merger Agreement, Branford will be acquired by NFB through the merger of Branford with and into Merger Bank (the "Merger"). The Merger Agreement provides that each outstanding share of Branford Common Stock, no par value, will be converted into and exchangeable for that number of shares of NFB common stock, par value $2.50 per share, determined by dividing $5.25 by the Average Parent Share Price (as defined below), computed to four decimal places (the "Exchange Ratio"). The Exchange Ratio is subject to adjustment unless the Average Parent Share Price is greater the $26.83, then the Exchange Ratio will be 0.1957; or if the Average Parent Share Price is less than $19.83, then the Exchange Ratio shall be equal to 0.2648. If the Average Parent Share Price is less than $19.83 the Merger Agreement may be terminated by Branford unless NFB elects to increase the Exchange Ratio in accordance with the formula described above. For purposes of the Agreement, the term "Average Parent Share Price" shall mean the average of the daily closing prices per share for NFB common stock for the 20 trading days ending on the day preceding the receipt of the last required bank regulatory approval. The actual terms of the proposed transaction are contained in the Merger Agreement.

     Ostrowski & Company, Inc., as part of its bank and thrift advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate purposes. We are familiar with Branford, having provided financial advisory services to the Board of Directors since February, 1996, and we participated in the negotiations leading to the Merger Agreement. We have received and will receive fees from Branford for advisory services, and will receive fees for advisory services in connection with the completion of the transactions contemplated in the Merger Agreement.

     In connection with providing this opinion, we have examined and relied upon, among other things: the Merger Agreement; the Option Agreement dated July 24, 1997 between Branford and NFB; annual reports to shareholders, proxy statements and related audited financial statements for Branford and NFB for each of the three fiscal years ended December 31, 1994, 1995 and 1996; certain unaudited interim financial reports for Branford and NFB for the quarters ended March 31, 1997, and June 30, 1997, certain other financial information for Branford and NFB, including pro forma financial statements and managements' estimates relating to, among other things, earnings, asset quality, and capital. We have conducted discussions with executive management of both Branford and NFB concerning historical financial performance and condition, market area economic conditions, future business prospects and financial forecasts. We have reviewed stock market prices and trading activity for the common shares of Branford and NFB. We have reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with the bank and thrift merger and acquisition transactions; and have considered such additional financial and other information deemed relevant.

     In preparing our opinion, we have relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to us by, or on behalf of, Branford and NFB. We have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Branford or NFB, nor have we been furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, we have been advised that they reflect the best currently available estimates and judgement of the executive managements of Branford and NFB. This opinion is necessarily based upon the information available to us and the market, economic and other conditions, as they exist and can be evaluated, as of the date of this letter.

     This opinion is directed solely to the fairness, from a financial point of view, of the terms of the Merger Agreement to Branford Shareholders and does not constitute a recommendation to any Branford Shareholder as to how such Branford Shareholder should vote with respect to the Merger Agreement.

     In reliance upon and subject to the foregoing, it is our opinion that as of the date hereof, the terms of the Merger Agreement are fair, from a financial point of view, to Branford Shareholders.

                                          Very truly yours,

                                          OSTROWSKI & COMPANY, INC.

                                                                         ANNEX D

                      CONNECTICUT BUSINESS CORPORATION ACT

                         PART XIII. DISSENTERS' RIGHTS

(A)  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 33-855. DEFINITIONS

     As used in sections 33-855 to 33-872, inclusive:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

        (1994, P.A. 94-186, sec. 147, eff. Jan. 1, 1997.)

SEC. 33-856. RIGHT TO DISSENT

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the certificate of the incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

          (1994, P.A. 94-186, sec. 148, eff. Jan. 1, 1997; 1996, P.A. 96-271,
     sec. 111, eff. Jan. 1, 1997.)

SEC. 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may asset dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

     (1994, P.A. 94-186, sec. 149, eff. Jan. 1, 1997.)

(B)  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 33-860. NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

     (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

     (1994, P.A. 94-186, sec. 150, eff. Jan. 1, 1997.)

SEC. 33-861. NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

     (1994, P.A. 94-186, sec. 151, eff. Jan. 1, 1997.)

SEC. 33-862. DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

     (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

          (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

     (1994, P.A. 94-186, sec. 152, eff. Jan. 1, 1997.)

SEC. 33-863. DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

     (1994, P.A. 94-186, sec. 153, eff. Jan. 1, 1997.)

SEC. 33-864. SHARE RESTRICTIONS

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (1994, P.A. 94-186, sec. 154, eff. Jan. 1, 1997.)

SEC. 33-865. PAYMENT

     (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and
(5) a copy of sections 33-855 to 33-872, inclusive.

     (1994, P.A. 94-186, sec. 155, eff. Jan. 1, 1997.)

SEC. 33-866. FAILURE TO TAKE ACTION

     (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

     (1994, P.A. 94-186, sec. 156, eff. Jan. 1, 1997.)

SEC. 33-867. AFTER-ACQUIRED SHARES

     (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

     (1994, P.A. 94-186, sec. 157, eff. Jan. 1, 1997.)

SEC. 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

     (1994, P.A. 94-186, sec. 158, eff. Jan. 1, 1997.)

                       (C)  JUDICIAL APPRAISAL OF SHARES

SEC. 33-871. COURT ACTION

     (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

     (1994, P.A. 94-186, sec. 159, eff. Jan. 1, 1997.)

SEC.SEC. 33-872. COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     (1994, P.A. 94-186, sec. 160, eff. Jan. 1, 1997.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under
Section 145.

     Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the shareholders.

     Article 8.1 of the Bylaws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant against expenses (including attorneys' fees), judgments, fines and settlement payments actually and reasonably incurred by him or her to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Article 8.2 of the Bylaws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her to the extent permitted by the DGCL, and any other applicable law as may be in effect from time to time.

     Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corporation to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

     The Registrant maintains a director and officer liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is $10 million, with an additional $10 million excess policy, in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

     Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC recently adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits.

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  2.1*   Agreement and Plan of Merger, dated as of July 24, 1997, as amended, by and among
         North Fork Bancorporation, Inc., Merger Bank and Branford Savings Bank (excluding exhibits thereto), is included as Annex A to the Proxy Statement/Prospectus which is part of this Registration Statement.
  3.1    Certificate of Incorporation of the Registrant, as amended, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration
         Statement on Form S-3 (File No. 33-42294) filed August 16, 1991.
  3.2    Bylaws of the Registrant, previously filed and incorporated by reference to North
         Fork Bancorporation, Inc.'s Annual Report on form 10-K for the year ended December
         31, 1993.

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  4.1    Rights Agreement, previously filed and incorporated by reference to North Fork
         Bancorporation, Inc.'s Registration Statement on Form 8-A filed March 21, 1989.
  5.1*   Opinion of Gallop, Johnson & Neuman, L.C.
  8.1*   Opinion of Gallop, Johnson & Neuman, L.C. regarding tax matters.
  8.2    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters.
 10.1*   Stock Option Agreement, dated as of July 24, 1997, by and between Branford Savings
         Bank and North Fork Bancorporation, Inc. is included as Annex B to the Proxy
         Statement/Prospectus which is part of this Registration Statement.
 23.1    Consent of KPMG Peat Marwick LLP, New York, New York with regard to the use of its report on North Fork's financial statements (filed herewith).
 23.2*   Consent of Seward and Monde, North Haven, Connecticut with regard to the use of its report on Branford's financial statements.
 23.3**  Consent of Ostrowski & Company, Inc., New York, New York.
 23.4*   Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1 hereto).
 23.5*   Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 8.1 hereto).
 23.6    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit
         8.2 hereto).
 23.7    Consent of KPMG Peat Marwick LLP, New York, New York with regard to the use of its report on New York Bancorp's financial statements (filed herewith).
 24.1*   Powers of Attorney (see the signature page to this Form S-4 Registration Statement).
 99.1**  Opinion of Ostrowski & Company, Inc. is included as Annex C to the Proxy
         Statement/Prospectus which is part of this Registration Statement.
 99.2    Form of Proxy for Special Meeting of Shareholders of Branford.


---------------

 * Previously filed.



** To be provided by pre-effective amendment.



(b) Financial Statement Schedules.
    None.



(c) Report, Opinion or Appraisal.
    None.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on November 6, 1997.


                                          NORTH FORK BANCORPORATION, INC.

                                                  /s/ DANIEL M. HEALY

                                          --------------------------------------
                                          By: Daniel M. Healy
                                          Its: Executive Vice President and
                                               Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


               NAME                                  TITLE                         DATE
-----------------------------------    ---------------------------------    ------------------

        /s/ JOHN A. KANAS*             President, Chief Executive           November 6, 1997
-----------------------------------      Officer and Chairman of the
           John A. Kanas                 Board

        /s/ DANIEL M. HEALY            Executive Vice President and         November 6, 1997
-----------------------------------      Chief Financial Officer
          Daniel M. Healy                (Principal Financial and
                                         Accounting Officer)

         /s/ JOHN BOHLSEN*             Director                             November 6, 1997
-----------------------------------
           John Bohlsen

     /s/ IRVIN L. CHERASHORE*          Director                             November 6, 1997
-----------------------------------
        Irvin L. Cherashore
      /s/ ALLAN C. DICKERSON*          Director                             November 6, 1997
-----------------------------------
        Allan C. Dickerson

       /s/ LLOYD A. GERARD*            Director                             November 6, 1997
-----------------------------------
          Lloyd A. Gerard

      /s/ THOMAS M. O'BRIEN*           Director                             November 6, 1997
-----------------------------------
         Thomas M. O'Brien

         /s/ JOHN BOHLSEN*             Director                             November 6, 1997
-----------------------------------
           John Bohlsen

        /s/ JAMES F. REEVE*            Director                             November 6, 1997
-----------------------------------
          James F. Reeve

      /s/ JAMES H. RICH, JR.*          Director                             November 6, 1997
-----------------------------------
        James H. Rich, Jr.

       /s/ GEORGE H. ROWSOM*           Director                             November 6, 1997
-----------------------------------
         George H. Rowsom

      /s/ KURT R. SCHMELLER*           Director                             November 6, 1997
-----------------------------------
         Kurt R. Schmeller

    /s/ RAYMOND W. TERRY, JR.*         Director                             November 6, 1997
-----------------------------------
       Raymond W. Terry, Jr.
---------------
*By: /s/ DANIEL M. HEALY
     ------------------------------
     Daniel M. Healy, Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------   --------------------------------------------------------------------------  ------------
  2.1*   Agreement and Plan of Merger, dated as of July 24, 1997, as amended, by and among North Fork Bancorporation, Inc., Merger Bank and Branford
         Savings Bank (excluding exhibits thereto), is included as Annex A to the
         Proxy Statement/ Prospectus which is part of this Registration
         Statement. ...............................................................
  3.1    Certificate of Incorporation of the Registrant, as amended, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s
         Registration Statement on Form S-3 (File No. 33-42294) filed August 16,
         1991. ....................................................................
  3.2    Bylaws of the Registrant, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Annual Report on Form 10-K for the
         year ended December 31, 1993. ............................................
  4.1    Rights Agreement, previously filed and incorporated by reference to North
         Fork Bancorporation, Inc.'s Registration Statement on Form 8-A filed March
         21, 1989. ................................................................
  5.1*   Opinion of Gallop, Johnson & Neuman, L.C. ................................
  8.1*   Opinion of Gallop, Johnson & Neuman, L.C. regarding tax matters. .........
  8.2    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters. .............................................................
 10.1*   Stock Option Agreement, dated as of July 24, 1997, by and between Branford
         Savings Bank and North Fork Bancorporation, Inc. is included as Annex B to the Proxy Statement/Prospectus which is part of this Registration
         Statement. ...............................................................
 23.1    Consent of KPMG Peat Marwick LLP, New York, New York with regard to the use of its report on North Fork's Financial Statements (filed herewith). ...............................................................
 23.2*   Consent of Seward and Monde, North Haven, Connecticut with regard to the use of its report on Branford's Financial Statements. ....................
 23.3**  Consent of Ostrowski & Company, Inc., New York, New York. ................
 23.4*   Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1 hereto). .................................................................
 23.5*   Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 8.1 hereto). .................................................................
 23.6    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.2 hereto). ..................................................
 23.7    Consent of KPMG Peat Marwick LLP, New York, New York with regard to the use of its report on New York Bancorp's Financial Statements (filed herewith). ...............................................................
 24.1*   Powers of Attorney (see the signature page to this Form S-4 Registration
         Statement). ..............................................................
 99.1**  Opinion of Ostrowski & Company, Inc. is included as Annex C to the Proxy
         Statement/Prospectus which is part of this Registration Statement. .......
 99.2    Form of Proxy for Special Meeting of Shareholders of Branford. ...........


---------------


 * Previously filed.



 ** To be provided by pre-effective amendment.